As filed with the Securities and Exchange Commission on July 14, 2014

Registration Statement No. 333-196958

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Transocean Partners LLC

(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	1381	66-0818288
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Deepwater House

Kingswells Causeway

Prime Four Business Park

Aberdeen, AB15 8PU

Scotland

United Kingdom

+44 1224 654436

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jill S. Greene

Deepwater House

Kingswells Causeway

Prime Four Business Park

Aberdeen, AB15 8PU

Scotland

United Kingdom

+44 1224 654436

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gene J. Oshman Joshua Davidson Andrew J. Ericksen Baker Botts L.L.P. 910 Louisiana Houston, Texas 77002 (713) 229-1234	Catherine S. Gallagher Adorys Velazquez Vinson & Elkins L.L.P. 2200 Pennsylvania Avenue NW Suite 500W Washington, DC 20037 (202) 639-6500

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common units representing limited partner interests	$350,000,000	$45,080(3)

(1)	Includes common units issuable upon exercise of the underwriters’ option to purchase additional common units.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PROSPECTUS

Subject To Completion, dated July 14, 2014

                     Common Units

Representing Limited Liability Company Interests

This is the initial public offering of Transocean Partners LLC. Transocean Partners Holdings Limited, or the selling unitholder, is offering              common units representing limited liability company interests in this offering. We will not receive any proceeds from the sale of common units by the selling unitholder. We currently estimate that the initial public offering price will be between $         and $         per common unit. Prior to this offering, there has been no public market for our common units.

We are a Marshall Islands limited liability company formed by an affiliate of Transocean Ltd., or Transocean, a leading international provider of offshore contract drilling services for oil and gas wells. We will be treated as a corporation for U.S. federal income tax purposes. Our common units have been approved, subject to official notice of issuance, on the New York Stock Exchange under the symbol “RIGP.” We are an “emerging growth company,” and we are eligible for reduced reporting requirements. See “Summary—Implications of Being an Emerging Growth Company.”

Investing in our common units involves a high degree of risk. Before buying any common units, you should carefully read the discussion of material risks of investing in our common units in “Risk Factors” beginning on page 19.

These risks include the following:

•	We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses to enable us to pay the minimum quarterly distribution on our units.

•	We must make substantial capital and operating expenditures to maintain the operating capacity of our fleet, which will reduce cash available for distribution.

•	Financing agreements containing operating and financial restrictions and other covenants may restrict our business and financing activities.

•	We currently derive all of our revenues from two customers, and the loss of either of these customers or a dispute that leads to a loss of a customer could have a material adverse impact on our financial condition, results of operations and cash flows.

•	Any limitation in the availability or operation of any of our three drilling rigs, or the inability to obtain new and favorable contracts for the drilling rigs upon any termination or expiration, could have a material adverse effect on us.

•	We depend on affiliates of Transocean to assist us in operating and expanding our business.

•	Unitholders have limited voting and other rights.

•	Transocean and its affiliates own a controlling interest in us, have conflicts of interest and may favor their own interests to the detriment of us and our other common unitholders.

•	Transocean and its affiliates may compete with us, and we are limited in our ability to compete with Transocean.

•	You will experience immediate and substantial dilution of $ per common unit.

•	A change in tax laws, treaties or regulations, or their interpretation, of any country in which we are resident or in which we have operations, or a loss of a major tax dispute or a successful tax challenge to our intercompany pricing policies in certain countries, could have a material adverse impact on our financial condition, results of operations and cash flows.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Unit	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds to the selling unitholder (before expenses)	$	$

(1)	Excludes a structuring fee equal to 0.5% of the gross proceeds of this offering payable by the selling unitholder to Morgan Stanley & Co. LLC and Barclays Capital Inc. Please read “Underwriting.”

The selling unitholder has granted the underwriters a 30-day option to purchase up to an additional              common units on the same terms and conditions as set forth above if the underwriters sell more than              common units in this offering.

The underwriters expect to deliver the common units to purchasers on or about                     , 2014 through the book-entry facilities of The Depository Trust Company.

Morgan Stanley	Barclays

Citigroup	J.P. Morgan	Wells Fargo Securities

Credit Suisse	Goldman, Sachs & Co.	BofA Merrill Lynch

DNB Markets	MUFG	Credit Agricole CIB	Standard Chartered

Prospectus dated                     , 2014

Discoverer Clear Leader

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered to you. Neither we, the selling unitholder nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we, the selling unitholder nor the underwriters are making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

i

SUMMARY

This summary provides a brief overview of information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in the common units. You should carefully read the entire prospectus, including “Risk Factors” and the historical and pro forma financial statements and accompanying notes included elsewhere in this prospectus, before investing in our common units. Unless we otherwise specify, all references to information and data in this prospectus about our business and fleet refer to our business and fleet immediately after the closing of this offering. Unless otherwise indicated, the information in this prospectus assumes (i) an initial public offering price of $         per unit (the midpoint of the price range set forth on the cover of this prospectus) and (ii) that the underwriters do not exercise their option to purchase additional common units. Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and amounts are presented in, U.S. Dollars.

All references in this prospectus to “Transocean Partners,” “we,” “our,” “us,” and “the company” refer to Transocean Partners LLC and its subsidiaries, including the RigCos, unless the context otherwise indicates. We will own a 51 percent interest and Transocean will own a 49 percent noncontrolling interest in each of the entities that own and operate Discoverer Inspiration, Discoverer Clear Leader and Development Driller III. Each of these drilling rigs will be owned by and operated by separate subsidiaries of ours. We refer to the rig-owning and rig-operating company for each drilling rig together as a “RigCo” and collectively for all of our drilling rigs as the “RigCos.” References in this prospectus to our fleet, refer to the drilling rigs in which we hold interests indirectly through the RigCos. Unless otherwise specifically noted, financial results and operating data are shown on a 100 percent basis and are not adjusted to reflect Transocean’s 49 percent noncontrolling interest in the RigCos.

References in this prospectus to “Transocean” refer, depending on the context, to Transocean Ltd. (NYSE: RIG, SIX: RIGN) and/or to any one or more of its direct and indirect subsidiaries, other than us. References in this prospectus to “Transocean Member” refer to the owner of the Transocean Member interest, initially Transocean Partners Holdings Limited, the selling unitholder in this offering and an indirect wholly owned subsidiary of Transocean Ltd. The Transocean Member interest is a non-economic interest in Transocean Partners that includes the right to appoint three members of our board of directors. References in this prospectus to “Chevron” and “BP” refer to the subsidiaries of Chevron Corporation and BP plc, respectively, that are our customers. We have provided definitions for some of the terms we use to describe our business and industry and other terms used in this prospectus in the “Glossary of Terms” beginning on page B-1 of this prospectus.

TRANSOCEAN PARTNERS LLC

We are a growth-oriented limited liability company recently formed by Transocean, one of the world’s largest offshore drilling contractors, to own, operate and acquire modern, technologically advanced offshore drilling rigs. Our initial assets consist of 51 percent interests in the RigCos that own and operate three ultra-deepwater drilling rigs that are currently operating in the U.S. Gulf of Mexico. Transocean owns the remaining 49 percent noncontrolling interest in each of the RigCos. We generate revenue through contract drilling services, which involves contracting our mobile offshore drilling fleet, related equipment and work crews on a dayrate basis to large international energy companies to drill oil and gas wells.

Our drilling rigs currently operate under long-term contracts with Chevron and BP, two leading international energy companies, with an average remaining contract term of approximately 4.1 years as of July 7, 2014. We believe that our drilling contracts will generate stable and reliable cash flows over their term. We intend to use the relationships and expertise of Transocean to re-contract our fleet when the existing contracts expire and identify opportunities to expand our fleet through acquisitions.

The following table provides information about the rigs in our initial fleet:

	Our Interest	Year Entered Service	Water Depth (feet)	Drilling Depth (feet)	Location	Current Contract Terms, Dayrates and Customers
Rig Name						Start Date(1)	Completion Date(1)	Dayrate(2)			Customer
Drillships
Discoverer Inspiration	51%	2010	12,000	40,000	USA (Gulf of Mexico)	March 2010 April 2015	March 2015 April 2020	$ $	526,000 585,000		Chevron Chevron
Discoverer Clear Leader	51%	2009	12,000	40,000	USA (Gulf of Mexico)	August 2009 September 2014	September 2014 September 2018	$ $	569,000 590,000	(3)	Chevron Chevron
Semisubmersible
Development Driller III	51%	2009	7,500	37,500	USA (Gulf of Mexico)	November 2009	November 2016		$428,000		BP

(1)	Contract start and completion dates are estimated. Contracts could be longer in duration because of a provision that allows the customer to finish drilling a well-in-progress and due to other factors not under our control. New contracts do not commence until the prior contract has been completed.

(2)	Represents the maximum contractual operating dayrate (which could change in the future due to cost escalations), but excludes amortization of drilling contract intangible revenues and certain cash and non-cash pre-operating revenues that terminate at the end of the rigs’ current contracts. For a description of amortizing revenues included in the dayrates presented in this table, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Performance and Other Key Indicators—Contract Backlog.”

The average dayrate actually earned over the term of the contract will reflect various reduced rates received under the contract as a result of time billed according to standby rates, waiting-on-weather rates, maintenance rates or any other similar rates, which are typically less than the contract dayrate. In addition, the amount shown does not reflect incentive programs, which are typically based on the rig’s operating performance against a performance curve. For the three months ended March 31, 2014, average daily revenue was $533,200, $579,700 and $467,200 for Discoverer Inspiration, Discoverer Clear Leader and Development Driller III, respectively, and the revenue efficiency of the rigs in our initial fleet was 98 percent. For the year ended December 31, 2013, average daily revenue was $500,700, $450,500 and $416,100 for Discoverer Inspiration, Discoverer Clear Leader and Development Driller III, respectively, and the revenue efficiency of the rigs in our initial fleet was 86 percent. For additional information about average daily revenue earned and revenue efficiency in historical periods, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Performance and Other Key Indicators.”

(3)	The dayrate for the remainder of the contract is linked to the standard West Texas Intermediate crude oil price with a floor of $40 per barrel resulting in a contract dayrate of $400,000 and a ceiling of $70 per barrel resulting in a contract dayrate of $500,000, before cost escalation adjustments of $50,000 per day and pre-operating revenues of $19,000 per day.

For the three months ended March 31, 2014, we had operating revenues of $148 million, net income of $63 million and Adjusted EBITDA of $72 million. For the year ended December 31, 2013, we had operating revenues of $526 million, net income of $189 million and Adjusted EBITDA of $221 million. Please read “—Non-GAAP Measures” and “Selected Historical Financial and Operating Data—Non-GAAP Measures” for the definition of the term Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles, or U.S. GAAP.

Our Relationship with Transocean

One of our principal strengths is our relationship with Transocean. Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. As of July 7, 2014, Transocean owned or had partial ownership interests in and operated 77 mobile offshore drilling units, including our initial drilling rigs. As of July 7, 2014, Transocean’s fleet, including the rigs in our fleet, consisted of 46 high-specification floaters (ultra-deepwater, deepwater and harsh environment semisubmersibles and drillships), 21 midwater floaters and 10 high-specification jackups. At such date, Transocean also had nine ultra-deepwater drillships and five high-specification jackups under construction or under contract to be constructed.

We believe that our relationship with Transocean will provide us with access to leading international energy companies, as well as suppliers and other key service providers for our industry. We also believe that Transocean’s operational and managerial expertise will enable us to compete more effectively for contract opportunities than other contract drilling companies similar in size to us.

Under an omnibus agreement to be entered into on or before the closing of this offering, Transocean will grant us a right of first offer for its remaining ownership interests in each of the RigCos should Transocean decide to sell such interests. Transocean also will be required to offer us the opportunity to purchase not less than a 51 percent interest in four of the six drillships listed below within the five years following the closing of this offering at a purchase price equal to the greater of the fair market value (taking into account the anticipated cash flows under the associated drilling contracts) or the all-in construction cost, plus transaction costs. Transocean will select which of these rigs it will offer to us, the timing of the offers and whether it will offer us the opportunity to purchase a greater than 51 percent interest in any offered rig.

	Expected Construction Completion	Water Depth (feet)	Drilling Depth (feet)	Location	Current Contract Term, Dayrate and Customers
Rig Name					Start Date(1)	Completion Date(1)	Dayrate(2)	Customer
Deepwater Invictus	Q3 2014	12,000	40,000	USA (Gulf of Mexico)	Q3 2014	Q2 2017	$595,000	BHP Billiton
Deepwater Thalassa	Q1 2016	12,000	40,000	TBA	Q1 2016	Q4 2025	$519,000	Shell
Deepwater Proteus	Q2 2016	12,000	40,000	TBA	Q2 2016	Q2 2026	$519,000	Shell
Deepwater Pontus	Q1 2017	12,000	40,000	TBA	Q1 2017	Q4 2026	$519,000	Shell
Deepwater Poseidon	Q2 2017	12,000	40,000	TBA	Q2 2017	Q2 2027	$519,000	Shell
Deepwater Conqueror	Q4 2016	12,000	40,000	USA (Gulf of Mexico)	Q4 2016	Q4 2021	$599,000	Chevron

(1)	Contract start and completion dates are estimated. Contract start dates depend on delivery by shipyards, testing and customer acceptance. Contracts could be longer in duration because of a provision that allows the customer to finish drilling a well-in-progress and due to other factors not under our control.

(2)	Represents the maximum contractual operating dayrate. The average dayrate actually earned over the term of the contract will reflect various reduced rates received under the contract as a result of time billed according to standby rates, waiting-on-weather rates, maintenance rates or any other similar rates, which typically are less than the contract dayrate. In addition, the amount shown does not reflect incentive programs, which are typically based on the rig’s operating performance against a performance curve. Each of these drilling rigs is currently under construction and, therefore, has no operating history.

In addition, subject to specified exceptions, Transocean and its controlled affiliates (other than any publicly held affiliates of Transocean) will be required to offer us the opportunity to purchase any drilling rigs that Transocean acquires or contracts to build after the closing date of this offering that are subject to a drilling contract with a remaining term of five years or longer, and any existing drilling rigs in its fleet that were constructed in 2009 or later and are placed under an extension or a new drilling contract with a term of five years or longer, in each case excluding any unexercised customer option to extend the drilling contract. We refer to such drilling rigs, together with any related contracts and associated assets, as Five-Year Drilling Rigs. In addition, we generally will agree not to acquire, own, operate or contract for certain drilling rigs operating under drilling contracts of less than five years.

Relatively few drilling contracts have a term of five years or greater, particularly in the case of contracts that are not associated with newbuild units. As a result, we expect that Transocean will effectively have a right of first refusal on most drilling contract opportunities. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement.”

The consummation and timing of any acquisitions from Transocean will depend upon, among other things, our ability to obtain any necessary consents, the determination that the acquisition is appropriate for our business at that particular time, our ability to agree on mutually acceptable terms of purchase, including price, and our ability to obtain financing on acceptable terms.

Following this offering, Transocean will retain a significant interest in us through its ownership of common and subordinated units, representing an aggregate          percent limited liability company interest in us, and all of our incentive distribution rights. We believe that Transocean is motivated to facilitate the growth of our distributions per unit, including through future contribution or sales to us of additional rigs and its remaining interests in each of the RigCos. In addition to the drillships discussed above, Transocean has a number of newer rigs that are operating under long-term drilling contracts and rigs under construction. Although Transocean is not obligated to offer these rigs to us, we believe that these rigs would be particularly suitable for future contribution or sale to us. Any publicly held affiliates of Transocean would not be subject to the restrictions on competition contained in the omnibus agreement; however, Transocean does not have any current plan to form such an affiliate that would focus on Five-Year Drilling Rigs.

Business Strategies

Our primary business objectives are to operate and maintain our fleet to generate stable cash flows and increase our quarterly cash distributions per unit over time. We intend to accomplish these objectives by executing the following business strategies:

•	Grow through strategic acquisitions. We intend to pursue strategic opportunities to grow our company and fleet through acquisitions from Transocean or third parties that will enable us to increase our quarterly distributions per unit. Pursuant to the omnibus agreement, Transocean will be required, under certain circumstances, to offer us the opportunity to purchase its remaining interests in one or more of the RigCos, as well as certain drilling rigs (including a majority ownership interest in four of the ultra-deepwater drillships that are currently under construction and are supported by long-term contracts).

•	Pursue assets with contracts that help maintain stable cash flows. We are focused on generating and maintaining stable cash flows by pursuing drilling rigs operated under long-term contracts with creditworthy counterparties. We believe that employing our rigs under long-term contracts will improve the stability and predictability of our cash flows and should also contribute to our growth strategy by facilitating our access to debt and equity financing. We also believe that our relationship with Transocean will enhance our ability to compete for contract opportunities.

•	Conduct safe, efficient and reliable operations. We participate in Transocean’s programs designed to maintain and improve the safety, reliability and efficiency of all our operations, which are vital to our ability to retain and attract our customers. We believe that our relationship with Transocean and our relatively young and high-specification fleet will enable us to operate safely, efficiently and cost effectively. We expect that these factors will enhance our ability to secure additional long-term contracts and extend existing contracts, enabling us to maintain high asset utilization.

•	Maintain a modern and reliable fleet. We have one of the most capable and technologically advanced fleets in the industry. We plan to invest both in growing our modern and reliable fleet and in continually maintaining the quality and operational integrity of our assets. We believe that investing in high-quality assets with proven and reliable drilling rig technology is an important component in our strategy to provide our customers with safe and reliable operations and services.

Competitive Strengths

We believe we are well positioned to execute our business strategies based on the following competitive strengths:

•	Relationship with Transocean provides industry expertise and facilitates our growth strategy. Transocean specializes in operations in technically demanding regions of the global offshore drilling industry with a particular focus on ultra-deepwater and harsh environment drilling services. Transocean believes its mobile offshore drilling fleet is one of the most versatile fleets in the world, consisting of drillships, semisubmersibles and high-specification jackups used in support of offshore drilling activities and offshore support services on a worldwide basis. We believe that our relationship with Transocean will facilitate our acquisition and growth strategy, provide access to premier customers and suppliers and allow us to capitalize on Transocean’s operational expertise. In addition, we believe that our relationship with Transocean will assist us in securing new contracts for our rigs as we complete our current contracts. We believe Transocean’s history as an efficient and reliable contractor and its operational and management expertise will enhance our ability to obtain new long-term contracts.

•	Long-term contracts with high-quality customers promote stable cash flows. All of our revenues and associated cash flows are derived from our existing long-term contracts. Our rigs are contracted to high-quality, creditworthy customers for an average remaining contract term of approximately 4.1 years as of July 7, 2014. Our drilling contracts provide for payment on a fixed-dayrate basis for the applicable contract term. We believe these agreements will enhance cash flow dependability and predictability, providing us with the financial stability we need to make cash distributions and obtain financing for future growth.

•	High-quality, well-maintained, modern and young fleet provides strong operational results. We believe that we have one of the most capable, technologically advanced and efficient fleets in the offshore drilling industry and that we can become a preferred provider of offshore drilling services. Our fleet is comprised of technologically advanced drilling rigs designed to operate in ultra-deepwater environments, as well as in deepwater and midwater environments. All of our rigs were placed into service in 2009 or 2010, with an average age of approximately 4.4 years as of July 7, 2014. In general, customers prefer newer, more technologically advanced rigs. Accordingly, we expect to have relatively low maintenance and replacement capital expenditures, high utilization rates and efficient and reliable operations.

•	Financial flexibility to execute growth strategy. Upon the closing of this offering, we expect to have an undrawn committed $300 million revolving credit facility with an affiliate of Transocean that allows for uncommitted increases in amounts to be agreed upon by Transocean and us. We expect that our borrowing capacity under this credit facility as well as access to the capital markets and other financing sources will be conducive to the execution of our acquisition strategy and enable us to pursue other expansion opportunities.

•	Experienced leadership team. Our management team has an average of over 20 years of experience in the energy industry. Our management team has established strong relationships with customers, suppliers and other industry participants, which we believe will be beneficial to us in pursuing our business strategies.

Risk Factors

An investment in our common units involves risks associated with our business, our limited liability company structure and the tax characteristics of our common units, including the risks described below. You should carefully consider these risks and the other risks described in “Risk Factors” beginning on page 19 and the other information in this prospectus before investing in our common units.

Risks Inherent in Our Business

•	We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses to enable us to pay the minimum quarterly distribution on our common units and subordinated units.

•	The assumptions underlying our forecast of cash available for distribution are inherently uncertain and subject to risks and uncertainties that could cause actual results to differ materially from those forecasted.

•	We must make substantial capital and operating expenditures to maintain the operating capacity of our fleet, and we may be required to make significant capital expenditures to maintain our competitiveness and to comply with laws and the applicable regulations and standards of governmental authorities and organizations, or to execute our growth plan, each of which could negatively affect our financial condition, results of operations and cash flows and reduce cash available for distribution.

•	We currently derive all of our revenues from two customers, and the loss of either of these customers or a dispute that leads to a loss of a customer could have a material adverse impact on our financial condition, results of operations and cash flows.

•	Any limitation in the availability or operation of any of our three drilling rigs could have a material adverse effect on our business, results of operations and financial condition and could significantly reduce our ability to make distributions to our unitholders.

•	Our revenues will initially be derived from assets that are operating in the U.S. Gulf of Mexico, making us vulnerable to risks associated with operating in that single geographic area.

•	We may be unable to renew or obtain new and favorable drilling contracts for rigs whose contracts are expiring or are terminated, which could adversely affect our revenues and profitability.

Risks Inherent in an Investment in Us

•	Transocean and its affiliates may compete with us, and we are limited in our ability to compete with Transocean. In addition, we generally will agree not to acquire, own operate or contract for certain drilling rigs operating under drilling contracts of less than five years. Relatively few drilling contracts have a term of five years or greater, particularly in the case of contracts that are not associated with newbuild units. As a result, we expect that Transocean will effectively have a right of first refusal on most drilling contract opportunities.

•	The Transocean Member and its other affiliates own a controlling interest in us and have conflicts of interest and limited duties to us and our common unitholders, and the Transocean Member and its other affiliates may favor their own interests to the detriment of us and our other common unitholders.

•	Our limited liability company agreement limits the duties that the Transocean Member and our directors and officers may have to our unitholders and restricts the remedies available to unitholders for actions taken by the Transocean Member or our directors and officers.

•	Holders of our common units have limited voting rights.

•	There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, and unitholders could lose all or part of their investment in us.

Tax Risks

•	A change in tax laws, treaties or regulations, or their interpretation, of any country in which we have operations, are incorporated or are resident could result in a higher tax rate on our worldwide earnings, which could result in a significant negative impact on our earnings and cash flows from operations.

•	A loss of a major tax dispute or a successful tax challenge to our operating structure, intercompany pricing policies or the taxable presence of our key subsidiaries in certain countries could result in a higher tax rate on our worldwide earnings, reducing our cash available for distribution to you.

Formation Transactions

We were formed on February 6, 2014 as a Marshall Islands limited liability company to own and operate a fleet of offshore drilling rigs.

At or prior to the closing of this offering, the following transactions will occur:

•	subsidiaries of Transocean that own Discoverer Inspiration, Discoverer Clear Leader and Development Driller III will sell each of these rigs to the Transocean Member in exchange for cash and/or a note;

•	the Transocean Member will contribute each of Discoverer Inspiration, Discoverer Clear Leader and Development Driller III to its wholly owned holding company subsidiaries, which will further contribute each rig to the respective rig-owning company for that rig, each of which is an indirect wholly owned subsidiary of the Transocean Member;

•	the Transocean Member will contribute or sell to us a 51 percent ownership interest in each of the holding companies that own the RigCos;

•	we will issue (a) to the Transocean Member (i) common units and subordinated units, representing a 60 percent and a 40 percent limited liability company interest in us, (ii) the non-economic Transocean Member interest, and (iii) all of the incentive distribution rights, which entitle the Transocean Member to increasing percentages of the cash that we distribute in excess of $ per unit per quarter, and (b) to an affiliate of Transocean a 364-day note payable of approximately $ million for cash proceeds of $ million, all or a portion of which we will pay to the Transocean Member for certain working capital balances;

•	a subsidiary of Transocean will sell to the holding company subsidiaries a 100 percent ownership interest in the respective rig-operating companies that operate and hold the drilling contracts for Discoverer Inspiration, Discoverer Clear Leader and Development Driller III in exchange for cash and/or a note;

•	the Transocean Member will sell common units to the public, representing a percent limited liability company interest in us;

•	the Transocean Member will grant the underwriters a 30-day option to purchase up to an additional common units on the same terms and conditions as the common units sold to the public;

•	we will enter into the omnibus agreement with Transocean and the Transocean Member;

•	we will enter into master services agreements with Transocean;

•	we will enter into support and secondment agreements with Transocean; and

•	we will enter into a $300 million five-year revolving credit facility, or the Five-Year Revolving Credit Facility, with an affiliate of Transocean.

Holding Company Structure

We are a holding company, and our subsidiaries will conduct our operations and business, as is common for publicly traded limited liability companies. Initially, the RigCos will conduct all of our operations. Separate RigCos will own and operate each of the drilling rigs in our initial fleet. This ownership structure provides us the flexibility to purchase additional interests in individual drilling rigs rather than interests in our entire fleet, if we believe that is the appropriate way to grow our business.

Organizational Structure After the Formation Transactions

The following diagram depicts our simplified organizational and ownership structure after giving effect to the offering and related transactions described above.

	Number of Units	Percentage Ownership
Public common units		%
Transocean common units		%
Transocean subordinated units		40.0%

Total		100.0%

Our Management

Our limited liability company agreement provides that our board of directors has authority to oversee and direct our operations, management and policies on an exclusive basis. Our executive officers will manage our day-to-day activities consistent with the policies and procedures adopted by our board of directors. We currently do not employ any of our executive officers and rely on Transocean to provide us with personnel who will perform executive officer services for our benefit pursuant to agreements with Transocean and who will be responsible for our day-to-day management subject to the direction of our board of directors. All references in this prospectus to “our officers” include those personnel of Transocean or its affiliates who perform executive officer functions for our benefit.

We will reimburse Transocean and its affiliates for their reasonable costs and expenses incurred in connection with providing management, administrative, financial and other support services to us. In addition, we will pay Transocean a services fee for providing these services to us. We expect that we will pay approximately $39 million in total under the master services agreements and the support and secondment agreements for the twelve months ending September 30, 2015. There is no cap on the amount of fees and cost reimbursements that we may be required to pay pursuant to these agreements. For a more detailed description of these agreements, please read “Management—Directors and Executive Officers” and “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions.”

Principal Executive Offices and Internet Address

Our registered and principal executive offices are located at Deepwater House, Kingswells Causeway, Prime Four Business Park, Aberdeen, AB15 8PU, Scotland, United Kingdom, and our phone number is +44 1224 945 100. Following the completion of this offering, our website will be located at www.transoceanpartners.com. We expect to make our periodic reports and other information filed with or furnished to the U.S. Securities and Exchange Commission, or the SEC, available, free of charge, through our website as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Summary of Conflicts of Interest and Duties

Our directors have a legal duty to manage us in a manner beneficial to us, subject to the limitations described under “Conflicts of Interest and Duties.” However, several of our directors and all of our officers hold positions with Transocean or its affiliates, resulting in those persons owing legal duties to those entities. As a result of these relationships, conflicts of interest may arise between us and our unaffiliated members on the one hand, and Transocean and its affiliates, including the Transocean Member, on the other hand. The resolution of these conflicts may not be in the best interest of us or our unitholders. In particular:

•	all of our current executive officers and directors also serve as executive officers or directors of Transocean or its affiliates;

•	Transocean and its other affiliates may compete with us, subject to the restrictions contained in the omnibus agreement;

•	we will be restricted in our ability to compete with Transocean, subject to the exceptions contained in the omnibus agreement; and

•	we have entered into arrangements, and may enter into additional arrangements, with Transocean and certain of its subsidiaries, relating to the purchase of interests in drilling rigs, the provision of certain services to us by Transocean and other matters. In the performance of their obligations under these agreements, Transocean and its subsidiaries are generally held to the standard of care specified in these agreements.

For a more detailed description of our management structure, please read “Management—Directors and Executive Officers” and “Certain Relationships and Related Party Transactions.”

Although a majority of our directors will be elected by common unitholders, Transocean will likely have substantial influence on decisions made by our board of directors due to its ability to appoint certain of our directors and its significant ownership of our units. Our board of directors will have a conflicts committee composed of independent directors. Our board may, but is not obligated to, seek approval of the conflicts committee for resolutions of conflicts of interest that may arise as a result of the relationships between the Transocean Member and its affiliates, on the one hand, and us and our unaffiliated members, on the other.

For a more detailed description of the conflicts of interest and duties of our directors and officers, please read “Conflicts of Interest and Duties.” For a description of our other relationships with our affiliates, please read “Certain Relationships and Related Party Transactions.”

Implications of Being an Emerging Growth Company

As a company with less than $1 billion in revenues during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may, for up to five years, take advantage of specified exemptions from reporting and other regulatory requirements that are otherwise applicable generally to public companies. These exemptions include:

•	the presentation of only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in the registration statement of an initial public offering of common equity securities;

•	exemption from the auditor attestation requirement on the effectiveness of our system of internal controls over financial reporting;

•	delayed adoption of new or revised financial accounting standards; and

•	reduced disclosure about our executive compensation arrangements.

We may take advantage of these provisions until we are no longer an emerging growth company, which will occur on the earliest of (1) the last day of the fiscal year following the fifth anniversary of this offering, (2) the last day of the fiscal year in which we have more than $1 billion in annual revenues, (3) last day of the fiscal year in which we have more than $700 million in market value of our common units held by non-affiliates as of the end of our fiscal second quarter or (4) the date on which we issue more than $1 billion of non-convertible debt over a three-year period.

We have elected to take advantage of all of the applicable JOBS Act provisions, including the exemption that allows emerging growth companies to extend the transition period for complying with new or revised financial accounting standards. This election to take advantage of the extended transition period for complying with new or revised financial accounting standards is irrevocable. Accordingly, the information that we provide you may be different than what you may receive from other public companies in which you hold equity interests.

THE OFFERING

Common units offered to the public by the selling unitholder	common units. common units if the underwriters exercise their option to purchase additional common units in full.

Units outstanding after this offering	common units and subordinated units, representing a 60 percent and 40 percent limited liability company interest in us, respectively.

Use of proceeds	We will not receive any proceeds from the sale of common units by the selling unitholder in this offering. See “Use of Proceeds.”

Cash distributions

We intend to make minimum quarterly distributions of $         per common unit ($         per unit on an annualized basis) to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including payments to Transocean. We refer to this cash as “available cash,” and we define its meaning in our limited liability company agreement and in the glossary of terms attached as Appendix B.

We will adjust the minimum quarterly distribution for the period from the closing of the offering through September 30, 2014 based on the actual length of the period.

In general, we will pay any cash distributions we make each quarter in the following manner:

•       first, to the holders of common units, pro rata, until each common unit has received a minimum quarterly distribution of $         plus any arrearages from prior quarters;

•       second, to the holders of subordinated units, pro rata, until each subordinated unit has received a minimum quarterly distribution of $         ; and

•       third, to all unitholders, pro rata, until each unit has received an aggregate distribution of $         .

Within 60 days after the end of each fiscal quarter (beginning with the quarter ending September 30, 2014), we will distribute all of our available cash to unitholders of record on the applicable record date. Our ability to pay our minimum quarterly distribution is subject to various restrictions and other factors described in more detail under the caption “Our Cash Distribution Policy and Restrictions on Distributions.”

If cash distributions to our unitholders exceed $         per unit in a quarter, holders of our incentive distribution rights (initially, the Transocean Member)

will receive increasing percentages, up to 50 percent, of the cash we distribute in excess of that amount; provided that for any fiscal quarter in which the application of our distribution formula would result in the holders of the common units receiving, in the aggregate, less than a majority of the aggregate distribution of available cash for such quarter, then the distribution to the holders of the incentive distribution rights will be reduced, pro rata, to the extent necessary to cause the aggregate distribution to the holders of the common units to represent a majority of the aggregate distribution of available cash for such quarter. We refer to these distributions as “incentive distributions.” The amount of available cash may be greater than or less than the aggregate amount of the minimum quarterly distribution to be distributed on all units.

We believe, based on the estimates contained in and the assumptions listed under “Our Cash Distribution Policy and Restrictions on Distributions—Estimated Cash Available for Distribution for the Twelve Months Ending September 30, 2015,” that we will have sufficient cash available for distribution to enable us to pay the minimum quarterly distribution of $         on all of our common and subordinated units for the twelve months ending September 30, 2015. However, unanticipated events may occur which could adversely affect the actual results we achieve during the forecast period. Consequently, our actual results of operations, cash flows and financial condition during the forecast period may vary from the forecast, and such variations may be material.

Subordinated units	Transocean will initially own all of our subordinated units. The principal difference between our common units and subordinated units is that in any quarter during the subordination period the subordinated units are entitled to receive the minimum quarterly distribution of $ per unit only after the common units have received the minimum quarterly distribution and arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages.

Conversion of subordinated units

The subordination period generally will end if we have earned and paid at least $         (the minimum quarterly distribution on an annualized basis) on each outstanding common and subordinated unit for any three consecutive, non-overlapping four-quarter periods ending on or after June 30, 2019, provided there are no arrearages on our common units at that time.

The subordination period also will end upon the removal of the Transocean Member other than for cause if no subordinated units or common units held by the Transocean Member or its affiliates are voted in favor of that removal.

When the subordination period ends as provided above, all subordinated units will convert into common units on a one-for-one basis, and all common units will no longer be entitled to arrearages.

Please read “Provisions of Our Limited Liability Company Agreement Relating to Cash Distributions—Subordination Period.”

Issuance of additional units	We can issue an unlimited number of additional units, including units that are senior to the common units in rights of distribution, liquidation and voting, on the terms and conditions determined by our board of directors, without the consent of our unitholders. Please read “Units Eligible for Future Sale” and “The Limited Liability Company Agreement—Issuance of Additional Interests.”

Board of directors	We will hold a meeting of the members every year to elect one or more members of our board of directors and to vote on any other matters that are properly brought before the meeting. Prior to the closing of this offering, the Transocean Member, in its capacity as the initial holder of the common units, will elect three of the seven members of our board of directors who will serve as initial directors, and such elected directors may elect an additional elected director. Prior to the 2015 annual meeting, the Transocean Member may also appoint additional directors to fill the appointed director positions, provided that the number of elected directors must, immediately after such appointment, exceed the number of appointed directors. At our 2015 annual meeting, the common unitholders will elect four of our directors. The four directors elected by our common unitholders at our 2015 annual meeting initially will serve for one-year terms. Upon the election by the Transocean Member to classify our board of directors, the four directors elected by our common unitholders will be divided into three classes to be elected by our common unitholders on a staggered basis to serve for three-year terms. Transocean may vote any common units held by it in the election of directors; however, subordinated units will not be voted in the election of directors. Our governance documents require that, at all times, at least a majority of the members of our board of directors be United Kingdom (“U.K.”) tax residents.

Voting rights

Each outstanding common unit is entitled to one vote on matters subject to a vote of common unitholders.

You will have no right to elect the Transocean Member on an annual or other continuing basis. The Transocean Member may not be removed except by a vote of the holders of at least 66 2⁄3 percent of the outstanding units, including any units owned by the Transocean Member and its affiliates, voting together as a single class. Upon consummation of this offering, Transocean will own          of our common units and all of our subordinated units, representing a          percent limited liability company interest in us. If the underwriters’ option to purchase additional common units is exercised in full, Transocean will own          of our common units and all of our subordinated units, representing a          percent limited liability company interest in us. As a result, you will initially be unable to remove the Transocean Member without Transocean’s consent because Transocean will own sufficient units upon completion of this offering to be able to prevent the Transocean Member’s removal. Please read “The Limited Liability Agreement—Voting Rights.”

Limited call right	If at any time the Transocean Member and its affiliates own more than 80 percent of the outstanding common units, the Transocean Member has the right, but not the obligation, to purchase all, but not less than all, of the remaining common units at a price equal to the greater of (x) the average of the daily closing prices of the common units over the 20 trading days preceding the date three days before the notice of exercise of the call right is first mailed and (y) the highest price paid by the Transocean Member or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed. The Transocean Member may assign this right to its affiliates, including us. The Transocean Member is not obligated to obtain a fairness opinion, nor will the unitholders be entitled to dissenter’s rights of appraisal, regarding the value of the common units to be repurchased by the Transocean Member upon the exercise of this limited call right.

U.S. federal income tax considerations	We are organized as a limited liability company that is treated as a corporation for U.S. federal income tax purposes. Consequently, distributions you receive from us will constitute dividends to the extent of our current-year or accumulated earnings and profits (as computed for U.S. federal income tax purposes). The remaining portion of such distributions will be treated first as a non-taxable return of capital to the extent of your tax basis in your common units and thereafter as capital gain. We estimate that if you hold the common units that you purchase in this offering through the period ending December 31, 2016, the distributions you receive, on a cumulative basis, that will constitute dividends for U.S. federal income tax purposes will be less than percent of the total cash distributions received during that period. Please read “Material U.S. Federal Income Tax Considerations—U.S. Holders—Ratio of Dividend Income to Distributions” for the basis for this estimate. For a discussion of other material U.S. federal income tax consequences that may be relevant to prospective unitholders, please read “Material U.S. Federal Income Tax Considerations.”

Non-U.S. tax considerations	For a discussion of the material Marshall Islands and U.K. tax consequences that may be relevant to prospective unitholders, please read “Non-United States Tax Considerations.”

Exchange listing	Our common units have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange under the symbol “RIGP.”

SUMMARY FINANCIAL AND OPERATING DATA

The following table presents, in each case for the periods and as of the dates indicated, summary historical financial and operating data of Transocean Partners LLC Predecessor, which includes the operating results, assets and liabilities of the drilling rigs in our initial fleet. The summary historical financial data of Transocean Partners LLC Predecessor as of and for the years ended December 31, 2013 and 2012 are derived from the audited combined financial statements of Transocean Partners LLC Predecessor, prepared in accordance with U.S. GAAP, which are included elsewhere in this prospectus. The summary historical financial data of Transocean Partners LLC Predecessor as of March 31, 2014 and for the three months ended March 31, 2014 and 2013 are derived from the unaudited condensed combined financial statements of Transocean Partners LLC Predecessor, prepared in accordance with U.S. GAAP, which are included elsewhere in this prospectus.

The following financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the historical combined financial statements of Transocean Partners LLC Predecessor and the notes thereto, our unaudited pro forma combined balance sheet and the notes thereto and our forecasted results of operations for the twelve months ending September 30, 2015, in each case included elsewhere in this prospectus.

Our financial position, results of operations and cash flows could differ from those that would have resulted if we operated autonomously or as an entity independent of Transocean in the periods for which historical financial data are presented below, and such data may not be indicative of our future operating results or financial performance.

	Three months ended March 31,		Years ended December 31,
	2014	2013	2013	2012
	(In millions, except fleet data)
Statement of operations data
Operating revenues	$148	$116	$526	$569
Costs and expenses	79	76	318	293
Operating income	69	40	208	276
Interest income	—	—	4	3
Income before income tax expense	69	40	212	279
Income tax expense	6	4	23	24
Net income	63	36	189	255

Balance sheet data (at end of period)
Cash and cash equivalents	$—	$—	$—	$—
Property and equipment, net	2,005	2,082	2,038	2,098
Total assets	2,432	2,506	2,468	2,557
Total long-term liabilities	78	117	87	131
Total net investment	2,320	2,351	2,344	2,388

Cash flow data
Cash provided by operating activities	$70	$73	$239	$340
Cash used in investing activities(1)	(1)	—	(4)	(15)
Cash used in financing activities	(69)	(73)	(235)	(325)

Fleet data
Number of rigs	3	3	3	3
Average age of fleet at end of period (in years)	4.3	3.3	4.1	3.1
Operating days(2)	270	270	1,095	1,098
Average daily revenue(3)	$526,700	$403,900	$455,800	$491,500
Revenue efficiency(4)	98%	77%	86%	97%
Rig utilization(5)	100%	100%	100%	99%

Other financial data
EBITDA(6)	$85	$56	$274	$341
Adjusted EBITDA(6)	72	43	221	287

(1)	Represents cash used to fund capital expenditures.

(2)	An operating day is defined as a calendar day during which a rig is contracted to earn a dayrate during the firm contract period after commencement of operations.

(3)	Average daily revenue is defined as contract drilling revenues earned per operating day. Our average daily revenue fluctuates relative to market conditions and our revenue efficiency. Average daily revenues increased in the three months ended March 31, 2014 relative to the three months ended March 31, 2013 due to an increase in revenue efficiency resulting from lower unplanned downtime and an increase in operating dayrates associated with cost escalation adjustments that reflect increases in our operating costs. Average daily revenues decreased in the year ended December 31, 2013 relative to the year ended December 31, 2012 due to a decrease in revenue efficiency resulting from unplanned downtime. This decrease was slightly offset by an increase in operating dayrates associated with cost escalation adjustments that reflect increases in our operating costs.

(4)	Revenue efficiency is defined as actual contract drilling revenues for the measurement period divided by the maximum revenue calculated for the measurement period, expressed as a percentage. Maximum revenue is defined as the greatest amount of contract drilling revenues the drilling unit could earn for the measurement period, excluding amounts related to incentive provisions. Our revenue efficiency rate varies due to revenues earned under alternative contractual dayrates, such as a waiting-on-weather rate, repair rate, standby rate, force majeure rate or zero rate, that may apply under certain circumstances. Revenue efficiency increased in the three months ended March 31, 2014 relative to the three months ended March 31, 2013 resulting from lower unplanned downtime associated primarily with repairs to blowout preventers and other subsea equipment. Revenue efficiency was lower in the year ended December 31, 2013 relative to the year ended December 31, 2012 due to unplanned downtime associated primarily with repairs to blowout preventers and other subsea equipment.

(5)	Rig utilization is defined as the total number of operating days divided by the total number of rig calendar days in the measurement period, expressed as a percentage. Our rig utilization rate declines as a result of idle and stacked rigs and during shipyard and mobilization periods to the extent these rigs are not earning revenues.

(6)	Please read “—Non-GAAP Measures” described below for a description and a reconciliation of EBITDA and Adjusted EBITDA to net income, the most directly comparable U.S. GAAP measure.

Non-GAAP Measures

We present our operating results in accordance with U.S. GAAP. We believe that certain financial measures which are not in conformity with U.S. GAAP, or non-GAAP measures, provide users of our financial statements with additional useful information in evaluating our operating performance. We define EBITDA as earnings before interest expense net of interest income, taxes, depreciation and amortization and Adjusted EBITDA as EBITDA adjusted for amortization of prior certification costs and license fees, non-cash recognition of royalty fees, amortization of the drilling contract intangible and amortization of pre-operating revenues. EBITDA and Adjusted EBITDA are used as supplemental financial measures by which management and external users of our financial statements, such as investors and commercial banks, can assess:

•	our performance from period to period and against the performance of other companies in our industry, without regard to financing methods, historical cost basis or capital structure;

•	the ability of our assets to generate sufficient cash flow to make distributions to our members;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of EBITDA and Adjusted EBITDA in this prospectus provides information useful to investors in assessing our financial condition and results of operations. The U.S. GAAP measure most directly comparable to EBITDA and Adjusted EBITDA is net income. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating income, net cash provided by operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. EBITDA and Adjusted EBITDA excludes some, but not all, items that affect net income and these measures may vary among other companies. Therefore, EBITDA and Adjusted EBITDA, as presented above, may not be comparable to similarly titled measures of other companies.

The following table presents a reconciliation of net income, the most directly comparable U.S. GAAP financial measure, to EBITDA and Adjusted EBITDA for each of the periods indicated.

	Three months ended March 31,		Years ended December 31,
	2014	2013	2013	2012
	(In millions)
Net income	$63	$36	$189	$255
Plus:
Income tax expense	6	4	23	24
Interest income(1)	—	—	(4)	(3)
Depreciation expense	16	16	66	65

EBITDA	85	56	274	341
Plus:
Amortization of prior certification costs and license fees	1	1	3	3
Non-cash recognition of royalty fees(2)	—	—	—	—
Less:
Amortization of drilling contract intangible	4	4	18	19
Amortization of pre-operating revenues	10	10	38	38

Adjusted EBITDA	$72	$43	$221	$287

(1)	Includes interest earned on long-term accounts receivable from our customers. We record long-term accounts receivable at their present value and recognize interest income on the outstanding balance using the effective interest method through the dates of payment.

(2)	Following this offering, the Transocean Member will retain the obligation for the payment of quarterly patent fees through the patent expiration, and we will recognize a non-cash expense for the fees paid on our behalf.

RISK FACTORS

Common units are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our common units.

If any of the following risks were actually to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. In that case, we might not be able to make distributions on our common units, the trading price of our common units could decline, and you could lose all or part of your investment in us.

Risks Inherent in Our Business

We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses to enable us to pay the minimum quarterly distribution on our common units and subordinated units.

We may not have sufficient cash from operations to pay the minimum quarterly distribution of $         per unit, or $         per unit on an annualized basis, on our common units and subordinated units, which will require us to have available cash of approximately $         million per quarter, or $         million per year, based on the number of common and subordinated units to be outstanding after the completion of this offering. We may not have sufficient available cash each quarter to enable us to pay the minimum quarterly distribution. The amount of cash we can distribute on our units principally depends upon the amount of cash we generate from our operations, which may fluctuate from quarter to quarter based on the risks described in this section, including, among other things:

•	our ability to re-contract our drilling rigs in their current configuration upon expiration or termination of an existing drilling contract and the dayrates we obtain under such contracts;

•	the dayrates we obtain under our drilling contracts;

•	the level of reimbursable revenues and expenses;

•	the level of our rig operating costs, such as the cost of crews, repairs, maintenance and insurance;

•	the effect of governmental regulations and maritime self-regulatory organization standards on the conduct of our business;

•	rig downtime or less than full utilization, which would result in a reduction of revenues under our drilling contracts;

•	changes in local income tax rates, tax treaties and tax laws;

•	the timeliness of payments from customers under drilling contracts;

•	time spent mobilizing drilling rigs to the customer location;

•	resolution of tax assessments;

•	currency exchange rate fluctuations and currency controls; and

•	prevailing global economic and market conditions.

In addition, the actual amount of cash we will have available for distribution will depend on other factors, some of which are beyond our control, including:

•	the level and timing of capital expenditures we make;

•	the level of our operating, maintenance and rig and shore-based general and administrative expenses, including reimbursements to the Transocean Member and its affiliates for services provided to us and additional expenses we will incur as a result of being a public company;

•	our debt service requirements and other liabilities;

•	fluctuations in our working capital needs;

•	the cost of acquisitions, if any;

•	our ability to borrow funds and access capital markets;

•	restrictions on distributions contained in our debt agreements; and

•	the amount of cash reserves, including reserves for future maintenance and replacement capital expenditures, working capital and other matters, established by our board of directors.

For a description of additional restrictions and factors that may affect our ability to make cash distributions, please read “Our Cash Distribution Policy and Restrictions on Distributions.”

The assumptions underlying our forecast of cash available for distribution are inherently uncertain and are subject to risks and uncertainties that could cause actual results to differ materially from those forecasted.

The forecast of cash available for distribution set forth in “Our Cash Distribution Policy and Restrictions on Distributions” includes our forecast of operating results and cash flows for the twelve months ending September 30, 2015. Our ability to pay the full minimum quarterly distribution in the forecast period is based on a number of assumptions that may not prove to be correct, which are discussed in “Our Cash Distribution Policy and Restrictions on Distributions.”

Our financial forecast has been prepared by management, and we have neither received nor requested an opinion or report on it from our or any other independent auditor. The assumptions underlying the forecast are inherently uncertain and are subject to significant business, economic, regulatory and operational risks and uncertainties that could cause actual results to differ materially from those forecasted. If we do not achieve the forecasted results, we may be unable to pay the full minimum quarterly distribution or any amount on our common units or subordinated units, in which event the market price of our common units may decline materially.

The amount of cash we have available for distribution to holders of our common and subordinated units depends primarily on our cash flow rather than on our profitability, which may prevent us from making distributions, even during periods in which we record net income.

The amount of cash we have available for distribution depends primarily upon our cash flow rather than on profitability, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we record losses for financial accounting purposes and may not make cash distributions during periods when we record net earnings for financial accounting purposes.

Our ability to grow may be adversely affected by our cash distribution policy.

Our cash distribution policy, which is consistent with our limited liability company agreement, requires us to distribute all of our available cash each quarter. In determining the amount of available cash each quarter, our board of directors will approve the amount of cash reserves to set aside, including reserves for anticipated maintenance and replacement capital expenditures, working capital and other matters. We will also rely upon external financing sources, including commercial borrowings, to fund our capital expenditures. To the extent we do not have sufficient cash reserves or are unable to obtain financing, our cash distribution policy may significantly impair our ability to meet our financial needs or to grow. Accordingly, our growth may not be as fast as businesses that reinvest their available cash to expand ongoing operations.

We must make substantial capital and operating expenditures to maintain the operating capacity of our fleet, and we may be required to make significant capital expenditures to maintain our competitiveness and to comply with laws and the applicable regulations and standards of governmental authorities and organizations, or to execute our growth plan, each of which could negatively affect our financial condition, result of operations and cash flows and reduce cash available for distribution. In addition, each quarter we are required to deduct estimated maintenance and replacement capital expenditures from operating surplus, which may result in less cash available to unitholders than if actual maintenance and replacement capital expenditures were deducted.

We must make substantial capital and operating expenditures to maintain and replace, over the long-term, the operating capacity of our fleet. We estimate that maintenance and replacement capital expenditures will average approximately $69 million per year, including amounts for replacing current drilling rigs at the end of their useful lives. Maintenance and replacement capital expenditures include capital expenditures for maintenance (including special classification surveys) and capital expenditures associated with modifying an existing drilling rig, including to upgrade its technology, extending the useful life of existing drilling rigs, acquiring a new drilling rig or otherwise replacing current drilling rigs at the end of their useful lives to the extent these expenditures are incurred to maintain or replace the operating capacity of our fleet. These expenditures could vary significantly from quarter to quarter, and from year to year, and could increase as a result of changes in the following:

•	the cost of labor and materials;

•	customer requirements;

•	fleet size;

•	the cost of replacement drilling rigs;

•	the cost of replacement parts for existing drilling rigs;

•	the geographic location of the drilling rigs;

•	length of drilling contracts;

•	governmental regulations and maritime self-regulatory organization and technical standards relating to safety, security or the environment;

•	compliance with Transocean’s consent decree with the U.S. Department of Justice, or Consent Decree, Transocean’s administrative agreement with the U.S. Environmental Protection Agency, or EPA Agreement, and other governmental agreements; and

•	industry standards.

Changes in offshore drilling technology, customer requirements for new or upgraded equipment and competition within our industry may require us to make significant capital expenditures in order to maintain our competitiveness. Our competitors may have greater financial and other resources than we have, which may enable them to make technological improvements to existing equipment or replace equipment that becomes obsolete. In addition, changes in governmental regulations, safety or other equipment standards, as well as compliance with standards imposed by maritime self-regulatory organizations, may require us to make additional unforeseen capital expenditures. As a result, we may be required to take our rigs out of service for extended periods of time, with corresponding losses of revenues, in order to make such alterations or to add such equipment. In the future, market conditions may not justify these expenditures or enable us to operate our older rigs profitably during the remainder of their economic lives.

Our limited liability company agreement requires our board of directors to deduct estimated maintenance and replacement capital expenditures, instead of actual maintenance and replacement capital expenditures, from operating surplus each quarter in an effort to reduce fluctuations in operating surplus as a result of variations in actual maintenance and replacement capital expenditures each quarter. The amount of estimated maintenance and replacement capital expenditures deducted from operating surplus is subject to review and change by our conflicts committee at least once a year. In years when estimated maintenance and replacement capital expenditures are higher than actual maintenance and replacement capital expenditures, the amount of available cash will be lower than if actual maintenance and replacement capital expenditures were deducted from operating surplus. If our board of directors underestimates the appropriate level of estimated maintenance and replacement capital expenditures, we may have less available cash in future periods when actual capital expenditures exceed our previous estimates.

If capital expenditures are financed through cash from operations or by issuing debt or equity securities, our ability to make cash distributions may be diminished, our financial leverage could increase or our unitholders could be diluted.

In order to maintain our fleet and execute our growth plan, we may require additional capital in the future. If we are unable to fund capital expenditures with cash flow from operations, we may be required to either incur additional borrowings or raise capital through the sale of debt or equity securities. Our ability to access the capital markets for future offerings may be limited by our financial condition at the time, by changes in laws and regulations (or interpretation thereof) and by adverse market conditions resulting from, among other things, general economic conditions, changes in the offshore drilling industry and contingencies and uncertainties that are beyond our control. Failure to obtain the funds for future capital expenditures could have a material adverse effect on our business, results of operations and financial condition and on our ability to make cash distributions. Even if we are successful in obtaining necessary funds, the terms of any debt financings could limit our ability to pay cash distributions to unitholders. In addition, incurring additional debt may significantly increase our interest expense and financial leverage, and issuing additional equity securities may result in significant unitholder dilution and would increase the aggregate amount of cash required to pay the minimum quarterly distribution to unitholders, both of which could have a material adverse effect on our ability to make cash distributions.

We currently derive all our revenues from two customers, and the loss of either of these customers or a dispute that leads to a loss of a customer could have a material adverse impact on our financial condition, results of operations and cash flows.

We currently derive all of our revenues and cash flow from two customers. For the year ended December 31, 2013, Chevron accounted for 67 percent and BP accounted for 33 percent of our total revenues, respectively. All of our drilling contracts have fixed terms, but may be terminated early due to certain events or might nevertheless be lost in the event of unanticipated developments, such as the deterioration in the general business or financial condition of a customer, resulting in its inability to meet its obligations under our contracts. Transocean’s relationship with BP, whose affiliate was the operator of the Macondo well, has been and could continue to be negatively impacted by the Macondo well incident. The loss of any customers, drilling contracts or drilling rigs, or a decline in payments under any of our drilling contracts, could have a material adverse effect on our business, financial condition, results of operations or cash flows and could reduce our cash available for distribution.

In addition, our drilling contracts subject us to counterparty risks. The ability of each of our counterparties to perform its obligations under a contract with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the offshore drilling industry, prevailing prices for oil and natural gas, the overall financial condition of the counterparty, the dayrates received and the level of expenses necessary to maintain drilling activities. In addition, in depressed market conditions, our customers may no longer need a drilling rig that is currently under contract or may be able to obtain a comparable drilling rig at a lower dayrate. Should a counterparty fail to honor its obligations under an agreement with us, we could sustain losses, which could have a material adverse effect on our business, financial condition, results of operations and cash available for distribution.

Any limitation in the availability or operation of any of our three drilling rigs could have a material adverse effect on our business, results of operations and financial condition and could significantly reduce our ability to make distributions to our unitholders.

Our fleet currently consists of two drillships and one semi-submersible drilling rig. Our limited number of rigs makes us more susceptible to incremental loss in the event of any downtime with respect to any rig. If any of our drilling rigs is unable to generate revenues as a result of sustained periods of downtime or the expiration or termination of its drilling contracts, and we are unable to recontract such rig, our financial condition, results of operations or cash flows could be materially adversely affected and our cash available for distribution could be reduced.

Our revenues will initially be derived from assets that are operating in the U.S. Gulf of Mexico, making us vulnerable to risks associated with operating in that single geographic area.

Currently, all of our operations are conducted in the U.S. Gulf of Mexico. This concentration could disproportionately expose us to operational and regulatory risk or other adverse developments in this area, including, for example, delays or decreases in the availability of equipment, facilities or services, severe weather, including tropical storms and hurricanes, and changes in the regulatory environment, including a complete moratorium on drilling in the U.S. Gulf of Mexico. These factors could have a significantly greater impact on our financial condition, results of operations and cash flows than if our operations were more diversified. Because our fleet is mobile, we may have similar concentration risk in other geographic locations in the future.

We may be unable to renew or obtain new and favorable drilling contracts for rigs whose contracts are expiring or are terminated, which could adversely affect our revenues and profitability.

Our ability to renew expiring drilling contracts or obtain new drilling contracts will depend on the prevailing market conditions at the time. If we are unable to obtain new drilling contracts, if new drilling contracts are entered into at dayrates substantially below the existing dayrates or on terms otherwise less favorable compared to existing contract terms or if our customers request modifications of our drilling rigs in connection with new drilling contracts, our revenues and profitability could be adversely affected.

The offshore drilling market in which we compete experiences fluctuations in the demand for drilling services, as measured by the level of exploration and development expenditures. The existing drilling contracts for our drilling rigs are scheduled to expire from 2016 through 2020. We cannot guarantee that we will be able to obtain drilling contracts for our rigs upon the completion or termination of their current contracts or that there will not be a gap in employment of the rigs between current contracts and subsequent contracts. In particular, if oil and natural gas prices are low, or it is expected that such prices will decrease in the future, at a time when we are seeking to arrange drilling contracts for our rigs, we may be unable to obtain drilling contracts at attractive dayrates or at all. In addition, our customers may require modifications to our drilling rigs in connection with a new drilling contract and, depending on the market conditions at the time we enter into the contract, we may not be reimbursed for some or all of such modifications.

If the dayrates which we receive for the reemployment of our current drilling rigs are less favorable, we will recognize less revenue from their operations. Our ability to meet our cash flow obligations will depend on our ability to consistently secure drilling contracts for our drilling rigs at sufficiently high dayrates. We cannot predict the future level of demand for our services or future conditions in the oil and gas industry. If oil and gas companies do not continue to increase exploration, development and production expenditures, we may have difficulty securing drilling contracts, or we may be forced to enter into contracts at unattractive dayrates, which would adversely affect our ability to make distributions to our unitholders.

If we are unable to make acquisitions on economically acceptable terms from Transocean or third parties, our future growth would be limited, and any acquisitions we may make may reduce, rather than increase, our cash flows and ability to make distributions to unitholders.

Our strategy to grow our business and increase distributions to unitholders is dependent in part on our ability to make acquisitions that result in an increase in cash available for distribution per unit. Our growth strategy is based in part on our right of first offer from Transocean’s obligation to offer us the opportunity to purchase four specified drilling rigs or other acquisitions that we expect to make from Transocean. There can be no assurance that such acquisitions will be available to us on an accretive basis, on acceptable terms or at all. Other than this obligation to offer us the opportunity to purchase these four drilling rigs, Transocean has no obligation to make any acquisitions available to us. The consummation and timing of any future acquisitions will depend upon, among other things, whether:

•	we are able to identify attractive acquisition candidates;

•	we are able to negotiate acceptable purchase agreements;

•	we are able to obtain financing for these acquisitions on economically acceptable terms; and

•	we are outbid by competitors.

We can offer no assurance that we will be able to successfully consummate any future acquisitions, whether from Transocean or any third parties. Any acquisitions that may be available to us may require that we be able to access the debt and equity markets. However, we may be unable to access such markets on attractive terms or at all. If we are unable to make future acquisitions, our future growth and ability to increase distributions will be limited. Furthermore, even if we do consummate acquisitions that we believe will be accretive, they may in fact result in a decrease in cash available for distribution per unit as a result of incorrect assumptions in our evaluation of such acquisitions or unforeseen consequences or other external events beyond our control. Acquisitions involve numerous risks, including difficulties in integrating acquired businesses, inefficiencies and unexpected costs and liabilities.

The continuing effects of the enhanced regulations enacted following the Macondo well incident, the Consent Decree and the EPA Agreement could materially and adversely affect our operations.

New governmental safety and environmental requirements applicable to both deepwater and shallow water operations have been adopted for drilling in the U.S. Gulf of Mexico following the Macondo well incident in the U.S. Gulf of Mexico in 2010. In order to obtain drilling permits, operators must submit applications that demonstrate compliance with the enhanced regulations, which require independent third-party inspections, certification of well design and well control equipment and emergency response plans in the event of a blowout, among other requirements. Operators have previously had, and may in the future have, difficulties obtaining drilling permits in the U.S. Gulf of Mexico. In addition, the oil and gas industry has adopted new equipment and operating standards, such as the American Petroleum Institute Standard 53 relating to the installation and testing of well control equipment. These new safety and environmental guidelines and standards and any further new guidelines or standards the U.S. government or industry may issue or any other steps the U.S. government or industry may take, could disrupt or delay operations, increase the cost of operations, increase out-of-service time or reduce the area of operations for drilling rigs in U.S. and non-U.S. offshore areas.

Other governments could take similar actions relating to implementing new safety and environmental regulations in the future. Additionally, some of our customers have elected or may elect to voluntarily comply with some or all of the new inspections, certification requirements and safety and environmental guidelines on rigs operating outside of the U.S. Gulf of Mexico. Additional governmental regulations and requirements concerning licensing, taxation, equipment specifications and training requirements or the voluntary adoption of such requirements or guidelines by our customers could increase the costs of our operations, increase certification and permitting requirements, increase review periods and impose increased liability on offshore operations.

Because we are an affiliate of Transocean, our operations in the waters of the United States are subject to the safety, environmental, reporting, operational and other requirements of the Consent Decree and the EPA Agreement. These requirements are in addition to the regulations applicable to all industry participants and may add additional costs and liabilities and may adversely affect our customers’ perception of us and may place us at a competitive disadvantage to other offshore drillers.

Pursuant to the Consent Decree, Transocean agreed to take specified actions relating to operations in U.S. waters, including, among other things, the design and implementation of, and compliance with, additional systems and procedures; blowout preventer certification and reports; measures to strengthen well control competencies, drilling monitoring, recordkeeping, incident reporting, risk management and oil spill training, exercises and response planning; communication with operators; alarm systems; transparency and responsibility for matters relating to the Consent Decree; and technology innovation, with a first emphasis on more efficient, reliable blowout preventers. The Consent Decree provides for independent auditors for compliance with the Consent Decree and an independent process safety consultant and requires certain plans, reports and submissions be made and be acceptable to the U.S. and also requires certain publicly available filings.

In the EPA Agreement, Transocean agreed to, among other things, continue the implementation of certain programs and systems; comply with certain employment and contracting procedures; engage independent compliance auditors and a process safety consultant; and give reports and notices with respect to various matters.

The continuing effects of the enhanced regulations may also decrease the demand for drilling services, negatively affect dayrates and increase out-of-service time, which could ultimately have a material adverse effect on our revenue and profitability. We are unable to predict the full impact that the continuing effects of the enhanced regulations will have on our operations.

In addition, subject to certain exceptions, the EPA Agreement prohibits us from entering into, extending or engaging in certain business relationships with individuals or entities that are debarred, suspended, proposed for debarment or similarly restricted in the United States. The loss of any of our customers due to such restrictions could, at least in the short term, have a material adverse effect on our financial condition, results of operations and cash flows.

Our growth and our business depend on the level of activity in oil and gas exploration, development and production in offshore areas.

Our growth and our business depend on the level of activity in oil and gas exploration, development and production in offshore areas. Demand for our services depends on oil and natural gas industry activity and expenditure levels that are directly affected by trends in oil and natural gas prices.

Oil and gas prices are extremely volatile and are affected by numerous factors, including the following:

•	worldwide demand for oil and gas, including economic activity in the U.S. and other large energy-consuming markets;

•	the ability of the Organization of the Petroleum Exporting Countries, or OPEC, to set and maintain production levels, productive spare capacity and pricing;

•	the level of production in non-OPEC countries;

•	the policies of various governments regarding exploration and development of their oil and gas reserves;

•	advances in exploration, development and production technology;

•	the discovery rate of new oil and gas reserves;

•	the rate of decline of existing oil and gas reserves;

•	laws and regulations related to environmental matters, including those addressing alternative energy sources and the risks of global climate change;

•	the development and exploitation of alternative fuels;

•	the development of new technology to exploit oil and gas reserves, such as shale oil;

•	accidents, adverse weather conditions, natural disasters and other similar incidents relating to the oil and gas industry; and

•	the worldwide security and political environment, including uncertainty or instability resulting from an escalation or outbreak of armed hostilities, civil unrest or other crises in the Middle East or Eastern Europe or other geographic areas or acts of terrorism.

Demand for our services is particularly sensitive to the level of exploration, development and production activity of, and the corresponding capital spending by, oil and natural gas companies, including national oil companies. Any prolonged reduction in oil and natural gas prices could depress the immediate levels of exploration, development and production activity. Perceptions of longer-term lower oil and natural gas prices by oil and gas companies could similarly reduce or defer major expenditures given the long-term nature of many large-scale development projects. Lower levels of activity result in a corresponding decline in the demand for our services, which could have a material adverse effect on our revenue and profitability. Oil and gas prices and market expectations of potential changes in these prices significantly affect this level of activity. However, higher near-term commodity prices do not necessarily translate into increased drilling activity since customers’ expectations of longer-term future commodity prices typically drive demand for our rigs. Also, increased competition for customers’ drilling budgets could come from, among other areas, offshore areas where we do not currently operate and land-based energy markets in Africa, Russia, China, the Middle East, the U.S. and elsewhere. The availability of quality drilling prospects, exploration success, relative production costs, the stage of reservoir development and political and regulatory environments also affect customers’ drilling campaigns. Worldwide military, political and economic events have contributed to oil and gas price volatility and are likely to do so in the future.

Our current backlog of contract drilling revenue may not be fully realized, which may have a material adverse impact on our financial position, results of operations or cash flows, and will reduce cash available for distributions.

Our contract backlog represents the firm term of the drilling contract multiplied by the maximum contractual operating rate, which may be higher than the actual dayrate we receive or we may receive other dayrates included in the contract such as waiting-on-weather rate, repair rate, standby rate or force majeure rate. The contractual operating dayrate may also be higher than the actual dayrate we receive because of a number of factors, including rig downtime or suspension of operations.

Several factors could cause rig downtime or a suspension of operations, including:

•	breakdowns of equipment and other unforeseen engineering problems;

•	work stoppages, including labor strikes;

•	shortages of material and skilled labor;

•	surveys by government and maritime authorities;

•	periodic classification surveys;

•	severe weather, strong ocean currents or harsh operating conditions; and

•	force majeure events.

In certain drilling contracts, the dayrate may be reduced to zero or result in customer credit against future dayrate if, for example, repairs extend beyond a stated period of time. Our contract backlog currently includes signed drilling contracts, although, in some cases, we may include contracts represented by other definitive agreements awaiting contract execution. We may be unable to realize the full amount of our contract backlog due to events beyond our control. Our customers could experience liquidity issues if commodity prices decline to lower levels for an extended period of time. Liquidity issues could lead our customers to go into bankruptcy or could encourage our customers to seek to repudiate, cancel or renegotiate these agreements for various reasons, as described under “Our drilling contracts may be terminated due to a number of events” below. Our inability to realize the full amount of our contract backlog may have a material adverse effect on our financial condition, results of operations or cash flows and could reduce our cash available for distribution.

Our drilling contracts may be terminated due to a number of events.

Drilling contracts with customers may be cancelable at the option of the customer upon payment of an early termination payment. Such payments may not, however, fully compensate us for the loss of the contract. Drilling contracts also customarily provide for either automatic termination or termination at the option of the customer typically without the payment of any termination fee, under various circumstances such as non-performance, as a result of significant downtime or impaired performance caused by equipment or operational issues, or sustained periods of downtime due to force majeure events. Many of these events are beyond our control. During periods of depressed market conditions, we are subject to an increased risk of our customers seeking to repudiate their contracts, including through claims of non-performance. Our customers’ ability to perform their obligations under their drilling contracts, including their ability to fulfill their indemnity obligations to us, may also be negatively impacted by an economic downturn. Our customers often have significant bargaining leverage over us. If our customers cancel some of our contracts, and we are unable to secure new contracts on a timely basis and on substantially similar terms, or if contracts are suspended for an extended period of time or if a number of our contracts are renegotiated, it could adversely affect our financial condition, results of operations or cash flows and reduce our cash available for distribution. For more information regarding the termination provisions of our drilling contracts, please read “Business—Drilling Contracts.”

Our debt levels may limit our flexibility in obtaining additional financing and paying distributions to unitholders, and we may suffer competitive disadvantages.

Upon completion of this offering and the related transactions, we estimate that our consolidated debt (including indebtedness incurred by the RigCos) will be approximately $             million. Following this offering, we will continue to have the ability to incur additional debt. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” Our level of debt and other obligations could have significant adverse consequences for our business and future prospects, including the following:

•	we may be unable to obtain financing on favorable terms or at all in the future for working capital, capital expenditures, acquisitions, debt service requirements, distributions or other purposes;

•	we may not be able to use operating cash flow in other areas of our business or to make distributions because we must dedicate a substantial portion of these funds to service the debt;

•	we could become more vulnerable to general adverse economic and industry conditions, including increases in interest rates, particularly if we have substantial indebtedness that bears interest at variable rates;

•	we may not be able to meet financial ratios or satisfy certain other conditions included in our credit facilities, which could result in our inability to meet requirements for borrowings under our credit facilities or a default under our credit facilities and trigger cross default provisions in our other debt instruments; and

•	we may be less able to take advantage of significant business opportunities and to react to changes in market or industry conditions than our less levered competitors.

We may require a significant amount of cash to service our indebtedness and other obligations. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on, or refinance, our indebtedness and to fund our working capital needs and planned capital expenditures will depend on our ability to generate cash in the future. A significant reduction in our operating cash flows, including as a result of changes in general economic conditions, timing of contracts or payments, expiration or termination of drilling contracts, legislative or regulatory conditions, increased competition or other events beyond our control, could increase the need for additional or alternative sources of liquidity and could have a material adverse effect on our financial condition, results of operations, cash flows and ability to service our debt and other obligations.

If we are unable to service our indebtedness or to fund our liquidity needs, we may be forced to adopt an alternative strategy that may include actions such as reducing capital expenditures, reducing distributions, selling assets, restructuring or refinancing indebtedness, seeking additional capital or any combination of the foregoing. If we raise additional funds by issuing additional equity securities, existing unitholders may experience dilution. We cannot assure you that any of these alternative strategies could be affected on satisfactory terms, or at all, or that they would yield sufficient funds to enable us to make required payments on our indebtedness or to fund our other liquidity needs. Reducing or delaying capital expenditures or selling assets could delay future cash flows. In addition, the terms of existing or future debt agreements may restrict us from adopting any of these alternatives.

Our failure to generate sufficient operating cash flow or to achieve any of these alternatives could significantly adversely affect the value of our common units. In addition, if we default in the payment of amounts due on any indebtedness, such default would give rise to an event of default under the agreements governing our indebtedness and could lead to the possible acceleration of amounts due under any of our outstanding indebtedness. In the event of any acceleration, we may not have enough cash to repay our outstanding indebtedness.

Financing agreements, including Transocean’s financing agreements, containing operating and financial restrictions and other covenants may restrict our business and financing activities.

The operating and financial restrictions and covenants in our financing agreements and those of Transocean and any future financing agreements of Transocean or us could adversely affect our ability to finance future operations or capital needs or to engage, expand or pursue our business activities. We will be required to comply with the terms of Transocean’s agreements regarding indebtedness and have agreed to take no actions that would cause Transocean not to be in compliance with such agreements. For example, the indentures governing Transocean’s outstanding senior notes may restrict our ability to create or permit liens on our assets. Transocean may incur liens solely for reasons relating to its business that does not affect or benefit us, and it will have no obligation to take into account the effect of the creation of such liens on us. As such, our ability to incur secured indebtedness will depend in part on Transocean’s financial condition, capital needs and plans. In addition, subject to certain exceptions, the financing agreements may restrict our ability to:

•	pay distributions to our unitholders;

•	enter into other financing agreements;

•	incur additional indebtedness;

•	create or permit liens on our assets;

•	sell our drilling rigs or the capital stock of our subsidiaries;

•	change the nature of our business;

•	make investments;

•	change the management and/or ownership of our drilling rigs;

•	make capital expenditures; and

•	compete effectively to the extent our competitors are subject to less onerous restrictions.

Transocean may enter into agreements in the future with different or additional restrictions and covenants that will apply to us.

Our ability to comply with the restrictions and covenants, including financial ratios and tests, contained in any financing agreements of Transocean or us, is dependent on our and/or Transocean’s future performance and may be affected by events beyond our control, including actions by Transocean and prevailing economic, financial and industry conditions. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. If we are unable to comply with the restrictions and covenants in the agreements governing our indebtedness or in current or future debt financing agreements, there could be a default under the terms of those agreements. If a default occurs under these agreements, lenders could terminate their commitments to lend and/or accelerate the outstanding loans and declare all amounts borrowed due and payable. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Restrictions in our debt agreements may prevent us from paying distributions.

The payment of principal and interest on our debt will reduce our cash available for distribution. In addition, our financing agreements are expected to contain provisions that, upon the occurrence of certain events, permit lenders to terminate their commitments and/or accelerate the outstanding loans and declare all amounts due and payable, which may prevent us from paying distributions to our unitholders. These events may include, among others:

•	a failure to pay any principal, interest, fees, expenses or other amounts when due;

•	a violation of covenants requiring us to maintain certain financial ratios;

•	a default under any other provision of the financing agreement, as well as a default under any provision of related security documents;

•	a material breach of any representation or warranty contained in the applicable financing agreement;

•	a default under other indebtedness;

•	a failure to comply with a final legal judgment from a court of competent jurisdiction;

•	a bankruptcy or insolvency event;

•	a suspension or cessation of our business;

•	the destruction or abandonment of our assets, or the seizure or appropriation thereof by any governmental, regulatory or other authority if the lenders determine such occurrence could have a material adverse effect on our business or our ability to satisfy our obligations under or otherwise comply with the applicable financing agreement;

•	the invalidity, unlawfulness or repudiation of any financing agreement or related security document;

•	an enforcement of any liens or other encumbrances covering our assets; and

•	the occurrence of certain other events that are likely to have a material adverse effect on our business or our ability to satisfy our obligations under or otherwise comply with the applicable financing agreement.

For more information regarding the Five-Year Revolving Credit Facility, please read “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Liquidity and Capital Resources—Revolving credit facilities.”

The offshore drilling industry is highly competitive and cyclical, with intense price competition.

The offshore contract drilling industry is highly competitive with numerous industry participants, none of which has a dominant market share. Drilling contracts are generally awarded on a competitive bid basis. Intense price competition is often the primary factor in determining which qualified contractor is awarded a job, although rig availability and the quality and technical capability of services and equipment are also considered.

The offshore contract drilling industry has historically been cyclical and is impacted by oil and gas price levels and volatility. There have been periods of high demand, short rig supply and high dayrates, followed by periods of low demand, excess rig supply and low dayrates. Changes in commodity prices can have a dramatic effect on rig demand, and periods of excess rig supply may intensify competition in the industry and result in rigs being idle for long periods of time. In addition, certain competitors have greater financial resources than we do, which may enable them to better withstand periods of low utilization and compete more effectively on the basis of price.

During prior periods of high dayrates and rig utilization rates, industry participants have increased the supply of rigs by ordering the construction of new units. This has historically resulted in an oversupply of rigs and has caused a subsequent decline in dayrates and rig utilization rates, sometimes for extended periods of time. Presently, there are numerous recently constructed high-specification floaters and other drilling units that are capable of competing with our rigs that have entered the global market, and there are more that are under contract for construction. The entry into service of these new units has increased and will continue to increase supply and could curtail a strengthening, or trigger a reduction, in dayrates as rigs are absorbed into the active fleet or lead to accelerated stacking of the existing fleet. A significant number of the newbuild units have not been contracted for work, which may intensify price competition. Any further increase in construction of new units would likely exacerbate the negative impact on dayrates and utilization rates. Lower dayrates and rig utilization rates could adversely affect our revenues, profitability and cash available for distribution.

We depend on affiliates of Transocean to assist us in operating and expanding our business.

Our ability to enter into new drilling contracts and expand our customer and supplier relationships will depend largely on our ability to leverage our relationship with Transocean and its reputation and relationships in the offshore drilling industry. If Transocean suffers material damage to its reputation, relationships or financial condition, it could adversely affect us and limit the benefits we expect to derive from our present and future relationship with Transocean. Among other things, such damage may adversely affect Transocean’s ability to provide services to us and to enter into newbuild, acquisition or sale transactions that may benefit us and may harm our business and prospects, including our ability to:

•	renew existing drilling contracts upon their expiration;

•	obtain new drilling contracts;

•	efficiently and productively carry out our business activities;

•	acquire additional assets from Transocean;

•	successfully interact with shipyards;

•	obtain financing and maintain insurance on commercially acceptable terms;

•	maintain satisfactory relationships with suppliers, labor and other third parties; or

•	enforce our contractual rights against Transocean, including indemnification rights.

Such damage and other adverse affects could arise from events beyond our control, including developments relating to the Macondo well incident. In addition, pursuant to the master services agreements and the support and secondment agreements, affiliates of Transocean will provide us with significant operational, administrative, financial and other support services and/or personnel. Our operational success and ability to execute our growth strategy will depend significantly upon the satisfactory performance of these services. Please read “Certain Relationships and Related Party Transactions.”

Our shipyard projects and operations are subject to delays and cost overruns.

Our rigs will undergo shipyard projects from time to time. These shipyard projects are subject to the risks of delay or cost overruns inherent in any such construction project resulting from numerous factors, including the following:

•	shipyard availability, failures and difficulties;

•	shortages of equipment, materials or skilled labor;

•	unscheduled delays in the delivery of ordered materials and equipment;

•	design and engineering problems, including those relating to the commissioning of newly designed equipment;

•	latent damages or deterioration to hull, equipment and machinery in excess of engineering estimates and assumptions;

•	unanticipated actual or purported change orders;

•	disputes with shipyards and suppliers;

•	failure or delay of third-party vendors or service providers;

•	availability of suppliers to recertify equipment for enhanced regulations;

•	strikes, labor disputes and work stoppages;

•	customer acceptance delays;

•	adverse weather conditions, including damage caused by such conditions;

•	terrorist acts, war, piracy and civil unrest;

•	unanticipated cost increases; and

•	difficulty in obtaining necessary permits or approvals.

These factors may contribute to cost variations and delays in the delivery of our rigs undergoing shipyard projects. Delays in the delivery of these units would result in delay in contract commencement, resulting in a loss of revenue to us, and may also cause customers to terminate or shorten the term of the drilling contract for the rig pursuant to applicable late delivery clauses. In the event of termination of any of these drilling contracts, we may not be able to secure a replacement contract on as favorable terms, if at all.

Our operations also rely on a significant supply of capital and consumable spare parts and equipment to maintain and repair our fleet. We also rely on the supply of ancillary services, including supply boats and helicopters. Shortages in materials, manufacturing defects, delays in the delivery of necessary spare parts, equipment or other materials, or the unavailability of ancillary services could negatively impact our future operations and result in increases in rig downtime and delays in the repair and maintenance of our fleet.

Our business involves numerous operating hazards, and our insurance and indemnities from our customers may not be adequate to cover potential losses from our operations.

Our operations are subject to the usual hazards inherent in the drilling of oil and gas wells, such as blowouts, reservoir damage, loss of production, loss of well control, lost or stuck drill strings, equipment defects, craterings, fires, explosions and pollution. Contract drilling requires the use of heavy equipment and exposure to hazardous conditions, which may subject us to liability claims by employees, customers and other parties. These hazards can cause personal injury or loss of life, severe damage to or destruction of property and equipment, pollution or environmental damage, claims by third parties or customers and suspension of operations. Our offshore fleet is also subject to hazards inherent in marine operations, either while on site or during mobilization, such as capsizing, sinking, grounding, collision, piracy, damage from severe weather and marine life infestations. The U.S. Gulf of Mexico area is subject to hurricanes or other extreme weather conditions on a relatively frequent basis, and our drilling rigs in this region may be exposed to damage or total loss by these storms, some of which may not be covered by insurance. The occurrence of these events could result in the suspension of drilling operations, damage to or destruction of the equipment involved and injury to or death of rig personnel. Some experts believe global climate change could increase the frequency and severity of these extreme weather conditions. Operations may also be suspended because of machinery breakdowns, abnormal drilling conditions, failure of subcontractors to perform or supply goods or services or personnel shortages. We customarily provide contract indemnity to our customers for certain claims that could be asserted by us relating to damage to or loss of our equipment, including rigs, and claims that could be asserted by us or our employees relating to personal injury or loss of life.

Damage to the environment could also result from our operations, particularly through spillage of hydrocarbons, fuel, lubricants or other chemicals and substances used in drilling operations, or extensive uncontrolled fires. We may also be subject to property damage, environmental indemnity and other claims by oil and natural gas companies. There are certain risks associated with the loss of control of a well, such as blowout, cratering, the cost to regain control of or re-drill the well and remediation of associated pollution. Our customers may be unable or unwilling to indemnify us against such risks. In addition, a court may decide that certain indemnities in our current or future drilling contracts are not enforceable. The law generally considers contractual indemnity for criminal fines and penalties to be against public policy, and the enforceability of an indemnity as to other matters may be limited.

Our insurance policies and drilling contracts contain rights to indemnity that may not adequately cover our losses, and we do not have insurance coverage or rights to indemnity for all risks. We participate in Transocean’s insurance program and have two main types of coverage: (1) hull and machinery coverage for physical damage to our property and equipment and (2) excess liability coverage which generally covers offshore risks, such as personal injury, third-party property claims and third-party non-crew claims, including wreck removal and pollution. We will not generally carry commercial market insurance coverage for loss of revenues unless we are contractually required or for losses resulting from physical damage to our fleet caused by named windstorms in the U.S. Gulf of Mexico, including liability for wreck removal costs. Under the hull and machinery coverage for physical damage to our property and equipment, we generally maintain a $125 million per occurrence deductible, limited to a maximum of $200 million per policy period. Of such $125 million per occurrence deductible, Transocean has retained the risk of $115 million in excess of $10 million through Transocean’s wholly-owned captive insurance company. Under the excess liability coverage, we maintain per occurrence deductibles on our rigs that generally range up to $10 million for various third-party liabilities and an additional aggregate annual deductible of $50 million, which is self-insured through Transocean’s wholly-owned captive insurance company. We also retain the risk for any liability in excess of Transocean’s $750 million excess liability coverage. However, pollution and environmental risks generally are not completely insurable. See “Business—Insurance.”

If a significant accident or other event occurs that is not fully covered by our insurance or an enforceable or recoverable indemnity from any agreement, the occurrence could adversely affect our financial condition, results of operations or cash flows. The amount of our insurance may also be less than the related impact on enterprise value after a loss. Our insurance coverage will not in all situations provide sufficient funds to protect us from all liabilities that could result from our drilling operations. Our coverage includes annual aggregate policy limits. As a result, we generally retain the risk for any losses in excess of these limits. We generally do not carry insurance for loss of revenue unless contractually required, and certain other claims may also not be reimbursed by insurance carriers. Any such lack of reimbursement may cause us to incur substantial costs. In addition, we could decide to retain more risk in the future, resulting in higher risk of losses, which could be material. Moreover, we may not be able to maintain adequate insurance in the future at rates that we consider reasonable or be able to obtain insurance against certain risks.

Significant part or equipment shortages, supplier capacity constraints, supplier production disruptions, supplier quality and sourcing issues or price increases could increase our operating costs, decrease our revenues and adversely impact our operations.

Our reliance on third-party suppliers, manufacturers and service providers to secure equipment, parts, components and sub-systems used in our operations exposes us to volatility in the quality, prices and availability of such items. Certain parts and equipment that we use in our operations may be available only from a small number of suppliers, manufacturers or service providers, or in some cases must be sourced through a single supplier, manufacturer or service provider. Recent industry developments have reduced the number of available suppliers. A disruption in the deliveries from such third-party suppliers, manufacturers or service providers, capacity constraints, production disruptions, price increases, quality control issues, recalls or other decreased availability of parts and equipment could adversely affect our ability to meet our commitments to customers, adversely impact our operations and revenues or increase our operating costs.

Our operating and maintenance costs will not necessarily fluctuate in proportion to changes in operating revenues.

Our operating and maintenance costs will not necessarily fluctuate in proportion to changes in operating revenues. Costs for operating a rig are generally fixed or only semi-variable regardless of the dayrate being earned. In addition, should our rigs incur unplanned downtime while on contract or idle time between drilling contracts, we typically will not reduce the staff on those rigs because we will use the crew to prepare the rig for its next contract. During times of reduced activity, reductions in costs may not be immediate as portions of the crew may be required to prepare rigs for stacking, after which time the crew members are assigned to active rigs or dismissed. In general, labor costs increase primarily due to higher salary levels and inflation. Equipment maintenance expenses fluctuate depending upon the type of activity the unit is performing and the age and condition of the equipment, and these expenses could increase for short or extended periods as a result of regulatory or customer requirements that raise maintenance standards above historical levels. Contract preparation costs vary based on the scope and length of contract preparation required and the duration of the firm contractual period over which such expenditures are amortized.

Our drilling contracts may not permit us to fully recoup our cost increases in the event of an increase in expenses.

Our drilling contracts have dayrates that are fixed over the contract term. In order to mitigate the effects of inflation on revenues from these term contracts, our drilling contracts include escalation provisions. These provisions allow us to adjust the dayrates based on certain published indices and our historical costs. These provisions are designed to compensate us for certain cost increases, including wages, insurance and maintenance costs. However, actual cost increases may result from events or conditions that do not cause correlative changes to the applicable indices. Furthermore, certain indices may be outdated at the time of adjustment. In addition, the adjustments are normally performed only periodically. For these reasons, the timing and amount received as a result of the adjustments may differ from the timing and amount of expenditures associated with actual cost increases, which could adversely affect our cash flow and ability to make cash distributions. In addition, certain of our future drilling contracts may not include such provisions, which would further expose our results of operations to the effects of inflation on our expenses.

Failure to recruit and retain key personnel could hurt our operations.

We depend on the continuing efforts of highly skilled personnel to operate and provide technical services and support for our business. Historically, competition for the personnel required for drilling operations has intensified as the number of rigs activated, added to fleets or under construction increased, leading to shortages of qualified personnel in the industry and creating upward pressure on wages and higher turnover. We may experience a reduction in the experience level of the personnel involved in our operations as a result of any increased turnover, which could lead to higher downtime and more operating incidents, which in turn could decrease revenues and increase costs. If increased competition for qualified personnel were to intensify in the future, we may experience increases in costs or limits on operations.

Our labor costs and the operating restrictions under which we operate could increase as a result of collective bargaining negotiations and changes in labor laws and regulations.

Legislation has been introduced in the U.S. Congress that could encourage unionization efforts in the U.S., as well as increase the chances that such efforts succeed. Unionization efforts, if successful, new collective bargaining agreements or work stoppages could materially increase our labor costs and operating restrictions.

We have a significant carrying amount of long-lived assets, which is subject to impairment testing, and we could be required to recognize losses on impairment of our long-lived assets.

The carrying amount of our property and equipment was $2.0 billion, representing 82 percent and 83 percent of our total assets at March 31, 2014 and December 31, 2013, respectively. In accordance with our critical accounting policies, we review our property and equipment for impairment when events or changes in circumstances indicate that the aggregate carrying amount of our assets held and used may not be recoverable. Future expectations of lower dayrates or rig utilization rates or changes in market conditions could lead us to believe that the carrying amount of our long-lived assets is unrecoverable. If we determine that the carrying amount is not recoverable, we could be required to recognize losses on impairment of our long-lived asset group, which could adversely affect our financial condition and results of operations.

Any operations outside the United States may involve additional risks.

Although initially all of our operations are expected to be in the U.S. Gulf of Mexico, our drilling units are capable of operating in various regions throughout the world, which may expose us to additional political and other uncertainties, including risks of:

•	terrorist acts, war, piracy and civil unrest;

•	seizure, expropriation or nationalization of our equipment;

•	expropriation or nationalization of our customers’ property;

•	repudiation or nationalization of contracts;

•	imposition of trade or immigration barriers;

•	import-export quotas;

•	wage and price controls;

•	changes in law and regulatory requirements, including changes in interpretation and enforcement;

•	involvement in judicial proceedings in unfavorable jurisdictions;

•	damage to our equipment or violence directed at our employees, including kidnappings;

•	complications associated with supplying, repairing and replacing equipment in remote locations;

•	the inability to move income or capital; and

•	currency exchange fluctuations.

Non-U.S. contract drilling operations are subject to various laws and regulations in certain countries in which we may operate, including laws and regulations relating to the import and export, equipment and operation of drilling units, currency conversions and repatriation, oil and gas exploration and development, and taxation of offshore earnings and earnings of expatriate personnel. Any non-U.S. operations also will be subject to the U.S. Treasury Department’s Office of Foreign Assets Control, or OFAC, and other U.S. laws and regulations governing our international operations. In addition, various state and municipal governments, universities and other investors, including, with respect to state governments, by state retirement systems, have proposed or adopted divestment and other initiatives regarding investments in companies that do business with countries that have been designated as state sponsors of terrorism by the U.S. State Department. Failure to comply with applicable laws and regulations, including those relating to sanctions and export restrictions, may subject us to criminal sanctions or civil remedies, including fines, denial of export privileges, injunctions or seizures of assets. Investors could view any potential violations of OFAC regulations negatively, which could adversely affect our reputation and the market for our common units.

Governments in some foreign countries have become increasingly active in regulating and controlling the ownership of concessions and companies holding concessions, the exploration for oil and gas and other aspects of the oil and gas industries in their countries, including local content requirements for participating in tenders for certain drilling contracts. Many governments favor or effectively require the awarding of drilling contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction or require use of a local agent or interest owner. In addition, government action, including initiatives by OPEC, may continue to cause oil or gas price volatility. In some areas of the world, this governmental activity has adversely affected the amount of exploration and development work by oil companies and may continue to do so.

The shipment of goods, services and technology across international borders subjects us to extensive trade laws and regulations. Our import and export activities are governed by unique customs laws and regulations in each of the countries where we operate. Moreover, many countries, including the U.S., control the import and export of certain goods, services and technology and impose related import and export recordkeeping and reporting obligations. Governments also may impose economic sanctions against certain countries, persons and other entities that may restrict or prohibit transactions involving such countries, persons and entities, and we are also subject to the U.S. anti-boycott law.

The laws and regulations concerning import and export activity, recordkeeping and reporting, import and export control and economic sanctions are complex and constantly changing. These laws and regulations may be enacted, amended, enforced or interpreted in a manner materially impacting our operations. Ongoing economic challenges may increase some foreign governments’ efforts to enact, enforce, amend or interpret laws and regulations as a method to increase revenue. Shipments can be delayed and denied import or export for a variety of reasons, some of which are outside our control and some of which may result from failure to comply with existing legal and regulatory regimes. Shipping delays or denials could cause unscheduled operational downtime.

Our ability to operate worldwide will depend on our ability to obtain the necessary visas and work permits for our personnel to travel in and out of, and to work in, the jurisdictions in which we plan to operate. Governmental actions in some of the jurisdictions in which we plan to operate may make it difficult for us to move our personnel in and out of these jurisdictions by delaying or withholding the approval of these permits. If we are not able to obtain visas and work permits in the future for the employees we will need to operate our rigs on a timely basis, we might not be able to perform our obligations under future drilling contracts, which could allow our customers to cancel such contracts. If our customers cancel future drilling contracts, and we are unable to secure replacement drilling contracts on a timely basis and on substantially similar terms, it may adversely affect our financial condition, results of operations or cash flows.

If any of our drilling rigs fails to maintain its class certification or fails any required survey, that drilling rig would be unable to operate, thereby reducing our revenues and profitability.

Every offshore drilling rig is a registered marine vessel and must be “classed” by a classification society. The classification society certifies that the drilling rig is “in-class,” signifying that such drilling rig has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the drilling rig’s country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake such surveys on application or by official order, acting on behalf of the authorities concerned. If any drilling rig does not maintain its class and/or fails any annual survey or special survey, the drilling rig will be unable to carry on operations and will be unemployable and uninsurable, which could cause us to be in violation of certain covenants in our credit facility. Any such inability to carry on operations or be employed could have a material adverse impact on our financial condition, results of operations or our ability to make distributions to our unitholders.

Interest rate fluctuations could affect our earnings and cash flow.

Our 364-day working capital note payable to an affiliate of Transocean has a floating interest rate, and in the future, we may have additional debt with floating interest rates. As such, significant movements in interest rates could have an adverse effect on our earnings and cash flow. In order to manage our exposure to interest rate fluctuations, we may use interest rate swaps to effectively fix a part of our floating rate debt obligations. The principal amount covered by any interest rate swaps will be evaluated and determined based on our debt level, our expectations regarding future interest rates, our contract backlog and our overall financial risk exposure. For more information regarding the revolving credit agreement that we expect to enter into, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Revolving Credit Facilities.”

Compliance with or breach of environmental laws can be costly, expose us to liability and could limit our operations.

Our business in the offshore drilling industry is affected by laws and regulations relating to the energy industry and the environment, including international conventions and treaties, and regional, national, state and local laws and regulations. The offshore drilling industry depends on demand for services from the oil and gas exploration and production industry, and, accordingly, we are directly affected by the adoption of laws and regulations that, for economic, environmental or other policy reasons, curtail exploration and development drilling for oil and gas. Compliance with such laws, regulations and standards, where applicable, may require us to make significant capital expenditures, such as the installation of costly equipment or operational changes, and may affect the resale values or useful lives of our rigs. We may also incur additional costs in order to comply with other existing and future regulatory obligations, including, but not limited to, costs relating to air emissions, including greenhouse gases, the management of ballast waters, maintenance and inspection, development and implementation of emergency procedures and insurance coverage or other financial assurance of our ability to address pollution incidents. Offshore drilling in certain areas has been curtailed and, in certain cases, prohibited because of concerns over protection of the environment. These costs could have a material adverse effect on our financial condition, results of operations or cash flows. A failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations.

To the extent new laws are enacted or other governmental actions are taken that prohibit or restrict offshore drilling or impose additional environmental protection requirements that result in increased costs to the oil and gas industry, in general, or the offshore drilling industry, in particular, our business or prospects could be materially adversely affected. The operation of our drilling rigs will require certain governmental approvals. These governmental approvals may involve public hearings and costly undertakings on our part. We may not obtain such approvals or such approvals may not be obtained in a timely manner. If we fail to timely secure the necessary approvals or permits, our customers may have the right to terminate or seek to renegotiate their drilling contracts to our detriment. The amendment or modification of existing laws and regulations or the adoption of new laws and regulations curtailing or further regulating exploratory or development drilling and production of oil and gas could have a material adverse effect on our business, operating results or financial condition. Compliance with any such new legislation or regulations could have an adverse effect on our statements of operations and cash flows.

As an operator of mobile offshore drilling units in some offshore areas, we may be liable for damages and costs incurred in connection with oil spills or waste disposals related to those operations, and we may also be subject to significant fines in connection with spills. For example, an oil spill could result in significant liability, including fines, penalties and criminal liability and remediation costs for natural resource damages, as well as third-party damages, to the extent that the contractual indemnification provisions in our drilling contracts are not enforceable or are otherwise insufficient, or if our customers are unwilling or unable to contractually indemnify us from these risks. Additionally, we may not be able to obtain such indemnities in our future drilling contracts, and our customers may not have the financial capability to fulfill their contractual obligations to us. Also, these indemnities may be held to be unenforceable in certain jurisdictions, as a result of public policy considerations or for other reasons. Laws and regulations protecting the environment have become more stringent in recent years, and may in some cases impose strict liability, rendering a person liable for environmental damage without regard to negligence. These laws and regulations may expose us to liability for the conduct of or conditions caused by others or for acts that were in compliance with all applicable laws at the time they were performed. The application of these requirements or the adoption of new requirements or measures could have a material adverse effect on our financial condition, results of operations or cash flows. In addition, the Consent Decree and the EPA Agreement add to these regulations, requirements and liabilities.

Worldwide financial and economic conditions could have a material adverse effect on our statement of financial position, results of operations or cash flows.

Worldwide financial and economic conditions could cause our ability to access the capital markets to be severely restricted at a time when we would like, or need, to access such markets, which could have an impact on our flexibility to react to changing economic and business conditions. Worldwide economic conditions have in the past impacted, and could in the future impact, the lenders participating in our credit facilities and our customers, causing them to fail to meet their obligations to us. A slowdown in economic activity could reduce worldwide demand for energy and result in an extended period of lower oil and natural gas prices. A decline in oil and natural gas prices could reduce demand for our drilling services and have a material adverse effect on our statement of financial position, results of operations or cash flows.

Failure to comply with the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 could result in fines, criminal penalties, drilling contract terminations and an adverse effect on our business.

The U.S. Foreign Corrupt Practices Act, or FCPA, the U.K. Bribery Act 2010, or Bribery Act, and similar anti-bribery laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments for the purpose of obtaining or retaining business. We may operate in many parts of the world that have experienced corruption to some degree and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. If we are found to be liable for violations under the FCPA, the Bribery Act or other similar laws, either due to our acts or omissions or due to the acts or omissions of others, we could suffer from civil and criminal penalties or other sanctions, which could have a material adverse effect on our business, financial condition and results of operations.

Civil penalties under the anti-bribery provisions of the FCPA could range up to $10,000 per violation, with a criminal fine up to the greater of $2 million per violation or twice the gross pecuniary gain to us or twice the gross pecuniary loss to others, if larger. Civil penalties under the accounting provisions of the FCPA can range up to $500,000 per violation and a company that knowingly commits a violation can be fined up to $25 million per violation. In addition, both the SEC and the U.S. Department of Justice could assert that conduct extending over a period of time may constitute multiple violations for purposes of assessing the penalty amounts. Often, dispositions for these types of matters result in modifications to business practices and compliance programs and possibly the appointment of a monitor to review future business and practices with the goal of ensuring compliance with the FCPA.

Regulation of greenhouse gases and climate change could have a negative impact on our business.

Some scientific studies have suggested that emissions of certain gases, commonly referred to as greenhouse gases, or GHGs, and including carbon dioxide and methane, may be contributing to warming of the Earth’s atmosphere and other climatic changes. In response to such studies, the issue of climate change and the effect of GHG emissions, in particular emissions from fossil fuels, is attracting increasing attention worldwide.

Legislation to regulate emissions of GHGs has been introduced in the U.S. Congress, and there has been a wide-ranging policy debate, both in the U.S. and internationally, regarding the impact of these gases and possible means for their regulation. Some of the proposals would require industries to meet stringent new standards that may require substantial reductions in carbon emissions. Those reductions could be costly and difficult to implement. In addition, efforts have been made and continue to be made in the international community toward the adoption of international treaties or protocols that would address global climate change issues, such as the United Nations Climate Change Conference in Doha in 2012.

In the United States, the EPA has undertaken efforts to collect information regarding GHG emissions and their effects. Following a finding by the EPA that certain GHGs represent an endangerment to human health, the EPA finalized motor vehicle GHG emissions standards, the effect of which could reduce demand for motor fuels refined from crude oil. The EPA also issued a final rule to address permitting of GHG emissions from stationary sources under the Clean Air Act’s Prevention of Significant Deterioration and Title V programs commencing when the motor vehicle standards took effect on January 2, 2011. Facilities containing petroleum and natural gas systems that emit 25,000 metric tons or more of CO2 equivalent per year are now required to report annual GHG emissions to the EPA. To the extent that our operations are subject to the EPA’s GHG regulations, we may face increased capital and operating costs.

Because our business depends on the level of activity in the offshore oil and gas industry, existing or future laws, regulations, treaties or international agreements related to GHGs and climate change, including incentives to conserve energy or use alternative energy sources, could have a negative impact on our business if such laws, regulations, treaties or international agreements reduce the worldwide demand for oil and gas or limit drilling opportunities. In addition, such laws, regulations, treaties or international agreements could result in increased compliance costs or additional operating restrictions, which may have a negative impact on our business.

We may be subject to litigation that, if not resolved in our favor and not sufficiently insured against, could have a material adverse effect on us.

We may in the future be, from time to time, involved in various litigation matters. These matters may include, among other things, contract disputes, personal injury claims, environmental claims or proceedings, asbestos and other toxic tort claims, employment matters, governmental claims for taxes or duties and other litigation that arises in the ordinary course of our business. We cannot predict with certainty the outcome or effect of any claim or other litigation matter, and the ultimate outcome of any litigation or the potential costs to resolve them may have a material adverse effect on us. Insurance may not be applicable or sufficient in all cases, insurers may not remain solvent and policies may not be located. To the extent that one or more pending or future litigation matters is not resolved in our favor and is not covered by insurance, a material adverse effect on our financial results and condition could result.

Public health threats could have a material adverse effect on our operations and our financial results.

Public health threats and other highly communicable diseases, outbreaks of which have already occurred in various parts of the world could adversely impact our operations. Any quarantine of personnel or inability to access our offices or rigs could adversely affect our operations. Travel restrictions or operational problems, or any reduction in the demand for drilling services caused by public health threats in the future, may materially impact operations and adversely affect our financial results.

Our information technology systems are subject to cybersecurity risks and threats.

We depend on digital technologies to conduct our offshore and onshore operations, to collect payments from customers and to pay vendors and employees. Threats to our information technology systems associated with cybersecurity risks and cyber incidents or attacks continue to grow. In addition, breaches to our systems could go unnoticed for some period of time. Risks associated with these threats include disruptions of certain systems on our rigs; other impairments of our ability to conduct our operations; loss of intellectual property, proprietary information or customer data; disruption of our customers’ operations; loss or damage to our customer data delivery systems; and increased costs to prevent, respond to or mitigate cybersecurity events. If such a cyber-incident were to occur, it could have a material adverse effect on our business, financial condition, cash flows and results of operations.

Under the master services agreements and certain other agreements, we will be required to indemnify Transocean for any damages it may incur, and Transocean will not be required to indemnify us for any damages we may incur, in connection with its performance of services for us, except to the extent caused by Transocean’s gross negligence, willful misconduct or fraud.

Pursuant to the master services agreements and certain other agreements, Transocean or its affiliates will provide certain administrative, technical and management services to us and the RigCos. In connection therewith, we will be required to indemnify Transocean for any damages it may incur and Transocean will not be required to indemnify us for any damages we may incur in connection with its performance of these services except to the extent caused by Transocean’s gross negligence, willful misconduct or fraud except for damages arising from services rendered by Transocean in connection with certain drilling contracts with indemnity provisions that do not conform to Transocean’s contracting principles, for which Transocean will not indemnify us, regardless of cause. In addition, Transocean’s aggregate liability for such gross negligence or willful misconduct is limited to 10 times the annual services fees it receives under the applicable agreement. Our business will be harmed if Transocean and its affiliates fail to perform these services satisfactorily, if they cancel their agreements with us or if they stop providing these services to us. Please read “Certain Relationships and Related Party Transactions.”

Acts of terrorism, piracy and political and social unrest could affect the markets for drilling services, which may have a material adverse effect on our results of operations.

Acts of terrorism and social unrest, brought about by world political events or otherwise, have caused instability in the world’s financial and insurance markets in the past and may occur in the future. Such acts could be directed against companies such as ours. In addition, acts of terrorism, piracy and social unrest could lead to increased volatility in prices for crude oil and natural gas and could affect the markets for drilling services. Insurance premiums could increase and coverage may be unavailable in the future. U.S. government regulations may effectively preclude us from actively engaging in business activities in certain countries. These regulations could be amended to cover countries where we may wish to operate in the future.

Our drilling contracts do not generally provide indemnification against loss of capital assets or loss revenues resulting from acts of terrorism, piracy or social unrest. We have limited insurance coverage for physical damage losses resulting from risks, such as terrorist acts, piracy, vandalism, sabotage, civil unrest, expropriation and acts of war, for our assets, and we do not carry insurance for loss of revenues resulting from such risks.

Potential liabilities may arise due to fraudulent transfer considerations, which, if Transocean were unable to satisfy its indemnification obligations to us, could adversely affect our financial condition, results of operations and ability to make distributions to our unitholders.

In connection with this offering, Transocean intends to undertake several corporate restructuring transactions. If a court were to determine that an entity involved in these restructuring transactions did not receive reasonably equivalent value in exchange or was rendered insolvent by reason of its transfer of assets, the court could void the relevant conveyance, in whole or in part, and require that a transferred asset or its value be returned to the transferring entity for the benefit of creditors. Transocean has agreed to indemnify us for, among other things, any liabilities arising from a judicial determination that the transferring entity did not receive reasonably equivalent value for any transferred asset or was rendered insolvent by reason of the transfer. If the above liabilities arose and Transocean were unable to indemnify us, our financial condition, results of operations or cash flows could be materially adversely affected and our cash available for distribution could be reduced.

Risks Inherent in an Investment in Us

Transocean and its affiliates may compete with us, and we are limited in our ability to compete with Transocean.

Pursuant to the omnibus agreement that we and Transocean will enter into in connection with the closing of this offering, Transocean and its controlled affiliates (other than us, our subsidiaries and any publicly held affiliates of Transocean) generally will agree not to acquire, own, operate or contract for certain drilling rigs operating under drilling contracts of five or more years. In addition, we generally will agree not to acquire, own, operate or contract for certain drilling rigs operating under drilling contracts of less than five years. Relatively few drilling contracts have a term of five years or greater, particularly in the case of contracts that are not associated with newbuild units. As a result, we expect that Transocean will effectively have a right of first refusal on most drilling contract opportunities. Additionally, the omnibus agreement contains significant exceptions that may allow Transocean, any new publicly traded entity that Transocean may form or any of its controlled affiliates to compete with us, which could harm our business. Furthermore, we have granted to Transocean a right of first offer on any proposed sale of any of our drilling rigs. Transocean has not granted us any such reciprocal right. As a result of these provisions, we will be unable to pursue many new business opportunities without Transocean’s consent. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement.”

Although we control the RigCos, the directors and officers of those companies owe duties to the RigCos and their other owner, Transocean, which may conflict with the interests of us and our unitholders.

Conflicts of interest may arise as a result of the relationships between us and our unitholders, on the one hand, and the RigCos, and their other owner, Transocean, on the other hand. Transocean owns a 49 percent noncontrolling interest in each of the RigCos and a 100 percent ownership interest in the Transocean Member. Our directors have duties to influence, in our role as controlling owner, the decisions made by the RigCos in a manner beneficial to us. At the same time, the directors and officers of the RigCos have a duty to act for the RigCos in a manner beneficial to all of the RigCos’ owners, including Transocean. While we will have influence in our role as controlling owner of the RigCos, the directors and officers of the RigCos will exercise decisions of the RigCos and they will have a duty to act in the best interests of the RigCos. Our board of directors may resolve conflicts of interest between Transocean and us and, to the extent acting in our role as the controlling owner of the RigCos, has broad latitude to consider the interests of all parties to the conflict. The resolution of these conflicts may not always be in the best interest of us or our unitholders.

For example, conflicts of interest may arise in the following situations:

•	the allocation of shared overhead expenses to the RigCos and us;

•	the interpretation and enforcement of contractual obligations between us and our affiliates (other than the RigCos), on the one hand, and the RigCos, on the other hand;

•	the determination and timing of the amount of cash to be distributed to the RigCos’ owners and the amount of cash to be reserved for the future conduct of the RigCos’ business;

•	the decision as to whether the RigCos should make asset or business acquisitions or dispositions, and on what terms;

•	the determination of the amount and timing of the RigCos’ capital expenditures;

•	the determination of whether the RigCos should use cash on hand, borrow or issue equity to raise cash to finance maintenance or expansion capital projects, repay indebtedness, meet working capital needs or otherwise; and

•	any decision we make to engage in business activities independent of, or in competition with, the RigCos.

Unitholders have limited voting rights.

Unlike the holders of common stock in a corporation, holders of common units have only limited voting rights on matters affecting our business. We expect to hold annual meetings of the members to elect one or more members of our board of directors and to vote on any other matters that are properly brought before the meeting. Common unitholders will be entitled to elect only four of the seven members of our board of directors. The Transocean Member in its sole discretion will appoint the remaining three directors and set the terms for which those directors will serve. Initially, all four of our elected directors will be elected at our annual meeting and will serve one-year terms. However, upon the election by the Transocean Member to classify our board of directors, the elected directors will be elected on a staggered basis and will serve for three-year terms. Our limited liability company agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management. Unitholders will have no right to elect the Transocean Member, and the Transocean Member may not be removed except by a vote of the holders of at least 66 2⁄3 percent of the outstanding common and subordinated units, including any units owned by the Transocean Member and its affiliates, voting together as a single class. Any removal of the Transocean Member is subject to the approval of a successor Transocean Member by a unit majority.

The Transocean Member and its other affiliates own a controlling interest in us and have conflicts of interest and limited duties to us and our common unitholders, and the Transocean Member and its other affiliates may favor their own interests to the detriment of us and our other common unitholders.

Following this offering, Transocean will own the Transocean Member interest and a          percent limited liability company interest in us, assuming no exercise of the underwriters’ option to purchase additional common units, and will own and control the Transocean Member. We expect that all of our officers and certain of our directors will be directors and/or officers of Transocean and its affiliates and, as such, they will have fiduciary duties to Transocean that may cause them to pursue business strategies that disproportionately benefit Transocean or which otherwise are not in the best interests of us or our unitholders. Conflicts of interest may arise between Transocean and its affiliates on the one hand, and us and our unitholders on the other hand. As a result of these conflicts, Transocean and its affiliates may favor their own interests over the interests of our unitholders. Please read “—Our limited liability company agreement limits the duties that the Transocean Member and our directors and officers may have to our unitholders and restricts the remedies available to unitholders for actions taken by the Transocean Member or our directors and officers.” In addition to conflicts described elsewhere, these conflicts include, among others, the following situations:

•	neither our limited liability company agreement nor any other agreement requires the Transocean Member or Transocean or its affiliates to pursue a business strategy that favors us or utilizes our assets, and Transocean’s officers and directors have a fiduciary duty to make decisions in the best interests of the shareholders of Transocean, which may be contrary to our interests;

•	our limited liability company agreement provides that the Transocean Member may make determinations or take or decline to take actions without regard to our or our unitholders’ interests. Specifically, the Transocean Member may exercise its call right, preemptive rights or registration rights, consent or withhold consent to any merger or consolidation of the company, appoint any appointed directors or vote for the election of any elected director, vote or refrain from voting on amendments to our limited liability company agreement that require a vote of the outstanding units, voluntarily withdraw from the company, transfer (to the extent permitted under our limited liability company agreement) or refrain from transferring its units, the Transocean Member interest or incentive distribution rights or vote upon the dissolution of the company;

•	the Transocean Member and our directors and officers have restricted their liabilities and duties they may have under the laws of the Marshall Islands, while also restricting the remedies available to our unitholders, and, as a result of purchasing common units, unitholders are treated as having agreed to the modified duties and to certain actions that may be taken by the Transocean Member and our directors and officers, all as set forth in our limited liability company agreement;

•	the Transocean Member is entitled to reimbursement of all costs incurred by it and its affiliates for our benefit;

•	our limited liability company agreement does not restrict us from paying the Transocean Member or its affiliates for any services rendered to us on terms that are fair and reasonable or entering into additional contractual arrangements with any of these entities on our behalf;

•	the Transocean Member may exercise its right to call and purchase our common units if it and its affiliates own more than 80 percent of our common units; and

•	the Transocean Member is not obligated to obtain a fairness opinion, nor will the unitholders be entitled to dissenter’s rights of appraisal, regarding the value of the common units to be repurchased by it upon the exercise of its limited call right.

Although a majority of our directors will over time be elected by common unitholders, the Transocean Member will likely have substantial influence on decisions made by our board of directors due to its ability to appoint certain of our directors and its significant ownership of our common units. Upon the consummation of this offering, Transocean will own              of our common units, representing              percent of our common units. If the underwriters’ option to purchase additional common units is exercised in full, Transocean will own              of our common units, representing              percent of our common units. Common unitholders that own 50 percent or more of our common units will have the ability to request that cumulative voting be in effect for the election of elected directors. Therefore, for so long as Transocean owns 50 percent or more of our common units, it will have the ability to request that cumulative voting be in effect for the election of elected directors, which would generally enable Transocean to elect one or more of the elected directors even after it owns less than 50 percent of our common units. Please read “Certain Relationships and Related Party Transactions,” “Conflicts of Interest and Duties” and “The Limited Liability Company Agreement.”

Our officers face conflicts in the allocation of their time to our business.

Our officers are not required to work full-time on our affairs and also perform services for Transocean. These other companies conduct substantial businesses and activities of their own in which we have no economic interest. As a result, there could be material competition for the time and effort of our officers who also provide services to other companies, which could have a material adverse effect on our business, results of operations and financial condition. Please read “Management.”

Our limited liability company agreement limits the duties that the Transocean Member and our directors and officers may have to our unitholders and restricts the remedies available to unitholders for actions taken by the Transocean Member or our directors and officers.

Our limited liability company agreement provides that our board of directors will have the authority to oversee and direct our operations, management and policies on an exclusive basis. The Marshall Islands Limited Liability Company Act of 1996, or the Marshall Islands Act, states that a member or manager’s “duties and liabilities may be expanded or restricted by provisions in a limited liability company agreement.” As permitted by the Marshall Islands Act, our limited liability company agreement contains provisions that restrict the standards to which the Transocean Member and our directors and our officers may otherwise be held by Marshall Islands law. For example, our limited liability company agreement:

•	provides that the Transocean Member may make determinations or take or decline to take actions without regard to our or our unitholders’ interests. The Transocean Member may consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting us, our affiliates or our unitholders. Decisions made by the Transocean Member will be made by persons acting only in the interest of its sole owner, Transocean. Specifically, the Transocean Member may, among other things, decide to exercise its call right, preemptive rights or registration rights, consent or withhold consent to any merger or consolidation of the company, appoint any directors or vote for the election of any director, vote or refrain from voting on amendments to our limited liability company agreement that require a vote of the outstanding units, voluntarily withdraw from the company, transfer (to the extent permitted under our limited liability company agreement) or refrain from transferring its units, the Transocean Member interest or incentive distribution rights or vote upon the dissolution of the company;

•	provides that our directors and officers are entitled to make other decisions in “good faith,” meaning they subjectively believe that the decision is in, or not adverse to, the best interests of the company;

•	generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of our board of directors and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to us and that, in determining whether a transaction or resolution is “fair and reasonable,” our board of directors may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us; and

•	provides that neither the Transocean Member nor our officers or our directors will be liable for monetary damages to us, our members or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the Transocean Member, our directors or officers or those other persons engaged in actual fraud or willful misconduct.

Please read “Conflicts of Interest and Duties—Duties.”

Fees and cost reimbursements, which certain affiliates of Transocean will determine for services provided to us and our subsidiaries, will be substantial, will be payable regardless of our profitability and will reduce our cash available for distribution to unitholders.

Pursuant to the master services agreements and the support and secondment agreements, we will pay fees for services provided to us and our subsidiaries by certain affiliates of Transocean, and will reimburse these entities for all expenses they incur on our behalf. These fees and expenses will include all costs and expenses incurred in providing certain management, advisory, technical and administrative services to our subsidiaries. In addition, we will pay Transocean a services fee for providing services to us, other than third-party costs and expenses. We expect the amount of these fees and expenses to be approximately $39 million for the twelve months ending September 30, 2015. There is no cap on the amount of fees and cost reimbursements that we and our subsidiaries may be required to pay such affiliates of Transocean pursuant to these agreements. For a description of these agreements, please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions.” The fees and expenses payable pursuant to these agreements will be payable without regard to our financial condition or results of operations. The payment of fees to and the reimbursement of expenses of affiliates of Transocean could adversely affect our ability to pay cash distributions to you.

Our limited liability company agreement contains provisions that may have the effect of discouraging a person or group from attempting to remove our current management or the Transocean Member or acquiring the company, and even if public unitholders are dissatisfied, they will be unable to remove the Transocean Member without Transocean’s consent, unless Transocean’s ownership interest in us is decreased. The effect of such provisions could diminish the trading price of our common units.

Our limited liability company agreement contains provisions that may have the effect of discouraging a person or group from attempting to remove our current management or the Transocean Member.

•	The unitholders will be unable initially to remove the Transocean Member without its consent because the Transocean Member and its affiliates will own sufficient units upon completion of this offering to be able to prevent its removal. The vote of the holders of at least 66 2⁄3 percent of all outstanding common and subordinated units voting together as a single class is required to remove the Transocean Member. Following the closing of this offering, Transocean will own percent of the outstanding common and subordinated units, assuming no exercise of the underwriters’ option to purchase additional common units.

•

If the Transocean Member is removed without “cause” during the subordination period and units held by the Transocean Member and Transocean are not voted in favor of that removal, all remaining subordinated units will automatically convert into common units, any existing arrearages on the common units will be extinguished, and the Transocean Member will have the right to convert its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests at the time. A removal of the Transocean Member under these circumstances would adversely affect the common units by prematurely eliminating their distribution and liquidation preference over the subordinated units, which would otherwise have continued until we had met certain distribution and performance tests. Any conversion of the Transocean Member interest or incentive distribution rights would be dilutive to existing unitholders. Furthermore, any cash payment in lieu of such conversion could be prohibitively expensive. “Cause” is narrowly defined to mean that with respect to a director or officer, a court of competent jurisdiction has entered a final, non-appealable judgment finding such director or officer liable for intentional fraud or willful misconduct, and with respect to the Transocean Member, the Transocean Member is in breach of the limited liability company agreement or a court of competent jurisdiction has entered a final, non-appealable judgment finding the Transocean Member liable for intentional fraud or willful misconduct against us or our members, in their capacity as such. Cause does not include most cases of charges of poor business decisions, such as charges of poor management of our business by the directors appointed by the Transocean Member, so the removal of the Transocean Member because of the unitholders’ dissatisfaction with the Transocean Member’s decisions in this regard would most likely result in the termination of the subordination period.

•	Common unitholders, including the Transocean Member as a holder of common units, will be entitled to elect only four of the seven members of our board of directors. The Transocean Member in its sole discretion will appoint the remaining three directors.

•	Common unitholders that own 50 percent or more of our common units will have the ability to request that cumulative voting be in effect for the election of elected directors. Following such a request, Transocean would generally be able to elect one or more of the elected directors even after it owns less than 50 percent of our common units.

•	The Transocean Member can elect to classify our board of directors at any time. Thereafter, the election of the four directors elected by unitholders would be staggered, meaning that the members of only one of three classes of our elected directors will be selected each year. In addition, the directors appointed by the Transocean Member will serve for terms determined by the Transocean Member.

•	Our limited liability company agreement contains provisions limiting the ability of unitholders to call meetings of unitholders, to nominate directors and to acquire information about our operations as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

•	There are no restrictions in our limited liability company agreement on our ability to issue additional equity securities.

•	Although the Marshall Islands Act does not contain specific provisions regarding “business combinations” between limited companies organized under the laws of the Republic of Marshall Islands and “interested unitholders,” our limited liability company agreement includes provisions that impose additional restrictions on our engaging in a business combination with an interested unitholder for a period of three years after the date of the transaction in which the person became an interested unitholder, subject to certain exceptions. Transocean and certain of its transferees are exempt from these additional restrictions.

The effect of these provisions may be to diminish the price at which the common units will trade.

The control of the Transocean Member may be transferred to a third party without unitholder consent.

The Transocean Member may transfer its Transocean Member interest to a third party without the consent of the unitholders. In addition, our limited liability company agreement does not restrict the ability of the members of the Transocean Member from transferring their respective limited liability company interests in the Transocean Member to a third party.

The incentive distribution rights of the Transocean Member may be transferred to a third party without unitholder consent.

The Transocean Member may transfer its incentive distribution rights to a third party at any time without the consent of our unitholders. If the Transocean Member transfers its incentive distribution rights to a third party, Transocean will have less incentive to grow our company and increase distributions. A transfer of incentive distribution rights by the Transocean Member could reduce the likelihood of Transocean selling or contributing additional assets to us, which in turn would impact our ability to grow our asset base.

Substantial future sales of our common units in the public market could cause the price of our common units to fall.

We have granted registration rights to Transocean and certain of its affiliates. These unitholders have the right, subject to some conditions, to require us to file registration statements covering any of our common, subordinated or other equity securities owned by them or to include those securities in registration statements that we may file for ourselves or other unitholders. Upon the closing of this offering and assuming no exercise of the underwriters’ option to purchase additional common units, Transocean will own          common units and          subordinated units and all of the incentive distribution rights (through its ownership of the Transocean Member). Following their registration and sale under the applicable registration statement, those securities will become freely tradable. By exercising their registration rights and selling a large number of common units or other securities, these unitholders could cause the price of our common units to decline.

You will experience immediate and substantial dilution of $         per common unit.

The assumed initial public offering price of $         per common unit exceeds pro forma net tangible book value of $         per common unit. Based on the initial public offering price, you will incur immediate and substantial dilution of $         per common unit. This dilution results primarily because the assets contributed by the Transocean Member and its affiliates are recorded at their historical cost, and not their fair value, in accordance with U.S. GAAP. Please read “Dilution.”

We may issue additional equity securities, including securities senior to the common units, without unitholder approval, which would dilute existing unitholder ownership interests.

We may, without the approval of our unitholders, issue an unlimited number of additional units or other equity securities. In addition, we may issue an unlimited number of units that are senior to the common units in right of distribution, liquidation and voting. The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:

•	our unitholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for distribution on each unit may decrease;

•	because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

•	the relative voting strength of each previously outstanding unit may be diminished; and

•	the market price of the common units may decline.

Upon the expiration of the subordination period, the subordinated units will convert into common units and will then participate pro rata with other common units in distributions of available cash.

During the subordination period, which we define elsewhere in this prospectus, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $         per unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. Distribution arrearages do not accrue on the subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash from operating surplus to be distributed on the common units. Upon the expiration of the subordination period, the subordinated units will convert into common units and will then participate pro rata with other common units in distributions of available cash. See “Provisions of Our Limited Liability Company Agreement Relating to Cash Distributions—Subordination Period,” “—Distributions of Available Cash From Operating Surplus During the Subordination Period” and “—Distributions of Available Cash From Operating Surplus After the Subordination Period.”

In establishing cash reserves, our board of directors may reduce the amount of cash available for distribution to you.

Our limited liability company agreement requires our board of directors to deduct from operating surplus cash reserves that it determines are necessary to fund our future operating expenditures. Our limited liability company agreement also permits our board of directors to reduce available cash by establishing cash reserves for the proper conduct of our business, to comply with applicable law or agreements to which we are a party, or to provide funds for future distributions to our members. In addition, our limited liability company agreement requires our board of directors each quarter to deduct from operating surplus estimated maintenance and replacement capital expenditures, as opposed to actual maintenance and replacement capital expenditures, which could reduce the amount of available cash for distribution. The amount of estimated maintenance and replacement capital expenditures deducted from operating surplus is subject to review and change by our board of directors at least once a year, provided that any change must be approved by the conflicts committee of our board of directors. These cash reserves will affect the amount of cash available for distribution to unitholders.

The Transocean Member has a limited call right that may require you to sell your common units at an undesirable time or price.

If at any time the Transocean Member and its affiliates own more than 80 percent of the common units, the Transocean Member will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price not less than the then-current market price of our common units. The Transocean Member is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon the exercise of this limited call right. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units. For additional information about the limited call right, please read “The Limited Liability Company Agreement—Limited Call Right.”

At the completion of this offering and assuming no exercise of the underwriters’ option to purchase additional common units, Transocean, which owns and controls the Transocean Member, will own          percent of our common units. At the end of the subordination period, assuming no additional issuances of common units, no exercise of the underwriters’ option to purchase additional common units and the conversion of our subordinated units into common units, Transocean will own          percent of our common units.

We can borrow money to pay distributions, which would reduce the amount of credit available to operate our business.

Our limited liability company agreement allows us to make working capital borrowings to pay distributions. Accordingly, if we have available borrowing capacity, we can make distributions on all our units even though cash generated by our operations may not be sufficient to pay such distributions. Any working capital borrowings by us to make distributions will reduce the amount of working capital borrowings we can make for operating our business. For more information, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Increases in interest rates could adversely impact the price of our common units, our ability to issue equity or incur debt for acquisitions or other purposes and our ability to make cash distributions at our intended levels.

Interest rates on future borrowings under credit facilities and on debt offerings could be higher than current levels, causing our financing costs to increase accordingly. As with other yield-oriented securities, our unit price is impacted by our level of our cash distributions and implied distribution yield. The distribution yield is often used by investors to compare and rank yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates, either positive or negative, may affect the yield requirements of investors who invest in our units, and a rising interest rate environment could have an adverse impact on the price of our common units, our ability to issue equity or incur debt for acquisitions or other purposes and our ability to make cash distributions at our intended levels.

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, and unitholders could lose all or part of their investment in us.

Prior to this offering, there has been no public market for the common units. After this offering, there will be only          publicly traded common units, assuming no exercise of the underwriters’ option to purchase additional common units. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Unitholders may not be able to resell their common units at or above the initial public offering price. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

The initial public offering price for our common units will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of the market price of the common units that will prevail in the trading market. The market price of our common units may decline below the initial public offering price. The market price of our common units may also be influenced by many factors, some of which are beyond our control, including:

•	our quarterly distributions;

•	our quarterly or annual results or those of other companies in our industry;

•	announcements by us or our competitors of significant contracts or acquisitions;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	general economic conditions;

•	the failure of securities analysts to cover our common units after this offering or changes in financial estimates by analysts;

•	future sales of our common units; and

•	the other factors described in these “Risk Factors.”

Unitholders may have liability to repay distributions.

Under some circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under the Marshall Islands Act, we generally may not make a distribution to unitholders if the distribution would cause our liabilities to exceed the fair value of our assets. The Marshall Islands Act provides that for a period of three years from the date of the impermissible distribution, members who received the distribution and who knew at the time of the distribution that it violated the Marshall Islands Act will be liable to the limited liability company for the distribution amount. Assignees who become substituted members are liable for the obligations of the assignor to make contributions to the company that are known to the assignee at the time it became a member and for unknown obligations if the liabilities could be determined from the limited liability company agreement. Liabilities to members on account of their limited liability company interest and liabilities that are non-recourse to the company are not counted for purposes of determining whether a distribution is permitted.

We have no history operating as a separate publicly traded company and will incur increased costs as a result of being a publicly traded company.

We have no history operating as a publicly traded company. As a publicly traded company, we will incur significant legal, accounting and other expenses that we did not incur prior to this offering. In addition, the Sarbanes-Oxley Act of 2002, as well as rules implemented by the SEC and the New York Stock Exchange, or NYSE, require publicly traded entities to adopt various corporate governance practices that will further increase our costs. Before we are able to make distributions to our unitholders, we must first pay or reserve cash for our expenses, including the costs of being a publicly traded company. As a result, the amount of cash we have available for distribution to our unitholders will be affected by the costs associated with being a public company.

Prior to this offering, we have not filed reports with the SEC. Following this offering, we will become subject to the public reporting requirements of the Exchange Act. We expect these rules and regulations to increase certain of our legal and financial compliance costs and to make activities more time-consuming and costly. For example, as a result of becoming a publicly traded company, we are required to have at least three independent directors, create an audit committee and adopt policies regarding internal controls and disclosure controls and procedures, including the preparation of reports on internal controls over financial reporting. In addition, we will incur additional costs associated with our SEC reporting requirements.

We also expect to incur significant expenses in order to obtain director and officer liability insurance. Because of the limitations in coverage for directors, it may be more difficult for us to attract and retain qualified persons to serve on our board or as executive officers.

We estimate that we will incur approximately $10 million of incremental external costs per year and additional internal costs associated with being a publicly traded company; however, it is possible that our actual incremental costs of being a publicly traded company will be higher than we currently estimate.

We will be a “controlled company” under the NYSE rules, and as such we are entitled to exemption from certain NYSE corporate governance standards, and you may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.

After the consummation of this offering, Transocean will continue to control a majority of the voting power of our outstanding common units. As a result, we will be a “controlled company” within the meaning of the NYSE corporate governance standards. Under the NYSE rules, a company of which more than 50 percent of the voting power for the election of directors is held by another company or group is a “controlled company” and may elect not to comply with certain NYSE corporate governance requirements, including (1) the requirement that a majority of the board of directors consist of independent directors, (2) the requirement that the nominating committee be composed entirely of independent directors and have a written charter addressing the committee’s purpose and responsibilities, (3) the requirement that the compensation committee be composed entirely of independent directors and have a written charter addressing the committee’s purpose and responsibilities and (4) the requirement of an annual performance evaluation of the nominating and compensation committees. Accordingly, in the future you may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.

We have been organized as a limited liability company under the laws of the Republic of the Marshall Islands, which does not have a well-developed body of limited liability company law.

Our limited liability company affairs are governed by our limited liability company agreement and by the Marshall Islands Act. The provisions of the Marshall Islands Act resemble provisions of the limited liability company laws of a number of states in the United States, most notably Delaware. The Marshall Islands Act also provides that it is to be applied and construed to make it uniform with the laws of the State of Delaware and, so long as it does not conflict with the Marshall Islands Act or decisions of the Marshall Islands courts, the non-statutory law (or case law) of the State of Delaware is adopted as the law of the Marshall Islands. There have been, however, few, if any, court cases in the Marshall Islands interpreting the Marshall Islands Act, in contrast to Delaware, which has a fairly well-developed body of case law interpreting its limited liability company statute. Accordingly, we cannot predict whether Marshall Islands courts would reach the same conclusions as the courts in Delaware. For example, the rights of our unitholders and the duties of the Transocean Member and our directors and officers under Marshall Islands law are not as clearly established as under judicial precedent in existence in Delaware. As a result, unitholders may have more difficulty in protecting their interests in the face of actions by the Transocean Member and our officers and directors than would unitholders of a similarly organized limited liability company in the United States.

Because we are organized under the laws of the Marshall Islands, it may be difficult to serve us with legal process or enforce judgments against us, our directors or our management.

We are organized under the laws of the Marshall Islands. In addition, the Transocean Member is a Cayman Islands exempted company, and a majority of our directors and some of our officers are or will be non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult or impossible for unitholders to bring an action against us or against these individuals in the United States if unitholders believe that their rights have been infringed under securities laws or otherwise. Even if unitholders are successful in bringing an action of this kind, the laws of the Marshall Islands and of other jurisdictions may prevent or restrict unitholders from enforcing a judgment against our assets or the assets of the Transocean Member or our directors or officers. For more information regarding the relevant laws of the Marshall Islands, please read “Enforcement of Civil Liabilities Against Foreign Persons.”

If we fail to develop or maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud, which would likely have a negative impact on the market price of our common units. Pursuant to the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we are an emerging growth company and we may take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.

We will be required to disclose material changes made in our internal control over financial reporting on a quarterly basis and we will be required to assess the effectiveness of our controls annually. However, for as long as we are an “emerging growth company” under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. We could be an emerging growth company for up to five years. Please read “Summary—Implications of Being an Emerging Growth Company.” Effective internal controls are necessary for us to provide reliable and timely financial reports, prevent fraud and to operate successfully as a publicly traded limited liability company. We will prepare our consolidated financial statements in accordance with U.S. GAAP, but our internal controls over financial reporting may not meet all standards applicable to companies with publicly traded securities. Our efforts to develop and maintain our internal controls may not be successful, and we may be unable to maintain effective controls over our financial processes and reporting in the future or to comply with our obligations under Section 404 of the Sarbanes-Oxley Act of 2002. For example, Section 404 will require us, among other things, to annually review and report on the effectiveness of our internal control over financial reporting. We must comply with Section 404 (except for the requirement for an auditor’s attestation report) beginning with our fiscal year ending December 31, 2015. Any failure to develop, implement or maintain effective internal controls or to improve our internal controls could harm our operating results or cause us to fail to meet our reporting obligations.

Given the difficulties inherent in the design and operation of internal controls over financial reporting, in addition to our limited accounting personnel and management resources, we can provide no assurance as to our, or our independent registered public accounting firm’s, future conclusions about the effectiveness of our internal controls, and we may incur significant costs in our efforts to comply with Section 404. Any failure to implement and maintain effective internal controls over financial reporting will subject us to regulatory scrutiny and a loss of confidence in our reported financial information, which could have an adverse effect on our business and would likely have a negative effect on the trading price of our common units.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We cannot predict if investors will find our units less attractive because we will rely on these exemptions. If some investors find our units less attractive as a result, there may be a less active trading market for our units and our trading price may be more volatile.

Tax Risks

In addition to the following risk factors, you should read “Business—Taxation of the Company,” “Material U.S. Federal Income Tax Considerations” and “Non-United States Tax Considerations” for a more complete discussion of the expected material U.S. federal and non-U.S. income tax considerations relating to us and the ownership and disposition of our common units.

A loss of a major tax dispute or a successful tax challenge to our operating structure, intercompany pricing policies or the taxable presence of our key subsidiaries in certain countries could result in a higher tax rate on our worldwide earnings, reducing our cash available for distribution to you.

Some of our subsidiaries will be subject to tax in the jurisdictions in which they are organized or operate, reducing the amount of cash available for distribution. Our income taxes are based upon the applicable tax laws and tax rates in effect in the countries in which we operate and earn income as well as upon our operating structures in these countries.

In computing our tax obligations in these jurisdictions, we are required to take various tax accounting and reporting positions on matters that are not entirely free from doubt and for which we have not received rulings from the governing authorities. We cannot assure you that upon review of these positions the applicable authorities will agree with our positions. If a tax authority successfully challenges our operational structure, intercompany pricing policies or the taxable presence of our key subsidiaries in certain countries, or if the terms of certain income tax treaties are interpreted in a manner that is adverse to our structure, or if we lose a material tax dispute in any country, additional tax could be imposed on our subsidiaries, further reducing the cash available for distribution.

For example, the Internal Revenue Service, or the IRS, has in prior periods challenged the transfer pricing used by Transocean for certain charters of drilling rigs—including our rigs—between its subsidiaries. Transocean has settled all challenges of this item for all years through its 2009 tax year with no material adjustments and it is currently contesting the proposed adjustments for its 2010 and 2011 tax years. However, if the IRS were to prevail in its challenge on this issue for Transocean’s 2010 and 2011 tax years, Transocean’s U.S. federal income tax liability could materially increase.

Our financial projections are based on transfer pricing policies that are substantively consistent with the resolution of this issue in Transocean’s prior tax years. If the IRS were to challenge our transfer pricing for bareboat charter payments and be successful in such a challenge, our U.S. federal income tax liability could increase and there could be a material reduction in our cash available for distribution.

In addition, changes in our operations could result in additional tax being imposed on us or our subsidiaries in jurisdictions in which operations are conducted. Please read “Business—Taxation of the Company.”

A change in tax laws, treaties or regulations, or their interpretation, of any country in which we have operations, are incorporated or are resident could result in a higher tax rate on our worldwide earnings, which could result in a significant negative impact on our earnings and cash flows from operations.

Over time, we are likely to operate in multiple jurisdictions through our subsidiaries. Consequently, we are subject to changes in applicable tax laws, treaties or regulations in the jurisdictions in which we operate, which could include laws or policies directed toward companies organized in jurisdictions with low tax rates. A material change in the tax laws, treaties or regulations, or their interpretation, of any country in which we have significant operations, or in which we are incorporated or resident, could result in a higher effective tax rate on our worldwide earnings, reducing the cash available for distribution. Potential changes include, but are not limited to, the examples described below.

For example, we and certain of our subsidiaries are or will be resident for tax purposes in the United Kingdom. Changes to the income tax treaty in force between the United States and the United Kingdom could result in a higher effective tax rate on our worldwide earnings or require us to incur additional costs, reducing the cash available for distribution.

The United Kingdom could also enact changes to its tax laws or policies that could result in a higher effective tax rate on our worldwide earnings, thereby reducing the cash available for distribution. Such changes might include, but may not be limited to, changes in its taxation of earnings of subsidiaries or branches or withholding tax upon distributions to unitholders. Legislation is currently pending in the United Kingdom which would substantially increase the taxation of drilling contractors operating in the United Kingdom sector of the North Sea. As we will not initially have any operations in the North Sea, this change is not expected to impact us, but other future legislative changes could adversely impact us.

In addition, in the United States, legislative and budget proposals have been introduced that would substantially reform the U.S. international tax system. For example, in November 2013, the U.S. Senate Finance Committee introduced an international tax reform discussion draft that proposed a number of international tax changes, including a proposal that could limit the deduction for intercompany payments in certain circumstances. Any material change in tax laws resulting from this legislative proposal could result in a higher effective tax rate on our worldwide earnings, reducing the cash available for distribution.

Similarly, the Organisation for Economic Co-Operation and Development, or the OECD, issued an action plan in July 2013 that called for member states to take action to prevent “base erosion and profit shifting” in situations where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. Any material change in tax laws or their interpretation, resulting from the OECD action plan could result in a higher effective tax rate on our worldwide earnings, reducing the cash available for distribution.

U.S. tax authorities could treat us as a “passive foreign investment company,” which would have adverse U.S. federal income tax consequences to U.S. unitholders.

If we were treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes, U.S. unitholders would be subject to adverse U.S. federal income tax consequences with respect to certain distributions on our common units and the gain, if any, realized on the sale, exchange or other disposition of our common units. We would be treated as a PFIC for any taxable year in which either (i) at least 75 percent of our gross income consists of “passive income” (generally, dividends, interest, gains from the sale or exchange of investment property and certain rents and royalties) or (ii) the average percentage (based on quarterly measurements) of the value of our assets that produce, or are held for the production of, “passive income” is at least 50 percent. For purposes of these tests, we are deemed to own our proportionate share of the assets and to receive directly our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25 percent of the value of the stock. In addition, income derived from the performance of services does not constitute “passive income.” If we are treated as a PFIC for any taxable year during a U.S. unitholder’s holding period in our common units, then such U.S. unitholder could be subject to adverse U.S. federal income tax consequences for that year and all subsequent taxable years in which the U.S. unitholder holds common units, even if we cease to be a PFIC.

Based on our current and projected method of operation, and an opinion of our U.S. counsel, Baker Botts L.L.P., we believe that we will not be a PFIC for our 2014 taxable year, and we expect that we will not be treated as a PFIC for any future taxable year. We have received an opinion of our U.S. counsel in support of this position that concludes that the income our subsidiaries earn from our present drilling contracts should not constitute passive income for purposes of determining whether we are a PFIC. In addition, we have represented to our U.S. counsel that we expect that more than 25 percent of our gross income for our 2014 taxable year and each future year will arise from such drilling contracts or other income our U.S. counsel has opined does not constitute passive income, and more than 50 percent of the average value of our assets for each such year will be held for the production of such non-passive income. Assuming the composition of our income and assets is consistent with these expectations, and assuming the accuracy of other representations we have made to our U.S. counsel for purposes of their opinion, our U.S. counsel is of the opinion that we should not be a PFIC for our 2014 taxable year or any future year.

While we have received an opinion of our U.S. counsel in support of our position, our counsel has advised us that the conclusions in this area are not free from doubt and the U.S. Internal Revenue Service, or IRS, or a court could disagree with this opinion and our position. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to each taxable year, we cannot assure you that the nature of our operations will not change in the future and that we will not become a PFIC in any taxable year. Please read “Material U.S. Federal Income Tax Considerations—U.S. Holders—PFIC Status and Significant Tax Consequences” for a more detailed discussion of the U.S. federal income tax consequences to U.S. unitholders if we are treated as a PFIC.

The ratio of dividend income to distributions on our common units is subject to business, economic and other uncertainties as well as tax reporting positions with which the IRS may disagree, which could result in a higher ratio of dividend income to distributions and adversely affect the value of our common units.

We estimate that less than          percent of the total cash distributions made to a purchaser of common units in this offering who owns those units from the date of this offering through December 31, 2016 will constitute dividend income for U.S. federal income tax purposes. The remaining portion of the distributions will be treated first as a nontaxable return of capital to the extent of the purchaser’s tax basis in its common units and thereafter as capital gain. These estimates are based on certain assumptions that are subject to business, economic, regulatory, competitive and political uncertainties beyond our control. In addition, these estimates are based on current U.S. federal income tax law and tax reporting positions that we will adopt and with which the IRS could disagree. As a result of these uncertainties, these estimates may be incorrect and the actual percentage of total cash distributions that will constitute dividend income could be higher, and any difference could adversely affect the value of the common units. Please read “Material U.S. Federal Income Tax Considerations—U.S. Holders—Ratio of Dividend Income to Distributions.”

FORWARD-LOOKING STATEMENTS

The statements included in this prospectus regarding future financial performance and results of operations and other future matters are forward-looking statements. Forward-looking statements include, but are not limited to, statements about the following subjects:

•	forecasts of our ability to make cash distributions on the units and the amount of any borrowings that may be necessary to make such distributions;

•	our results of operations and cash flow from operations, including revenues, revenue efficiency, costs and expenses;

•	the offshore drilling market, including the impact of enhanced regulations in the jurisdictions in which we operate, supply and demand, utilization rates, dayrates, customer drilling programs, commodity prices, stacking of rigs, reactivation of rigs, effects of new rigs on the market and effects of declines in commodity prices and a downturn in the global economy or market outlook for our various geographical operating sectors and classes of rigs;

•	customer drilling contracts, including contract backlog, force majeure provisions, contract commencements, contract extensions, contract terminations, contract option exercises, contract revenues, contract awards and rig mobilizations;

•	liquidity and adequacy of cash flows for our obligations, including our ability to meet any future capital expenditure requirements;

•	debt levels, including impacts of a financial and economic downturn;

•	expected compliance with financing agreements and the expected effect of restrictive covenants in such agreements;

•	tax matters, including our effective tax rate, changes in tax laws, treaties and regulations, tax assessments and liabilities for tax issues;

•	legal and regulatory matters, including results and effects of legal proceedings and governmental audits and assessments, outcomes and effects of internal and governmental investigations, customs and environmental matters;

•	our ability to maintain operating expenses at adequate and profitable levels;

•	incurrence of cost overruns in the maintenance or other work performed on our drilling rigs;

•	our ability to leverage Transocean’s relationship and reputation in the offshore drilling industry;

•	our ability to purchase drilling rigs from Transocean in the future;

•	our ability to make acquisitions that will enable us to increase our quarterly distributions per unit;

•	insurance matters, including adequacy of insurance, renewal of insurance and insurance proceeds;

•	effects of accounting changes and adoption of accounting policies; and

•	investments in recruitment, retention and personnel development initiatives, pension plan and other postretirement benefit plan contributions, the timing of severance pay.

Forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus are identifiable by use of the following words and other similar expressions, among others:

• “anticipates”	• “may”

• “believes”	• “might”

• “budgets”	• “plans”

• “could”	• “predicts”

• “estimates”	• “projects”

• “expects”	• “scheduled”

• “forecasts”	• “should”

Such statements are subject to numerous risks, uncertainties and assumptions, including, but not limited to:

•	those described under “Risk Factors” in this prospectus;

•	the adequacy of and access to sources of liquidity;

•	our inability to renew drilling contracts at comparable dayrates;

•	operational performance;

•	the impact of regulatory changes;

•	the cancellation of drilling contracts currently included in our reported contract backlog;

•	increased political and civil unrest;

•	the effect and results of litigation, regulatory matters, settlements, audits, assessments and contingencies; and

•	other factors discussed in this prospectus.

The foregoing risks and uncertainties are beyond our ability to control, and in many cases, we cannot predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by the forward looking statements. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements, except as required by law.

USE OF PROCEEDS

The common units being offered by this prospectus are solely for the account of the selling unitholder, the Transocean Member, including the common units offered if the underwriters exercise their option to purchase additional common units. We will not receive any proceeds from the sale of common units by the selling unitholder. The Transocean Member will pay all offering expenses, underwriting discounts, the structuring fee, financial advisory fees, selling commissions and brokerage fees, if any, incurred in connection with this offering and any exercise by the underwriters of their option to purchase additional units.

The Transocean Member has granted the underwriters a 30-day option to purchase up to          additional common units. Any exercise of such option will not affect the total number of our common units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units outstanding following the completion of this offering.

CAPITALIZATION

The following table sets forth:

•	our historical cash and cash equivalents and capitalization as of March 31, 2014; and

•	our as adjusted cash and cash equivalents and capitalization as of March 31, 2014, which reflects the completion of this offering and the other transactions described in the unaudited pro forma combined balance sheet included elsewhere in this prospectus.

The following financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the historical unaudited condensed combined financial statements of Transocean Partners LLC Predecessor and the notes thereto and our unaudited pro forma combined balance sheet and the notes thereto, in each case included elsewhere in this prospectus.

	March 31, 2014
	Historical	As adjusted
	(In millions)

Cash and cash equivalents	$—	$15

Five-Year Revolving Credit Facility	$—	$—
364-Day Working Capital Note Payable(1)	—	144

Members’ equity
Net investment	2,320	—
Common units—public	—
Common units—Transocean Member	—
Subordinated units—Transocean Member	—

Total members’ equity	—	1,124
Noncontrolling interest	—	1,079

Total equity	2,320	2,203

Total capitalization	$2,320	$2,347

(1)	The 364-Day Working Capital Note Payable will be payable in full upon maturity and may be prepaid without penalty. Amounts repaid cannot be reborrowed.

DILUTION

Dilution is the amount by which the offering price will exceed the net tangible book value per common unit after this offering. On a pro forma basis as of March 31, 2014, our pro forma net tangible book value would have been $         million, or $         per common unit. This remains unchanged when adjusted for the sale by the Transocean Member of          common units in this offering at an assumed initial public offering price of $         per common unit. Purchasers of common units in this offering will experience substantial and immediate dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table.

Assumed initial public offering price per common unit	$
Less: Pro forma net tangible book value per common unit before and after this offering(1)

Immediate dilution in net tangible book value per common unit to purchasers in this offering	$

(1)	Determined by dividing the total number of units ( common units and subordinated units, assuming no exercise of the underwriters’ option to purchase additional common units) to be issued to the Transocean Member and its affiliates for their contribution of assets and liabilities to us into the net tangible book value of the contributed assets and liabilities.

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

The following discussion of our cash distribution policy should be read in conjunction with the specific assumptions included in this section. In addition, “Forward-Looking Statements” and “Risk Factors” should be read for information regarding statements that do not relate strictly to historical or current facts and regarding certain risks inherent in our business.

For additional information regarding our historical results of operations, please refer to our historical combined financial statements and accompanying notes included elsewhere in this prospectus.

General

Rationale for Our Cash Distribution Policy

Our limited liability company agreement requires that we distribute all of our available cash quarterly. This requirement forms the basis of our cash distribution policy and reflects a basic judgment that our unitholders will be better served by distributing our available cash rather than retaining it, because, among other reasons, we believe we will generally finance any expansion capital expenditures from external financing sources. Under our current cash distribution policy, we intend to make minimum quarterly distributions on our common and subordinated units of $         per unit, or $         per unit on an annualized basis, to the extent we have sufficient available cash after the establishment of cash reserves and the payment of costs and expenses, including the payment of expenses to the Transocean Member and its affiliates. However, other than the requirement in our limited liability company agreement to distribute all of our available cash each quarter, we have no legal obligation to make quarterly cash distributions in this or any other amount, and our board of directors has considerable discretion to determine the amount of our available cash each quarter. Generally, our available cash is our (i) cash on hand at the end of a quarter after the payment of our expenses and the establishment of cash reserves (including estimated maintenance and replacement capital expenditures), (ii) cash on hand on the date of determination resulting from cash distributions received after the end of such quarter from equity interests in any person other than a subsidiary in respect of operations conducted by such person during the quarter and (iii) if our board of directors so determines, cash on hand on the date of determination resulting from working capital borrowings made after the end of the quarter. If we do not generate sufficient available cash from our operations, we may, but are under no obligation to, borrow funds to pay minimum quarterly distributions to our unitholders.

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

Although our limited liability company agreement requires that we distribute all of our available cash quarterly, there is no guarantee that we will make quarterly cash distributions to our unitholders at our minimum quarterly distribution rate or any other rate, and we have no legal obligation to do so. Our cash distribution policy is subject to certain restrictions, as well as the discretion of our board of directors in determining the amount of our available cash each quarter. The following factors will affect our ability to make cash distributions, as well as the amount of any cash distributions we make:

•	Our cash distribution policy may be subject to restrictions on cash distributions under our revolving credit facility or financing agreements that we may enter into in the future. Such restrictions may prohibit us from making cash distributions while an event of default has occurred and is continuing under such revolving credit facility, notwithstanding our cash distribution policy.

•

The amount of cash that we distribute and the decision to make any distribution is determined by our board of directors, taking into consideration the terms of our limited liability company agreement. Specifically, our board of directors will have the authority to establish cash reserves for the prudent conduct of our business and for future cash distributions to our unitholders, and the establishment of or increase in those reserves could result in a reduction in cash distributions from levels we currently anticipate pursuant to our stated cash distribution policy. Any decision to establish cash reserves made by our board of directors in good faith will be binding on our unitholders. Our limited liability company agreement provides that in order for a determination by our board of directors to be considered to have been made in good faith, our board of directors must subjectively believe that the determination is in, or not adverse to, the best interests of the company.

•	We will be required to make substantial capital expenditures to maintain and replace our fleet. These expenditures may fluctuate significantly over time, particularly as drilling rigs near the end of their useful lives. In order to minimize these fluctuations, we are required to deduct estimated, as opposed to actual, maintenance and replacement capital expenditures from the amount of cash that we would otherwise have available for distribution to our unitholders. In years when estimated maintenance and replacement capital expenditures are higher than actual maintenance and replacement capital expenditures, the amount of cash available for distribution to unitholders will be lower than if actual maintenance and replacement capital expenditures were deducted.

•	Although our limited liability company agreement requires us to distribute all of our available cash, our limited liability company agreement, including provisions requiring us to make cash distributions, may be amended. During the subordination period, our limited liability company agreement may not be amended without the approval of our public common unitholders, except in a limited number of circumstances when our board of directors can amend our limited liability company agreement without any unitholder approval. For a description of these limited circumstances, please read “The Limited Liability Company Agreement—Amendment of the Limited Liability Company Agreement—No Unitholder Approval.” After the subordination period has ended, our limited liability company agreement can be amended with the approval of a majority of the outstanding common units, including those held by Transocean. At the closing of this offering, Transocean will own approximately percent of our common units (or percent if the underwriters’ option to purchase additional common units is exercised in full) and all of our subordinated units. Please read “The Limited Liability Company Agreement—Amendment of the Limited Liability Company Agreement.”

•	Under Section 40 of the Marshall Islands Act, we generally may not make a distribution if the distribution would cause our liabilities to exceed the fair value of our assets.

•	We may lack sufficient cash to pay distributions to our unitholders due to, among other things, changes in our business, including decreases in total operating revenues, decreases in dayrates, the loss of a drilling rig, increases in operating or general and administrative expenses, principal and interest payments on outstanding debt, taxes, working capital requirements, maintenance and replacement capital expenditures or anticipated cash needs. Please read “Risk Factors” for a discussion of these factors.

•	Our ability to make distributions to our unitholders depends on the performance of our subsidiaries and their ability to distribute cash to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, the provisions of any future indebtedness, applicable partnership and limited liability company laws and other laws and regulations.

•	If and to the extent our available cash materially declines from quarter to quarter, we may elect to change our current cash distribution policy and reduce the amount of our quarterly distributions in order to service or repay our debt or fund expansion capital expenditures.

To the extent that our board of directors determines not to distribute the full minimum quarterly distribution on our common units with respect to any quarter during the subordination period, the common units will accrue an arrearage equal to the difference between the minimum quarterly distribution and the amount of the distribution actually paid on the common units with respect to that quarter. The aggregate amount of any such arrearages must be paid on the common units before any distributions of available cash from operating surplus may be made on the subordinated units and before any subordinated units may convert into common units. The subordinated units will not accrue any arrearages. Any shortfall in the payment of the minimum quarterly distribution on the common units with respect to any quarter during the subordination period may decrease the likelihood that our quarterly distribution rate would increase in subsequent quarters. Please read “Provisions of Our Limited Liability Company Agreement Relating to Cash Distributions—Subordination Period.”

Our Ability to Grow Depends on Our Ability to Access External Capital

Our limited liability company agreement requires us to distribute all of our available cash to our unitholders on a quarterly basis. As a result, we expect that we will rely primarily upon our cash reserves and external financing sources, including borrowings under our Five-Year Revolving Credit Facility (under which no amounts will be drawn at the closing of this offering) and the issuance of debt and equity securities, to fund future acquisitions and other expansion capital expenditures. To the extent we are unable to finance growth with external sources of capital, the requirement in our limited liability company agreement to distribute all of our available cash and our current cash distribution policy will significantly impair our ability to grow. In addition, because we will distribute all of our available cash, our growth may not be as fast as businesses that reinvest all of their available cash to expand ongoing operations. We anticipate that our revolving credit facility will restrict our ability to incur additional debt, including through the issuance of debt securities. To the extent we issue additional units, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our cash distributions per unit. There are no limitations in our limited liability company agreement on our ability to issue additional units, including units ranking senior to our common units, and our unitholders will have no preemptive or other rights (solely as a result of their status as unitholders) to purchase any such additional units. If we incur additional debt (under our revolving credit facility or otherwise) to finance our growth strategy, we will have increased interest expense, which in turn will reduce the available cash that we have to distribute to our unitholders. Please read “Risk Factors—Risks Inherent in an Investment in Us—Increases in interest rates could adversely impact the price of our common units, our ability to issue equity or incur debt for acquisitions or other purposes and our ability to make cash distributions at our intended levels.”

Our Minimum Quarterly Distribution

Upon the consummation of this offering, our limited liability company agreement will provide for a minimum quarterly distribution of $         per unit for each whole quarter, or $         per unit on an annualized basis. Our ability to make cash distributions at the minimum quarterly distribution rate will be subject to the factors described above under “—General—Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy.” Quarterly distributions, if any, will be made within 60 days after the end of each calendar quarter to holders of record on or about the first day of each such month. We will not make distributions for the period that begins on July 1, 2014 and ends on the day prior to the closing of this offering. We will adjust the amount of our distribution for the period from the completion of this offering through September 30, 2014 based on the actual length of the period.

The amount of available cash needed to pay the minimum quarterly distribution on all of our common units and subordinated units, in each case to be outstanding immediately after this offering, for one quarter and on an annualized basis is summarized in the table below:

	No Exercise of Underwriters’ Option to Purchase Additional Common Units			Full Exercise of Underwriters’ Option to Purchase Additional Common Units
	Aggregate Minimum Quarterly Distributions			Aggregate Minimum Quarterly Distributions
(Dollars in thousands)	Number of Units	One Quarter	Annualized (Four Quarters)	Number of Units	One Quarter	Annualized (Four Quarters)
Common units held by public		$	$		$	$
Common units held by Transocean
Subordinated units held by Transocean

Total		$	$		$	$

The Transocean Member will also hold the incentive distribution rights, which entitle it to increasing percentages, up to an aggregate maximum of 50 percent, of the cash we distribute in excess of $         per unit per quarter; provided that for any fiscal quarter in which the application of our distribution formula would result in the holders of the common units receiving, in the aggregate, less than a majority of the aggregate distribution of available cash for such quarter, then the distribution to the holders of the incentive distribution rights will be reduced, pro rata, to the extent necessary to cause the aggregate distribution to the holders of the common units to represent a majority of the aggregate distribution of available cash for such quarter.

During the subordination period, before we make any quarterly distributions to our subordinated unitholders, our common unitholders are entitled to receive payment of the full minimum quarterly distribution for such quarter plus any arrearages in distributions of the minimum quarterly distribution from prior quarters. Please read “Provisions of Our Limited Liability Company Agreement Relating to Cash Distributions—Subordination Period.” We cannot guarantee, however, that we will pay distributions on our common units at our minimum quarterly distribution rate or at any other rate in any quarter.

Although holders of our common units may pursue judicial action to enforce provisions of our limited liability company agreement, including those related to requirements to make cash distributions as described above, our limited liability company agreement provides that any determination made by our board of directors must be made in good faith and that any such determination will not be subject to any other standard imposed by the Marshall Islands Act or any other law, rule or regulation or at equity. Our limited liability company agreement provides that, in order for a determination by our board of directors to be made in “good faith,” our board of directors must subjectively believe that the determination is in, or not adverse to, the best interests of our company. In making such determination, our board of directors may take into account the totality of the circumstances or the totality of the relationships between the parties involved, including other relationships or transactions that may be particularly favorable or advantageous to us. Please read “Conflicts of Interest and Duties.”

The provision in our limited liability company agreement requiring us to distribute all of our available cash quarterly may not be modified without amending our limited liability company agreement; however, as described above, the actual amount of our cash distributions for any quarter is subject to fluctuations based on the amount of cash we generate from our business, the amount of reserves our board of directors establishes in accordance with our limited liability company agreement and the amount of available cash from working capital borrowings.

The minimum quarterly distribution will also be proportionately adjusted in the event of any distribution, combination or subdivision of common units in accordance with the limited liability company agreement, or in the event of a distribution of available cash from capital surplus. Please read “Provisions of Our Limited Liability Company Agreement Relating to Cash Distributions—Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels.”

In the following section, we present a table consisting of “Estimated Cash Available for Distribution for the Twelve Months Ending September 30, 2015,” in which we provide our estimated forecast of our ability to generate sufficient cash available for distribution to support the full payment of our annualized minimum quarterly distribution of $         per unit on our common and subordinated units for the twelve months ending September 30, 2015.

Estimated Cash Available for Distribution for the Twelve Months Ending September 30, 2015

We forecast that our estimated cash available for distribution for the twelve months ending September 30, 2015 will be approximately $110 million. This amount would exceed by $         million the amount of cash available for distribution we must generate to support the payment of the minimum quarterly distributions for four quarters on our common and subordinated units, in each case to be outstanding immediately after this offering, for the twelve months ending September 30, 2015. Actual payments of distributions on the common

units and the subordinated units are expected to be approximately $         million for the period between the estimated closing date of this offering (                    , 2014) and September 30, 2014, and we anticipate that our cash available for distribution generated during such period will be sufficient to pay 100% of the minimum quarterly distribution on all of our common units and subordinated units with respect to such period. The number of outstanding units on which we have based our estimate does not include any common units that may be issued under the long-term incentive plan that we will adopt prior to the closing of this offering.

Management has prepared the forecast of estimated cash available for distribution for the twelve months ending September 30, 2015, and related assumptions set forth below to substantiate our belief that we will have sufficient cash available for distribution to pay the full minimum quarterly distributions on our common and subordinated units for the twelve months ending September 30, 2015. Please read “—Forecast Assumptions and Considerations” for further information as to the assumptions we have made for the financial forecast. This forecast is a forward-looking statement and should be read together with our historical financial statements and accompanying notes included elsewhere in this prospectus, our unaudited pro forma balance sheet and accompanying notes included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” This forecast was not prepared with a view toward complying with the published guidelines of the SEC or guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of our management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the assumptions on which we base our belief that we can generate sufficient cash available for distribution to pay the full minimum quarterly distributions on our common and subordinated units for the twelve months ending September 30, 2015. However, this information is not fact and should not be relied upon as being necessarily indicative of our future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information.

The prospective financial information included in this registration statement has been prepared by, and is the responsibility of, our management. Neither Ernst & Young LLP nor any other independent accountants have compiled or performed any procedures with respect to the accompanying prospective financial information and, accordingly, neither Ernst & Young LLP nor any other independent accountants express an opinion or any other form of assurance with respect thereto. The report of Ernst & Young LLP included in this prospectus relates to our historical financial information. Such report does not extend to the prospective financial information and should not be read to do so.

When considering our financial forecast, you should keep in mind the risk factors and other cautionary statements under “Risk Factors.” Any of the risks discussed in this prospectus, to the extent they are realized, could cause our actual results of operations to vary significantly from those that would enable us to generate our estimated cash available for distribution.

We do not undertake any obligation to release publicly the results of any future revisions we may make to the forecast or to update this forecast to reflect events or circumstances after the date of this prospectus. Therefore, you are cautioned not to place undue reliance on this prospective financial information.

The following table sets forth our calculation of (a) our forecasted cash available for distribution for the twelve months ending September 30, 2015 and (b) Transocean Partners LLC Predecessor’s estimated cash available for distribution for the twelve months ended March 31, 2014 and for the year ended December 31, 2013. Throughout the forecast period, we have assumed that our principal assets will consist solely of our 51 percent controlling interest in each of the RigCos, which will own and operate the drilling rigs in our initial fleet. Unless otherwise noted, the financial information in the table below is presented before Transocean’s 49 percent noncontrolling interest in each of the RigCos. Noncontrolling interest for the historical periods presented in the table below has been calculated as if the noncontrolling interest described herein was in place at January 1, 2013.

TRANSOCEAN PARTNERS LLC

ESTIMATED CASH AVAILABLE FOR DISTRIBUTION

	Forecast		Estimated
	Transocean Partners LLC		Transocean Partners LLC Predecessor
	Twelve Months Ending September 30, 2015		Twelve Months Ended March 31, 2014		Year Ended December 31, 2013
	(In millions, except per unit amounts)
Operating revenues:
Contract drilling revenues(1)(2)		$567		$549		$517
Other revenues		10		9		9

Total operating revenues		577		558		526

Costs and expenses:
Operating and maintenance(3)		273		245		242
Depreciation		61		66		66
General and administrative(4)		21		10		10

Total costs and expenses		355		321		318

Operating income		222		237		208
Interest income, net(5)		1		4		4

Income before income tax expense		223		241		212
Income tax expense		18		25		23

Net income		205		216		189
Plus:
Income tax expense		18		25		23
Interest income, net(5)		(1)		(4)		(4)
Depreciation expense		61		66		66

EBITDA(6)		283		303		274
Plus:
Amortization of prior certification costs and license fees		4		3		3
Non-cash recognition of royalty fees(7)		23		—		—
Less:
Amortization of drilling contract intangible(1)		15		18		18
Amortization of pre-operating revenues(2)		20		38		38

Adjusted EBITDA(6)		275		250		221
Plus:
Planned out-of-service operating and maintenance expense(3)(8)		12		—		—
Cash proceeds from pre-operating revenues associated with long-term receivables(9)		13		24		23
Less:
Estimated maintenance and replacement capital expenditures(8)		69		69		69
Cash interest income, net(5)		(2)		(4)		(4)
Cash income taxes		8		5		6

Cash available for distribution before noncontrolling interest		225		204		173
Cash available for distribution attributable to noncontrolling interest(4)		115		—		—

Cash available for distribution by Transocean Partners LLC		$110		$204		$173

Aggregate minimum quarterly distributions	$		$		$
Excess of estimated cash available for distribution over aggregate minimum quarterly distributions	$		$		$
Distribution per unit (based on minimum quarterly distribution rate of $ per unit)	$		$		$
Distributions to public common unitholders(10)	$		$		$
Distributions to Transocean:
Common units(10)	$		$		$
Subordinated units	$		$		$

(1)	In our contract drilling revenues, we recognize amortization associated with our intangible liability attributed to the drilling contract for Development Driller III. We amortize drilling contract intangible revenues based on the cash flows projected over the contract period and include such revenues in contract drilling revenues on our combined statements of operations.

(2)	Includes amortization of pre-operating revenues related to mobilization to initial locations and payments for customer-requested upgrades. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Performance and Other Key Indicators—Contract backlog.”

(3)	Planned out-of-service operating and maintenance expense includes projected expenses related to a planned 21 day out of service period to conduct the special periodic survey (SPS) for Discoverer Inspiration, which is recognized in operating and maintenance expense, with no comparable activities in the twelve months ended March 31, 2014 and the year ended December 31, 2013.

(4)	Estimated general and administrative expense includes general and administrative costs allocated by Transocean to our Predecessor. Forecasted general and administrative expense includes an estimated $10 million in incremental general and administrative expenses that we expect to incur annually as a result of being a publicly traded limited liability company, which are not included in the historical column. Cash available for distribution attributable to noncontrolling interest equals more than 49 percent of the cash available for distribution because the incremental general and administrative expenses that we expect to incur as a result of being a publicly traded limited liability company are borne entirely by us and not the RigCos.

(5)	Includes interest expense resulting from the 364-day working capital note payable and commitment fees related to our anticipated Five-Year Revolving Credit Facility. Also includes interest earned on long-term accounts receivable from our customers. We record long-term accounts receivable at their present value and recognize interest income on the outstanding balance using the effective interest method through the dates of payment.

(6)	EBITDA and Adjusted EBITDA are non-GAAP financial measures. We define EBITDA as earnings before interest expense net of interest income, taxes, depreciation and amortization and Adjusted EBITDA as EBITDA adjusted for amortization of prior certification costs and license fees, non-cash recognition of royalty fees, amortization of the drilling contract intangible and amortization of pre-operating revenues. Adjusted EBITDA is used as a supplemental financial measure by management and external users of financial statements, such as investors, to assess our financial and operating performance. EBITDA and Adjusted EBITDA assist our management and investors by increasing the comparability of our performance from period to period and against the performance of other companies in our industry that provide EBITDA and Adjusted EBITDA information. This increased comparability is achieved by excluding the potentially disparate effects between periods or companies of interest, taxes, depreciation, amortization of prior certification costs and license fees, non-cash recognition of royalty fees, amortization of the drilling contract intangible and amortization of pre-operating revenues, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income between periods. We believe that including EBITDA and Adjusted EBITDA as financial and operating measures benefits investors in (a) selecting between investing in us and other investment alternatives and (b) monitoring our ongoing financial and operational strength in assessing whether to continue to hold common units.

Neither EBITDA nor Adjusted EBITDA should be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and these measures may vary among other companies. Therefore, EBITDA and Adjusted EBITDA as presented above may not be comparable to similarly titled measures of other companies.

(7)	Following this offering, the Transocean Member will retain the obligation for the payment of quarterly patent fees through the patent expiration, and we will recognize a non-cash expense for the fees paid on our behalf.

(8)	Estimated maintenance and replacement capital expenditures includes estimated planned out-of-service maintenance expenses, maintenance capital expenditures (including both in-service and out-of-service capital expenditures) and replacement capital expenditures. Our limited liability company agreement requires that an estimate of the maintenance and replacement capital expenditures necessary to maintain our asset base be subtracted from operating surplus each quarter, as opposed to amounts actually spent. Please read “Risk Factors—Risks Inherent in an Investment in Us—In establishing cash reserves, our board of directors may reduce the amount of cash available for distribution to you.”

(9)	We record long-term accounts receivable at their present value and recognize interest income using the effective interest method through the date of payment. The cash proceeds from pre-operating revenues associated with long-term receivables represents the component of cash proceeds associated with revenues recognized during the period.

(10)	Assumes the underwriters’ option to purchase additional common units is not exercised.

Quarterly Forecast Information

The following table presents our forecasted cash available for distribution for the twelve months ending September 30, 2015 on a quarterly basis. Please read “—Forecast Assumptions and Considerations” for further information as to the assumptions we have made for the financial forecast.

TRANSOCEAN PARTNERS LLC

ESTIMATED CASH AVAILABLE FOR DISTRIBUTION

	Forecast
	Transocean Partners LLC
	Three Months Ending
	December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015	Twelve Months Ending September 30, 2015
	(In millions, except per unit amounts)
Operating revenues:
Contract drilling revenues(1)(2)	$144	$130	$145	$148	$567
Other revenues	2	3	3	2	10

Total operating revenues	146	133	148	150	577

Costs and expenses:
Operating and maintenance(3)	68	68	69	68	273
Depreciation	16	15	15	15	61
General and administrative(4)	5	6	5	5	21

Total costs and expenses	89	89	89	88	355

Operating income	57	44	59	62	222
Interest income, net(5)	—	1	—	—	1

Income before income tax expense	57	45	59	62	223
Income tax expense	4	4	5	5	18

Net income	53	41	54	57	205
Plus:
Income tax expense	4	4	5	5	18
Interest income, net	—	(1)	—	—	(1)
Depreciation expense	16	15	15	15	61

EBITDA(6)	73	59	74	77	283
Plus:
Amortization of prior certification costs and license fees	1	1	1	1	4
Non-cash recognition of royalty fees(7)	5	6	6	6	23
Less:
Amortization of drilling contract intangible(1)	4	4	4	3	15
Amortization of pre-operating revenue(2)	7	6	3	4	20

Adjusted EBITDA(6)	68	56	74	77	275

	Forecast
	Transocean Partners LLC
	Three Months Ending
	December 31, 2014		March 31, 2015		June 30, 2015		September 30, 2015		Twelve Months Ending September 30, 2015
	(In millions, except per unit amounts)
Plus:
Planned out-of-service operating and maintenance expense(3)(8)		$5		$5		$2		$—		$12
Cash proceeds from pre-operating revenues associated with long-term receivables(9)		5		4		2		2		13
Less:
Estimated maintenance and replacement capital expenditures(8)		18		17		17		17		69
Cash interest income, net(5)		(1)		(1)		—		—		(2)
Cash income taxes		2		2		2		2		8

Cash available for distribution before noncontrolling interest		59		47		59		60		225
Cash available for distribution attributable to noncontrolling interest(4)		30		24		30		31		115

Cash available for distribution by Transocean Partners LLC		$29		$23		$29		$29		$110

Aggregate minimum quarterly distributions	$		$		$		$		$
Excess (shortfall) of estimated cash available for distribution over aggregate minimum quarterly distribution	$		$		$		$		$
Distribution per unit (based on minimum quarterly distribution rate of $ per unit)	$		$		$		$		$
Distributions to public common unitholders(10)	$		$		$		$		$
Distributions to Transocean:
Common units(10)	$		$		$		$		$
Subordinated units	$		$		$		$		$

(1)	In our contract drilling revenues, we recognize amortization associated with our intangible liability attributed to the drilling contract for Development Driller III. We amortize drilling contract intangible revenues based on the cash flows projected over the contract period and include such revenues in contract drilling revenues on our combined statements of operations.

(2)	Includes amortization of pre-operating revenues related to mobilization to initial locations and payments for customer-requested upgrades. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Performance and Other Key Indicators—Contract backlog.”

(3)	Planned out-of-service operating and maintenance expense includes projected expenses related to a planned 21 day out of service period to conduct the SPS for Discoverer Inspiration, which is recognized in operating and maintenance expense.

(4)	Forecasted general and administrative expense includes an estimated $10 million in incremental general and administrative expenses that we expect to incur annually as a result of being a publicly traded limited liability company. Cash available for distribution attributable to noncontrolling interest equals more than 49 percent of the cash available for distribution because the incremental general and administrative expenses that we expect to incur as a result of being a publicly traded limited liability company are borne entirely by us and not the RigCos.

(5)	Includes interest expense resulting from the 364-day working capital note payable and commitment fees related to our Five-Year Revolving Credit Facility. Also includes interest earned on long-term accounts receivable from our customers. We record long-term accounts receivable at their present value and recognize interest income on the outstanding balance using the effective interest method through the dates of payment.

(6)	EBITDA and Adjusted EBITDA are non-GAAP financial measures. Please read note 6 to the preceding table for additional information.

(7)	Following this offering, the Transocean Member will retain the obligation for the payment of quarterly patent fees through the patent expiration, and we will recognize a non-cash expense for the fees paid on our behalf.

(8)	Estimated maintenance and replacement capital expenditures includes estimated planned out-of-service maintenance expenses, maintenance capital expenditures (including both in-service and out-of-service capital expenditures) and replacement capital expenditures. Our limited liability company agreement requires that an estimate of the maintenance and replacement capital expenditures necessary to maintain our asset base be subtracted from operating surplus each quarter, as opposed to amounts actually spent. Please read “Risk Factors—Risks Inherent in an Investment in Us—In establishing cash reserves, our board of directors may reduce the amount of cash available for distribution to you.”

(9)	We record long-term accounts receivable at their present value and recognize interest income using the effective interest method through the date of payment. The cash proceeds from pre-operating revenues associated with long-term receivables represents the component of cash proceeds associated with revenues recognized during the period.

(10)	Assumes the underwriters’ option to purchase additional common units is not exercised.

Forecast Assumptions and Considerations

Basis of Presentation

The accompanying financial forecast and related notes of Transocean Partners LLC present the forecasted results of operations of Transocean Partners LLC for the twelve months ending September 30, 2015, based on the assumption that:

•	we will own a 51 percent interest in each of the RigCos during the forecast period;

•	we will issue (a) to the Transocean Member (i) common units and subordinated units, representing a 100 percent limited liability company interest in us, (ii) the non-economic Transocean Member interest and (iii) all of the incentive distribution rights, which will entitle the Transocean Member to increasing percentages of the cash we distribute in excess of $ per unit per quarter, and (b) to an affiliate of Transocean the 364-day working capital note payable of approximately $ million for cash proceeds of $ million, all or a portion of which we will pay to the Transocean Member for certain working capital balances; and

•	the Transocean Member will sell common units to the public in this offering, representing a percent limited liability company interest in us.

Summary of Significant Forecast Assumptions

Contract Drilling Revenues. For the twelve months ending September 30, 2015, we forecast contract drilling revenues of $567 million, compared to contract drilling revenues of $549 million and $517 million for the twelve months ended March 31, 2014 and the year ended December 31, 2013, respectively. Our forecast of contract drilling revenues is based on projected dayrates multiplied by the projected revenue efficiency and the projected total number of operating days under the contract during the twelve months ending September 30, 2015. Forecasted operating revenues assume that all of our drilling rigs are operational, excluding the planned 21 day out of service period for Discoverer Inspiration, throughout the twelve months ending September 30, 2015.

The following table summarizes our projected dayrates and revenue efficiency for the twelve months ending September 30, 2015 as well as dayrates and revenue efficiency for the year ended December 31, 2013.

	Location	Current Contract Terms and Dayrates						Projected Revenue Efficiency(3)	Actual 2013 Revenue Efficiency(3)
Rig Name		Contract Start Date(1)	Completion Date(1)	Projected Dayrate(2)			2013 Dayrate(2)
Drillships
Discoverer Inspiration	USA (Gulf of Mexico)	March 2010 April 2015	March 2015 April 2020	$ $	526,000 585,000		$522,000 —	95%	93%
Discoverer Clear Leader	USA (Gulf of Mexico)	August 2009 September 2014	September 2014 September 2018	$ $	569,000 590,000	(4)	$567,000 —	95%	77%
Semisubmersible
Development Driller III	USA (Gulf of Mexico)	November 2009	November 2016		$428,000		$424,000	94%	90%

(1)	Contract start and completion dates are estimated. Contracts could be longer in duration because of a provision that allows the customer to finish drilling a well-in-progress and due to other factors not under our control. New contracts do not commence until the prior contract has been completed.

(2)	Represents the maximum contractual operating dayrate, which is subject to change due to cost escalations. The dayrate includes pre-operating revenues of $22,000 per day for the Discoverer Inspiration contract ending in March 2015 and $19,000 per day for the Discoverer Clear Leader contract ending in September 2014 for various customer requested upgrades and equipment. The dayrate excludes amortization of drilling contract intangible revenues as well as all other pre-operating revenues that terminate at the end of the rigs’ current contracts.

The average dayrate actually earned over the term of the contract will reflect various reduced rates received under the contract as a result of time billed according to standby rates, waiting-on-weather rates, maintenance rates or other similar rates, which typically are less than the contract dayrate. In addition, the amount shown does not reflect incentive programs, which are typically based on the rig’s operating performance against a performance curve. During the forecast period, we have assumed that we will not earn any additional revenues under incentive programs, and the projected dayrates do not assume any escalations.

For the three months ended March 31, 2014, average daily revenue was $533,200, $579,700 and $467,200 for Discoverer Inspiration, Discoverer Clear Leader and Development Driller III, respectively, and the revenue efficiency of the rigs in our initial fleet was 98 percent. For the twelve months ended March 31, 2014, average daily revenue was $511,100, $490,100 and $456,800 for Discoverer Inspiration, Discoverer Clear Leader and Development Driller III, respectively, and the revenue efficiency of the rigs in our initial fleet was 91 percent. For the year ended December 31, 2013, average daily revenue was $500,700, $450,500 and $416,100 for Discoverer Inspiration, Discoverer Clear Leader and Development Driller III, respectively, and the revenue efficiency of the rigs in our initial fleet was 86 percent.

(3)	Revenue efficiency is defined as actual contract drilling revenues for the measurement period divided by the maximum revenue calculated for the measurement period, expressed as a percentage. Maximum revenue is defined as the greatest amount of contract drilling revenues the drilling unit could earn for the measurement period, excluding amounts related to incentive provisions. Our revenue efficiency rate varies due to revenues earned under alternative contractual dayrates, such as a waiting-on-weather rate, repair rate, standby rate, force majeure rate or zero rate, that may apply under certain circumstances.

(4)	The dayrate for the remainder of the contract is linked to the standard West Texas Intermediate crude oil price with a floor of $40 per barrel resulting in a contract dayrate of $400,000 and a ceiling of $70 per barrel resulting in a contract dayrate of $500,000, before cost escalation adjustments of $50,000 per day and pre-operating revenues of $19,000 per day.

The projected revenue efficiency for each drilling rig is based on Transocean’s past experience with these drilling rigs and similar drilling rigs. We do not forecast the number of days during which the rig will earn standby rates, waiting-on-weather rates, maintenance rates or other similar rates. We do include in our forecast planned out-of-service days. During the twelve months ending September 30, 2015, we have assumed 21 days during which Discoverer Inspiration will earn no dayrate as it undergoes a planned shipyard for routine maintenance.

Revenue efficiency was lower in the twelve months ended March 31, 2014 and the year ended December 31, 2013 relative to the year ended December 31, 2012 due to unplanned downtime associated primarily with repairs to blowout preventers and other subsea equipment for each of the rigs in our initial fleet. Total revenue efficiency of our initial fleet in the years ended December 31, 2012 and 2011 was 97 percent and 93 percent, respectively. Total revenue efficiency of our initial fleet in the three months ended March 31, 2014 and 2013 was 98 percent and 77 percent, respectively. For the years ended December 31, 2012 and 2011, revenue efficiency for Discoverer Inspiration was 98 percent and 91 percent, respectively; for Discoverer Clear Leader was 97 percent and 97 percent, respectively; and for Development Driller III was 97 percent and 89 percent, respectively. The increase in revenue efficiency for Development Driller III in 2012 relative to 2011 was due to less unplanned downtime in 2012 for repairs to the blowout preventer and other subsea equipment.

A one percent change in annual revenue efficiency of our initial fleet would cause a corresponding change in the cash available for distribution attributable to Transocean Partners LLC of approximately $2 million.

Our drilling contracts entitle us to cost escalation in dayrates to compensate us for specific cost increases as reflected in certain publicly available cost indices and certain changes in our actual operating expenses. We have not assumed any cost escalations in our projected dayrates during the forecast period.

In addition to recurring contracted dayrates, we may also receive mobilization and demobilization fees for drilling rigs before and after their drilling assignments, and may also receive reimbursement of costs incurred by us at the customer’s request for additional supplies, personnel and other services not covered by the contracted dayrate. For the purpose of this forecast, we have not included any revenue or costs associated with additional customer requests, and we have not included any new mobilization fees or demobilization fees in the forecast as no drilling rigs are expected to be mobilizing or demobilizing during the twelve months ending September 30, 2015.

In connection with Transocean’s business combination with GlobalSantaFe Corporation in November 2007, Transocean acquired Development Driller III, which had a drilling contract that included fixed dayrates for future contract drilling services that were below the then-existing market dayrates available for similar contracts as of the date of the business combination. Accordingly, Transocean recognized a contract intangible liability, representing the estimated fair value of the drilling contract, which is expected to be completed in November 2016. We amortize drilling contract intangible revenues of $42,000 per day over the remainder of the contract period and include such revenues in contract drilling revenues.

Other Revenues. Our forecast assumes estimated other revenues of $10 million during the twelve months ending September 30, 2015, compared to $9 million in the twelve months ended March 31, 2014 and the year ended December 31, 2013 for our Predecessor. The assumed reimbursable revenues consist primarily of revenues related to customer required services and equipment and other reimbursable costs. Other revenues are primarily offset by related costs.

Operating and Maintenance Expense. We estimate that we will have operating and maintenance expenses of $273 million during the twelve months ending September 30, 2015 compared to $245 million in the twelve months ended March 31, 2014 and $242 million in the year ended December 31, 2013 for our Predecessor. Forecasted operating and maintenance expenses assume that all of our drilling rigs are operational throughout the twelve months ending September 30, 2015. Our forecast also assumes the cost level of operating in the U.S. Gulf of Mexico, where our drilling rigs are expected to be located during the twelve months ending September 30, 2015, is consistent with the cost level for this region during the twelve months ended March 31, 2014 and the year ended December 31, 2013, as adjusted for expected inflation. The forecast takes into account increases in crewing and other labor related costs driven predominantly by an increase in demand for qualified and experienced officers and crew and inflation.

All three of our drilling units are equipped with Transocean’s patented dual-activity technology. We entered into patent license agreements with Transocean for the use of the patented technology through the expiration of the patents in May 2016. Under the license agreements, we paid to Transocean an aggregate original license cost of $20 million, recorded in other assets. For the twelve months ended March 31, 2014 and the year ended December 31, 2013, our Predecessor’s amortized deferred license costs were $3 million, recorded in operating and maintenance expense. Under the license agreements, we are required to pay to Transocean quarterly royalty fees of between three percent and five percent of revenues. In the twelve months ended March 31, 2014 and the year ended December 31, 2013, our Predecessor paid a total of $19 million for royalty fees and recognized a corresponding expense, recorded in operating and maintenance expense. Following this offering, the Transocean Member will retain the obligation for the payment of the quarterly royalty fees through the patent expiration, and we will recognize a corresponding non-cash expense for the fees paid on our behalf.

Depreciation Expense. We estimate that our depreciation expense will be $61 million for the twelve months ending September 30, 2015 compared to $66 million in the twelve months ended March 31, 2014 and in the year ended December 31, 2013 for our Predecessor. Forecasted depreciation expense assumes that no drilling rigs are purchased or sold during the twelve months ending September 30, 2015. We have accounted for depreciation expense in a manner consistent with the historical presentation in the combined statements of operations of Transocean Partners LLC Predecessor. Drilling rigs and equipment are recorded at historical cost less accumulated depreciation. The cost of a drilling rig less its estimated residual value is depreciated on a straight-line basis over its estimated remaining useful life, which we estimate as of July 1, 2014, to be 30, 31 and 30 years for each of Discoverer Clear Leader, Discoverer Inspiration and Development Driller III, respectively.

General and Administrative Expense. Forecasted general and administrative expenses for the twelve months ending September 30, 2015 are based on the following assumptions:

•	we will incur approximately $11 million of costs and fees pursuant to the master services agreements that we will enter into with Transocean. These costs and fees are consistent with our Predecessor’s costs and fees of approximately $10 million for such services during the twelve months ended March 31, 2014 and the year ended December 31, 2013. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Master Services Agreements”; and

•	we will incur approximately $10 million in incremental expenses annually as a result of being a publicly traded limited liability company. These expenses will include costs associated with annual reports to unitholders, tax return preparation, investor relations, registrar and transfer agent fees, audit fees, legal fees, incremental director and officer liability insurance costs and executive and director compensation.

Interest Expense (Income), Net. Estimated interest expense (income), net for the twelve months ending September 30, 2015 consists of interest income of $2 million, net of interest expense of $1 million.

Interest income includes $2 million of interest earned on long-term accounts receivable from our customers. We record long-term accounts receivable at their present value and recognize interest income on the outstanding balance using the effective interest method through the dates of payment. In the twelve months ended March 31, 2014 and the year ended December 31, 2013, our Predecessor recognized $4 million of interest income on long-term accounts receivable from customers.

Interest expense consists primarily of a commitment fee related to our anticipated $300 million undrawn Five-Year Revolving Credit Facility and interest expense resulting from the 364-day working capital note payable, based on an average outstanding principal amount of $19 million. In the twelve months ended March 31, 2014 and the year ended December 31, 2013, our Predecessor did not have any interest expense.

Income Tax Expense. Forecasted income tax expense is based on the tax laws and applicable rates in the countries where operations are conducted and income is earned. The forecasted tax expense for the twelve months ending September 30, 2015 is primarily comprised of the expected U.S. federal income taxes on the U.S. operations of Discoverer Clear Leader, Discoverer Inspiration and Development Driller III. Rig movement between taxing jurisdictions and their respective operating structures could affect the provision for income tax expense. We have assumed that the drilling rigs will remain in the U.S. Gulf of Mexico throughout the twelve months ending September 30, 2015.

In computing our tax obligations, we are required to take various tax accounting and reporting positions on matters that are not entirely free from doubt and for which we have not received rulings from the governing authorities. We cannot assure you that upon review of these positions the applicable authorities will agree with our positions. For example, the IRS has in prior periods challenged the transfer pricing used by Transocean for certain charters of drilling rigs, including our drilling rigs, between its subsidiaries. Transocean has settled all challenges of this item for all years through its 2009 tax year with no material adjustments and it is currently contesting the proposed adjustments for its 2010 and 2011 tax years. In addition, the forecasted income tax expense assumes that our transfer pricing policies for charters of drilling rigs between our subsidiaries will be consistent with Transocean’s transfer pricing policies. However, if the IRS successfully challenged our transfer pricing policies, it could result in a material increase in our U.S. federal income tax expense. Please read “Risk Factors—Tax Risks—A loss of a major tax dispute or a successful tax challenge to our operating structure, intercompany pricing policies or the taxable presence of our key subsidiaries in certain countries could result in a higher tax rate on our worldwide earnings, reducing our cash available for distribution to you” for additional information.

Estimated Maintenance and Replacement Capital Expenditures. Our limited liability company agreement requires our board of directors to deduct from operating surplus each quarter an estimate of the present value of the average quarterly maintenance and replacement capital expenditures to be incurred in the future, as opposed to deducting the actual maintenance and replacement capital expenditures incurred during the reporting period. The intent of this adjustment is to smooth the disparities in operating surplus that would be caused by fluctuating maintenance and replacement capital expenditures, such as major capital expenditures associated with equipment recertifications and special classification surveys and drilling rig replacement, with the objective to deliver a consistent, stable distribution. The actual cost of capital expenditures and the replacement of the drilling rigs in our fleet will depend on the factors that cause such out of service time, including, but not limited to, equipment condition, supplier costs, regulatory and classification requirements, prevailing market conditions for contracting opportunities and the availability and cost of financing for replacement of assets, at the time of replacement. Our board of directors, with the approval of the conflicts committee, may determine that one or more of our reserve assumptions should be revised, which could cause our board of directors to change the amount of estimated maintenance and replacement capital expenditures. We may elect to finance some or all of future maintenance and replacement capital expenditures through the issuance of additional common units which could be dilutive to our existing unitholders. Please read “Risk Factors—Risks Inherent in Our Business—We must make substantial capital and operating expenditures to maintain the operating capacity of our fleet, and we may be required to make significant capital expenditures to maintain our competitiveness and to comply with laws and the applicable regulations and standards of governmental authorities and organizations, or to execute our growth plan, each of which could negatively affect our financial condition, result of operations and cash flows and reduce cash available for distribution. In addition, each quarter we are required to deduct estimated maintenance and replacement capital expenditures from operating surplus, which may result in less cash available to unitholders than if actual maintenance and replacement capital expenditures were deducted.”

Our initial annual estimated maintenance and replacement capital expenditures will be $69 million per year. This is attributable to the substantial capital expenditures we are required to make to maintain our fleet over time and the cost to replace our drilling rigs at the end of their useful lives, including financing costs. This estimate is based on a number of assumptions including estimated financing costs, the remaining useful lives of the drilling rigs, estimated out of service costs, drilling rig replacement values based on current market conditions and the residual value of the drilling rigs.

Regulatory, Industry and Economic Factors

Our forecast for the twelve months ending September 30, 2015 is based on the following assumptions related to regulatory, industry and economic factors:

•	no material nonperformance or credit-related defaults by suppliers, customers or vendors;

•	no new regulation or any interpretation of existing regulations or governmental action that, in either case, would be materially adverse to our business;

•	no material accidents, environmental incidents, releases, weather-related incidents, unscheduled downtime or similar unanticipated events;

•	no major adverse change in the markets in which we operate resulting from oil production disruptions, reduced demand for oil or significant changes in the market prices of oil;

•	no material changes to applicable tax laws, treaties or the interpretation thereof in the markets in which we operate and no material tax disputes; and

•	no material changes to market, regulatory and overall economic conditions or in prevailing interest rates.

Noncontrolling Interest. The noncontrolling interest reflects the 49 percent noncontrolling interest in each RigCo that is owned by the Transocean Member, as those entities will be controlled and consolidated by us. We have assumed that our and the Transocean Member’s respective ownership interests in the RigCos remains unchanged during the forecast period.

Forecast of Compliance with Debt Covenants. Our ability to make distributions could be affected if we and Transocean do not remain in compliance with the covenants in our respective financing agreements. We have assumed that we and Transocean will be in compliance with all of the covenants in such financing agreements during the forecast period. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for a further description of our financing agreements.

PROVISIONS OF OUR LIMITED LIABILITY COMPANY AGREEMENT RELATING TO CASH DISTRIBUTIONS

Distributions of Available Cash

General

Within 60 days after the end of each quarter, beginning with the quarter ending September 30, 2014, we will distribute all of our available cash (defined below) to unitholders of record on the applicable record date. We will adjust the minimum quarterly distribution for the period from the closing of this offering through September 30, 2014, based on the actual length of the period.

Definition of Available Cash

Available cash generally means, for each fiscal quarter, all cash on hand at the end of that quarter (including our proportionate share of cash on hand of subsidiaries we do not wholly own, including the RigCos):

•	less, the amount of cash reserves (including our proportionate share of cash reserves of certain subsidiaries we do not wholly own, including the RigCos) established by our board of directors to:

•	provide for the proper conduct of our business (including reserves for future capital expenditures and for anticipated future debt service requirements) subsequent to that quarter;

•	comply with applicable law, any debt instruments or other agreements; and

•	provide funds for distributions to our unitholders for any one or more of the next four quarters (provided that our board of directors may not establish cash reserves for distributions if the effect of the establishment of such reserves will prevent us from paying the minimum quarterly distribution on all common units and any cumulative arrearages on such common units for the current quarter);

•	plus, all cash on hand on the date of determination of available cash resulting from cash distributions received after the end of such quarter on equity interests in any person other than a subsidiary held by us or any of our subsidiaries, which distributions are paid by such person in respect of operations conducted by such person during such quarter;

•	plus, if our board of directors so determines, all or any portion of the cash on hand (including our proportionate share of cash on hand of subsidiaries we do not wholly own, including the RigCos) on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

The purpose and effect of the last bullet point above is to allow our board of directors, if it so decides, to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to unitholders. Under our limited liability company agreement, working capital borrowings are generally borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to members and with the intent of the borrower to repay such borrowings within twelve months with funds other than from additional working capital borrowings.

Intent to Distribute the Minimum Quarterly Distribution

We intend to distribute to the holders of common units and subordinated units on a quarterly basis at least the minimum quarterly distribution of $         per unit, or $         per unit per year, to the extent we have sufficient cash on hand to pay the distribution after we establish cash reserves and pay fees and expenses, including reimbursements of expenses to the Transocean Member and its affiliates. The amount of available cash from operating surplus needed to pay the minimum quarterly distribution for one quarter on all units outstanding immediately after this offering is approximately $         million. However, there is no guarantee that we will pay

the minimum quarterly distribution on our units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid and the decision to make any distribution is determined by our board of directors, taking into consideration the terms of our limited liability company agreement.

Incentive Distribution Rights

The Transocean Member currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 50 percent, of the cash we distribute from operating surplus (as defined below) in excess of $         per unit per quarter; provided that for any fiscal quarter in which the application of our distribution formula would result in the holders of the common units receiving, in the aggregate, less than a majority of the aggregate distribution of available cash for such quarter, then the distribution to the holders of the incentive distribution rights will be reduced, pro rata, to the extent necessary to cause the aggregate distribution to the holders of the common units to represent a majority of the aggregate distribution of available cash for such quarter. The maximum distribution of 50 percent does not include any distributions the Transocean Member or its affiliates may receive on common or subordinated units that they own. Please read “—Incentive Distribution Rights” below for additional information.

Operating Surplus and Capital Surplus

General

All cash distributed to unitholders will be characterized as either being paid from “operating surplus” or “capital surplus.” We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Operating Surplus

We define operating surplus as:

•	$ million (as described below); plus

•	all of our cash receipts (or our proportionate share of cash receipts in the case of subsidiaries that are not wholly owned) after the closing of this offering, excluding cash from interim capital transactions (as defined below), provided that cash receipts from the termination of a commodity hedge, currency hedge or interest rate hedge prior to its stipulated settlement or termination date shall be included in operating surplus in equal quarterly installments over the remaining scheduled life of such commodity hedge, currency hedge or interest rate hedge; plus

•	working capital borrowings made after the end of a quarter but on or before the date of determination of operating surplus for that quarter; plus

•	cash distributions on equity interests in any entity other than subsidiaries held by us or any of our subsidiaries received after the end of the quarter but on or before the date of determination of operating surplus for that quarter in respect of operations of such entity and not from sources that would constitute interim capital transactions if paid by us; plus

•	cash distributions (including incremental distributions on incentive distribution rights) paid in respect of equity issued, other than equity issued in this offering, to finance all or a portion of expansion capital expenditures in respect of the period from the date that we enter into a binding obligation to commence the construction, development, replacement, improvement or expansion of a capital asset and ending on the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; less

•	cash distributions (including incremental distributions on incentive distribution rights) paid in respect of equity issued, other than equity issued in this offering, to pay interest and related fees on debt incurred, or to pay distributions on equity issued, to finance the expansion capital expenditures referred to in the prior bullet point; less

•	all of our operating expenditures (as defined below), which includes estimated maintenance and replacement capital expenditures, after the closing of this offering; less

•	the amount of cash reserves established by our board of directors to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within twelve months after having been incurred or repaid within such twelve month period with the proceeds of additional working capital borrowings; less

•	any cash loss realized on dispositions of assets acquired using investment capital expenditures.

As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by operations. For example, it includes a provision that will enable us, if we choose, to distribute as operating surplus up to $         million of cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures (as described below) and thus reduce operating surplus when repayments are made. However, if working capital borrowings, which increase operating surplus, are not repaid during the twelve-month period following the borrowing, they will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowings are in fact repaid, they will not be treated as a further reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

We define interim capital transactions as (i) borrowings, refinancings or refundings of indebtedness (other than working capital borrowings and items purchased on open account or for a deferred purchase price in the ordinary course of business) and sales of debt securities, (ii) issuances of equity securities, (iii) sales or other dispositions of assets, other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and sales or other dispositions of assets as part of normal asset retirements or replacements and (iv) capital contributions received.

We define operating expenditures as all of our cash expenditures, including, but not limited to, taxes, reimbursements of expenses of the Transocean Member and its affiliates, officer, director and employee compensation, interest payments, estimated maintenance capital expenditures, payments made in the ordinary course of business under interest rate hedge contracts, currency hedge contracts and commodity hedge contracts (provided that payments made in connection with the termination of any interest rate hedge contract, currency hedge contract or commodity hedge contract prior to the stipulated settlement or termination date specified therein will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract, currency hedge contract or commodity hedge contract and amounts paid in connection with the initial purchase of an interest rate hedge contract, currency hedge contract or a commodity hedge contract will be amortized over the life of such interest rate hedge contract, currency hedge contract or commodity hedge contract), maintenance and replacement capital expenditures (as discussed in further detail below), and repayment of working capital borrowings; provided, however, that operating expenditures will not include:

•	repayments of working capital borrowings where such borrowings have previously been deemed to have been repaid (as described above);

•	payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness, other than working capital borrowings;

•	expansion capital expenditures, investment capital expenditures or actual maintenance and replacement capital expenditures (which are discussed in further detail under “—Capital Expenditures” below);

•	payment of transaction expenses (including taxes) relating to interim capital transactions;

•	distributions to our members; or

•	repurchases of limited liability company interests (excluding repurchases we make to satisfy obligations under employee benefit plans).

Capital Surplus

Capital surplus is defined in our limited liability company agreement as any distribution of available cash in excess of our operating surplus. Accordingly, except as described above, capital surplus would generally be generated by:

•	borrowings other than working capital borrowings;

•	sales of our equity and debt securities;

•	sales or other dispositions of assets, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of ordinary course retirement or replacement of assets; and

•	capital contributions received.

Characterization of Cash Distributions

Our limited liability company agreement requires that we treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the closing of this offering equals the operating surplus from the closing of this offering through the end of the quarter immediately preceding that distribution. Our limited liability company agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. Our limited liability company agreement treats a distribution of capital surplus as the repayment of the consideration for the issuance of units, which is as a return of capital. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures

Maintenance and replacement capital expenditures are those cash expenditures required to maintain, over the long-term, the operating capacity, asset base or operating income of the company. In our limited liability company agreement, we refer to these expenditures as “maintenance capital expenditures.” Examples of maintenance and replacement capital expenditures include expenditures associated with maintenance, modifying an existing drilling rig or acquiring a new drilling rig to the extent such expenditures are incurred to maintain the operating capacity, asset base or operating income of the fleet. Maintenance and replacement capital expenditures will also include interest and related fees (including periodic net payments under related interest rate swap agreements) on debt incurred and distributions on equity issued (including the amount of any incremental distributions made to the holders of our incentive distribution rights) to finance the construction of a capital improvement and paid in respect of the construction period, which we define as the period beginning on the date that we enter into a binding construction contract and ending on the earlier of the date that the capital improvement commences commercial service or the date that the capital improvement is abandoned or disposed of. Debt incurred to pay or equity issued to fund construction period interest payments, and distributions on such equity (including the amount of any incremental distributions made to the holders of our incentive distribution rights), will also be considered maintenance and replacement capital expenditures.

Expansion capital expenditures are cash expenditures incurred to increase, over the long-term, the operating capacity, asset base or operating income of the company. Examples of expansion capital expenditures include expenditures associated with acquiring a new drilling rig or improving an existing drilling rig to the extent those expenditures increase, over the long term, the operating capacity, asset base or operating income of the company. Expansion capital expenditures will also include interest and related fees (including periodic net payments under related interest rate swap agreements) on debt incurred and distributions on equity issued (including the amount of any incremental distributions made to the holders of our incentive distribution rights) to finance all or a portion of expansion capital expenditures paid in respect of the construction period.

Investment capital expenditures are those capital expenditures that are neither maintenance and replacement capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of equity securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes.

Capital expenditures that are made in part for maintenance and replacement capital purposes, investment capital purposes and/or expansion capital purposes will be allocated as maintenance and replacement capital expenditures, investment capital expenditures or expansion capital expenditures by our board of directors.

Because maintenance and replacement capital expenditures can be very large and vary significantly in timing, the amount of actual maintenance and replacement capital expenditures may differ substantially from period to period, which could cause similar fluctuations in the amounts of operating surplus, adjusted operating surplus and available cash for distribution to our unitholders if we subtracted actual maintenance and replacement capital expenditures from operating surplus each quarter. Accordingly, to eliminate the effect on operating surplus of these fluctuations, our limited liability company agreement requires that an amount equal to an estimate of the average quarterly maintenance and replacement capital expenditures necessary to maintain the operating capacity of or the revenue generated by our capital assets over the long-term be subtracted from operating surplus each quarter, as opposed to the actual amounts spent. In our limited liability company agreement, we refer to these estimated maintenance and replacement capital expenditures to be subtracted from operating surplus as “estimated maintenance capital expenditures.” The amount of estimated maintenance and replacement capital expenditures deducted from operating surplus is subject to review and change by our board of directors at least once a year, provided that any change must be approved by our conflicts committee. The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our maintenance and replacement capital expenditures, such as a major acquisition or the introduction of new governmental regulations that will affect the fleet. For purposes of calculating operating surplus, any adjustment to this estimate will be prospective only. For a discussion of the amounts we have allocated toward estimated maintenance and replacement capital expenditures, please read “Our Cash Distribution Policy and Restrictions on Distributions.”

The use of estimated maintenance and replacement capital expenditures in calculating operating surplus will have the following effects:

•	it will reduce the risk that actual maintenance and replacement capital expenditures in any one quarter will be large enough to make operating surplus less than the minimum quarterly distribution to be paid on all the units for that quarter and subsequent quarters;

•	it may reduce the need for us to borrow to pay distributions;

•	it will be more difficult for us to raise our distribution above the minimum quarterly distribution and pay incentive distributions to the Transocean Member; and

•	it will reduce the likelihood that a large maintenance and replacement capital expenditure in a period will prevent Transocean from being able to convert some or all of its subordinated units into common units since the effect of an estimate is to spread the expected expense over several periods, mitigating the effect of the actual payment of the expenditure on any single period.

Subordination Period

General

Our limited liability company agreement provides that, during the subordination period (which we define below), the common units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $         per common unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. These units are deemed “subordinated” because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions until the common units have received the minimum quarterly distribution plus any arrearages from prior quarters. Furthermore, no arrearages will accrue or be payable on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that, during the subordination period, there will be available cash to be distributed on the common units.

Subordination Period

Except as described below, the subordination period will begin on the closing date of this offering and will extend until the first business day following the distribution of available cash in respect of any quarter beginning with the quarter ending June 30, 2019, that each of the following tests are met:

•	aggregate distributions of available cash from operating surplus on the outstanding common units, subordinated units and any other outstanding units that are senior or equal in right of distribution to the subordinated units with respect to each of the three consecutive, non-overlapping four-quarter periods immediately preceding such date equaled or exceeded $ (the annualized minimum quarterly distribution) on all outstanding common units and subordinated units and any other outstanding units that are senior or equal in right of distribution to the subordinated units, in each case in respect of such periods;

•	the adjusted operating surplus for each of the three consecutive, non-overlapping four-quarter periods immediately preceding such date equaled or exceeded $ (the annualized minimum quarterly distribution) on all of the common units, subordinated units and any other units that are senior or equal in right of distribution to the subordinated units that were outstanding during such periods on a fully diluted weighted average basis; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

Expiration Upon Removal of the Transocean Member

In addition, if the unitholders remove the Transocean Member other than for cause and no units held by the Transocean Member and its affiliates voted in favor of the removal:

•	the subordinated units held by any person will immediately and automatically convert into common units on a one-for-one basis;

•	all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end;

•	the holders of the incentive distribution rights (initially, the Transocean Member) will have the right to convert their incentive distribution rights into common units or to receive cash in exchange for those interests.

Expiration of the Subordination Period

When the subordination period ends upon satisfaction of the test described above or upon removal of the Transocean Member as described above, each outstanding subordinated unit will convert into one common unit and will thereafter participate pro rata with the other common units in distributions of available cash.

Adjusted Operating Surplus

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net drawdowns of reserves of cash established in prior periods. Adjusted operating surplus for any period consists of:

•	operating surplus generated with respect to that period (excluding any amounts attributable to the item described in the first bullet point under the caption “—Operating Surplus and Capital Surplus—Operating Surplus” above); less

•	any net increase in working capital borrowings with respect to that period; less

•	any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to that period; plus

•	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium; plus

•	any net decrease made in subsequent periods to cash reserves for operating expenditures initially established with respect to that period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods.

Distributions of Available Cash From Operating Surplus During the Subordination Period

We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

•	first, 100 percent to the common unitholders, pro rata, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•	second, 100 percent to the common unitholders, pro rata, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•	third, 100 percent to the subordinated unitholders, pro rata, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—Incentive Distribution Rights” below.

The preceding paragraph is based on the assumption that we do not issue additional classes of equity securities.

Distributions of Available Cash From Operating Surplus After the Subordination Period

We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

•	first, 100 percent to all unitholders, pro rata, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—Incentive Distribution Rights” below.

The preceding paragraph is based on the assumption that we do not issue additional classes of equity securities.

Transocean Member Interest

The Transocean Member owns a transferrable non-economic limited liability company interest in us, which does not entitle it to receive cash distributions. However, the Transocean Member owns common units, subordinated units and incentive distribution rights (as further explained below) in us and may in the future own other equity securities in us and is, or will be, entitled to receive distributions on any such interests.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. The Transocean Member will hold the incentive distribution rights following completion of this offering. The incentive distribution rights may be transferred separately from the Transocean Member interest. Any transfer by the Transocean Member of the incentive distribution rights would not change the percentage allocations of quarterly distributions with respect to such rights.

If for any quarter:

•	we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders in the following manner:

•	first, 100 percent to all unitholders, pro rata, until each unitholder receives a total of $ per unit for that quarter (the “first target distribution”);

•	second, 85 percent to all unitholders, pro rata, and 15 percent to the holders of the incentive distribution rights, pro rata, until each unitholder receives a total of $ per unit for that quarter (the “second target distribution”);

•	third, 75 percent to all unitholders, pro rata, and 25 percent to the holders of the incentive distribution rights, pro rata, until each unitholder receives a total of $ per unit for that quarter (the “third target distribution”); and

•	thereafter, 50 percent to all unitholders, pro rata, and 50 percent to the holders of the incentive distribution rights, pro rata.

In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution. The percentage interests set forth above assume that we do not issue additional classes of equity securities. Notwithstanding the foregoing, for any quarter in which the application of the formula above would result in the common unitholders receiving, in the aggregate, less than a majority of the aggregate distribution of available cash for such quarter, then the distribution to the holders of the incentive distribution rights will be reduced, pro rata, to the extent necessary to cause the aggregate distribution to the common unitholders to represent a majority of the aggregate distribution of available cash for such quarter.

Percentage Allocations of Available Cash From Operating Surplus

The following table illustrates the percentage allocations of the additional available cash from operating surplus among the unitholders and the holders of the incentive distribution rights up to the various target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of the unitholders and the holders of the incentive distribution rights in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Target Amount,” until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and the holders of the incentive distribution rights for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below assume that there are no arrearages on common units.

	Total Quarterly Distribution Target Amount	Marginal Percentage Interest in Distributions
		Unitholders	Holders of IDRs
Minimum Quarterly Distribution		$100%	—
First Target Distribution	above $ up to $	100%	—
Second Target Distribution	above $ up to $	85%	15%
Third Target Distribution	above $ up to $	75%	25%
Thereafter	above $	50%	50%

Distributions From Capital Surplus

How Distributions From Capital Surplus Will Be Made

We will make distributions of available cash from capital surplus, if any, in the following manner:

•	first, 100 percent to all unitholders, pro rata, until the minimum quarterly distribution is reduced to zero, as described below;

•	second, 100 percent to the common unitholders, pro rata, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	thereafter, as if such distributions were from operating surplus.

The preceding paragraph is based on the assumption that we do not issue additional classes of equity securities.

Effect of a Distribution from Capital Surplus

The limited liability company agreement treats a distribution of capital surplus as the repayment of the consideration for the issuance of the units, which is a return of capital. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the distribution had to the fair market value of the common units prior to the announcement of the distribution. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for the Transocean Member to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the minimum quarterly distribution is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we reduce the minimum quarterly distribution and the target distribution levels to zero, we will then make all future distributions 50 percent to the holders of units and 50 percent to the holders of the incentive distribution rights (initially, the Transocean Member; provided that for any fiscal quarter in which the application of our distribution formula would result in the holders of the common units receiving, in the aggregate, less than a majority of the aggregate distribution of available cash for such quarter, then the distribution to the holders of the incentive distribution rights shall be reduced, pro rata, to the extent necessary to cause the aggregate distribution to the holders of the common units to represent a majority of the aggregate distribution of available cash for such quarter).

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our common units into fewer common units or subdivide our common units into a greater number of common units, we will proportionately adjust:

•	the minimum quarterly distribution;

•	the target distribution levels;

•	the initial unit price; and

•	the arrearages per common unit in payment of the minimum quarterly distribution on the common units.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the initial unit price would each be reduced to 50 percent of its initial level. If we combine our common units into a lesser number of units or subdivide our common units into a greater number of units, we will combine our subordinated units or subdivide our subordinated units, using the same ratio applied to the common units. We will not make any adjustment by reason of the issuance of additional units for cash or property.

Distributions of Cash Upon Liquidation

If we dissolve in accordance with the limited liability company agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will apply the proceeds of liquidation in the manner set forth below.

If, as of the date three trading days prior to the announcement of the proposed liquidation, the average closing price for our common units for the preceding 20 trading days (the “current market price”) is greater than the sum of:

•	any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period; plus

•	the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

then the proceeds of the liquidation will be applied as follows:

•	first, 100 percent to the common unitholders, pro rata, until we distribute for each outstanding common unit an amount equal to the current market price of our common units;

•	second, 100 percent to the subordinated unitholders, pro rata, until we distribute for each subordinated unit an amount equal to the current market price of our common units; and

•	thereafter, 50 percent to all unitholders, pro rata, 50 percent to holders of incentive distribution rights.

Notwithstanding the foregoing, if the application of the formula above would result in the common unitholders receiving, in the aggregate, less than a majority of the aggregate proceeds of liquidation, then the application of the proceeds of liquidation to the holders of the incentive distribution rights shall be reduced, pro rata, to the extent necessary to cause the aggregate application of the proceeds of liquidation to the common unitholders to represent a majority of the aggregate proceeds of liquidation.

If, as of the date three trading days prior to the announcement of the proposed liquidation, the current market price of our common units is equal to or less than the sum of:

•	any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period; plus

•	the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

then the proceeds of the liquidation will be applied as follows:

•	first, 100 percent to the common unitholders, pro rata, until we distribute for each outstanding common unit an amount equal to the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

•	second, 100 percent to the common unitholders, pro rata, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•	third, 100 percent to the subordinated unitholders, until we distribute for each outstanding subordinated unit an amount equal to the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation); and

•	thereafter, 50 percent to all unitholders, pro rata, 50 percent to holders of incentive distribution rights.

Notwithstanding the foregoing, if the application of the formula above would result in the common unitholders receiving, in the aggregate, less than a majority of the aggregate proceeds of liquidation, then the application of the proceeds of liquidation to the holders of the incentive distribution rights shall be reduced, pro rata, to the extent necessary to cause the aggregate application of the proceeds of liquidation to the common unitholders to represent a majority of the aggregate proceeds of liquidation.

The immediately preceding paragraph is based on the assumption that we do not issue additional classes of equity securities.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

The following table presents, in each case for the periods and as of the dates indicated, selected historical financial and operating data of Transocean Partners LLC Predecessor, which includes the operating results, assets and liabilities of the drilling rigs in our initial fleet. The selected historical financial data of Transocean Partners LLC Predecessor as of and for the years ended December 31, 2013 and 2012 are derived from the audited combined financial statements of Transocean Partners LLC Predecessor, prepared in accordance with U.S. GAAP, which are included elsewhere in this prospectus. The summary historical financial data of Transocean Partners LLC Predecessor as of March 31, 2014 and for the three months ended March 31, 2014 and 2013 are derived from the unaudited condensed combined financial statements of Transocean Partners LLC Predecessor, prepared in accordance with U.S. GAAP, which are included elsewhere in this prospectus.

The following financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the historical combined financial statements of Transocean Partners LLC Predecessor and the notes thereto, our unaudited pro forma combined balance sheet and the notes thereto and our forecasted results of operations for the twelve months ending September 30, 2015, in each case included elsewhere in this prospectus.

Our financial position, results of operations and cash flows could differ from those that would have resulted if we operated autonomously or as an entity independent of Transocean in the periods for which historical financial data are presented below, and such data may not be indicative of our future operating results or financial performance.

	Three months ended March 31,		Years ended December 31,
	2014	2013	2013	2012
	(In millions, except fleet data)
Statement of operations data
Operating revenues	$148	$116	$526	$569
Costs and expenses	79	76	318	293
Operating income	69	40	208	276
Interest income	—	—	4	3
Income before income tax expense	69	40	212	279
Income tax expense	6	4	23	24
Net income	63	36	189	255

Balance sheet data (at end of period)
Cash and cash equivalents	$—	$—	$—	$—
Property and equipment, net	2,005	2,082	2,038	2,098
Total assets	2,432	2,506	2,468	2,557
Total long-term liabilities	78	117	87	131
Total net investment	2,320	2,351	2,344	2,388

Cash flow data
Cash provided by operating activities	$70	$73	$239	$340
Cash used in investing activities(1)	(1)	—	(4)	(15)
Cash used in financing activities	(69)	(73)	(235)	(325)

Fleet data
Number of rigs	3	3	3	3
Average age of fleet at end of period (in years)	4.3	3.3	4.1	3.1
Operating days(2)	270	270	1,095	1,098
Average daily revenue(3)	$526,700	$403,900	$455,800	$491,500
Revenue efficiency(4)	98%	77%	86%	97%
Rig utilization(5)	100%	100%	100%	99%

Other financial data
EBITDA(6)	$85	$56	$274	$341
Adjusted EBITDA(6)	72	43	221	287

(1)	Represents cash used to fund capital expenditures.

(2)	An operating day is defined as a calendar day during which a rig is contracted to earn a dayrate during the firm contract period after commencement of operations.

(3)	Average daily revenue is defined as contract drilling revenues earned per operating day. Our average daily revenue fluctuates relative to market conditions and our revenue efficiency. Average daily revenues increased in the three months ended March 31, 2014 relative to the three months ended March 31, 2013 due to an increase in revenue efficiency resulting from lower unplanned downtime and an increase in operating dayrates associated with cost escalation adjustments that reflect increases in our operating costs. Average daily revenues decreased in the year ended December 31, 2013 relative to the year ended December 31, 2012 due to a decrease in revenue efficiency resulting from unplanned downtime. This decrease was slightly offset by an increase in operating dayrates associated with cost escalation adjustments that reflect increases in our operating costs.

(4)

Revenue efficiency is defined as actual contract drilling revenues for the measurement period divided by the maximum revenue calculated for the measurement period, expressed as a percentage. Maximum revenue is defined as the greatest amount of contract drilling revenues the drilling unit could earn for the measurement period, excluding amounts related to incentive provisions. Our revenue efficiency rate varies due to revenues earned under alternative contractual dayrates, such as a waiting-on-weather rate, repair rate, standby rate, force majeure rate or zero rate, that may apply under certain circumstances. Revenue efficiency increased in the three months ended March 31, 2014 relative to the three months ended March 31, 2013 resulting from lower unplanned downtime associated primarily with repairs to blowout preventers and other subsea equipment. Revenue efficiency was lower in the year ended December 31, 2013 relative to the year ended December 31, 2012 due to unplanned downtime associated primarily with repairs to blowout preventers and other subsea equipment.

(5)	Rig utilization is defined as the total number of operating days divided by the total number of rig calendar days in the measurement period, expressed as a percentage. Our rig utilization rate declines as a result of idle and stacked rigs and during shipyard and mobilization periods to the extent these rigs are not earning revenues.

(6)	Please read “—Non-GAAP Measures” below for a reconciliation of EBITDA and Adjusted EBITDA to net income, the most directly comparable U.S. GAAP measure.

Non-GAAP Measures

For a discussion of the non-GAAP financial measures EBITDA and Adjusted EBITDA, please read “Summary—Non-GAAP Financial Measures.” The following table presents a reconciliation of net income, the most directly comparable U.S. GAAP financial measure, to EBITDA and Adjusted EBITDA for each of the periods indicated.

	Three months ended March 31,		Years ended December 31,
	2014	2013	2013	2012
	(In millions)
Net income	$63	$36	$189	$255
Plus:
Income tax expense	6	4	23	24
Interest income(1)	—	—	(4)	(3)
Depreciation expense	16	16	66	65

EBITDA	85	56	274	341
Plus:
Amortization of prior certification costs and license fees	1	1	3	3
Non-cash recognition of royalty fees(2)	—	—	—	—
Less:
Amortization of drilling contract intangible	4	4	18	19
Amortization of pre-operating revenues	10	10	38	38

Adjusted EBITDA	$72	$43	$221	$287

(1)	Includes interest earned on long-term accounts receivable from our customers. We record long-term accounts receivable at their present value and recognize interest income on the outstanding balance using the effective interest method through the dates of payment.

(2)	Following this offering, the Transocean Member will retain the obligation for the payment of quarterly patent fees through the patent expiration, and we will recognize a non-cash expense for the fees paid on our behalf.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations in conjunction with the historical unaudited condensed combined financial statements and related notes and the audited combined financial statements and related notes of our Predecessor included elsewhere in this prospectus. Among other things, those combined financial statements include more detailed information regarding the basis of presentation for the following information.

This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section entitled “Risk Factors” included elsewhere in this prospectus.

The following discussion assumes that our business was operated as a separate entity prior to its inception. The interest in the assets, liabilities and operations of our Predecessor will be acquired in a reorganization under common control and have therefore been recorded at Transocean’s historical values. The unaudited condensed combined financial statements and the audited combined financial statements, the results of which are discussed below, have been carved out of the consolidated financial statements of Transocean, which operated the rigs in our fleet during the periods presented. Transocean’s drilling rigs and other assets, liabilities, revenues and expenses that do not relate to the rigs to be acquired by us are not included in our unaudited condensed combined financial statements and our audited combined financial statements. Our financial position, results of operations and cash flows reflected in our unaudited condensed combined financial statements and our audited combined financial statements include all expenses allocable to our business, but may not be indicative of those that would have been incurred had we operated as a separate public entity for all periods presented or of future results.

The combined net assets and results of operations of 100 percent ownership in each of two ultra-deepwater drillships (Discoverer Inspiration and Discoverer Clear Leader) and one semi-submersible drilling rig (Development Driller III) are collectively referred to as our “Predecessor.”

Business

We are a growth-oriented limited liability company recently formed by Transocean, one of the world’s largest offshore drilling contractors, to own, operate and acquire modern, technologically advanced offshore drilling rigs. Our initial assets consist of a 51 percent interest in three ultra-deepwater drilling rigs that are currently operating in the U.S. Gulf of Mexico. We generate revenue through contract drilling services, which involves contracting our mobile offshore drilling fleet, related equipment and work crews on a dayrate basis to drill oil and gas wells.

The historical results discussed below, and the unaudited condensed combined financial statements and related notes and the audited combined financial statements and related notes of what we refer to as “our Predecessor” included elsewhere in this prospectus, represent 100 percent of the combined results of operations of all three drilling rigs in our initial fleet.

Upon the completion of this offering, we will own a 51 percent interest in each of the RigCos. We will control each RigCo through our ownership of the majority of its shares or limited liability company interests. The Transocean Member will own the remaining 49 percent noncontrolling interest in each of the RigCos.

The RigCos own the following three drilling rigs:

•	the ultra-deepwater drillship Discoverer Inspiration, which commenced operations in 2010 and is currently under a contract with Chevron through April 2020;

•	the ultra-deepwater drillship Discoverer Clear Leader, which commenced operations in 2009 and is currently under a contract with Chevron through September 2018; and

•	the ultra-deepwater semi-submersible drilling rig Development Driller III, which commenced operations in 2009 and is currently under a contract with BP through November 2016.

As discussed below under “—Operating Results—Items You Should Consider When Evaluating Our Historical Financial Performance and Assessing Our Future Prospects,” upon closing of this offering, we will only own a 51 percent interest in each of the RigCos and thus will be entitled to only 51 percent of the RigCos’ distributions, if any. References in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to the “RigCos” when used in a historical context refer to Transocean Partners LLC Predecessor, and when used in the present tense or prospectively refers to the RigCos and their subsidiaries.

Upon the closing of this offering, our interest in the RigCos will represent our only cash-generating asset. We anticipate growing by acquiring additional drilling rigs and operations indirectly through additional rig-owning and rig-operating entities and by acquiring additional equity interests in the RigCos.

Our contract drilling services operations are currently concentrated in the U.S. Gulf of Mexico. Although rigs can be moved from one region to another, the cost of moving rigs and the availability of rig-moving vessels may cause the supply and demand balance to fluctuate somewhat between regions. Still, significant variations between regions do not tend to persist long term because of rig mobility. We consider that our fleet operates in a single, global market for the provision of contract drilling services. The location of our rigs and the allocation of resources to operate or upgrade rigs are determined by the activities and needs of our customers.

Our Drilling Contracts

The current contracts to provide offshore drilling services associated with the drilling rigs in our initial fleet were individually negotiated and vary in their terms and provisions. We generally obtain most of our drilling contracts through competitive bidding against other contractors and direct negotiations with operators. Our current drilling contracts provide for payment on a dayrate basis, with higher rates for periods while the drilling unit is operating and lower rates or zero rates for periods of mobilization or when drilling operations are interrupted or restricted by equipment breakdowns, adverse environmental conditions or other conditions some of which are beyond our control. Our current drilling contracts extend over a stated term, but may be longer in duration depending on wells in progress and other factors not under our control.

Our current drilling contracts with customers are cancellable at the option of the customer upon payment of an early termination payment. Such payments, however, may not fully compensate us for the loss of the contract. Our contracts also provide for either automatic termination, or termination at the option of the customer typically without the payment of any termination fee, under various circumstances such as non-performance, in the event of extended downtime or impaired performance caused by equipment or operational issues, or sustained periods of downtime due to force majeure events. Some of these events are beyond our control. The contract term in some instances may be extended by the customer exercising options for the drilling of additional wells or for an additional term. Our contracts also include a provision that allows the customer to extend the contract to finish drilling a well-in-progress.

Performance and Other Key Indicators

Contract backlog. Contract backlog represents the maximum contract drilling revenues that can be earned considering the contractual operating dayrate in effect during the firm contract period and represents the basis for the maximum revenues in our revenue efficiency measurement. To determine maximum revenues for purposes of calculating revenue efficiency, however, we include the revenues earned for mobilization, demobilization and contract preparation or other incentive provisions, which are excluded from the amounts presented for contract backlog.

Our contract backlog includes only firm commitments, which are represented by signed drilling contracts. The contractual operating dayrate may be higher than the actual dayrate we ultimately receive or an alternative contractual dayrate, such as a waiting-on-weather rate, repair rate, standby rate or force majeure rate, may apply under certain circumstances. The contractual operating dayrate may also be higher than the actual dayrate we ultimately receive because of a number of factors, including rig downtime or suspension of operations. In certain contracts, the dayrate may be reduced to zero if, for example, repairs extend beyond a stated period of time.

At June 12, 2014, the contract backlog and current contract terms, dayrates and customers for our initial fleet were as follows:

	Total	Remainder of 2014	For the years ending December 31,			Thereafter
Contract Backlog			2015	2016	2017
	(in millions)
Drillships
Discoverer Inspiration	$1,208	$106	$198	$214	$210	$480
Discoverer Clear Leader	$900	$106	$215	$212	$215	$152
Semi-Submersible
Development Driller III	$384	$87	$156	$141	$—	$—

Total	$2,492	$299	$569	$567	$425	$632

	Current Contract Terms, Dayrates and Customers
Rig Name	Start Date(1)	Completion Date(1)	Dayrate(2)			Customer
Drillships
Discoverer Inspiration	March 2010 April 2015	March 2015 April 2020	$ $	526,000 585,000		Chevron Chevron
Discoverer Clear Leader	August 2009 September 2014	September 2014 September 2018	$ $	569,000 590,000	(3)	Chevron Chevron
Semisubmersible
Development Driller III	November 2009	November 2016		$428,000		BP

(1)	Contract start and completion dates are estimated. Contract start dates depend on delivery by shipyards, testing and customer acceptance. Contracts could be longer in duration depending on wells in progress and other factors not in our control. Completion dates represent our current estimate of the earliest date the contract for each rig is likely to expire. New contracts do not commence until the prior contract has been completed.

(2)	Represents the maximum contractual operating dayrate, which is subject to change due to cost escalations. The dayrate includes pre-operating revenues of $22,000 per day for the Discoverer Inspiration contract ending in March 2015 and $19,000 per day for the Discoverer Clear Leader contract ending in September 2014 for various customer requested upgrades and equipment. The dayrate excludes amortization of drilling contract intangible revenues as well as all other pre-operating revenues that terminate at the end of the rigs’ current contracts.

The average dayrate actually earned over the term of the contract will reflect various reduced rates received under the contract as a result of time billed according to standby rates, waiting-on-weather rates, maintenance rates or other similar rates, which typically are less than the contract dayrate. In addition, the amount shown does not reflect incentive programs, which are typically based on the rig’s operating performance against a performance curve. Please read “—Average Daily Revenue” and “—Revenue Efficiency” for additional information.

(3)	The dayrate for the remainder of the contract is linked to the standard West Texas Intermediate crude oil price with a floor of $40 per barrel resulting in a contract dayrate of $400,000 and a ceiling of $70 per barrel resulting in a contract dayrate of $500,000, before cost escalation adjustments of $50,000 per day and pre- operating revenues of $19,000 per day.

The actual amounts of revenues earned and the actual periods during which revenues are earned will differ from the amounts and periods shown in the tables above due to various factors, including shipyard and maintenance projects, unplanned downtime and other factors that result in lower applicable dayrates than the full contractual operating dayrate. Additional factors that could affect the amount and timing of actual revenue to be recognized include customer liquidity issues and contract terminations, which are available to our customers under certain circumstances.

Average daily revenue. Average daily revenue is defined as contract drilling revenues earned per operating day. An operating day is defined as a calendar day during which a rig is contracted to earn a dayrate during the firm contract period after commencement of operations. The average daily revenue for our initial fleet was as follows:

Average Daily Revenue	Three months ended			Years ended December 31,
	March 31, 2014	December 31, 2013	March 31, 2013	2013	2012
Drillships
Discoverer Inspiration	$533,200	$472,400	$490,600	$500,700	$519,200
Discoverer Clear Leader	$579,700	$407,200	$419,100	$450,500	$527,900
Semi-Submersible
Development Driller III	$467,200	$461,500	$302,100	$416,100	$437,000

Our average daily revenue fluctuates relative to market conditions and our revenue efficiency.

Average daily revenues increased in the three months ended March 31, 2014 relative to the three months ended December 31, 2013 due to an increase in revenue efficiency resulting from lower unplanned downtime and an increase in operating dayrates associated with cost escalation adjustments that reflect increases in our operating costs.

Average daily revenues increased in the three months ended March 31, 2014 relative to the three months ended March 31, 2013 due to an increase in revenue efficiency resulting from lower unplanned downtime and an increase in operating dayrates associated with cost escalation adjustments that reflect increases in our operating costs.

Average daily revenues decreased in the year ended December 31, 2013 relative to the year ended December 31, 2012 due to a decrease in revenue efficiency resulting from unplanned downtime. This decrease was slightly offset by an increase in operating dayrates associated with cost escalation adjustments that reflect increases in our operating costs.

Revenue efficiency. Revenue efficiency is defined as actual contract drilling revenues for the measurement period divided by the maximum revenue calculated for the measurement period, expressed as a percentage. Maximum revenue is defined as the greatest amount of contract drilling revenues the drilling unit could earn for the measurement period, excluding amounts related to incentive provisions. The revenue efficiency rates for our initial fleet were as follows:

	Three months ended			Years ended December 31,
Revenue Efficiency	March 31, 2014	December 31, 2013	March 31, 2013	2013	2012
Drillships
Discoverer Inspiration	98%	87%	92%	93%	98%
Discoverer Clear Leader	98%	69%	72%	77%	97%
Semi-Submersible
Development Driller III	98%	98%	66%	90%	97%

Our revenue efficiency rate varies due to revenues earned under alternative contractual dayrates, such as a waiting-on-weather rate, repair rate, standby rate, force majeure rate or zero rate, that may apply under certain circumstances.

Revenue efficiency increased in the three months ended March 31, 2014 relative to the three months ended December 31, 2013 resulting from lower unplanned downtime associated primarily with repairs to blowout preventers and other subsea equipment particularly with respect to Discoverer Inspiration and Discoverer Clear Leader.

Revenue efficiency increased in the three months ended March 31, 2014 relative to the three months ended March 31, 2013 resulting from lower unplanned downtime associated primarily with repairs to blowout preventers and other subsea equipment particularly with respect to Discoverer Clear Leader and Development Driller III.

Revenue efficiency decreased in the year ended December 31, 2013 relative to the year ended December 31, 2012 due to unplanned downtime associated primarily with repairs to blowout preventers and other subsea equipment particularly with respect to Discover Clear Leader.

Rig utilization. Rig utilization is defined as the total number of operating days divided by the total number of rig calendar days in the measurement period, expressed as a percentage. The rig utilization rates for our initial fleet were as follows:

Rig Utilization	Three months ended			Years ended December 31,
	March 31, 2014	December 31, 2013	March 31, 2013	2013	2012
Drillships
Discoverer Inspiration	100%	100%	100%	100%	98%
Discoverer Clear Leader	100%	100%	100%	100%	100%
Semi-Submersible
Development Driller III	100%	100%	100%	100%	100%

Our rig utilization rate declines as a result of idle and stacked rigs and during shipyard and mobilization periods to the extent these rigs are not earning revenues.

Operating Results

Items You Should Consider When Evaluating Our Historical Financial Performance and Assessing Our Future Prospects

You should consider the following facts when evaluating our historical results of operations and assessing our future prospects:

•	We do not own all of the interests in the RigCos. As a result, our cash flow will not include distributions on the Transocean Member’s interest in the RigCos. Upon the completion of this offering, we will own a 51 percent interest in each RigCo through our ownership of the majority of each RigCo’s shares or limited liability company interests. The Transocean Member will own the remaining 49 percent noncontrolling interest in each RigCo. We and the Transocean Member have entered into governing documents for each of the RigCos that govern the ownership and management of each of the RigCos. Each of the RigCos is managed by its board of directors. Pursuant to such governing documents, we are able to control the election of these boards of directors as the majority interest owner. Subject to the approval of the board of directors of each of the RigCos, each RigCo will transfer its available cash to its equityholders each quarter. In determining the amount of cash available for distribution to us by the RigCos and by us to our unitholders, the board of directors of each of the RigCos and our board of directors must approve the amount of cash reserves to be set aside, including reserves for future maintenance and replacement capital expenditures, working capital and other matters. Distributions by the RigCos to the Transocean Member in respect of its ownership interest in the RigCos will not be included in our cash flow in the future.

•	Our historical combined results of operations reflect allocated administrative costs that may not be indicative of future administrative costs. The administrative costs included in the Predecessor’s unaudited condensed combined financial statements and audited combined financial statements have been determined by allocating to us a portion of Transocean’s administrative costs incurred by other entities in the Transocean corporate group. These shared costs are charged to the respective RigCos at cost, or in some cases at cost plus a margin specified in the master services agreements and are allocated based on rig type, with a greater portion of costs charged to the larger drilling rigs compared to the smaller drilling rigs. These allocated costs may not be indicative of our future administrative costs. In connection with this offering, we will enter into master services agreements pursuant to which subsidiaries of Transocean will provide management, administrative, financial and other support services to us, and we will reimburse such subsidiaries of Transocean for costs and expenses incurred in connection with the provision of those services, and pay a service fee, under such agreements.

•	We will incur additional general and administrative expense as a publicly traded company. We expect we will incur approximately $10 million annually in additional general and administrative expenses as a publicly traded limited liability company that we have not previously incurred, including costs associated with annual reports to unitholders, tax return preparation, investor relations, registrar and transfer agent fees, audit fees, legal fees, incremental director and officer liability insurance costs, directors’ compensation and maintaining our U.K. offices.

•	We expect to enter into a credit agreement and issue a 364-day working capital note payable in connection with this offering. As a result, our operating results will include interest expense for commitment fees and outstanding borrowings. In connection with the offering, we expect to enter into the Five-Year Revolving Credit Facility and this new agreement may not be on the same terms as Transocean’s financing agreements. Our Predecessor currently has no debt and thus has not recognized any interest expense in its combined statements of operations. We will have a $ million 364-day working capital note payable and no borrowings outstanding under our revolving credit facility. Following the completion of this offering, we will have interest expense related to the 364-day working capital note payable and commitment fees. For descriptions of our current financing agreements, please read “—Liquidity and Capital Resources—Revolving credit facilities.”

Factors Affecting Our Results of Operations

We believe the principal factors that will affect our future results of operations include:

•	the offshore drilling market, including the impact of enhanced regulations in the jurisdictions in which we operate, supply and demand, rig utilization rates, dayrates, customer drilling programs, commodity prices, stacking of rigs, reactivation of rigs, effects of new rigs on the market and effects of declines in commodity prices, which influence the demand for offshore drilling services, and a downturn in the global economy or market outlook for our various geographical operating sectors and classes of rigs;

•	the terms of our customer drilling contracts, including contract backlog, force majeure provisions, contract commencements, contract extensions, contract terminations, contract option exercises, contract revenues, contract awards and rig mobilizations;

•	our ability to successfully employ our drilling rigs at economically attractive dayrates as our current contracts are completed or are otherwise terminated;

•	the number and availability of our drilling rigs, including our ability to purchase the four drilling rigs (or majority interest therein) that Transocean will be required to offer us or any other drilling rigs in the future;

•	the effective and efficient technical management of our drilling rigs;

•	accidents, natural disasters, adverse weather, equipment failures or other events outside of our control that, together with shipyard and planned maintenance, will result in downtime;

•	our ability to maintain good relationships with our existing customers and to increase the number of customer relationships;

•	investments in recruitment, retention and personnel development initiatives;

•	our ability to obtain and maintain major oil and gas company approvals and to satisfy their quality, technical, health, safety and compliance standards;

•	the effects of regulation, litigation and compliance with the Consent Decree, the EPA Agreement or any similar agreement relating to the Macondo well incident;

•	debt levels, including impacts of a financial and economic downturn;

•	the level of any distributions on our common units;

•	changes in tax laws, treaties or regulations of any country in which we are resident or in which we have operations, or a loss of a major tax dispute or a successful tax challenge to our transfer pricing policies in certain countries;

•	changes in our ownership interests in the RigCos; and

•	our access to capital required to acquire additional drilling rigs or equity interests in the RigCos and/or to implement our business strategy.

Please read “Risk Factors” for a discussion of certain risks inherent in our business that will also affect our future results of operations.

Inflation

All of our drilling rigs operate under long-term contracts. As of July 7, 2014, the average remaining contract term was approximately 4.1 years for our drilling rigs. All of these contracts have dayrates that are fixed over the contract term. In order to mitigate the effects of inflation on revenues from long-term contracts, all of our long-term contracts include escalation provisions. These provisions allow us to adjust the dayrates based on certain publicly available cost indices and certain changes in our actual operating expenses. However, because these escalations are normally performed on a periodic basis, the timing and amount awarded as a result of such adjustments may differ from actual cost increases, which could adversely affect the stability of the RigCos and our cash flow and ability to make cash distributions.

Three months ended March 31, 2014 compared to three months ended March 31, 2013

The following is an analysis of our operating results from continuing operations. See “—Performance and Other Key Indicators” for definitions of operating days, average daily revenue, revenue efficiency and rig utilization.

	Three months ended March 31,
	2014	2013	Change	% Change
	(In millions, except day amounts and percentages)
Operating days	270	270	—	—%
Average daily revenue	$526,700	$403,900	$122,800	30%
Revenue efficiency	98%	77%
Rig utilization	100%	100%

Contract drilling revenues	$146	$114	$32	28%
Other revenues	2	2	—	—%

Total revenues	148	116	32	28%
Operating and maintenance expense	(61)	(58)	(3)	(5)%
Depreciation expense	(16)	(16)	—	—%
General and administrative expense	(2)	(2)	—	—%

Operating income	69	40	29	73%
Interest income	—	—	—	—%

Income before income tax expense	69	40	29	73%
Income tax expense	(6)	(4)	(2)	(50)%

Net income	$63	$36	$27	75%

Operating revenues. Contract drilling revenues increased for the three months ended March 31, 2014 compared to the three months ended March 31, 2013 primarily due to approximately $29 million of increased revenues due to higher revenue efficiency resulting from reduced downtime associated primarily with repairs to blowout preventers and other subsea equipment in the same period in the prior year and approximately $3 million of increased revenues due to cost escalation provisions.

Costs and expenses. Operating and maintenance costs and expenses increased for the three months ended March 31, 2014 compared to the three months ended March 31, 2013 primarily due to blowout preventer recertification costs recognized in the same period in the current year.

Income tax expense. The following income tax expense data represents the historical of Transocean Partners LLC Predecessor tax structure, which includes the subsidiaries of Transocean that have interests in the drilling rigs in the Company’s initial fleet and the associated rig-operating companies. For the three months ended March 31, 2014 and 2013, our annual effective tax rates were 8.5 percent and 10 percent, respectively, based on income before income taxes. The tax effect of settlements of prior year tax liabilities and changes in prior year tax estimates are all treated as discrete period tax expenses or benefits. For the three months ended March 31, 2014 and 2013, the effect of the various discrete period tax items was a net tax expense of less than $1 million. For the three months ended March 31, 2014 and 2013, these discrete tax items resulted in effective tax rates of 8.7 percent and 10.8 percent, respectively, on income before income taxes.

Year ended December 31, 2013 compared to year ended December 31, 2012

The following is an analysis of our operating results from continuing operations. See “—Performance and Other Key Indicators” for definitions of operating days, average daily revenue, revenue efficiency and rig utilization.

	Years ended December 31,
	2013	2012	Change	% Change
	(In millions, except day amounts and percentages)
Operating days	1,095	1,098	3	—%
Average daily revenue	$455,800	$491,500	$(35,700)	(7)%
Revenue efficiency	86%	97%
Rig utilization	100%	99%

Contract drilling revenues	$517	$558	$(41)	(7)%
Other revenues	9	11	(2)	(18)%

Total revenues	526	569	(43)	(8)%
Operating and maintenance expense	(242)	(219)	(23)	(11)%
Depreciation expense	(66)	(65)	(1)	(2)%
General and administrative expense	(10)	(9)	(1)	(11)%

Operating income	208	276	(68)	(25)%
Interest income	4	3	1	33%

Income before income tax expense	212	279	(67)	(24)%
Income tax expense	(23)	(24)	1	4%

Net income	$189	$255	$(66)	(26)%

Operating revenues. Contract drilling revenues decreased for the year ended December 31, 2013 compared to the year ended December 31, 2012 primarily due to approximately $64 million of decreased revenues due to lower revenue efficiency caused by downtime associated primarily with repairs to blowout preventers and other subsea equipment. This was partially offset by approximately $23 million of increased revenues due to improved contract terms and cost escalation provisions.

Costs and expenses. Operating and maintenance costs and expenses increased for the year ended December 31, 2013 compared to the year ended December 31, 2012 primarily due to the following: (a) approximately $9 million of increased personnel costs, (b) approximately $5 million of increased costs for allocated fleet costs on shared personnel and shared equipment, (c) approximately $4 million of increased costs for required well control system recertification and (d) approximately $4 million of increased costs for between well maintenance on subsea equipment, including the well control system.

Income tax expense. The following income tax expense data represents the historical of Transocean Partners LLC Predecessor tax structure, which includes the subsidiaries of Transocean that have interests in the drilling rigs in the Company’s initial fleet and the associated rig-operating companies. For the years ended December 31, 2013 and 2012, our annual effective tax rates were 10.4 percent and 9.3 percent, respectively, based on income before income taxes. The tax effect of settlements of prior year tax liabilities and changes in prior year tax estimates are all treated as discrete period tax expenses or benefits. For the years ended December 31, 2013 and 2012, the effect of the various discrete period tax items was a net tax expense of less than $1 million, and a net tax benefit of $2 million, respectively. For the years ended December 31, 2013 and 2012, these discrete tax items resulted in effective tax rates of 10.8 percent and 8.6 percent, respectively, on income before income taxes.

Liquidity and Capital Resources

Sources and uses of cash

Transocean uses a centralized approach to the cash management system for and financing of its operations. The cash generated and used by our operations is transferred to Transocean and Transocean funds our operating and investing activities as needed. We had no bank accounts and the cash and cash equivalents held by Transocean were not allocated to us for any period presented. Accordingly, we have presented the transfers of cash to and from Transocean’s cash management system in our net investment on our unaudited condensed combined balance sheets and our combined balance sheets, and in net distributions to or from Transocean in our financing activities on our unaudited condensed combined statements of cash flows and our audited combined statements of cash flows.

The following table summarizes our net cash flows from operating, investing and financing activities and our cash and cash equivalents for the three months ended March 31, 2014 and 2013:

	Three months ended March 31,
	2014	2013	Change
	(in millions)
Net cash provided by operating activities	$70	$73	$(3)
Net cash used in investing activities	(1)	—	(1)
Net cash used in financing activities	(69)	(73)	4

Net cash provided by operating activities decreased primarily due to reduced cash from changes in working capital, partially offset by earnings after non-cash adjustments.

The following table summarizes our net cash flows from operating, investing and financing activities and our cash and cash equivalents for the years ended December 31, 2013 and 2012:

	Years ended December 31,
	2013	2012	Change
	(in millions)
Net cash provided by operating activities	$239	$340	$(101)
Net cash used in investing activities	(4)	(15)	11
Net cash used in financing activities	(235)	(325)	90

Net cash provided by operating activities decreased primarily due to changes in working capital and a decrease in revenue efficiency of our rigs.

Net cash used in investing activities decreased due to a reduction of maintenance and replacement capital expenditures for the fleet.

Sources and uses of liquidity

We operate in a capital-intensive industry, and our primary liquidity needs are to finance the purchase of additional drilling rigs and other capital expenditures, fund investments (including the equity portion of investments in drilling rigs), fund working capital, maintain cash reserves against fluctuations in operating cash flows and pay distributions. We expect to fund our short-term liquidity needs through cash on hand at the closing of this offering, borrowings under credit facilities provided by commercial banks or by Transocean affiliates, cash generated from operations and debt and equity financings.

We will have established separate bank accounts for the RigCos. We expect our ongoing sources of liquidity following this offering to include cash generated from operations, borrowings under our revolving credit facility and issuances of additional debt and equity securities. Generally, our long-term sources of funds will be cash from operations, long-term bank borrowings and other debt and equity financings. Because we will distribute all of our available cash, we expect that we will rely upon external financing sources, including bank borrowings and the issuance of debt and equity securities, to fund acquisitions and other expansion capital expenditures. We believe our current resources, including the potential borrowings under our credit facilities, are sufficient to meet our working capital requirements for our current business for at least the next twelve months.

Our access to debt and equity markets may be limited due to a variety of events, including, among others, industry conditions, general economic conditions, market conditions and market perceptions of us and our industry. Our ability to access such markets may be restricted at a time when we would like, or need, to access such markets, which could have an impact on our flexibility to react to changing economic and business conditions. An economic downturn could have an impact on the lenders participating in our credit facilities or on our customers, causing them to fail to meet their obligations to us.

We intend to pay a minimum quarterly distribution of $         per unit per quarter, which equates to approximately $         million per quarter, or approximately $         million per year in the aggregate, based on the number of common and subordinated units to be outstanding immediately after completion of this offering. We do not have a legal obligation to pay this distribution. Please read “Our Cash Distribution Policy and Restrictions on Distributions.”

Estimated maintenance and replacement capital expenditures

Subject to the approval of the board of directors of each of the RigCos, each RigCo will transfer its available cash to its equityholders each quarter. In determining the amount of cash available for transfer, the board of directors of each of the RigCos and our board of directors determines the amount of cash reserves to set aside, including reserves for future maintenance and replacement capital expenditures, working capital and other matters. Because of the substantial capital expenditures the RigCos are required to make to maintain their fleet, the RigCos’ initial annual estimated maintenance and replacement capital expenditures will be $69 million per year, which is comprised of $50 million for long-term maintenance and society classification surveys and $19 million, including financing costs, for replacing our rigs at the end of their useful lives.

The estimate of $19 million per year for future rig replacement is based on assumptions regarding the remaining useful life of the RigCos’ rigs, a net investment rate applied on reserves, replacement values of the RigCos’ rigs based on current market conditions, and the residual value of the rigs. The actual cost of replacing the rigs in the RigCos’ fleet will depend on a number of factors, including prevailing market conditions, drilling contract operating dayrates and the availability and cost of financing at the time of replacement. Our limited liability company agreement allows our board of directors to deduct from our operating surplus each quarter estimated maintenance and replacement capital expenditures, as opposed to actual maintenance and replacement capital expenditures, in order to reduce disparities in operating surplus caused by fluctuating maintenance and replacement capital expenditures, such as society classification surveys and rig replacement. Our board of directors, with the approval of the conflicts committee, may determine that one or more of our assumptions should be revised, which could cause our board of directors to increase the amount of estimated maintenance and replacement capital expenditures. We may elect to finance some or all of our maintenance and replacement capital expenditures through the issuance of additional common units which could be dilutive to existing unitholders. Please read “Risk Factors—Risks Inherent in Our Business—We must make substantial capital and operating expenditures to maintain the operating capacity of our fleet, and we may be required to make significant capital expenditures to maintain our competitiveness and to comply with laws and the applicable regulations and standards of governmental authorities and organizations, or to execute our growth plan, each of which could negatively affect our financial condition, result of operations and cash flows and reduce distributable cash flow. In addition, each quarter we are required to deduct estimated maintenance and replacement capital expenditures from operating surplus, which may result in less cash available to unitholders than if actual maintenance and replacement capital expenditures were deducted” and “—If capital expenditures are financed through cash from operations or by issuing debt or equity securities, our ability to make cash distributions may be diminished, our financial leverage could increase or our unitholders could be diluted.”

As our fleet matures and expands, our long-term maintenance expenses will likely increase. We are not aware of any regulatory changes or environmental liabilities that would have a material impact on our current or future operations.

Revolving credit facilities

In March 2014, we entered into credit agreements with a Transocean affiliate, establishing credit facilities with an aggregate borrowing capacity of $300 million that will expire on March 31, 2017. We may borrow under the credit facilities at the applicable U.S. federal rate as issued by the U.S. Internal Revenue Service. As of July 7, 2014, we had no borrowings outstanding under the credit facilities. At the closing of this offering, we expect to terminate these credit agreements.

In connection with the proposed transactions, we will enter into a credit agreement with a Transocean affiliate to establish a committed $300 million five-year revolving credit facility that allows for uncommitted increases in amounts agreed to by Transocean and us, or the Five-Year Revolving Credit Facility. We may borrow under the Five-Year Revolving Credit Facility at either (1) the adjusted London Interbank Offered Rate plus a margin, or the revolving credit facility margin, or (2) the base rate specified in the credit agreement plus the revolving credit facility margin, less one percent per annum. The revolving credit facility margin will fluctuate based on our leverage ratio. Throughout the term of the Five-Year Revolving Credit Facility, we expect to pay a commitment fee on the daily unused amount of the underlying commitment, which is expected to range from 0.225 percent to 0.325 percent depending on our leverage ratio. Among other things, the Five-Year Revolving Credit Facility is expected to include limitations on creating liens, incurring subsidiary debt, transactions with affiliates, sale/leaseback transactions, mergers and the sale of substantially all assets. The Five-Year Revolving Credit Facility is also expected to include a covenant imposing a maximum ratio of debt to Adjusted EBITDA (as defined in the agreement) of 5.0 to 1.0, with certain adjustments during a specified acquisition period. Borrowings under the Five-Year Revolving Credit Facility are subject to acceleration upon the occurrence of an event of default.

364-day working capital note payable

On or before the closing of this offering, we will enter into agreements with an affiliate of Transocean to establish a working capital note payable of approximately $             million that will mature 364 days following its issuance. We will enter into the 364-day working capital note payable in exchange for cash proceeds of $             million. The 364-day working capital note payable is payable at maturity and bears interest at a rate equal to the rate for Eurocurrency loans under our Five-Year Revolving Credit Facility. Amounts under the 364-day working capital note payable may be repaid early without penalty, and amounts repaid cannot be reborrowed.

Encumbered assets

Transocean has a $900 million three-year secured revolving credit facility established under a bank credit agreement dated October 25, 2012, that is scheduled to expire on October 25, 2015 (the “Transocean Three-Year Secured Revolving Credit Facility”). Transocean’s borrowings under the Transocean Three-Year Secured Revolving Credit Facility are secured by three of its ultra-deepwater floaters, including the ultra-deepwater drillship Discoverer Inspiration. At March 31, 2014 and December 31, 2013, Transocean had no borrowings outstanding under the Transocean Three-Year Secured Revolving Credit Facility. At March 31, 2014 and December 31, 2013, the aggregate carrying amount of the ultra-deepwater drillship Discoverer Inspiration was $700 million and $706 million, respectively.

On June 30, 2014, Transocean terminated the Transocean Three-Year Secured Revolving Credit Facility and the related security agreement with respect to the ultra-deepwater drillship Discoverer Inspiration.

Contractual obligations

Our long-term contractual purchase obligations for equipment as of December 31, 2013 were $31 million due in the year ending December 31, 2014. As of March 31, 2014, there have been no material changes from the contractual obligations presented as of December 31, 2013.

Off-Balance Sheet Arrangements

Currently, we do not have any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

We have prepared our unaudited condensed combined financials statements and our combined financial statements in accordance with accounting principles generally accepted in the U.S., which require us to make estimates that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to our materials and supplies obsolescence, property and equipment, goodwill and other intangibles, income taxes, allocated costs and related party transactions. These estimates require significant judgments and assumptions. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

We consider the following to be our critical accounting policies and estimates, and we have discussed the development, selection and disclosure of these critical accounting policies and estimates with the audit committee of the Transocean board of directors. For a discussion of our significant accounting policies, refer to our Notes to Condensed Combined Financial Statements—Note 2—Significant Accounting Policies and Notes to Combined Financial Statements—Note 2—Significant Accounting Policies.

As a company with less than $1 billion in revenue during its last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we have elected to opt out of the exemption that allows emerging growth companies to extend the transition period for complying with new or revised financial accounting standards. This election is irrevocable.

Income Taxes

We are organized as a limited liability company under the laws of the Republic of the Marshall Islands and expect to be resident in the U.K. for taxation purposes. We will be treated as a corporation for U.S. federal income tax purposes. Certain of our controlled affiliates are subject to taxation in the jurisdictions in which they are organized, conduct business or own assets. For this purpose, “controlled affiliates” include the RigCos.

•	The Republic of the Marshall Islands—Because we and our controlled affiliates do not conduct business or operations in the Republic of the Marshall Islands, neither we nor our controlled affiliates will be subject to income, capital gains, profits or other taxation under current Marshall Islands law. As a result, any distributions from our controlled affiliates are not subject to Marshall Islands taxation.

•	United Kingdom—We and certain of our controlled affiliates expect to be residents of the U.K. for taxation purposes. We expect that any distributions from our controlled affiliates generally will be exempt from taxation in the U.K. under the applicable exemption for distributions from subsidiaries. As a result, we do not expect to be subject to a material amount of taxation in the United Kingdom as a consequence of our U.K. residency for tax purposes.

•	United States—We and our controlled affiliates will be treated as corporations for U.S. federal income tax purposes. As a result, we and our controlled affiliates will be subject to U.S. federal income tax to the extent we earn (i) certain types of income from U.S. sources or (ii) income that is treated as effectively connected with the conduct of a trade or business in the U.S. and attributable to a permanent establishment in the U.S. We do not expect to earn a material amount of such income. However, certain of our controlled affiliates will conduct drilling operations in the U.S. Gulf of Mexico and will be subject to taxation by the U.S. on their net income.

•	Cayman Islands— The Cayman Islands will not impose any income, capital gains, profits, withholding or other taxation on us, our controlled affiliates or on any distributions we or they may make.

Our tax liability in any given year could be affected by changes in tax laws, regulations, agreements, and treaties, currency exchange restrictions or our level of operations or profitability in each jurisdiction. Although our annual tax provision is based on the best information available at the time, a number of years may elapse before the ultimate tax liabilities in the various jurisdictions are determined.

We maintain liabilities for estimated tax exposures in our jurisdictions of operation, and the provisions and benefits resulting from changes to those liabilities are included in our annual tax provision along with related interest. Tax exposure items may include potential challenges to permanent establishment positions, intercompany pricing, disposition transactions, and withholding tax rates and their applicability. These exposures are resolved primarily through the settlement of audits within these tax jurisdictions or by judicial means, but can also be affected by changes in applicable tax law or other factors, which could cause us to revise past estimates. A loss of a major tax dispute or a successful tax challenge to our transfer pricing policies in certain countries could materially affect our tax liability in a given year.

We review our liabilities on an ongoing basis and, to the extent audits or other events cause us to adjust the liabilities accrued in prior periods, we recognize those adjustments in the period of the event. We do not believe it is possible to reasonably estimate the future impact of changes to the assumptions and estimates related to our annual tax provision because changes to our tax liabilities are dependent on numerous factors that cannot be reasonably projected. These factors include, among others, the amount and nature of additional taxes potentially asserted by local tax authorities; the willingness of local tax authorities to negotiate a fair settlement through an administrative process; the impartiality of the local courts; and the potential for changes in the taxes paid to one country that either produce, or fail to produce, offsetting tax changes in other countries.

Estimates, judgments and assumptions are required in determining whether deferred tax assets will be fully or partially realized. When it is estimated to be more likely than not that all or some portion of certain deferred tax assets, such as foreign tax credit carryovers or net operating loss carryforwards, will not be realized, we establish a valuation allowance for the amount of the deferred tax assets that is considered to be unrealizable. We continually evaluate strategies that could allow for the future utilization of our deferred tax assets.

In connection with this offering, Transocean has agreed to indemnify Transocean Partners LLC for any tax liabilities we or our subsidiaries may incur with respect to operations prior to this offering.

Transocean operated the assets of our Predecessor through its subsidiaries in the U.S. and Switzerland, and we have provided for income taxes based upon the tax laws and rates in the countries in which we operate and earn income. Our Predecessor’s annual tax provision was based on expected taxable income, statutory rates and tax planning opportunities available to it in the various jurisdictions in which it operated and earned income. The determination of our Predecessor’s annual tax provision and evaluation of their tax positions involves interpretation of tax laws in the various jurisdictions and requires significant judgment and the use of estimates and assumptions regarding significant future events, such as the amount, timing and character of income, deductions and tax credits. Transocean is currently undergoing examinations in the U.S. for fiscal years 2010 and 2011. At March 31, 2014 and December 31, 2013, our Predecessor’s liability for estimated tax exposures in our jurisdictions of operation was approximately $14 million and $13 million, respectively.

See Notes to Condensed Combined Financial Statements—Note 4—Income Taxes and Notes to Combined Financial Statements—Note 4—Income Taxes.

Drilling Rigs

The carrying amount of property and equipment is subject to various estimates, assumptions, and judgments related to capitalized costs, useful lives and salvage values and impairments. At March 31, 2014 and December 31, 2013, the carrying amount of our property and equipment was $2.0 billion, representing 82 percent and 83 percent of our total assets, respectively.

Capitalized costs. We capitalize costs incurred to enhance, improve and extend the useful lives of our property and equipment and expense costs incurred to repair and maintain the existing condition of our rigs. Capitalized costs increase the carrying amounts and depreciation expense of the related assets, which also impact our results of operations.

Useful lives and salvage values. We depreciate our assets using the straight-line method over their estimated useful lives after allowing for salvage values. We estimate useful lives and salvage values by applying judgments and assumptions that reflect both historical experience and expectations regarding future operations, rig utilization and asset performance. Useful lives of rigs are difficult to estimate due to a variety of factors, including (a) technological advances that impact the methods or cost of oil and gas exploration and development, (b) changes in market or economic conditions, and (c) changes in laws or regulations affecting the drilling industry. Applying different judgments and assumptions in establishing the useful lives would likely result in materially different net carrying amounts and depreciation expense for our assets. We reevaluate the remaining useful lives of our rigs when certain events occur that directly impact the useful lives of the rigs, including changes in operating condition, functional capability and market and economic factors. When evaluating the remaining useful lives of rigs, we also consider major capital upgrades required to perform certain contracts and the long-term impact of those upgrades on future marketability. At December 31, 2013, a hypothetical one-year increase in the useful lives of all of our rigs would cause a decrease in our annual depreciation expense of approximately $2 million and a hypothetical one-year decrease would cause an increase in our annual depreciation expense of approximately $2 million.

Long-lived assets

We review the aggregate carrying amount of our long-lived assets, principally property and equipment, for potential impairment when events occur or circumstances change that indicate that the aggregate carrying amount of our drilling units and related equipment may not be recoverable. We determine recoverability by evaluating the aggregate estimated undiscounted future net cash flows based on projected dayrates and utilization of our drilling units. When an impairment of our assets is indicated, we measure the impairment as the amount by which the aggregate carrying amount of our drilling units and related equipment exceeds the aggregate estimated fair value. We measure the fair value of our drilling units and related equipment by applying a variety of valuation methods, incorporating a combination of cost, income and market approaches, using projected discounted cash flows and estimates of the exchange price that would be received for the assets in the principal or most advantageous market for the assets in an orderly transaction between market participants as of the measurement date. In the three months ended March 31, 2014 and years ended December 31, 2013 and 2012, we did not identify any events or circumstances that indicated that the carrying amount of our long-lived assets was unrecoverable.

Goodwill

We conduct impairment testing for our goodwill annually as of October 1 and more frequently, on an interim basis, when an event occurs or circumstances change that indicate that the fair value of a reporting unit or the indefinite-lived intangible asset may have declined below its carrying value. We test goodwill at the reporting unit level, which is defined as an operating segment or one level below an operating segment that constitutes a business for which financial information is available and is regularly reviewed by management. We have determined that we have a single reporting unit for this purpose.

Before testing goodwill, we consider whether or not to first assess qualitative factors to determine whether the existence of events or circumstances lead to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount and whether the two-step impairment test is required. If, as the result of our qualitative assessment, we determine that the two-step impairment test is required, or, alternatively, if we elect to forgo the qualitative assessment, we test goodwill for impairment by comparing the carrying amount of the reporting unit, including goodwill, to the fair value of the reporting unit.

We estimate the fair value of our reporting unit using a variety of valuation methods, incorporating both income and market approaches, including projected discounted cash flows, publicly traded company multiples and acquisition multiples. To develop the projected cash flows associated with our reporting unit, which are based on estimated future dayrates and rig utilization, we consider key factors that include assumptions regarding future commodity prices, credit market conditions and the effect these factors may have on our contract drilling operations and the capital expenditure budgets of our customers. We discount the projected cash flows using a long-term, risk-adjusted weighted-average cost of capital, which is based on our estimate of the investment returns that market participants would require for our reporting unit. We derive publicly traded company multiples for companies with operations similar to our reporting units using observable information related to shares traded on stock exchanges and, when available, observable information related to recent acquisitions. If the reporting unit’s carrying amount exceeds its fair value, we consider goodwill impaired and perform a second step to measure the amount of the impairment loss, if any.

Because our business is cyclical in nature, the results of our impairment testing are expected to vary significantly depending on the timing of the assessment relative to the business cycle. Altering either the timing of or assumptions used in our reporting unit’s fair value calculations could result in an estimate that is significantly below its carrying amount, which may indicate its goodwill is impaired. In the three months ended March 31, 2014, we did not identify any indicators of impairment of our goodwill. In the years ended December 31, 2013 and 2012, as a result of our annual impairment testing, we concluded that our goodwill was not impaired. At March 31, 2014 and December 31, 2013, our Predecessor had $213 million of goodwill recorded in conjunction with past business combinations.

After the offering, our unit price and associated total company market capitalization will be considered in the determination of reporting unit fair value. A prolonged or significant decline in our unit price could provide evidence of a need to record a material impairment of goodwill.

New Accounting Pronouncements

For a discussion of the new accounting pronouncements that have had or are expected to have an effect on our unaudited condensed combined financial statements and our audited combined financial statements, see Notes to Condensed Combined Financial Statements—Note 3—New Accounting Pronouncements and Notes to Combined Financial Statements—Note 3—New Accounting Pronouncements.

Contingencies

Insurance Matters

The drilling rigs in our fleet are covered under Transocean’s hull and machinery and excess liability insurance program, which is comprised of commercial market and captive insurance policies that Transocean renews annually on May 1. We pay the premiums with respect to the drilling rigs in our fleet. As of July 7, 2014, under Transocean’s insurance program, the insured value of the drilling rigs in our initial fleet was approximately $2.0 billion. Transocean does not generally carry commercial market insurance coverage for loss of revenues unless it is contractually required. Transocean generally retains the risk for losses resulting from physical damage to our fleet caused by named windstorms in the U.S. Gulf of Mexico, including liability for wreck removal costs, through its wholly-owned captive insurance company with an aggregate annual limit of $750 million.

Hull and machinery coverage. Transocean has hull and machinery insurance for physical damage to its drilling rigs, which also covers the rigs in our fleet, and allocates to us the costs attributed to our fleet. Effective May 1, 2014, under its hull and machinery program, Transocean generally maintains a $125 million per occurrence deductible, limited to a maximum of $200 million per policy period. Of such $125 million per occurrence deductible, Transocean has retained the risk of $115 million in excess of $10 million through its wholly-owned captive insurance company. For the rigs in our fleet, we retain the risk of the $10 million per occurrence deductible relating to physical damage insurance provided by Transocean’s wholly-owned captive insurance company. Subject to the same shared deductible, we also have coverage for an amount equal to 50 percent of a rig’s insured value for combined costs incurred to mitigate damage to a rig and wreck removal. Any excess wreck removal costs are generally covered to the extent of our remaining excess liability coverage.

Excess liability coverage. Transocean has excess liability coverage insurance, which also covers the rigs in our fleet, and allocates to us the costs attributed to our fleet. Effective May 1, 2014, Transocean carried $700 million of commercial excess liability coverage, excluding deductibles and Transocean’s self-insured retention, noted below, which generally covers offshore risks such as personal injury, third-party property claims, and third-party non-crew claims, including wreck removal and pollution. Our excess liability coverage has (1) separate $10 million per occurrence deductibles on collision liability claims and (2) separate $5 million per occurrence deductibles on crew personal injury claims and on other third-party non-crew claims. Through its wholly owned captive insurance company, Transocean has retained the risk of the primary $50 million excess liability coverage. We generally retain the risk for any liability losses in excess of $750 million.

Other insurance coverage. Transocean carries additional insurance, which it extends to our operations. Effective May 1, 2014, Transocean carried $100 million of additional insurance that generally covers expenses that would otherwise be assumed by the well owner, such as costs to control the well, redrill expenses and pollution from the well. This additional insurance provides coverage for such expenses in circumstances in which we have legal or contractual liability arising from our gross negligence or willful misconduct.

See Notes to Condensed Combined Financial Statements—Note 6—Commitments and Contingencies—Retained risk, Notes to Combined Financial Statements—Note 6—Commitments and Contingencies—Retained risk and “Risk Factors—Risks Inherent in Our Business—Our business involves numerous operating hazards, and our insurance and indemnities from our customers may not be adequate to cover potential losses from our operations.”

Concentration of Credit Risk

We have only two customers. The market for our services is the offshore oil and gas industry, and the customers consist primarily of major oil and gas companies, independent oil and gas producers and government-owned oil companies. Ongoing credit evaluations of our customers are performed and generally do not require collateral in our business agreements. Reserves for potential credit losses are maintained when necessary.

Quantitative and Qualitative Disclosures About Market Risk

We have entered into credit agreements and may enter into additional financial instruments, credit agreements or bank credit agreements that may expose us to interest rate risk.

Interest Rate Risk

We do not currently have any financial instruments or borrowings under credit facilities established by bank credit agreements that expose us to interest rate risk. In March 2014, we entered into credit agreements with a Transocean affiliate, establishing credit facilities with an aggregate borrowing capacity of $300 million, under which we had no borrowings outstanding as of July 7, 2014. In connection with the closing of this offering, we expect to issue the 364-day working capital note payable and to enter into a credit agreement with a Transocean affiliate to establish an additional revolving credit facility. Amounts owed under the 364-day working capital note payable and borrowings drawn under such credit facilities will bear interest at a variable rate and will expose us to interest rate risk.

INDUSTRY

All of the information and data presented in this section has been provided by Wood Mackenzie Limited, or Wood Mackenzie. Wood Mackenzie has provided us certain statistical and graphical information contained in this prospectus. Wood Mackenzie has advised us that the statistical and graphical information contained herein is drawn from its database and other sources. We do not have any knowledge that the information provided by Wood Mackenzie is inaccurate in any material respect. In connection therewith, Wood Mackenzie has advised that: (i) certain of the information provided is based on estimates or subjective judgments, (ii) the information in the databases of other offshore drilling data collection agencies may differ from the information in Wood Mackenzie’s database and (iii) while Wood Mackenzie has taken reasonable care in the compilation of the statistical and graphical information and believes it to be accurate and correct, data collection is subject to limited audit and validation procedures. Wood Mackenzie’s classifications of ultra-deepwater, deepwater and midwater differ from ours. Wood Mackenzie classifies ultra-deepwater as water depths of greater than 4,921 feet (1,500 meters), deepwater as water depths of between 1,312 feet (400 meters) and 4,921 feet (1,500 meters) and shelf as water depths of less than 1,312 feet (400 meters). Unless otherwise noted, references to ultra-deepwater, deepwater and shelf in this section follow Wood Mackenzie’s classifications.

Overview

Offshore drilling companies’ primary business is to contract drilling rigs, related equipment and work crews predominantly on a dayrate basis to drill oil and gas wells. Oil and gas wells can be split into three main categories: exploration, development and production.

Offshore Rig Classification

Offshore drilling rigs, which are also called mobile offshore drilling units, or MODUs, are represented by four main categories: jackups, tender rigs, semisubmersibles and drillships. The discussion in this prospectus focuses on semisubmersibles and drillships that can operate in deepwater and ultra-deepwater. Ultra-deepwater rigs can and do operate in shallower water depths.

Semisubmersibles. Semisubmersibles are floating vessels that can be partially submerged by means of a water ballast system such that the lower column sections and pontoons are below the water surface during drilling operations. Although most semisubmersible rigs are relocated with the assistance of tugs, some units are self-propelled and move between locations under their own power when afloat on pontoons. Semisubmersibles are either moored or dynamically positioned. Moored rigs maintain their position over a well through the use of an anchoring system, and dynamically positioned rigs employ a computer-controlled dynamic positioning thruster system.

Drillships. Drillships are generally self-propelled vessels, shaped like conventional ships, and are the most mobile of the major rig types. Drillships are equipped with a computer-controlled dynamic positioning thruster system, which allows them to maintain position without anchors through the use of their onboard propulsion and station keeping systems. Deepwater drillships typically have greater deck load and storage capacity than semisubmersible rigs. This enables them to carry more supplies on board, which provides logistical and resupply efficiency benefits for customers. However, drillships are better suited to operations in calmer sea states and typically do not work in areas considered to be harsh environments.

Our Operating Environment

Our initial fleet is capable of operating in water depths from 1,500 feet to 12,000 feet. As such, our initial fleet, which consists of ultra-deepwater rigs, is capable of operating in the ultra-deepwater and deepwater offshore environments.

Market for Offshore Drilling

The market for offshore drilling rigs and associated services reflects oil companies’ demand for equipment for drilling exploration, appraisal and development wells and for performing maintenance on existing production wells. Activity levels of exploration and production, or E&P, companies and their associated capital expenditures are to a large extent driven by the worldwide demand for energy, including crude oil and natural gas. Demand for hydrocarbons drives commodity prices which in turn impact E&P companies’ ability to fund investments in exploration, development and production activities.

In addition to absolute levels of demand from oil companies, the offshore drilling industry has experienced a steep change in the technical specifications for rigs required for many regions. Factors such as water depth, more advanced well designs, deeper drilling depth, high pressure and temperature, sub-salt, and harsh environments, as well as heightened regulatory standards, are driving the need for more sophisticated drilling units. As hydrocarbons are produced from more challenging environments, demand for modern, technologically advanced MODUs is expected to grow.

The global offshore drilling market is becoming more specialized as new technology enables drilling activities in deeper waters and harsher environments, facilitating exploration and development drilling in new geographical areas. As a result, new market segments are developing related to water depth, technical capacities and rig types required to meet changes in rig requirements from oil companies.

Market for Ultra-Deepwater Rigs

The following map illustrates exploration and appraisal wells drilled at deepwater and ultra-deepwater depths from 2003 to 2013.

Deepwater oil and gas production is increasing in importance. Evolving drilling technology combined with the continued growth in energy demand has led to several new deepwater basins and plays being discovered in recent years. These discoveries mark the beginning of an increasing strategic focus on deepwater and have delivered a backlog of deepwater development projects, with Brazil, the U.S. Gulf of Mexico and West Africa as the key ultra-deepwater markets. Outside of these core regions, activity continues to grow in new basins such as the Mediterranean, East Africa and the South China Sea. Because these discoveries have been concentrated in deepwater, the majority of the global ultra-deepwater fleet operates in this space; however, the design of ultra-

deepwater drilling rigs gives them the flexibility to operate in the ultra-deepwater market where there is growing interest in exploration and development activity. Ultra-deepwater rigs represent the newest and most modern segment of the offshore fleet and have capabilities that are attractive to E&P companies operating in many water depths.

Key Drivers of Demand for Offshore Drilling

The key demand drivers for the offshore drilling industry are the global demand for energy, the price of oil, capital expenditure allocation by E&P companies, exploration and development activity, market conditions for deepwater production and the regulatory environment.

While not a direct driver of demand for the offshore drilling industry, the supply and demand balance of deepwater and ultra-deepwater MODUs has a direct impact on dayrates, which in turn impact offshore drilling demand via project economics.

Global Energy Demand

Wood Mackenzie forecasts annual global energy demand to grow from approximately 89 billion barrels of oil equivalent, or bnboe, in 2013 to approximately 102 bnboe in 2020, with hydrocarbons contributing approximately 53 percent in 2013 and 52 percent in 2020. Economic growth in Asia is leading to robust energy demand growth, especially in China.

The following chart illustrates historical annual global hydrocarbon demand for 2000 and 2013 and forecasted annual global demand through 2020 and the actual or forecasted compound annual growth rate, or CAGR, as applicable, between each of those periods.

Wood Mackenzie forecasts global hydrocarbon demand to increase from 47.7 bnboe in 2013 to 54.3 bnboe in 2020. This represents a compound annual growth rate of 1.9 percent for the period from 2013 to 2020. The growth in the demand for oil is supported by China’s increase in demand due to the rapid expansion of its transportation fleet. The ease by which oil is transported has created a truly global market and is a key reason for oil being the dominant energy source today.

Wood Mackenzie forecasts global gas demand to grow at a projected compound annual growth rate of 2.9 percent from 2013 to 2020, a compounded annual growth rate that is one percent higher than oil during that same period. Gas demand is controlled by increasing penetration in the power generation and industrial sectors globally. These two sectors are projected to account for over 70 percent of the growth over the forecast period. Of this forecasted demand growth, the increase is more pronounced in Asia, most notably in China, North America, and the Middle East. In North America, low gas prices have caused natural gas to displace existing coal capacity in the power sector, which Wood Mackenzie anticipates will continue into the future.

The following figure illustrates historical oil and gas demand by region from 2000 through 2013 and forecasted oil and gas demand by region for 2014 through 2030.

Deepwater production currently contributes seven percent of global oil supply, and Wood Mackenzie expects deepwater’s contribution to increase to 10 percent by 2020. Deepwater production remains a key growth area, with output forecasted to grow from 5.7 million barrels of oil equivalent per day, or mmboe/d, in 2013 to 10.2 mmboe/d in 2020. Brazil, the U.S. Gulf of Mexico and Angola remain the largest contributors to this growth.

Oil Prices

Since the 2008 financial crisis, which saw a significant drop in oil prices, oil prices have recovered and remained relatively stable around $100 per barrel level since late 2010. Until at least 2019, Wood Mackenzie expects that oil will have a somewhat protected market share because of the reliance on oil in the transport and petrochemical sectors. Policies and technologies to reduce oil consumption currently under development are unlikely to have a large impact during this period as the widespread adoption of these policies and technologies is expected to be gradual.

Wood Mackenzie’s long-term oil price forecast points to a flat outlook in real terms from 2014 levels with oil trading between $90 per barrel and $100 per barrel through 2020. The chart below illustrates the historical spot prices for Brent oil from 2007 through 2013 and the Wood Mackenzie forecast of oil prices from 2014 to 2020.

Wood Mackenzie’s forecast takes account of the cost of marginal new sources of supply to help assess the floor for oil prices. Production from new oil projects is needed to meet oil demand in the medium term and prices must provide an incentive to bring these developments on stream.

The profile of breakeven prices and related production from new projects set forth in the chart below is based on Wood Mackenzie’s comprehensive database of upstream projects and their economics. Wood Mackenzie has assessed the breakeven price required for all the probable developments (i.e., developments with investment authorization expected in short term) within its database. These are future projects that have firm development plans, but which have not yet received final investment decision.

The chart below illustrates the global snapshot as of November 2013 of the breakeven prices based on Brent oil prices per barrel for the current portfolio of probable developments, which are broken out by project type, together with new development drilling in U.S. tight oil plays. These projects in total are projected to contribute approximately 11 million barrels per day, or MMbbl/d, of new production by 2019 under existing development plans.

Ultra-deepwater and deepwater projects are competitive on a breakeven standpoint with other project types. As the chart above illustrates, projected weighted average breakeven prices for ultra-deepwater and deepwater projects are lower than those of oil sands thermal, oil sands mining and U.S. tight oil projects (including shale oil) and, because of the large field sizes, compare favorably with shallow water developments.

Upstream Capital Expenditures

Wood Mackenzie expects that upstream capital expenditures will continue to increase, driven by increased spending in North American onshore shale oil, shale gas, tight oil and tight gas projects, LNG projects in Australia and deepwater projects in Brazil, the U.S. Gulf of Mexico and West Africa. Growth in upstream capital expenditure, currently approximately three percent per year, has slowed since the double digit increases seen from 2009 to 2012. However, Wood Mackenzie expects capital expenditure growth to rebound in 2016 when it forecasts seven percent growth.

The following chart illustrates historical and forecasted offshore capital expenditures by water depth and includes on stream, under-development, probable (investment authorization expected in short term) and potential assets (where development authorization is expected before 2020). The long-term inflation for all developments is assumed to be two percent. This chart does not account for yet-to-find developments.

Although the deepwater and ultra-deepwater sectors comprised 12 percent of 2013 overall upstream capital expenditures, their share of offshore capital expenditures is expected to double, rising to approximately 25 percent by 2020. This growing proportion of spending on deepwater and ultra-deepwater is a manifestation of the long-term strategic commitment of E&P companies to these sectors.

Exploration and Discoveries

Between 2003 and 2013, deepwater projects attracted 41 percent of global exploration and appraisal expenditures, but comprised 45 percent of the volumes discovered—meaning that discovery costs in deepwater were lower than non-deepwater. E&P companies achieved significantly better exploration success in deepwater than in the continental shelf and onshore, and added on average, three times the volume per well. The higher cost of deepwater operations was offset by better financial returns and greater discovery sizes relative to the continental shelf.

2012 and 2013 saw a drop in the volumes discovered as the two key areas that drove recent high volumes, the Santos Basin in Brazil and the Rovuma and Tanzanian Coastal basins in East Africa, were less prolific. In these areas across this period the number of exploration wells dropped, success rates were lower and discovery sizes were smaller. These key areas may be beginning to mature, particularly as operators turn toward appraisal and development.

Global annual exploration and appraisal spending tripled between 2003 and 2013, but the proportion of spending by water depth showed relatively little change over the same period.

The following charts illustrate, by water depth, the total and per well exploration and appraisal expenditures and the discovered volumes of reserves for the years 2003 to 2013.

From 2003 to 2007, 30 percent of discovered volumes came from deepwater environments. By contrast, deepwater contributed 50 percent of the volumes discovered from 2008 to 2013, due to the emergence of the pre-salt play in Brazil’s Santos Basin and new gas provinces in East Africa and the Eastern Mediterranean.

Deepwater basins are characterized by large average discovery sizes, which from 2003 to 2013 have been on average three times the size of discoveries outside deepwater basins. Volumes from these discoveries were highly weighted towards oil from 2003 to 2011. However, the emergence of the East African gas province steered a dramatic swing towards gas, with gas contributing three-quarters of discovered volumes in 2012.

The following chart illustrates the volumes of oil and gas discovered and the reserves added per well, by water depth from 2003 through 2013.

The unlocking of the pre-salt potential in Brazil’s Santos and Campos basins in 2006 rejuvenated a previously flat annual discovered volume trend. In 2010, explorers added nearly 45 bnboe of reserves and achieved an average discovery size of over 100 mmboe. Almost 30 bnboe of these reserves were added from 14 large discoveries, including play-opening discoveries in the Rovuma basin in East Africa and the Sinai-Levant in Israel.

Gas accounts for just over half of the volumes discovered on an oil equivalent basis. The emergence of the East African Gas Province (Mozambique and Tanzania) and the Eastern Mediterranean gas play (notably Israel), has resulted in a surge in discovered gas volumes, rising to nearly 80 percent of volumes in 2012. In 2013, gas accounted for 55 percent of the discovered volumes.

The following map illustrates the volume (in bnboe) of discovered reserves from 2003 through 2013 in deepwater and ultra-deepwater depths.

Market Conditions in the Ultra-Deepwater Market

Wood Mackenzie expects long-term market conditions in the ultra-deepwater market will be strong as operators continue to venture into deeper water targeting increasingly complex and deep reservoirs. As such, the demand for wells in deepwater and ultra-deepwater is forecasted to increase in the coming years with the growth most marked in ultra-deepwater depths.

The following chart illustrates historical well demand from 2008 through 2013 and the forecasted well demand from 2014 through 2020 by water depth.

Well Demand by Water Depth

Recent licensing activity also demonstrates increasing interest in deepwater as E&P companies look to explore new frontiers and discover new plays. This significant reloading of exploration portfolios in recent years, particularly by the major oil companies, reflects the strategic importance of deepwater as companies look to areas where they can access and which are prospective for material discoveries. Deepwater is therefore an increasingly important part of the major oil companies’ long-term strategies.

The following chart depicts the net licensed acreage held by national oil companies, or NOCs, international oil companies, or IOCs, and other major oil companies (which includes BP, Chevron, Eni, ExxonMobil, Shell, Statoil and Total) at deepwater and ultra-deepwater depths in the period from 2003 to 2013.

Supply and Demand for Deepwater Rigs

The supply and demand for deepwater rigs is broadly in balance; however, until the end of 2015, market expectations have softened as operators pause and take stock of capital allocation across their portfolios after a sustained period of investment. Meanwhile, newbuild deepwater rigs built to cater for the long-term growth of the sector continue to enter the market. After 2015, mid and long-term expectations are for the market to tighten and return to a long-term trend of approximately 10 percent compounded average growth in drilling activity. In order to meet the expected requirements of the market, approximately 76 more MODUs would have to be built by 2020 than are currently scheduled if deepwater activity is not going to be significantly constrained.

The tightness in the deepwater rig market has been driven by increasing demand for high-specification rigs, which has outstripped the supply of newbuilds. This has been driven by:

•	an accelerated shift to newbuild rigs by operators in the wake of the Macondo well incident, which set in motion increasing regulation and heightened the focus on risk mitigation by the operators;

•	a marked shift into frontier areas as competition picks up and drilling environments get progressively more extreme (water depth, total depth, reservoir conditions); and

•	more remote drilling environments.

The chart below illustrates historical supply and demand for deepwater rigs from 2010 through 2013 and forecasted supply and demand for deepwater rigs from 2014 through 2020. The historical rig supply includes all MODUs that can operate in water depths greater than 1,312 feet. Forecasted rig supply includes MODUs currently under construction, firm contracts and options that have been exercised. Forecasted rig supply also takes into account rig attrition by removing MODUs from operating in water depths greater than 1,312 feet after the age of 35 years (removing approximately 121 rigs from the deepwater fleet by 2020). Forecasted rig demand takes into account that not all of the fleet spends all of its time in water depths greater than 1,312 feet, especially the lower specification midwater segment of the fleet. Additionally, the calculation for rig demand was initially expressed in total well days required and was converted to number of rigs and assumes that when demand exceeds supply the excess will be filled by new deepwater MODUs.

The rig supply is the total number of rigs in the fleet and has not been reduced to account for the marketed fleet.

Rigs built prior to 1990 currently provide 31 percent of the total deepwater rig capacity; however, the current regulatory environment, combined with the operators’ increasingly demanding criteria for rig selection, favors newer rigs. As a result, although these older rigs are serviceable, questions are being raised about the outlook for the older segment of the fleet in the heightening regulatory environment and with the increasing operational demands of the operators.

Dayrates

Until the end of 2015, the market for deepwater rigs is expected to be soft due to a slow down in new projects and newbuilds coming into the market without contracts. Wood Mackenzie expects the market will tighten in the mid-term as deepwater activity returns to the long-term trend of strong growth. As new supply has come into the market, a bifurcation has occurred with the newer ultra-deepwater rigs commanding higher average dayrates than older deepwater rigs. This development has been driven by a continued shift by operators into more challenging drilling environments (remoter, deeper, increasingly harsh sub-surface conditions) combined with rising regulatory standards. This has meant that the older deepwater rigs are being increasingly displaced by the newer generation of rigs.

Based on the market fundamentals, Wood Mackenzie believes the long term outlook for dayrates remains robust.

The following chart illustrates the historical average dayrate for MODUs by water depth from 2003 to June 2014. The information displayed for new contracts awarded does not include contract extensions and the dates shown are the dates when the contract was awarded and not when the rate becomes effective.

(1)	Midwater is defined as drillships and semisubmersible rigs with a water depth capability of less than 4,500 feet which are moored or dynamically positioned; however, rigs operating in Norwegian waters are excluded as their dayrates are higher than the rest of the world.

(2)	Deepwater is defined as drillships and semisubmersible rigs with a water depth capability of greater than 4,500 feet but less than 7,000 feet that are either dynamically positioned or moored and include moored rigs with a water depth capability greater than 7,000 feet.

(3)	Ultra-deepwater is defined as drillships and semisubmersible rigs with a water depth capability of greater than 7,000 feet and which are dynamically positioned.

BUSINESS

Overview

We are a growth-oriented limited liability company recently formed by Transocean, one of the world’s largest offshore drilling contractors, to own, operate and acquire modern, technologically advanced offshore drilling rigs. Our initial assets consist of 51 percent interests in the RigCos that own and operate three ultra-deepwater drilling rigs that are currently operating in the U.S. Gulf of Mexico. Transocean owns the remaining 49 percent noncontrolling interest in each of the RigCos. We generate revenue through contract drilling services, which involves contracting our mobile offshore drilling fleet, related equipment and work crews on a dayrate basis to large international energy companies to drill oil and gas wells.

Our drilling rigs currently operate under long-term contracts with Chevron and BP, two leading international energy companies, with an average remaining contract term of approximately 4.1 years as of July 7, 2014. We believe that our drilling contracts will generate stable and reliable cash flows over their term. We intend to use the relationships and expertise of Transocean to re-contract our fleet when the existing contracts expire and identify opportunities to expand our fleet through acquisitions.

The following table provides information about the rigs in our initial fleet:

	Our Interest	Year Entered Service	Water Depth (feet)	Drilling Depth (feet)	Location	Current Contract Terms, Dayrates and Customers
Rig Name						Start Date(1)	Completion Date(1)	Dayrate(2)	Customer
Drillships
Discoverer Inspiration	51%	2010	12,000	40,000	USA (Gulf of Mexico)	March 2010 April 2015	March 2015 April 2020	$526,000 $585,000	Chevron Chevron
Discoverer Clear Leader	51%	2009	12,000	40,000	USA (Gulf of Mexico)	August 2009 September 2014	September 2014 September 2018	$569,000(3) $590,000	Chevron Chevron
Semisubmersible
Development Driller III	51%	2009	7,500	37,500	USA (Gulf of Mexico)	November 2009	November 2016	$428,000	BP

(1)	Contract start and completion dates are estimated. Contracts could be longer in duration because of a provision that allows the customer to finish drilling a well-in-progress and due to other factors not under our control. New contracts do not commence until the prior contract has been completed.

(2)	Represents the maximum contractual operating dayrate (which could change in the future due to cost escalations), but excludes amortization of drilling contract intangible revenues and certain cash and non-cash pre-operating revenues that terminate at the end of the rigs’ current contracts. For a description of amortizing revenues included in the dayrates presented in this table, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Performance and Other Key Indicators—Contract Backlog.”

The average dayrate actually earned over the term of the contract will reflect various reduced rates received under the contract as a result of time billed according to standby rates, waiting-on-weather rates, maintenance rates or any other similar rates, which typically are less than the contract dayrate. In addition, the amount shown does not reflect incentive programs, which are typically based on the rig’s operating performance against a performance curve. For the three months ended March 31, 2014, average daily revenue was $533,200, $579,700 and $467,200 for Discoverer Inspiration, Discoverer Clear Leader and Development Driller III, respectively, and the revenue efficiency of the rigs in our initial fleet was 98 percent. For the year ended December 31, 2013, average daily revenue was $500,700, $450,500 and $416,100 for Discoverer Inspiration, Discoverer Clear Leader and Development Driller III, respectively, and the revenue efficiency of the rigs in our initial fleet was 86 percent. For additional information about average daily revenue earned and revenue efficiency in historical periods, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Performance and Other Key Indicators.”

(3)	The dayrate for the remainder of the contract is linked to the standard West Texas Intermediate crude oil price with a floor of $40 per barrel resulting in a contract dayrate of $400,000 and a ceiling of $70 per barrel resulting in a contract dayrate of $500,000, before cost escalation adjustments of $50,000 per day and pre- operating revenues of $19,000 per day.

Our Relationship with Transocean

One of our principal strengths is our relationship with Transocean. Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. As of July 7, 2014, Transocean owned or had partial ownership interests in and operated 77 mobile offshore drilling units, including our initial drilling rigs. As of July 7, 2014, Transocean’s fleet, including the rigs in our fleet, consisted of 46 high-specification floaters (ultra-deepwater, deepwater and harsh environment semisubmersibles and drillships), 21 midwater floaters and 10 high-specification jackups. At such date, Transocean also had nine ultra-deepwater drillships and five high-specification jackups under construction or under contract to be constructed.

We believe that our relationship with Transocean will provide us with access to leading international energy companies, as well as suppliers and other key service providers for our industry. We also believe that Transocean’s operational and managerial expertise will enable us to compete more effectively for contract opportunities than other contract drilling companies similar in size to us.

Under an omnibus agreement to be entered into on or before the closing of this offering, Transocean will grant us a right of first offer for its remaining ownership interests in each of the RigCos should Transocean decide to sell such interests. Transocean also will be required to offer us the opportunity to purchase not less than a 51 percent interest in four of the six drillships listed below within the five years following the closing of this offering at a purchase price equal to the greater of the fair market value (taking into account the anticipated cash flows under the associated drilling contracts) or the all-in construction cost, plus transaction costs. Transocean will select which of these rigs it will offer to us, the timing of the offers and whether it will offer us the opportunity to purchase a greater than 51 percent interest in any offered rig.

					Current Contract Term, Dayrate and Customers
Rig Name	Expected Construction Completion	Water Depth (feet)	Drilling Depth (feet)	Location	Start Date(1)	Completion Date(1)	Dayrate(2)	Customer
Deepwater Invictus	Q3 2014	12,000	40,000	USA (Gulf of Mexico)	Q3 2014	Q2 2017	$595,000	BHP Billiton
Deepwater Thalassa	Q1 2016	12,000	40,000	TBA	Q1 2016	Q4 2025	$519,000	Shell
Deepwater Proteus	Q2 2016	12,000	40,000	TBA	Q2 2016	Q2 2026	$519,000	Shell
Deepwater Pontus	Q1 2017	12,000	40,000	TBA	Q1 2017	Q4 2026	$519,000	Shell
Deepwater Poseidon	Q2 2017	12,000	40,000	TBA	Q2 2017	Q2 2027	$519,000	Shell
Deepwater Conqueror	Q4 2016	12,000	40,000	USA (Gulf of Mexico)	Q4 2016	Q4 2021	$599,000	Chevron

(1)	Contract start and completion dates are estimated. Contract start dates depend on delivery by shipyards, testing and customer acceptance. Contracts could be longer in duration because of a provision that allows the customer to finish drilling a well-in-progress and due to other factors not under our control.

(2)	Represents the maximum contractual operating dayrate. The average dayrate actually earned over the term of the contract will reflect various reduced rates received under the contract as a result of time billed according to standby rates, waiting-on-weather rates, maintenance rates or any other similar rates, which typically are less than the contract dayrate. In addition, the amount shown does not reflect incentive programs, which are typically based on the rig’s operating performance against a performance curve. Each of these drilling rigs is currently under construction and, therefore, has no operating history.

In addition, subject to specified exceptions, Transocean and its controlled affiliates (other than any publicly held affiliates of Transocean) will be required to offer us the opportunity to purchase any drilling rigs that Transocean acquires or contracts to build after the closing date of this offering that are subject to a drilling contract with a remaining term of five years or longer, and any existing drilling rigs in its fleet that were constructed in 2009 or later are placed under an extension or a new drilling contract with a term of five years or longer, in each case excluding any unexercised customer option to extend the drilling contract. We refer to such drilling rigs, together with any related contracts and associated assets, as Five-Year Drilling Rigs. In addition, we generally will agree not to acquire, own, operate or contract for certain drilling rigs operating under drilling contracts of less than five years. Relatively few drilling contracts have a term of five years or greater, particularly in the case of contracts that are not associated with newbuild units. As a result, we expect that Transocean will effectively have a right of first refusal on most drilling contract opportunities. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement.”

The consummation and timing of any acquisitions from Transocean will depend upon, among other things, our ability to obtain any necessary consents, the determination that the acquisition is appropriate for our business at that particular time, our ability to agree on mutually acceptable terms of purchase, including price, and our ability to obtain financing on acceptable terms.

Following this offering, Transocean will retain a significant interest in us through its ownership of common and subordinated units, representing an aggregate         percent limited liability company interest in us, and all of our incentive distribution rights. We believe that Transocean is motivated to facilitate the growth of our distributions per unit, including through future contribution or sales to us of additional rigs and its remaining interests in each of the RigCos. In addition to the drillships discussed above, Transocean has a number of newer rigs that are operating under long-term drilling contracts and rigs under construction. Although Transocean is not obligated to offer these rigs to us, we believe that these rigs would be particularly suitable for future contribution or sale to us. Any publicly held affiliates of Transocean would not be subject to the restrictions on competition contained in the omnibus agreement; however, Transocean does not have any current plan to form such an affiliate that would focus on Five-Year Drilling Rigs.

Business Strategies

Our primary business objectives are to operate and maintain our fleet to generate stable cash flows and increase our quarterly cash distributions per unit over time. We intend to accomplish these objectives by executing the following business strategies:

•	Grow through strategic acquisitions. We intend to pursue strategic opportunities to grow our company and fleet through acquisitions from Transocean or third parties that will enable us to increase our quarterly distributions per unit. Pursuant to the omnibus agreement, Transocean will be required, under certain circumstances, to offer us the opportunity to purchase its remaining interests in one or more of the RigCos, as well as certain drilling rigs (including a majority ownership interest in four of the ultra-deepwater drillships that are currently under construction and are supported by long-term contracts).

•	Pursue assets with contracts that help maintain stable cash flows. We are focused on generating and maintaining stable cash flows by pursuing drilling rigs operated under long-term contracts with creditworthy counterparties. We believe that employing our rigs under long-term contracts will improve the stability and predictability of our cash flows and should also contribute to our growth strategy by facilitating our access to debt and equity financing. We also believe that our relationship with Transocean will enhance our ability to compete for contract opportunities.

•	Conduct safe, efficient and reliable operations. We participate in Transocean’s programs designed to maintain and improve the safety, reliability and efficiency of all our operations, which are vital to our ability to retain and attract our customers. We believe that our relationship with Transocean and our relatively young and high-specification fleet will enable us to operate safely, efficiently and cost effectively. We expect that these factors will enhance our ability to secure additional long-term contracts and extend existing contracts, enabling us to maintain high asset utilization.

•	Maintain a modern and reliable fleet. We have one of the most capable and technologically advanced fleets in the industry. We plan to invest both in growing our modern and reliable fleet and in continually maintaining the quality and operational integrity of our assets. Each of our drilling rigs represents the latest generation technology and is equipped with Transocean’s patented dual-activity technology, which improves efficiency in both exploration and development drilling. We believe that investing in high-quality assets with proven and reliable drilling rig technology is an important component in our strategy to provide our customers with safe and reliable operations and services.

Competitive Strengths

We believe we are well positioned to execute our business strategies based on the following competitive strengths:

•	Relationship with Transocean provides industry expertise and facilitates our growth strategy. Transocean specializes in operations in technically demanding regions of the global offshore drilling industry with a particular focus on ultra-deepwater and harsh environment drilling services. Transocean believes its mobile offshore drilling fleet is one of the most versatile fleets in the world, consisting of drillships, semisubmersibles and high-specification jackups used in support of offshore drilling activities and offshore support services on a worldwide basis. We believe that our relationship with Transocean will facilitate our acquisition and growth strategy, provide access to premier customers and suppliers and allow us to capitalize on Transocean’s operational expertise. In addition, we believe that our relationship with Transocean will assist us in securing new contracts for our rigs as we complete our current contracts. We believe Transocean’s history as an efficient and reliable contractor and its operational and management expertise will enhance our ability to obtain new long-term contracts.

•	Long-term contracts with high-quality customers promote stable cash flows. All of our revenues and associated cash flows are derived from our existing long-term contracts. Our rigs are contracted to high-quality, creditworthy customers for an average remaining contract term of approximately 4.1 years as of July 7, 2014. Our drilling contracts provide for payment on a fixed-dayrate basis for the applicable contract term. We believe these agreements will enhance cash flow dependability and predictability, providing us with the financial stability we need to make cash distributions and obtain financing for future growth.

•	High-quality, well-maintained, modern and young fleet provides strong operational results. We believe that we have one of the most capable, technologically advanced and efficient fleets in the offshore drilling industry and that we can become a preferred provider of offshore drilling services. Our fleet is comprised of technologically advanced drilling rigs designed to operate in ultra-deepwater environments, as well as in deepwater and midwater environments. All of our rigs were placed into service in 2009 or 2010, with an average age of approximately 4.4 years as of July 7, 2014. In general, customers prefer newer, more technologically advanced rigs. Accordingly, we expect to have relatively low maintenance and replacement capital expenditures, high utilization rates and efficient and reliable operations.

•	Financial flexibility to execute growth strategy. Upon the closing of this offering, we expect to have an undrawn committed $300 million revolving credit facility with an affiliate of Transocean that allows for uncommitted increases in amounts to be agreed upon by Transocean and us. We expect that our borrowing capacity under this credit facility, as well as access to the capital markets and other financing sources, will be conducive to the execution of our acquisition strategy and enable us to pursue other expansion opportunities.

•	Experienced leadership team. Our management team has an average of over 20 years of experience in the energy industry. Our management team has established strong relationships with customers, suppliers and other industry participants, which we believe will be beneficial to us in pursuing our business strategies.

Drilling Fleet

Fleet Overview

Our initial fleet consists of two ultra-deepwater drillships and one ultra-deepwater semisubmersible rig. All of our drilling rigs are ultra-deepwater floaters, which we define as drilling units equipped with high pressure mud pumps and the capability to drill in water depths of 7,500 feet or greater. Our drilling rigs are mobile and can be moved to new locations in response to customer demand. They are designed to operate in locations away from port for extended periods of time and have living quarters for the crews, a helicopter landing deck and storage space for drill pipe, riser and drilling supplies.

Drillships are generally self-propelled vessels, shaped like conventional ships, and are the most mobile of the major rig types. Both of our high-specification drillships are equipped with a computer-controlled dynamic positioning thruster system, which allows them to maintain position without anchors through the use of their onboard propulsion and station-keeping systems. Ultra-deepwater drillships typically have greater deck load and storage capacity than semisubmersible rigs. This enables them to carry more supplies on board, which provides logistical and resupply efficiency benefits for customers. However, drillships are better suited to operations in calmer sea conditions and typically do not operate in areas considered to be harsh environments. Our drillships are equipped with Transocean’s patented dual-activity technology, which employs structures, equipment and techniques using two drilling stations within a dual derrick to allow these drillships to perform simultaneous tasks in a parallel, rather than a sequential, manner, reducing critical path activity, to improve efficiency in both exploration and development drilling.

Semisubmersibles are floating vessels that can be partially submerged by means of a water ballast system such that the lower column sections and pontoons are below the water surface during drilling operations. These rigs are capable of maintaining their position over a well either through a computer-controlled dynamic positioning thruster system, as is the case for Development Driller III, or the use of an anchoring system. Although most semisubmersible rigs are relocated with the assistance of tugs, some units, including Development Driller III, are self-propelled and move between locations under their own power when afloat on pontoons. In addition, semisubmersibles are capable of operating in rougher sea conditions than drillships.

Our Drilling Units

Drillships. Discoverer Inspiration and Discoverer Clear Leader are 6th generation, dynamically positioned, ultra-deepwater drillships. Each of these double-hulled, Enhanced Enterprise-class drillships features advanced offshore drilling technology, including an enhanced top drive system, an expanded high-pressure mud-pump system, a variable deckload of 20,000 metric tons, completion capabilities and Transocean’s patented dual-activity technology. Our Enhanced Enterprise-class drillships offer improved reliability, increased pipe handling capacity, two blowout preventer (BOP) stacks and flexible fluid capabilities. The primary derrick is rated to 2.5 million pounds, which enables increased water depth and drilling depth and heavier casing loads. Discoverer Inspiration and Discoverer Clear Leader also have crude oil storage capacity for up to 120,000 barrels that can be used during testing. Both rigs are capable of operating in moderate environments and are equipped for drilling in water depths of up to 12,000 feet. The information below highlights the principal features of the Discoverer Inspiration and the Discoverer Clear Leader.

Discoverer Inspiration Discoverer Clear Leader

Principal Features

•     Maximum water depth: 12,000 feet

•     Drilling depth: 40,000 feet

•     Dimensions: 835 feet x 125 feet

•     Year Entered Service: 2010 (Discoverer Inspiration) and 2009 (Discoverer Clear Leader)

•     Builder: Daewoo Shipbuilding & Marine Engineering

•     Accommodates: 200 people

•     Variable deck load: 20,000 metric tons

•     Derrick: dual-activity derrick rated to 2.5 million pounds

•     Well control system: two six-ram BOPs rated to 15,000 psi each

•     Mud system: 7,500 psi pressure rating with 20,000 barrel storage capacity

Semisubmersible. Development Driller III is a dynamically positioned, ultra-deepwater semi-submersible drilling rig. It features advanced offshore drilling technology, including a dual mud system design, which allows preparation, storage and offloading of two separate drilling fluids, variable deckload of 7,000 metric tons and Transocean’s patented dual-activity drilling technology. Development Driller III can deploy mooring or operate with dynamic positioning. The rig has a 125 ton heave-compensated winch that can be utilized offline with drilling operations for subsea tree handling and running. Development Driller III is equipped for drilling in water depths up to 7,500 feet, upgradable to 10,000 feet, and for drilling wells up to 37,500 feet total depth. The information below highlights the principal features of the rig.

Development Driller III

Principal Features

•       Maximum water depth: 10,000 feet

•       Drilling depth: 37,500 feet

•       Dimensions: 384 feet x 293 feet

•       Year Entered Service: 2009

•       Builder: Keppel FELS

•       Accommodates: 200 people

•       Variable deck load: 13,500 metric tons

•       Derrick: dual-activity derrick rated to 2.0 million pounds

•       Well control system: one six-ram BOP rated to 15,000 psi

•       Mud system: 7,500 psi pressure rating with 21,800 barrel storage capacity

Contract Backlog

As of July 7, 2014, our drilling rigs were contracted to customers for an average remaining term of approximately 4.1 years. Our contract backlog as of June 12, 2014 totaled $2.49 billion and was as follows:

	Contract Backlog(1)		Current Contract Terms, Dayrates and Customers
Rig Name			Start Date(2)	Completion Date(2)	Dayrate(3)	Customer
Drillships
Discoverer Inspiration	$ $	142 1,066	March 2010 April 2015	March 2015 April 2020	$526,000 $585,000	Chevron Chevron
Discoverer Clear Leader	$ $	43 857	August 2009 September 2014	September 2014 September 2018	$569,000(4) $590,000	Chevron Chevron
Semisubmersible
Development Driller III		$384	November 2009	November 2016	$428,000	BP

(1)	In millions. Contract backlog is defined as the maximum contractual operating dayrate multiplied by the number of days remaining in the firm contract period, excluding revenues for mobilization, demobilization and contract preparation or other incentive provisions, which are not expected to be significant to our contract drilling revenues.

(2)	Contract start and completion dates are estimated. Contracts could be longer in duration because of a provision that allows the customer to finish drilling a well-in-progress and due to other factors not under our control. New contracts do not commence until the prior contract has been completed.

(3)	Represents the maximum contractual operating dayrate (which could change in the future due to cost escalations), but excludes amortization of drilling contract intangible revenues and certain cash and non-cash pre-operating revenues that terminate at the end of the rigs’ current contracts. For a description of amortizing revenues included in the dayrates presented in this table, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Performance and Other Key Indicators—Contract Backlog.”

The average dayrate actually earned over the term of the contract will reflect various reduced rates received under the contract as a result of time billed according to standby rates, waiting-on-weather rates, maintenance rates or any other similar rates, which typically are less than the contract dayrate. In addition, the amount shown does not reflect incentive programs, which are typically based on the rig’s operating performance against a performance curve. For the three months ended March 31, 2014, average daily revenue was $533,200, $579,700 and $467,200 for Discoverer Inspiration, Discoverer Clear Leader and Development Driller III, respectively, and the revenue efficiency of the rigs in our initial fleet was 98 percent. For the year ended December 31, 2013, average daily revenue was $500,700, $450,500 and $416,100 for Discoverer Inspiration, Discoverer Clear Leader and Development Driller III, respectively, and the revenue efficiency of the rigs in our initial fleet was 86 percent.

(4)	The dayrate for the remainder of the contract is linked to the standard West Texas Intermediate crude oil price with a floor of $40 per barrel resulting in a contract dayrate of $400,000 and a ceiling of $70 per barrel resulting in a contract dayrate of $500,000, before cost escalation adjustments of $50,000 per day and pre- operating revenues of $19,000 per day.

The contract backlog represents the maximum contract drilling revenues that can be earned considering only the contractual operating dayrate in effect during the firm contract period and represents the basis for the maximum revenues in our revenue efficiency measurement.

Our contract backlog includes only firm commitments, which are represented by signed drilling contracts, although, in some cases, we may include contacts represented by other definitive agreements awaiting contract execution. Our contract backlog excludes revenues for mobilization and demobilization, contract preparation, and customer reimbursables. The actual amounts of revenues earned and the actual periods during which revenues are earned may differ from the backlog amounts and periods shown in the table below due to various factors, including shipyard and maintenance projects, downtime and other factors. Downtime, caused by unscheduled repairs, maintenance, weather and other operating factors, may result in lower applicable dayrates than the full contractual operating dayrate. Additionally, if a contract were to terminate automatically or be terminated by the customer without the payment of a termination fee the actual amount of revenues earned may be substantially lower than the backlog reported. See “—Drilling Contracts.”

Additional factors that could affect the amount and timing of actual revenue to be recognized include customer liquidity issues and contract terminations, which are available to our customers under certain circumstances.

Drilling Contracts

Our contracts to provide offshore drilling services are individually negotiated and vary in their terms and provisions. Our current drilling contracts were directly negotiated. We expect to obtain most of our future drilling contracts through competitive bidding against other contractors and direct negotiations with operators. Our drilling contracts generally provide for payment on a dayrate basis, with higher rates for periods while the drilling unit is operating and lower rates or zero rates for periods of mobilization or when drilling operations are interrupted or restricted by equipment breakdowns, adverse environmental conditions or other conditions beyond our control.

A dayrate drilling contract generally extends over a period of time covering either the drilling of a single well or group of wells or covering a stated term. Certain of our drilling contracts with customers may be cancelable for the convenience of the customer only upon payment of an early termination payment. Such payments, however, may not fully compensate us for the loss of the contract. Contracts also customarily provide for either automatic termination or termination at the option of the customer typically without the payment of any termination fee, under various circumstances such as non-performance, in the event of extended downtime or impaired performance caused by equipment or operational issues, or periods of extended downtime due to force majeure events. Many of these events are beyond our control. The contract term in some instances may be extended by the customer exercising options for the drilling of additional wells or for an additional term. Our contracts also include a provision that allows the customer to extend the contract to finish drilling a well in progress. During periods of depressed market conditions, our customers may seek to renegotiate firm drilling contracts to reduce their obligations or may seek to repudiate their contracts. Suspension of drilling contracts will result in the reduction in or loss of dayrate for the period of the suspension. If our customers cancel some of our contracts and we are unable to secure new contracts on a timely basis and on substantially similar terms, or if contracts are suspended for an extended period of time or if a number of our contracts are renegotiated, it could adversely affect our consolidated results of operations or cash flows. See “Risk Factors—Risks Inherent in Our Business—Our drilling contracts may be terminated due to a number of events.”

Consistent with standard industry practice, our customers generally assume, and indemnify us against, well control and subsurface risks under dayrate drilling contracts. Under all of our current drilling contracts, the operator indemnifies us for pollution damages in connection with reservoir fluids stemming from operations under the contract and we indemnify the operator for pollution from substances in our control that originate from the rig, such as diesel used onboard the rig or other fluids stored onboard the rig and above the water surface. Also, under all of our current drilling contracts, the operator indemnifies us against damage to the well or reservoir and loss of subsurface oil and gas and the cost of bringing the well under control. However, our drilling contracts are individually negotiated, and the degree of indemnification we receive from the operator against the liabilities discussed above can vary from contract to contract, based on market conditions and customer requirements existing when the contract was negotiated. In some instances, we have agreed and may contractually agree upon certain limits to our indemnification rights and can be responsible for damages up to a specified maximum dollar amount, which amount is usually $5 million or less, although the amount can be greater depending on the nature of our liability. In some instances in which we are indemnified for damages to the well, we have the responsibility to re-drill the well at a reduced dayrate. Notwithstanding a contractual indemnity from a customer, there can be no assurance that our customers will be financially able to indemnify us or will otherwise honor their contractual indemnity obligations. See “Item Risk Factors—Risks Inherent in Our Business—Our business involves numerous operating hazards, and our insurance and indemnities from our customers may not be adequate to cover potential losses from our operations.”

The interpretation and enforceability of a contractual indemnity depends upon the specific facts and circumstances involved, as governed by applicable laws, and may ultimately need to be decided by a court or other proceeding which will need to consider the specific contract language, the facts and applicable laws. In connection with the Macondo well incident, a court refused to enforce Transocean’s indemnity in respect of certain penalties and punitive damages under the Clean Water Act. The law generally considers contractual indemnity for criminal fines and penalties to be against public policy, and the enforceability of an indemnity as to other matters may be limited. The inability or other failure of our customers to fulfill their indemnification obligations to us could have a material adverse effect on our consolidated statement of financial position, results of operations and cash flows. Courts also restrict indemnification for criminal fines and penalties.

The terms of the drilling contracts for Discoverer Inspiration, Discoverer Clear Leader and Development Driller III generally conform to the summary description above. In addition, Transocean has provided a financial and performance guarantee for the contract for Development Driller III. Transocean is under no obligation to continue to provide such guarantees in the future or to extend the current parent guarantee for any amendment or extension of the current drilling contract.

Seasonality

In general, seasonal factors do not have a significant direct effect on our business. Our drilling rigs are currently operating in the U.S. Gulf of Mexico, which experiences hurricane season between June 1st and November 30th each year. Although weather conditions during parts of the year could adversely impact the operation of our rigs, generally such operational interruptions do not have a significant impact on our revenues. Please read “—Drilling Contracts.”

Customers

For the year ended December 31, 2013, our customers were Chevron and BP, accounting for approximately 67 percent and 33 percent, respectively, of our combined operating revenues. Please read “Risk Factors—Risks Inherent in Our Business—We currently derive all our revenues from two customers, and the loss of either of these customers or a dispute that leads to a loss of a customer could have a material adverse impact on our financial condition, results of operations and cash flows.” Typical customers for the types of rigs included in our initial fleet are leading international oil companies or their affiliates, government controlled oil companies and independent oil companies.

Competition

The offshore drilling market is highly competitive with numerous industry participants, none of which has a dominant market share. Drilling contracts are generally awarded through competitive bidding processes, where our customers and potential customers’ main considerations are price, quality and technical capability of services and equipment. Industry supply and demand economics play an important role in the contractual terms, including the dayrates, we and our customers ultimately agree to. As a result of these economic forces, in general, and the increased number of newbuild units entering the drilling market, specifically, our ability to obtain future drilling contracts, if at all, may be subject to increased competition and impact our dayrates and utilization rates. Please read “Risk Factors—Risks Inherent in Our Business—The offshore drilling industry is highly competitive and cyclical, with intense price competition.”

In recent years, oil companies have placed increased emphasis on exploring for hydrocarbons in deeper waters. This deepwater focus is due, in part, to technological developments that have made such exploration more feasible and cost effective. Therefore, water depth capability is a key component in determining rig suitability for a particular drilling project. We believe that our fleet of recently constructed high-specification drilling rigs provides us with a competitive advantage over competitors with older fleets.

Employees

We require highly skilled personnel to operate our drilling units. Consequently, we conduct extensive personnel recruiting, training and safety programs. At December 31, 2013, there were approximately 560 employees associated with the operation of the rigs in our initial fleet, substantially all of which are Transocean employees that will provide services to us under our contracts with Transocean. None of the employees associated with our operations are members of labor unions and our relationship with our labor force is good, although portions of Transocean’s global workforce are unionized in parts of the world where we could operate in the future.

Legislation has been introduced in the U.S. Congress that could encourage additional unionization efforts in the U.S., as well as increase the chances that such efforts succeed. Additional unionization efforts, if successful, new collective bargaining agreements or work stoppages could materially increase our labor costs and operating restrictions. Please read “Risk Factors—Any operations outside the United States may involve additional risks.”

Joint Venture, Agency and Sponsorship Relationships

In some areas of the world where our drilling rigs may operate in the future, local customs and practice or governmental requirements necessitate the formation of joint ventures with local participation. We may or may not control these joint ventures. Local laws or customs in some areas of the world also effectively mandate establishment of a relationship with a local agent or sponsor. When appropriate in these areas, we will enter into agency or sponsorship agreements.

Insurance

We participate in Transocean’s insurance program. Transocean’s hull and machinery and excess liability insurance program is comprised of commercial market and captive insurance policies that we renew annually on May 1. We periodically evaluate our insurance limits and self-insured retentions. As of July 7, 2014, the insured value of our drilling rig fleet was approximately $2.0 billion.

We generally do not carry commercial market insurance coverage for loss of revenues, unless it is contractually required, or for losses resulting from physical damage to our fleet caused by named windstorms in the U.S. Gulf of Mexico, including liability for wreck removal costs.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contingencies—Insurance Matters.” Notes to Combined Financial Statements—Note 6—Commitments and Contingencies—Retained Risk and “Risk Factors—Risks Inherent in Our Business—Our business involves numerous operating hazards, and our insurance and indemnities from our customers may not be adequate to cover potential losses from our operations.”

Environmental Regulation

Our operations are subject to a variety of global environmental regulations. We monitor environmental regulation in each country of operation and, while we see an increase in general environmental regulation, we have made and will continue to make the required expenditures to comply with current and future environmental requirements. Together with Transocean, we make expenditures to further our commitment to environmental improvement and the setting of a global environmental standard as part of Transocean’s wider corporate responsibility effort. We assess the environmental impacts of our business, specifically in the areas of greenhouse gas emissions, discharges and waste management. Our actions are designed to reduce risk in our current and future operations, to promote sound environmental management and to create a proactive environmental program. To date, we have not incurred material costs in order to comply with recent environmental legislation, and we do not believe that our compliance with such requirements will have a material adverse effect on our competitive position, consolidated results of operations or cash flows.

For a discussion of the effects of environmental regulation, see “Risk Factors—Risks Inherent in Our Business—Compliance with or breach of environmental laws can be costly, expose us to liability and could limit our operations” and “—Regulation of greenhouse gases and climate change could have a negative impact on our business.”

The following is a summary of some of the existing laws and regulations which apply to our operations in the United States, where we currently operate. While laws vary widely between jurisdictions, the laws and regulations below address environmental issues similar to those in many jurisdictions in which we are likely to operate.

Heightened environmental concerns in the U.S. Gulf of Mexico have led to higher drilling costs and a more difficult and lengthy well permitting process and, in general, have adversely affected drilling decisions of oil and natural gas companies. In the United States, our operations are subject to federal and state laws and regulations that require us to obtain and maintain specified permits or governmental approvals; control the discharge of materials into the environment; remove and cleanup materials that may harm the environment; or otherwise comply with the protection of the environment. We are subject to the jurisdiction of the EPA, the U.S. Coast Guard, or the Coast Guard, the National Transportation Safety Board, the U.S. Customs and Border Protection, or CBP, the Department of Interior, the Bureau of Ocean Energy Management, BOEM, and the Bureau of Safety and Environmental Enforcement, BSEE, as well as classification societies such as the American Bureau of Shipping. The Coast Guard and the National Transportation Safety Board set safety standards and are authorized to investigate vessel accidents and recommend improved safety standards, and the CBP is authorized to inspect vessels at will. Coast Guard regulations also require annual inspections and periodic drydock inspections or special examinations of our vessels.

Furthermore, any drillships that we may operate in United States waters, including the U.S. territorial sea and the 200 nautical mile exclusive economic zone around the United States, would have to comply with OPA and CERCLA requirements, among others, that impose liability for all containment and clean-up costs and other damages arising from discharges of oil or other hazardous substances, other than discharges related to drilling.

In addition, as described below, we are subject to additional restrictions and requirements as a result of the Consent Decree and the EPA Agreement, both of which arose out of the Macondo well incident.

Oil Pollution Act. The U.S. Oil Pollution Act of 1990, or OPA, as amended, and related regulations impose a variety of requirements on “responsible parties” related to the prevention and/or reporting of oil spills and liability for damages resulting from such spills in waters of the United States. A “responsible party” includes the owner or operator of an onshore facility, pipeline or vessel or the lessee or permittee of the area in which an offshore facility is located. Under OPA, responsible parties are jointly, severally, and strictly liable (unless the discharge of pollutants results solely from the act or omission of a third party, an act of God, or an act of war) for all containment and clean-up costs and other damages arising from discharges, or threatened discharges, of pollutants from their vessels. OPA defines these “other damages” to include:

•	natural resource damages and the costs of assessment thereof;

•	real and personal property damage;

•	net loss of taxes, royalties, rents, fees, and other lost revenues;

•	lost profits or impairment of earning capacity due to property or natural resource damages; and

•	net cost of public services necessitated by a spill response, such as protection from fire, safety, or health hazards and loss of subsistence use of natural resources.

OPA preserves the right to recover damages under other existing laws, including maritime tort law. In addition, OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, and some states have enacted legislation providing for unlimited liability for oil spills. In some cases, states that have enacted such legislation have not yet issued implementing regulations defining vessel owners’ responsibilities under these laws.

CERCLA. The U.S. Comprehensive Environmental Response, Compensation, and Liability Act, as amended, also known as CERCLA or the “Superfund” law, imposes liability without regard to fault or the legality of the original conduct on certain classes of persons that are considered to have contributed to the release of a “hazardous substance” into the environment. These persons include the owner or operator of a facility where a release occurred, the owner or operator of a vessel from which there is a release, and entities that disposed or arranged for the disposal of the hazardous substances found at a particular site. Persons who are or were responsible for releases of hazardous substances under CERCLA may be subject to joint and several liability for the cost of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources. Prior owners and operators are also subject to liability under CERCLA. It is also not uncommon for third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. We generate wastes in the course of our routine operations that may be classified as hazardous substances.

OCSLA. The Outer Continental Shelf Lands Act, or OCSLA, authorizes regulations relating to safety and environmental protection applicable to lessees and permittees operating on the outer continental shelf. Included among these are regulations that require the preparation of spill contingency plans and establish air quality standards for certain pollutants, including particulate matter, volatile organic compounds, sulfur dioxide, carbon monoxide and nitrogen oxides. Specific design and operational standards may apply to outer continental shelf vessels, rigs, platforms, vehicles and structures. Following the Macondo well incident, the BSEE issued and proposed various new regulations for offshore operations. Among these is the Final Drilling Safety Rule which finalizes safety reforms that were put in place following the Macondo incident and includes requirements for safety equipment, well control systems, and blowout prevention practices on offshore oil and gas operations. Violations of such regulations or lease conditions related to the environment issued pursuant to OCSLA can result in substantial civil and criminal penalties, as well as potential court injunctions curtailing operations and canceling leases. Such enforcement liabilities can result from either governmental or citizen prosecution.

Clean Water Act. The United States Clean Water Act, or CWA, prohibits the discharge of pollutants in United States navigable waters unless authorized by a permit or exemption, and imposes strict liability in the form of penalties for unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under OPA and CERCLA. The EPA has enacted rules governing the regulation of ballast water discharges and other discharges incidental to the normal operation of vessels within U.S. waters. Under these rules, certain commercial vessels are required to obtain a CWA permit regulating and authorizing such normal discharges. This permit, which the EPA has designated as the Vessel General Permit for Discharges Incidental to the Normal Operation of Vessels, or VGP, was most recently revised by the EPA in March 2013 and the new VGP requirements became effective in December 2013. It incorporates the current U.S. Coast Guard requirements for ballast water management as well as supplemental ballast water requirements, and includes limits applicable to specific discharge streams, such as deck runoff, bilge water and gray water.

NISA. The U.S. National Invasive Species Act, or NISA, was enacted in 1996 in response to growing reports of harmful organisms being released into U.S. ports through ballast water taken on by vessels in foreign ports. Under NISA, on March 23, 2012, the U.S. Coast Guard issued a final rule establishing standards for the allowable concentration of living organisms in ballast water discharged in U.S. waters and requiring the phase-in of Coast Guard approved ballast water management systems. The rule, which went into effect on June 21, 2012, adopts ballast water discharge standards for vessels calling on U.S. ports and intending to discharge ballast water equivalent to those set in IMO’s BWM Convention. The final rule requires that ballast water discharge have no more than 10 living organisms per milliliter for organisms between 10 and 50 micrometers in size. For organisms larger than 50 micrometers, the discharge can have 10 living organisms per cubic meter of discharge. New ships constructed on or after December 1, 2013, must comply with these standards and some existing ships must comply by their first dry dock after January 1, 2014. The Coast Guard will review the practicability of implementing a more stringent ballast water discharge standard and publish the results no later than January 1, 2016.

Numerous governmental agencies issue regulations to implement and enforce the laws of the applicable jurisdiction, which often involve lengthy permitting procedures, impose difficult and costly compliance measures, particularly in ecologically sensitive areas, and subject operators to substantial administrative, civil and criminal penalties or may result in injunctive relief for failure to comply. Some of these laws contain criminal sanctions in addition to civil penalties. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent and costly compliance or limit contract drilling opportunities, including changes in response to a serious marine incident that results in significant oil pollution or otherwise causes significant adverse environmental impact, such as the April 2010 Macondo well incident, could adversely affect our financial results. Although significant capital expenditures may be required to comply with these governmental laws and regulations, such compliance has not materially adversely affected our earnings or competitive position. We believe that we are currently in compliance in all material respects with the environmental regulations to which we are subject.

We may also be affected by or subject to permitting and other requirements under a variety of other environmental laws not discussed above, such as the federal Clean Air Act, Endangered Species Act, Marine Mammal Protection Act, National Environmental Policy Act, and Resource Conservation and Recovery Act.

IMO. The United States is one of approximately 169 member countries to the International Maritime Organization, or IMO, a specialized agency of the United Nations that is responsible for developing measures to improve the safety and security of international shipping and to prevent marine pollution from ships. The IMO provides international regulations governing shipping and international maritime trade. IMO regulations have been widely adopted by U.N. member countries, and in the United States, these regulations have been expanded upon. The requirements contained in the International Management Code for the Safe Operation of Ships and for Pollution Prevention, or ISM Code, promulgated by the IMO, govern much of our drilling operations. Among other requirements, the ISM Code requires the party with operational control of a vessel to develop an extensive safety management system that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies.

The IMO has also adopted the International Convention for the Prevention of Pollution from Ships, or MARPOL, including Annex VI to MARPOL which sets limits on sulfur dioxide and nitrogen oxide emissions from ship exhausts and prohibits deliberate emissions of ozone depleting substances. Annex VI, which applies to all ships, fixed and floating drilling rigs and other floating platforms, imposes a global cap on the sulfur content of fuel oil and allows for specialized areas to be established internationally with even more stringent controls on sulfur emissions. For vessels 400 gross tons and greater, platforms and drilling rigs, Annex VI imposes various survey and certification requirements. Moreover, 2008 amendments to Annex VI require the imposition of progressively stricter limitations on sulfur emissions from ships. These limitations require that fuels of vessels in covered Emission Control Areas, or ECAs, contain no more than one percent sulfur. The North American ECA became effective in August 2012, capping the sulfur limit in marine fuel at one percent, which has been the capped amount for the North Sea and Baltic Sea ECAs since July 1, 2010. The North Sea ECA encompasses all of the North Sea and the full length of the English Channel. These capped amounts are to decrease progressively until they reach 0.5 percent by January 1, 2020 for non-ECA areas and 0.1 percent by January 1, 2015 for ECA areas, including the North American ECA. The amendments also establish new tiers of stringent nitrogen oxide emissions standards for new marine engines, depending on their date of installation.

The IMO has negotiated international conventions that impose liability for oil pollution in international waters and the territorial waters of the signatory to such conventions such as the Ballast Water Management Convention, or BWM Convention. The BWM Convention’s implementing regulations call for a phased introduction of mandatory ballast water exchange requirements (beginning in 2009), to be replaced in time with a requirement for mandatory ballast water treatment. The BWM Convention will not become effective until 12 months after it has been adopted by 30 states, the combined merchant fleets of which represent not less than 35 percent of the gross tonnage of the world’s merchant shipping. Though this has not occurred to date, the IMO has passed a resolution encouraging the ratification of the BWM Convention and calling upon those countries that have already ratified to encourage the installation of ballast water management systems on new ships. Under the requirements of the BWM Convention for rigs with ballast water capacity of more than 5000 cubic meters that were constructed in 2011 or before, ballast water management exchange or treatment will be accepted until 2016. From 2016 (or not later than the first intermediate or renewal survey after 2016), only ballast water treatment will be accepted by the BWM Convention. All of our drilling rigs are in substantial compliance with the proposed terms of the BWM Convention.

The IMO has also adopted the International Convention for Civil Liability for Bunker Oil Pollution Damage of 2001, or Bunker Convention. The Bunker Convention provides a liability, compensation and compulsory insurance system for the victims of oil pollution damage caused by spills of bunker oil. Under the Bunker Convention, ship owners must pay compensation for pollution damage (including the cost of preventive measures) caused in the territory, including the territorial sea of a State Party, as well as its exclusive economic zone or equivalent area. Registered owners of any seagoing vessel and seaborne craft over 1,000 gross tons, of any type whatsoever, and registered in a State Party, or entering or leaving a port in the territory of a State Party, must maintain insurance which meets the requirements of the Bunker Convention and must obtain a certificate issued by a State Party attesting that such insurance is in force. The State issued certificate must be carried on board at all times. We believe that all of our drilling rigs are currently compliant in all material respects with these regulations.

On July 15, 2011, the IMO approved mandatory measures to reduce emissions of greenhouse gases from international shipping. The amendments to MARPOL Annex VI Regulations for the prevention of air pollution from ships add a new Chapter 4 on energy efficiency requiring compliance with the Energy Efficiency Design Index, or EEDI, for new ships, and the Ship Energy Efficiency Management Plan, or SEEMP, for all ships. Other amendments to Annex VI add new definitions and requirements for survey and certification, including the format for the International Energy Efficiency Certificate. The regulations apply to all ships of 400 gross tons and above and entered into force on January 1, 2013. These new rules will likely affect the operations of vessels that are registered in countries that are signatories to MARPOL Annex VI or vessels that call upon ports located within such countries. The implementation of the EEDI and SEEMP standards could cause us to incur additional compliance costs. The IMO is also considering the development of market-based mechanisms to reduce greenhouse gas emissions from ships.

The IMO continues to review and introduce new regulations. It is impossible to predict what additional regulations, if any, may be passed by the IMO and what effect, if any, such regulation may have on our operation.

Other. In addition to the statutes and regulations above, our operations subject us to liability under the Migratory Bird Treaty Act, the Refuse Act, the Endangered Species Act, the Seaman’s Manslaughter Act and state analogues to OPA.

Consent Decree and EPA Agreement. We are not party to the Consent Decree or the EPA Agreement. However, because we are an affiliate of Transocean, our operations in the waters of the United States are subject to the safety, environmental, reporting, operational and other requirements of the Consent Decree and the EPA Agreement. These requirements are in addition to the regulations applicable to all industry participants and may add additional costs and liabilities.

Pursuant to the Consent Decree, Transocean agreed to take specified actions relating to operations in U.S. waters, including, among other things, the design and implementation of, and compliance with, additional systems and procedures; blowout preventer certification and reports; measures to strengthen well control competencies, drilling monitoring, recordkeeping, incident reporting, risk management and oil spill training, exercises and response planning; communication with operators; alarm systems; transparency and responsibility for matters relating to the Consent Decree; and technology innovation, with a first emphasis on more efficient, reliable blowout preventers.

The Consent Decree also provides for the appointment of (i) an independent auditor to review, audit and report on Transocean’s compliance with the injunctive provisions of the Consent Decree and (ii) an independent process safety consultant to review, report on and assist with respect to the process safety aspects of the Consent Decree, including operational risk identification and risk management. The Consent Decree requires certain plans, reports and submissions be made and be acceptable to the U.S. and also requires certain publicly available filings.

In the EPA Agreement, Transocean agreed to, among other things, continue the implementation of certain programs and systems; comply with certain employment and contracting procedures; engage independent compliance auditors and a process safety consultant; and give reports and notices with respect to various matters. Subject to certain exceptions, the EPA Agreement prohibits Transocean and its affiliates from entering into, extending or engaging in certain business relationships with individuals or entities that are debarred, suspended, proposed for debarment or similarly restricted. In addition, if we or Transocean fail to comply with the terms of the EPA Agreement, we may be subject to suspension, debarment or statutory disqualification.

Classification

Our drilling rigs are classed by either Det Norske Veritas, or DNV, or the American Bureau of Shipping, or ABS, and all hold valid classification and statutory certificates. Every offshore drilling rig is a registered marine vessel and must be “classed” by a classification society. The classification society certifies that the drilling rig is “in-class,” signifying that such drilling rig has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the drilling rig’s country of registry and the international conventions of which that country is a member. Classification societies are considered non-governmental organizations that establish and maintain technical standards for the construction and operation of ships and offshore structures. DNV and ABS are also recognized by flag states as entities authorized to conduct regular statutory surveys as part of the flag state requirements.

Properties

Other than our drilling rigs, we do not own any material property.

Legal Proceedings

In the future we may be, from time to time, involved in various litigation matters.

Taxation of the Company

We are organized as a limited liability company under the laws of the Republic of the Marshall Islands and expect to be resident in the United Kingdom for taxation purposes. We will be treated as a corporation for U.S. federal income tax purposes. Certain of our controlled affiliates are subject to taxation in the jurisdictions in which they are organized, conduct business or own assets. For this purpose, “controlled affiliates” include the RigCos.

Marshall Islands

Because we and our controlled affiliates do not conduct business or operations in the Republic of the Marshall Islands, neither we nor our controlled affiliates will be subject to income, capital gains, profits or other taxation under current Marshall Islands law. As a result, distributions we receive from our controlled affiliates are not expected to be subject to Marshall Islands taxation.

United Kingdom

We and certain of our controlled affiliates expect to be a resident of the United Kingdom for taxation purposes. We expect that the distributions we receive from our controlled affiliates generally will be exempt from taxation in the United Kingdom under applicable exemptions for distributions from subsidiaries. As a result, we do not expect to be subject to a material amount of taxation in the United Kingdom as a consequence of our U.K. residency for taxation purposes.

United States

We and our controlled affiliates are treated as corporations for U.S. federal income tax purposes. As a result, we and our controlled affiliates will be subject to U.S. federal income tax to the extent we earn (i) certain types of income from U.S. sources or (ii) income that is treated as effectively connected with the conduct of a trade or business in the United States and attributable to a permanent establishment in the United States. However, certain of our controlled affiliates conduct drilling operations in the U.S. Gulf of Mexico; such affiliates will be subject to taxation by the United States on their net income and may be required to withhold U.S. federal tax from distributions they make to us. See discussion under “Risk Factors—Tax Risks—A loss of a major tax dispute or a successful tax challenge to our operating structure, intercompany pricing policies or the taxable presence of our key subsidiaries in certain countries could result in a higher tax rate on our worldwide earnings, reducing our cash available for distribution to you” relating to previous and current challenges by the IRS to Transocean’s transfer pricing for charters of drilling rigs between its subsidiaries.

Cayman Islands

According to our Cayman Islands counsel, Harney Westwood & Riegels, there is currently no Cayman Islands income or profits tax, capital gains or capital transfer tax payable by us or any of our controlled affiliates. No withholding tax will be imposed by the Cayman Islands on any distributions we or any of our controlled affiliates may make.

Additional Information

For additional information regarding the taxation of our subsidiaries, please read Notes to Condensed Combined Financial Statements—Note 4—Income Taxes and Notes to Combined Financial Statements—Note 4—Income Taxes included elsewhere in this prospectus.

MANAGEMENT

Management of Transocean Partners LLC

Our limited liability company agreement provides that our board of directors has authority to oversee and direct our operations, management and policies on an exclusive basis. Our executive officers will manage our day-to-day activities consistent with the policies and procedures adopted by our board of directors. Certain of our current executive officers and directors are also executive officers or directors of Transocean or its affiliates.

Upon the completion of this offering, our board of directors will consist of three members, Esa Ikäheimonen, Glyn A. Barker and Kathleen S. McAllister, each of whom was elected by the Transocean Member in its capacity as initial holder of our common units. Our board has determined that Mr. Barker satisfies the independence standards established by the New York Stock Exchange, or NYSE. After the completion of this offering, but prior to our first annual meeting of unitholders in 2015, the elected directors may elect an additional elected director and the Transocean Member expects to appoint three additional directors to serve on our board, provided that the number of elected directors must, immediately after such appointment, exceed the number of appointed directors. The three initial directors elected by the Transocean Member in its capacity as initial holder of our common units together with any such additional elected director will serve until our annual meeting in 2015, at which time directors for such positions (who may be incumbent directors) will be elected by our common unitholders, which will include Transocean. Following our first annual meeting of unitholders in 2015, our board will consist of seven members, three of whom will be appointed by the Transocean Member in its sole discretion and four of whom will be elected by our common unitholders. Directors appointed by the Transocean Member will serve as directors for terms determined by the Transocean Member. Directors elected by our common unitholders will initially serve one year terms. Our limited liability company agreement allows the Transocean Member to elect to classify our board of directors at any time. Upon such election by the Transocean Member, the directors elected by our common unitholders will be divided into three classes serving staggered three-year terms. One of the four directors elected by our common unitholders will be designated as the Class I elected director and will serve until our first annual meeting of unitholders after the Transocean Member’s election, another of the four directors will be designated as the Class II elected director and will serve until our second annual meeting of unitholders after the Transocean Member’s election, and the remaining two directors will be designated as our Class III elected directors and will serve until our third annual meeting of unitholders after the Transocean Member’s election. At each annual meeting of unitholders thereafter, directors will be elected to succeed the class of directors whose terms have expired by a plurality of the votes of the common unitholders. Directors elected by our common unitholders will be nominated by the board of directors or by any member or group of members that holds at least 10 percent of the outstanding common units. Nevertheless, one or more of the four initial directors elected by Transocean may be nominated by the Board of Directors and thereafter be reelected at the 2015 or subsequent annual meetings. Our governance documents require that, at all times, at least a majority of the members of our board of directors be U.K. tax residents.

Each outstanding common unit is entitled to one vote on matters subject to a vote of common unitholders. For more information, please read “The Limited Liability Company Agreement—Voting Rights.”

Our executive officers will continue to provide services to us after the closing of this offering under the support or secondment agreements. All of the personnel that will conduct our business immediately following the closing of this offering, including our executive officers, will be employed or contracted by Transocean and its affiliates, but we sometimes refer to these individuals in this prospectus as our employees. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Master Services Agreements.”

Our officers and the other individuals providing services to us or our subsidiaries may face a conflict regarding the allocation of their time between our business and the other business interests of Transocean or the other companies they serve. However, the amount of time our officers will allocate between our business and the business of Transocean or the other companies they serve will vary from time to time depending on various circumstances and needs of the businesses, such as the level of strategic activities of the businesses. Our officers intend to devote as much time to the management of our business and affairs as is necessary for the proper conduct of our business and affairs.

Committees of the Board of Directors

Under the rules of the NYSE, we are a “controlled company” for the purposes of the NYSE’s corporate governance rules because Transocean indirectly holds more than 50 percent of the voting power of our company for the election of directors. Following this offering, we intend to utilize some or all of the “controlled company” exemptions of the NYSE corporate governance standards. These exemptions will free us from the obligation to comply with certain NYSE corporate governance requirements that would otherwise require us, among other things, to have a board of directors composed of a majority of independent directors, to have a compensation committee and a nominating and corporate governance committee composed of independent directors.

Audit Committee

We are required to have an audit committee of at least three members within one year of the date our common units are first listed on the NYSE, and all of our audit committee members are required to meet the independence and financial literacy tests established by the NYSE and the Exchange Act. The members of our audit committee are not required to be independent of Transocean. Our audit committee will, among other things, review our external financial reporting, engage our external auditors and oversee our internal audit activities and procedures and adequacy of our internal accounting controls. Our audit committee will initially be composed of one director, Mr. Barker. Our board has determined that Mr. Barker satisfies the independence standards established by the NYSE. Mr. Barker qualifies as an “audit committee financial expert” for purposes of SEC rules and regulations. In accordance with NYSE and SEC phase-in provisions for companies listing in connection with initial public offerings, we expect to appoint an additional director meeting applicable audit committee independence standards to serve as the third member of our audit committee within one year after the effective date of the registration statement of which this prospectus forms a part.

Conflicts Committee

We will also have a conflicts committee ultimately composed of at least two members of our board of directors. The conflicts committee will be available at the board’s discretion to review specific matters that the board believes may involve conflicts of interest. The conflicts committee will determine if the resolution of the conflict of interest is fair and reasonable to us. The members of the conflicts committee may not be officers or employees of us or directors, officers or employees of the Transocean Member or its affiliates, and must meet the independence standards established by the NYSE to serve on an audit committee of a board of directors and certain other requirements. In addition, the members of our conflicts committee cannot own any interest in us or our subsidiaries, the Transocean Member or any affiliate of the Transocean Member other than common units and awards, if any, under our long-term incentive plan. Certain of our directors may be outside directors of Transocean and may therefore meet the independence standards established by the NYSE, but any such directors nevertheless would not be eligible to serve on the conflicts committee as a result of their relationship with Transocean. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us, approved by all of our members, and not a breach by our directors, the Transocean Member or its affiliates of any duties any of them may owe us or our unitholders. Our initial conflicts committee will be comprised of two or more additional directors who will be appointed after the closing of this offering. For additional information about the conflicts committee, please read “Conflicts of Interest and Duties—Conflicts of Interest.”

Board Leadership Structure

Our board of directors has chosen not to combine the positions of chief executive officer and chairman of the board. Our board believes that separating these positions allows our chairman of the board to preside over the board as it provides advice to, and oversight of, management and the company’s operations. The board recognizes the attention that the chief executive officer is required to devote to his or her position and the additional commitment the position of chairman of the board requires. The board believes that having separate positions is the appropriate leadership structure for us at this time. The directors appointed by the Transocean Member may designate a chairman of the board of directors.

Board Role in Risk Oversight

Our corporate governance guidelines will provide that our board of directors is responsible for reviewing the process for assessing the major risks facing us and the options for their mitigation. This responsibility will be largely satisfied by our audit committee, which is responsible for reviewing and discussing with management and our registered public accounting firm our major risk exposures and the policies management has implemented to monitor such exposures, including our financial risk exposures and risk management policies.

The Transocean Member

Whenever the Transocean Member makes a determination or takes or declines to take an action in its capacity as a member, our limited liability company agreement provides that it is entitled to make such determination or to take or decline to take such other action free of any duty (including any fiduciary duty) or obligation existing at law, in equity or otherwise whatsoever to us or any member, and to the fullest extent permitted by law the Transocean Member is not required to act in good faith or in the best interests of us or any member. Specifically, the Transocean Member will be considered to be acting free of any fiduciary duty or obligation if it exercises its call right, preemptive rights or registration rights, appoints any directors or votes for the appointment of any director, votes or refrains from voting on amendments to our limited liability company agreement that require a vote of the outstanding units, voluntarily withdraws from the company, transfers (to the extent permitted under our limited liability company agreement) or refrains from transferring its units, the Transocean Member interest or the incentive distribution rights it owns or votes upon the dissolution of the company.

Directors and Executive Officers

The following provides information about each of our directors and executive officers.

Name	Age	Position
Esa Ikäheimonen	50	Chairman of the Board of Directors
Kathleen S. McAllister	49	President, Chief Executive Officer and Director
Garry Taylor	48	Chief Financial Officer
Glyn A. Barker	60	Director

Esa Ikäheimonen was appointed as Chairman of the Board of Directors in May 2014. Mr. Ikäheimonen is Executive Vice President, Chief Financial Officer of Transocean. Before being named Executive Vice President, Chief Financial Officer in November 2012, Mr. Ikäheimonen served as a consultant to Transocean from September 2012 to November 2012. He has served as a non-executive director and the chairman of the audit committee of Ahlstrom Corporation since April 2011. Mr. Ikäheimonen served as Senior Vice President and Chief Financial Officer of Seadrill Ltd. from August 2010 to September 2012, and he served as Executive Vice President and Chief Financial Officer of Poyry plc from March 2009 to July 2010. At Royal Dutch Shell, Mr. Ikäheimonen served as Vice President Finance, Shell Africa E&P from June 2007 to March 2009, as Vice President Finance, Shell Upstream Middle East from January 2007 to June 2007, and as Finance and Commercial Director, Shell Qatar from May 2004 to January 2007. Prior to May 2004, Mr. Ikäheimonen served in various financial roles for Royal Dutch Shell, including Strategy and Portfolio Manager, Shell Europe Oil Products, Finance Director, Shell Scandinavia, and Finance Director, Shell Finland. Mr. Ikäheimonen received his Master of Laws degree from the University of Turku in Finland in 1989.

We believe Mr. Ikäheimonen’s extensive knowledge of our company, Transocean and the drilling industry provides the board with valuable experience.

Kathleen S. McAllister was appointed as a director in July 2014 and has served as our President and Chief Executive Officer since June 2014. From June 2014 to July 2014, Ms. McAllister also served as our Interim Chief Financial Officer. From December 2011 to June 2014, Ms. McAllister served as Vice President and Treasurer of Transocean. From March 2011 to December 2011, she served as Assistant Treasurer of Transocean. Ms. McAllister joined Transocean in 2005 as Director of Tax Reporting and subsequently served as Finance Director for the Americas Business Unit and the North America Division. Before joining Transocean, she served in various tax, treasury and finance roles at Helix Energy Solutions Group, Veritas DGC Inc. and Baker Hughes Inc. and began her career at Deloitte & Touche. Ms. McAllister earned a Bachelor of Science degree in Accounting from the University of Houston in 1989.

We believe that it is important for the company’s chief executive officer to serve on the board of directors, as the chief executive officer brings a perspective to board decisions that is important for the company. In addition, Ms. McAllister brings an industry and competitive perspective to the board, which assists the board in making strategic decisions.

Garry Taylor was appointed as our Chief Financial Officer in July 2014. Since November 2012, Mr. Taylor has also served as Global Finance Director for Transocean. Mr. Taylor previously served as Finance Director for Transocean’s Europe and Africa business unit from March 2011 to October 2012 and as Assistant Controller, Global Field Accounting from July 2009 to February 2011. Mr. Taylor joined Transocean in 1998 as Finance & Administration Manager and has served in various finance and accounting positions of increasing responsibility throughout Transocean’s global organization. Before joining Transocean, Mr. Taylor served in various finance roles for companies based in Aberdeen, Scotland. Mr. Taylor is a fellow of the Association of Chartered Certified Accountants. Mr. Taylor earned a Master of Arts degree in Accounting & Economics from the University of Aberdeen in 1987.

Glyn A. Barker was appointed as a director in July 2014. Mr. Barker served as Vice Chairman-U.K. of PricewaterhouseCoopers LLP (PwC) from 2008 to 2011. He was also responsible for PwC’s strategy and business development for the geographic areas of Europe, the Middle East, Africa and India. Mr. Barker joined PwC in 1975 and became an audit partner in 1987. He then established PwC’s private equity-focused Transactions Services business and led it globally. He joined the Management Board of PwC in the UK as Head of the Assurance Practice in 2002. In 2006, he became UK Managing Partner and served in that role until 2008. Mr. Barker is a non-executive director of Transocean Ltd. (NYSE: RIG) (since 2012), Auctus Industries plc (since 2014), Berkeley Group Holdings plc (LON: BKG) (since 2012) and Aviva plc (LON: AV) (since 2012) and Chairman of IMCO Holdings Ltd (since 2012). He is also Deputy Chairman of the English National Opera Company (since 2009). Mr. Barker received his Bachelor of Science degree in Economics & Accounting in 1975 from the University of Bristol and is a Chartered Accountant.

We believe that Mr. Barker should serve on the board of directors because his experience in international business and financial and strategic expertise enhance the board of directors’ understanding of key issues in its global business operations.

We currently do not employ any of our executive officers and rely solely on Transocean to provide us with personnel who will perform executive officer services for our benefit pursuant to the support or secondment agreements and who will be responsible for our day-to-day management subject to the direction of our board of directors. Transocean also provides certain advisory and operational management services to our fleet and will provide management, administrative, financial and other support services to us pursuant to the master services agreements and the support or secondment agreements.

Reimbursement of Expenses

The Transocean Member will be entitled to reimbursement for expenses incurred on our behalf. In addition, we will reimburse Transocean or its affiliates for expenses incurred pursuant to the master services agreements that we will enter into with Transocean. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Master Services Agreements.”

Executive Compensation

We have not paid any compensation to our directors or officers nor accrued any obligations with respect to management incentive or retirement benefits prior to this offering. Under the support or secondment agreements, we will reimburse Transocean or its affiliates for its reasonable costs and expenses incurred in connection with the provision of executive officers and other administrative services to us. In addition, we will pay Transocean a services fee for providing these services to us. We expect that we will pay approximately $         million in total under the support or secondment agreements for the twelve months ending September 30, 2015. We have estimated this amount based on the experience of Transocean, which is a public company. The amount of our reimbursement to Transocean or its affiliates for the time of our officers will depend on an estimate of the percentage of time our officers will spend on our business and will be based upon a percentage of the salary and benefits Transocean or its affiliates will pay to such officers after the closing of this offering. We expect that Ms. McAllister will devote substantially all of her business time to our company, and that Mr. Taylor will devote approximately 15 percent of his business time to our company. Transocean or its affiliates will provide for the compensation of Ms. McAllister and Mr. Taylor in accordance with its own policies and procedures. We do not expect to pay any additional compensation to our officers other than with respect to any awards that may be granted under the equity incentive compensation plan we intend to adopt prior to the completion of this offering as described below under “—Long-Term Incentive Plan.” Officers and employees of affiliates of Transocean may participate in employee benefit plans and arrangements sponsored by Transocean or its affiliates, including plans that may be established in the future. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Master Services Agreements” and “—Support and Secondment Agreements.”

Compensation of Directors

Our officers or officers of Transocean who also serve as our directors will not receive additional compensation for their service as directors but may receive director fees in lieu of other compensation paid by Transocean. We anticipate that each non-management director (which includes non-management directors of Transocean who are also serving as our directors) will receive compensation for attending meetings of our board of directors, as well as committee meetings. We expect non-management directors will each receive a director fee of $75,000 per year and an annual award of restricted units under the equity incentive compensation plan we intend to adopt prior to the completion of this offering having a grant date fair market value of $75,000. The chairman of each of the audit and conflicts committees will receive an additional fee of $15,000 and $10,000 per year, respectively. In addition, each director will be reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director will be fully indemnified by us for actions associated with being a director to the extent permitted under Marshall Islands law.

Long-Term Incentive Plan

We intend to adopt the Transocean Partners LLC 2014 Incentive Compensation Plan (“ICP”) for our employees and non-employee directors and for employees of our affiliates who are seconded to us or who provide services to us. We may issue our non-employee directors, executive officers and other employees and employees of our affiliates long-term equity based awards under the plan, which awards will be intended to attract and retain qualified employees and non-employee directors, to encourage the sense of proprietorship of such persons, and to stimulate the active interests of such persons in the development and financial success of our company. All determinations with respect to awards to be made under our ICP will be made by our board of directors or, with respect to employees, any committee thereof that may be established for such purpose or by any delegate of the board of directors or such committee, subject to applicable law and the terms of the ICP, which we refer to as the administrator. The following description reflects the principal terms that are currently expected to be included in the ICP.

General

The ICP will provide for the grant, from time to time at the discretion of the administrator, of unit awards, restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights and other unit-based awards. The ICP will limit the number of units that may be delivered pursuant to awards to                          common units, subject to proportionate adjustment in the event of unit splits and similar events. Common units subject to awards that are canceled, forfeited, or otherwise terminated without delivery of the common units will be available for delivery pursuant to other awards. However, common units that are withheld or tendered to pay taxes or an exercise price with respect to an award, including through net settlement, will reduce the number of units available and will not again be available for delivery pursuant to other awards. Any units we repurchase on the open market using the proceeds from the exercise of an award will not increase the number of units available for delivery pursuant to other awards. To the extent permitted by law and applicable exchange listing rules, substitute awards and units issued in place of outstanding awards will not be counted against the units available under the ICP.

Restricted Units and Phantom Units

A restricted unit is a common unit that is subject to forfeiture. Upon vesting, the forfeiture restrictions lapse and the recipient holds a common unit that is not subject to forfeiture. A phantom unit is a notional unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit or, on a deferred basis, upon specified future dates or events or, in the discretion of the administrator, cash equal to the fair market value of a common unit. The administrator may make grants of restricted and phantom units under the ICP that contain such terms, consistent with the ICP, as the administrator may determine are appropriate, including the period over which restricted or phantom units will vest.

Distributions made by us with respect to awards of restricted units may be subject to the same vesting requirements as the restricted units, in which case such distributions will be held and paid upon vesting of the restricted units.

Distribution Equivalent Rights

The administrator, in its discretion, may also grant distribution equivalent rights, either as standalone awards or in tandem with other awards. Distribution equivalent rights are rights to receive an amount in cash, restricted units or phantom units equal to all or a portion of the cash distributions made on units during the period an award remains outstanding.

Unit Options and Unit Appreciation Rights

The ICP also permits the grant of options covering common units. Unit options represent the right to purchase a number of common units at a specified exercise price. Unit appreciation rights represent the right to receive the appreciation in the value of a number of common units over a specified exercise price, either in cash or in common units. Unit options and unit appreciation rights may be granted to such eligible individuals and with such terms as the administrator may determine, consistent with the ICP; however, a unit option or unit appreciation right must have an exercise price equal to at least the fair market value of a common unit on the date of grant. Unit appreciation rights may be granted in tandem with unit options, in which case the holder of the tandem award may exercise the unit option or the unit appreciation right but not both. The term of a unit option or a unit appreciation right may not exceed 10 years.

Unit Awards

Awards covering common units may be granted under the ICP with such terms and conditions, including restrictions on transferability, as the administrator may establish.

Other Unit-based Awards

The ICP also permits the grant of “other unit-based awards,” which are awards that, in whole or in part, are valued or based on or related to the value of a common unit. The vesting of an other unit-based award may be based on a participant’s continued service, the achievement of performance criteria or other measures. Other unit-based awards that vest based on performance criteria are referred to in the ICP as “performance units.” On vesting or on a deferred basis upon specified future dates or events, an other unit-based award may be paid in cash and/or in units (including restricted units), or any combination thereof as the administrator may determine.

Source of Common Units

Common units to be delivered with respect to awards may be newly issued units, common units acquired by us in the open market or from an affiliate, common units already owned by us, or any combination of the foregoing. If we issue new common units upon the grant, vesting or payment of awards under the ICP, the total number of common units outstanding will increase.

Anti-Dilution Adjustments and Change in Control

If an “equity restructuring” event occurs that could result in an additional compensation expense under applicable accounting standards if adjustments to awards under the ICP with respect to such event were discretionary, the administrator will equitably adjust the number and type of units covered by each outstanding award and the terms and conditions of such award to equitably reflect the restructuring event, and the administrator will adjust the number and type of units with respect to which future awards may be granted under the ICP. With respect to other similar events, including, for example, a combination or exchange of units, a merger or consolidation or recapitalization or reorganization, the administrator shall have discretion to adjust awards in the manner it deems appropriate and to make equitable adjustments, if any, with respect to the number of units available under the ICP and the kind of units or other securities available for grant under the ICP, including the number and type of units subject to outstanding awards. Furthermore, upon any such event, including a change in control of us, the administrator will generally have discretion to (i) accelerate the time of exercisability or vesting or payment of an award, (ii) require awards to be surrendered in exchange for a cash payment or substitute other rights or property for the award, or (iii) provide for the award to be assumed by a successor or one of its affiliates, with appropriate adjustments thereto. Absent one of these events, the exercise or purchase price of an outstanding award may not be reduced, nor may an outstanding unit option or unit appreciation right be canceled in exchange for cash or another award with a reduced exercise price or purchase price without the approval of our unitholders.

Termination of Employment

The consequences of the termination of a grantee’s employment with us or our affiliates or membership on our board of directors will generally be determined by the administrator in the terms of the relevant award agreement.

Amendment or Termination of ICP

The administrator, at its discretion, may terminate the ICP at any time with respect to the common units for which a grant has not previously been made. Subject to the rules of the principal securities exchange on which our common units are traded, the administrator also has the right to alter or amend the ICP or any part of it from time to time or to amend any outstanding award made under the ICP, provided that no change in any outstanding award may be made that would materially impair the vested rights of the participant without the consent of the affected participant or result in taxation to the participant under Section 409A of the Code.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our units that will be owned upon the consummation of this offering by:

•	each person known by us to be a beneficial owner of more than five percent of the units;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable.

Percentage of total units to be beneficially owned after this offering is based on             common units outstanding. The table assumes that the underwriters’ option to purchase additional units is not exercised.

	Common Units to be Beneficially Owned			Subordinated Units to be Beneficially Owned			Percentage of Total Common and Subordinated Units to be Beneficially Owned
Name of Beneficial Owner	Number	Percent(2)		Number	Percent
Transocean(1)			%			%		%(2)
Esa Ikäheimonen	—	—		—	—		—
Kathleen S. McAllister	—	—		—	—		—
Garry Taylor	—	—		—	—		—
Glyn A. Barker	—	—		—	—		—
All directors and executive officers as a group (four persons)	—	—		—	—		—

*	Less than one percent.

(1)	Transocean Ltd. is the ultimate parent company of the Transocean Member, which is the owner of common units and subordinated units, the non-economic Transocean Member interest and all of the incentive distribution rights. Transocean Ltd. may, therefore, be deemed to beneficially own the interests held directly or indirectly by the Transocean Member.

(2)	Assumes no exercise of the underwriters’ option to purchase additional common units. If the underwriters exercise their option to purchase additional common units in full, Transocean’s percentage of common units to be beneficially owned after the offering will decrease to percent, and its percentage of total common and subordinated units to be beneficially owned will decrease to percent.

The following table sets forth, as of July 1, 2014 the number of registered shares of Transocean Ltd. owned by each of our directors and named executive officers and all of our directors and executive officers as a group.

Name	Shares Owned	Shares Subject to Right to Acquire Beneficial Ownership(1)	Total Shares Beneficially Owned(1)	Percent of Class(2)

Esa Ikäheimonen	6,436	14,295	20,831	*
Kathleen S. McAllister	5,391	6,514	11,905	*
Garry Taylor	12,087	—	12,087	*
Glyn A. Barker	3,828	—	3,828	*
All directors and executive officers as a group (four persons)	27,842	20,809	48,651	*

*	Less than one percent.

(1)	Includes shares that may be acquired within 60 days from July 1, 2014 through the exercise of options.

(2)	As of July 1, 2014, each listed individual and our executive officers and directors as a group beneficially owned less than one percent of Transocean Ltd.’s outstanding shares.

SELLING UNITHOLDER

The selling unitholder will acquire our common units in connection with the transactions described under “Summary—Formation Transactions.” The following table sets forth information concerning the ownership of common units by the selling unitholder immediately before and after this offering. The selling unitholder is not a broker-dealer registered under Section 15 of the Exchange Act or an affiliate of a broker-dealer registered under the Exchange Act. The selling unitholder is an underwriter with respect to the common units that it will sell in this offering.

	Common Units Owned	Common Units Being Offered	Maximum Number of Common Units to be Sold Upon Exercise of Underwriters’ Option to Purchase Additional Common Units	Percentage of Common Units Owned
Name				Before Offering		After Offering (Assuming No Exercise of Underwriters’ Option)		After Offering (Assuming Exercise of Underwriters’ Option in Full)
Transocean Partners Holdings Limited(1)					%		%		%

(1)	Transocean Partners Holdings Limited is a wholly owned subsidiary of Transocean. As a result, Transocean may be deemed to beneficially own the securities held by Transocean Partners Holdings Limited. Please read “Security Ownership of Certain Beneficial Owners and Management.” The address for Transocean Partners Holdings Limited is P.O. Box 10342, 70 Harbour Drive, 4th Floor, Grand Cayman, KY1-1003, Cayman Islands.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

After this offering, the Transocean Member, a wholly owned subsidiary of Transocean, will own              common units and         subordinated units, representing a         percent limited liability company interest in us. If the underwriters exercise in full their option to purchase additional common units, the Transocean Member will own         common units and         subordinated units, representing a         percent limited liability company interest in us. The Transocean Member will also own the non-economic Transocean Member interest in us and all of our incentive distribution rights. In addition, the Transocean Member will own a 49 percent non-controlling interest in each of the RigCos that own and operate the drilling rigs in our initial fleet. Transocean’s ability, as the sole owner of the Transocean Member, to control the appointment of three of the seven members of our board of directors and to approve certain significant actions we may take, and the Transocean Member’s common and subordinated unit ownership and its right to vote the subordinated units as a separate class on certain matters mean that Transocean will have the ability to exercise significant influence regarding our management.

Distributions and Payments to the Transocean Member and Its Affiliates

The following table summarizes the distributions and payments to be made by us to the Transocean Member and its affiliates in connection with the formation, ongoing operation and upon liquidation. These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arm’s-length negotiations.

Formation Stage

The consideration received by the Transocean Member and its affiliates prior to or in connection with this offering for its contribution to us of our interests in the RigCos

•                     common units and      subordinated units;

•       the Transocean Member interest, which represents a non-economic limited liability company interest in us;

•       all of our incentive distribution rights; and

•       all or a portion of the cash proceeds of $         million from the issuance of a 364-day working capital note payable to a Transocean affiliate.

Operational Stage

Distributions of available cash to the Transocean Member

We will generally make cash distributions of 100 percent of our available cash to the unitholders pro rata, including the Transocean Member, as holder of an aggregate of          common units and all of our subordinated units. In addition, if distributions exceed the minimum quarterly distribution and target distribution levels, the incentive distribution rights held by the Transocean Member will entitle the Transocean Member to increasing percentages of the distributions, up to 50 percent of the distributions above the highest target distribution level. Please read “Provisions of Our Limited Liability Company Agreement Relating to Cash Distributions—Incentive Distribution Rights” for more information regarding incentive distribution rights.

Assuming we generate sufficient cash available for distribution to support the payment of the full minimum quarterly distributions on our outstanding units for four quarters, the Transocean Member would

receive an annual distribution of approximately $         million on their common and subordinated units (or $         million if the underwriters exercise in full their option to purchase additional common units from the Transocean Member).

Payments to the Transocean Member and its Affiliates	The Transocean Member and its other affiliates will be entitled to reimbursement for all direct and indirect expenses they incur on our behalf. In addition, we and the RigCos and any of our other subsidiaries will (and any of our future operating subsidiaries may) pay fees to Transocean for the provision of management, operational, advisory, technical and administrative services and reimburse Transocean for the costs related to such services. We and the RigCos will also reimburse Transocean for the costs of personnel that it seconds to us and the RigCos. Please read “—Agreements Governing the Transactions—Master Services Agreements” and “—Agreements Governing the Transactions—Support and Secondment Agreements.”

If the Transocean Member withdraws or is removed, its Transocean Member interest and any incentive distribution rights it holds will either be sold to the new member for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please read “The Limited Liability Company Agreement—Withdrawal or Removal of the Transocean Member.”

Liquidation Stage

Liquidation	Upon our liquidation, the members, including the Transocean Member with respect to our common and subordinated units, will be entitled to receive liquidating distributions as described in “Provisions of Our Limited Liability Company Agreement Relating to Cash Distributions—Distributions of Cash Upon Liquidation.”

Agreements Governing the Transactions

We and other parties will enter into the various agreements that will effect the transactions, including our acquisitions of interests in the RigCos, the vesting of assets in, and the assumption of liabilities by, us and our subsidiaries. These agreements will not be the result of arm’s-length negotiations and they, or any of the transactions that they provide for, may not be effected on terms at least as favorable to the parties to these agreements as they could have obtained from unaffiliated third parties. All of the transaction expenses incurred in connection with these transactions will be paid from the proceeds of this offering.

Omnibus Agreement

On or before the closing of this offering, we and the RigCos will enter into an omnibus agreement with Transocean, the Transocean Member and certain of Transocean’s other subsidiaries. The following discussion describes certain provisions of the omnibus agreement.

Noncompetition. Under the omnibus agreement, Transocean will agree, and will cause its controlled affiliates (other than us, our subsidiaries and any publicly held affiliates of Transocean) to agree, not to acquire, own, operate or contract for any drilling rig that was constructed in 2009 or later and is operating under a contract for five or more years. For purposes of determining the length of the contract for purposes of the omnibus agreement, the drilling contract will be deemed to commence on the commencement date of the drilling contract or the date of execution of an extension related thereto and does not include any unexercised customer option to extend the term of such drilling contract. We refer to these drilling rigs, together with any related contracts and any associated assets, as “Five-Year Drilling Rigs” and to all other drilling rigs, together with any related contracts and any associated assets, as “Non-Five-Year Drilling Rigs.” The restrictions in this paragraph will not prevent Transocean or any of its controlled affiliates (including us and our subsidiaries, except as set forth below) from:

(1)	acquiring, owning, operating or contracting for Non-Five-Year Drilling Rigs;

(2)	acquiring, owning, operating or contracting one or more Five-Year Drilling Rigs if Transocean offers to sell the drilling rig to us for the greater of (x) acquisition price or (y) its fair market value (taking into account, among other things, the anticipated cash flows under the associated drilling contracts), plus in either case any additional taxes (including tax credits used and benefits foregone), flag administration, financing, debt premium prepayment or make-whole costs, consent fees, transaction costs, financial advisory, legal and other similar costs associated with the transfer to us at the time of the acquisition (which we refer to as “break-up costs”);

(3)	constructing any drilling rig that, upon commencement of its drilling contract, will become a Five-Year Drilling Rig (and acquiring, owning, operating or contracting such rig that is constructed) if, either after the entry into such drilling contract or upon commencement of such drilling contract, Transocean offers to sell such Five-Year Drilling Rig to us (x) for the all-in construction price (if the offer was made after the entry into the drilling contract) or (y) for the greater of (1) the all-in construction price or (2) its fair market value (taking into account the anticipated cash flows under the associated drilling contracts), plus any break-up costs (if the offer was made upon commencement of the drilling contract);

(4)	putting a Non-Five-Year Drilling Rig under contract for five or more years and acquiring, owning and operating such rig if, either before or after the time such rig becomes a Five-Year Drilling Rig, Transocean offers to sell the Non-Five-Year Drilling Rig to us for its fair market value (taking into account, among other things, the anticipated cash flows under the associated drilling contracts) plus any break-up costs (x) after the time it becomes a Five-Year Drilling Rig and (y) at each renewal or extension of that contract for a term of five years or longer;

(5)	acquiring one or more Five-Year Drilling Rigs as part of the acquisition of a controlling interest in a business or package of assets and owning, operating or contracting for those drilling rigs; provided, however, that:

(a) if less than a majority of the value of the business (before taking into account any debt or other associated liabilities) or assets to be acquired is attributable to Five-Year Drilling Rigs, as determined in good faith by Transocean’s board of directors, Transocean may consummate the acquisition of the business or assets but must promptly thereafter offer to sell such Five-Year Drilling Rig(s) to us for the greater of (x) their acquisition price or (y) their fair market value (taking into account, among other things, the anticipated cash flows under the associated drilling contracts), plus any break-up costs; and

(b) if a majority or more of the value of the business (before taking into account any debt or other associated liabilities) or assets to be acquired is attributable to Five-Year Drilling Rigs, as determined in good faith by Transocean’s board of directors, Transocean must notify us of the proposed acquisition in writing in advance of acquiring such business or assets. We will, not later than the 10th calendar day following receipt of such notice, notify Transocean if we wish to acquire any Five-Year Drilling Rig forming part of that business or package of assets in cooperation and simultaneously with Transocean acquiring the Non-Five-Year Drilling Rigs forming part of that business or package of assets. If we do not notify Transocean of our intent to pursue the acquisition within such 10 calendar days, Transocean may proceed with the acquisition but then must offer to sell Five-Year Drilling Rigs to us as provided in paragraph (a) above;

(6)	acquiring a noncontrolling interest in any company, business or pool of assets;

(7)	acquiring, owning, operating or contracting any Five-Year Drilling Rig if we do not fulfill our obligation to purchase such drilling rig in accordance with the terms of any existing or future agreement;

(8)	acquiring, owning, operating or contracting a Five-Year Drilling Rig subject to the offers to us described in paragraphs (2), (3), (4) and (5)(a) above pending our determination whether to accept such offers and pending the closing of any offers we accept;

(9)	providing rig management, operating or similar services relating to any drillship or other drilling rig, including pursuant to a transition services agreement, operating agreement, bareboat charter or other similar agreement;

(10)	owning or operating a Five-Year Drilling Rig that Transocean owns and operates as of the closing of this offering (including, for the avoidance of doubt, all drilling rigs under construction or contracted to be constructed that have or are contemplated to have a related drilling contract for five or more years) and that is not included in the fleet of drillships and other drilling rigs to be contributed to us in connection with the closing of this offering;

(11)	acquiring, owning, operating or contracting any Five-Year Drilling Rig if we have previously advised Transocean that we consent to such acquisition, operation or contract; or

(12)	acquiring, owning, operating or contracting any Five-Year Drilling Rig in transactions with any other members of the Transocean group.

If Transocean or any of its controlled affiliates (other than us, our subsidiaries and any publicly held affiliates of Transocean) acquires, owns, operates or contracts for Five-Year Drilling Rigs pursuant to any of the exceptions described above, it may not subsequently enter into any new drilling contracts for such Five-Year Drilling Rigs without again complying with the provisions described above. The omnibus agreement does not prohibit Transocean from forming a new publicly traded entity that will not be subject to the omnibus agreement and that may compete with us.

In addition, under the omnibus agreement we will agree, and will cause our subsidiaries to agree, not to acquire, own, operate or contract for any Non-Five-Year Drilling Rigs. The restrictions in this paragraph will not prevent us from:

(1)	acquiring, owning, operating or contracting any Five-Year Drilling Rig;

(2)	acquiring, owning, operating or contracting one or more Non-Five-Year Drilling Rigs if we offer to sell such Non-Five-Year Drilling Rig to Transocean for the greater of (x) acquisition price or (y) its fair market value (taking into account the anticipated cash flows under the associated drilling contracts), plus any break-up costs;

(3)	constructing any drilling rig that, upon commencement of its drilling contract, will become a Non-Five-Year Drilling Rig (and acquiring, owning, operating or contracting such rig once constructed) if, either after the entry into the drilling contract or upon commencement of the drilling contract, we offer to sell such Non-Five-Year Drilling Rig to Transocean (x) for the all-in construction price (if the offer was made after the entry into the drilling contract) or (y) for the greater of (a) the all-in construction price or (2) its fair market value, plus any break-up costs (if the offer was made upon commencement of such drilling contract);

(4)	putting a Five-Year Drilling Rig under contract for less than five years and acquiring, owning and operating such rig if, either before or after the time such rig becomes a Non-Five-Year Rig, we offer to sell such Five-Year Drilling Rig to Transocean for its fair market value (taking into account the anticipated cash flows under the associated drilling contracts) plus any break-up costs (x) after the time it becomes a Non-Five-Year Drilling Rig and (y) at each renewal or extension of that contract (other than a renewal or extension with the existing customer for that rig) for less than five years;

(5)	acquiring one or more Non-Five-Year Drilling Rigs as part of the acquisition of a controlling interest in a business or package of assets and owning, operating or contracting such Non-Five-Year Drilling Rig; provided, however, that:

(a) if less than a majority of the value of the business (before taking into account any debt or other associated liabilities) or assets acquired is attributable to Non-Five-Year Drilling Rigs, as determined in good faith by the conflicts committee of our board of directors, we may consummate the acquisition of the business or assets but must promptly thereafter offer to sell such Non-Five-Year Drilling Rig to Transocean for the greater of (x) their acquisition price or (y) their fair market value (taking into account, among other things, the anticipated cash flows under the associated drilling contracts), plus any break-up costs; and

(b) if a majority or more of the value of the business (before taking into account any debt or other associated liabilities) or assets acquired is attributable to Non-Five-Year Drilling Rigs, as determined in good faith by the conflicts committee of our board of directors, we must notify Transocean of the proposed acquisition in writing in advance of acquiring such business or assets. Transocean will, not later than the 10th calendar day following receipt of such notice, notify us if it wishes to acquire any Non-Five-Year Drilling Rig forming part of that business or package of assets in cooperation and simultaneously with our acquiring the Five-Year Drilling Rigs forming part of that business or package of assets. If Transocean does not notify us of its intent to pursue the acquisition within such 10 calendar days, we may proceed with the acquisition but then must offer to sell Non-Five-Year Drilling Rigs to Transocean as provided in paragraph (a) above;

(6)	acquiring a noncontrolling interest in any company, business or pool of assets;

(7)	acquiring, owning, operating or contracting any Non-Five-Year Drilling Rig if Transocean does not fulfill its obligation to purchase such Non-Five-Year Drilling Rig in accordance with the terms of any existing or future agreement;

(9)	acquiring, owning, operating or contracting any Non-Five-Year Drilling Rig that is subject to an offer to purchase by Transocean as described in paragraphs (2), (3), (4) and (5)(a) above, pending Transocean determination whether to accept such offers and pending the closing of any offers Transocean accepts;

(10)	acquiring, owning, operating or contracting any Non-Five-Year Drilling Rig if Transocean has previously advised us that it consents to such acquisition, operation or contract; or

(11)	acquiring, owning, operating or contracting any Non-Five-Year Drilling Rig in transactions with any other members of our company group.

Upon a change of control of us or the Transocean Member, the noncompetition provisions of the omnibus agreement will terminate immediately. Upon a change of control of Transocean, the noncompetition provisions of the omnibus agreement applicable to Transocean will terminate at the time that is the later of the date of the change of control and the date on which all of our outstanding subordinated units have converted to common units.

Transocean’s Obligation to Offer Ultra-Deepwater Drilling Rigs. Under the omnibus agreement, Transocean also will be required to offer us the opportunity to purchase not less than a 51 percent interest in four of the following six drillships that are currently under construction within the five years following the closing of this offering at the greater of fair market value (taking into account the anticipated cash flows under the associated drilling contracts) or the all-in construction cost, plus transaction costs: Deepwater Invictus, Deepwater Thalassa, Deepwater Proteus, Deepwater Pontus, Deepwater Poseidon and Deepwater Conqueror.

Right of First Offer on Drilling Rigs. Under the omnibus agreement, we and our subsidiaries will grant to Transocean a right of first offer on any proposed sale, transfer or other disposition of any Five-Year Drilling Rigs or Non-Five-Year Drilling Rigs owned by us. This right of first offer will not apply to (a) a sale, transfer or other disposition of drilling rigs between any affiliated subsidiaries or (b) merger with or into, or sale of substantially all of the assets to, an unaffiliated third-party.

Prior to engaging in any negotiation regarding any drilling rig’s disposition with respect to a Five-Year Drilling Rig or any Non-Five-Year Drilling Rig with a non-affiliated third-party, we will deliver a written notice to Transocean setting forth the material terms and conditions of the proposed transaction. During the 30-day period after the delivery of such notice, we and Transocean will negotiate in good faith to reach an agreement on the transaction. If we do not reach an agreement within such 30-day period, we will be able within the next 180 calendar days to sell, transfer, dispose or re-contract the drilling rig to a third party (or to agree in writing to undertake such transaction with a third party) on terms generally no less favorable to the third party than those offered pursuant to the written notice.

Upon a change of control of us or the Transocean Member, the provisions of the omnibus agreement relating to the right of first offer with respect to the drilling rigs will terminate immediately.

Rights of First Offer on the Equity Interests in the RigCos. Under the omnibus agreement, Transocean has granted us a right of first offer on its remaining ownership interests in each of the RigCos should Transocean decide to transfer, assign, sell or otherwise dispose of such interests. Under the omnibus agreement, we and our subsidiaries will grant a similar right of first offer to Transocean on any proposed transfer, assignment, sale or other disposition of any equity interests in each of the RigCos. Any such right of first offer will be subject to our and Transocean’s ability to agree on mutually acceptable terms of purchase, including price. These rights of first offer will not apply to a transfer, assignment, sale or other disposition of any equity interest in the RigCos between any controlled affiliates.

Prior to engaging in any negotiation regarding any disposition of equity interests in any of the RigCos to an unaffiliated third party, we or Transocean, as the case may be, will deliver a written notice to the other party setting forth the proposed material terms and conditions of the proposed transactions. During the 30-day period after the delivery of such notice, we and Transocean will negotiate in good-faith to reach an agreement on the transaction. If we do not reach an agreement within such 30-day period, we or Transocean, as the case may be, will be able, within the next 180 days, to transfer, assign, sell or otherwise dispose of any equity interest in the RigCos to an unaffiliated third party (or agree in writing to undertake such transaction with a third party) on terms generally no less favorable to us or Transocean, as the case may be, than those included in the written notice.

Upon a change of control of us or the Transocean Member, the provisions of the omnibus agreement relating to the right of first offer with respect to the equity interests in the RigCos will terminate automatically. Upon a change of control of Transocean, the right of first offer provisions applicable to Transocean under the omnibus agreement will terminate at the later of (a) the date on which all of the outstanding subordinated units have converted into common units and (b) the date of the change of control of Transocean.

Indemnification. Under the omnibus agreement, Transocean will indemnify us after the closing of this offering for a period of five years against certain environmental and human health and safety liabilities with respect to the assets contributed or sold to us to the extent arising prior to the time they were contributed or sold to us. Liabilities resulting from a change in law after the closing of this offering are excluded from the environmental indemnity. There is an aggregate cap of $10 million on the amount of indemnity coverage provided by Transocean for such environmental and human health and safety liabilities. No claim for indemnification may be made unless the aggregate dollar amount of all claims exceeds $500,000, in which case Transocean is liable for claims only to the extent such aggregate amount exceeds $500,000.

Transocean will also indemnify us to the full extent of any liabilities related to:

•	certain defects in title to Transocean’s assets contributed or sold to the RigCos and any failure to obtain, prior to the time they were contributed, certain consents and permits necessary to conduct, own and operate such assets, which liabilities arise within three years after the closing of this offering;

•	any judicial determination substantially to the effect that the Transocean affiliate that transferred any of our initial assets to us pursuant to the contribution agreement did not receive reasonably equivalent value in exchange therefor or was rendered insolvent by such transfer;

•	tax liabilities attributable to the operation of the assets contributed or sold to the RigCos prior to the closing of this offering; and

•	any lost revenue arising out of the failure to receive an operating dayrate from Chevron for Discoverer Clear Leader, up to $100 million, for the period commencing on the closing date of this offering through the completion of its 2014 special periodic survey.

In addition, Transocean will indemnify us after the closing of this offering against any liabilities arising out of the Macondo well incident occurring prior to this offering and any liabilities (other than taxes) arising from Transocean’s or its subsidiaries’ failure to comply with the Consent Decree, the EPA Agreement or any similar decree or agreement. There is no monetary cap on the amount of the indemnity provided by Transocean related to the Macondo well incident, the Consent Decree, the EPA Agreement or any similar decree or agreement. However, these indemnities does not cover or include any amount of consequential damages, including lost profits or revenues.

Amendments. The omnibus agreement may not be amended without the prior approval of the conflicts committee of our board of directors if the proposed amendment will, in the reasonable discretion of our board of directors, adversely affect holders of our common units.

Master Services Agreements

On or before the closing of this offering, we will enter into master services agreements with Transocean, pursuant to which Transocean or its affiliates will provide certain administrative, technical and non-executive management services to us and the RigCos and any of our other subsidiaries. The agreement has an initial term of five years.

Each of the master services agreements may be terminated prior to the end of its term by us (i) upon 90 days’ written notice for any reason in the sole discretion of our board of directors or (ii) immediately upon written notice if Transocean or its affiliates (other than us and our subsidiaries) breaches any material obligation of the master services agreements and such breach shall continue for a period of 90 days after written notice has been delivered. Each of the master services agreements may be terminated prior to the end of its term by Transocean upon 90 days’ written notice of (i) a change of control of us or (ii) removal of the Transocean Member. In addition, each of the master services agreements may be terminated prior to the end of its term by either us or Transocean within 90 days of the other party:

•	commencing a voluntary case under the bankruptcy, insolvency or similar law;

•	making an assignment or any general arrangement for the benefit of creditors;

•	otherwise becoming bankrupt or insolvent;

•	receiving a decree or court order for relief in an involuntary case under the bankruptcy, insolvency or similar law; or

•	having appointed a liquidator, administrator, receiver, trustee, conservator or similar official with respect to it or any substantial portion of its property or assets.

If requested by us or our subsidiaries, the administrative, technical, management and marketing services provided by Transocean and its affiliates will include:

•	Headquarter Support: advice and assistance with executive oversight, accounting, finance, tax, legal, investor relations, procurement and similar activities;

•	Company Records: assistance with the maintenance of all original corporate documents and archival of contracts and other documents;

•	Financing: assistance in matters relevant to the financing of our activities, including forecasting, budgeting, accounts payable and receivable processing, taxation, accounting, the identification of sources of potential financing and assistance in negotiation of financing arrangements;

•	Human Resources: assistance in human resources matters, including hiring and recruiting, payroll processing, employee compensation and benefits administration and employee career development;

•	Insurance: advice and assistance in insurance and risk management administration, filing and managing claims and the procurement of additional insurances as may be necessary;

•	Safety and Training: assistance in handling accidents involving our drilling rigs, safety and quality control and employee training;

•	Legal Services/Disputes: assistance in legal matters, including preparation and oversight of public company reporting and compliance, general commercial and business matters and prosecution or defense of any and all legal proceedings by or against us (provided that Transocean will not be obligated to provide legal services with respect to matters in which we are adverse to Transocean);

•	Compliance Services: advice and assistance in compliance program matters including the development and implementation of an effective compliance program, code of conduct and other policies and guidelines and any applicable obligations under the Consent Decree, EPA Agreement and other governmental agreements;

•	Operations Services: assistance in the establishment of global operating procedures and standards of our drilling rigs, as well as ongoing evaluation and support;

•	Engineering and Technology Services: assistance with engineering and technology services relating to equipment modification;

•	Incident Management: assistance in handling any incidents involving our drilling rigs in the course of operations;

•	Software: licenses for all software used in connection with our drilling rigs, other than software licensed from third parties;

•	Treasury Services: assistance for all treasury functions, including cash management, making and managing investments, administering bank accounts, collecting amounts due from third parties, settling debts and settling inter-company accounts;

•	Sale and Purchase of Assets: assistance with sale and purchase of assets on behalf of our subsidiaries, including the completion and integration of such sales and purchases;

•	Procurement: assistance in global procurement, including purchasing services, logistics services and system administration;

•	Technical Supervision: assistance with services in relation to the technical and operating management of our drilling rigs; and

•	Marketing Services: advice and assistance in marketing our drilling rigs, including collecting market information, market analysis, identification of commercial agents and potential customers, negotiation and communication of contractual commitments, administration of contract modifications and disputes, monitoring of customer satisfaction, identification of contract opportunities and preparation of bids.

Each month, we will reimburse Transocean for the cost of all direct labor, materials and expenses incurred in connection with the provision of these services, plus an allocated portion of Transocean’s shared and pooled direct costs, indirect costs and general and administrative costs as determined by Transocean’s internal accounting procedures. In addition, we will pay Transocean a fee equal to the greater of (i) five percent of its costs and expenses incurred in connection with providing services to us for the month or, in the case of the provision of capital spares or inventory, a four percent markup on the capital spare or inventory plus a four percent markup on the allocable share of the costs of providing such services and, (ii) the markup required by applicable transfer pricing rules. If Transocean incurs costs and expenses from third parties in the course of subcontracting the performance of services, we must reimburse Transocean at cost and are not required to pay a service fee, unless required by applicable transfer pricing rules. Amounts payable under the master services agreements must be paid within 30 days after Transocean submits to us invoices for such fees, costs and expenses.

Under the master services agreements, we will indemnify Transocean and its affiliates, directors, officers, employees, agents and subcontractors against all actions which may be brought against them in connection with the services it performs under the master services agreements, except to the extent caused by Transocean’s gross negligence, willful misconduct or fraud. Transocean will only indemnify us for damages brought in connection with the services it performs under the master services agreements to the extent caused by such gross negligence, willful misconduct or fraud except for damages arising from services rendered by Transocean in connection with certain drilling contracts with indemnity provisions that do not conform to Transocean’s contracting principles, for which Transocean will not indemnify us, regardless of cause. Transocean’s obligation to indemnify us for gross negligence or willful misconduct is limited to 10 times the annual services fee in the calendar year period prior to the occurrence giving rise to the damages, and Transocean will generally have limited obligations to us for any failure to perform under such agreement in the absence of such indemnity.

We expect that we will pay approximately $11 million in total under the master services agreements for the twelve months ending September 30, 2015.

Support and Secondment Agreements

We do not currently and do not intend to have any direct employees. We rely on Transocean to provide us with our executives, the rig crews and other personnel pursuant to secondment agreements. All persons provided to us pursuant to secondment agreements will remain on the payroll and benefit plans of Transocean but will be under our day-to-day control and management. We will reimburse Transocean for the pro rata gross payroll costs of each seconded employee in proportion to the time allocated to us by the seconded employee, including base pay, any incentive compensation and any benefits costs. We will also reimburse Transocean for any applicable unemployment taxes, Social Security taxes, workers compensation coverage and severance costs (and any foreign equivalents of such taxes) in the amount allocable to the secondment. Transocean will invoice us quarterly for amounts payable under the secondment agreement. The secondment agreement may be terminated by Transocean or us upon 90 days written notice.

Certain administrative professionals, including our chief financial officer, will be provided to us by Transocean pursuant to a support agreement. The persons providing services to us pursuant to a support agreement will remain on Transocean’s payroll and will perform their services on or at Transocean’s facilities. Transocean will be solely responsible for all matters pertaining to their employment, compensation and discharge. Such persons may spend only a portion of their time providing services to us and they may be engaged in other work separate from support services on our behalf. We will reimburse Transocean for the pro rata expenses associated with the compensation and benefits of all persons covered by the support agreement according to the time spent by each person in providing us support services as well as certain direct costs and expenses incurred in offering the services. The support agreement may be terminated by mutual agreement of Transocean and us.

We are also responsible under both the secondment agreements and support agreement for any excise, sales, use, transfer, stamp, documentary, filing, recordation or similar taxes and any value added, goods and services or similar recoverable indirect and other similar taxes imposed as a result of a secondment agreement or support agreement. In addition, we will indemnify Transocean for any liabilities that may arise from events with respect to the seconded employees or personnel providing services under a support agreement, except to the extent caused by the gross negligence, willful misconduct or fraud of such persons. Transocean will indemnify us for any liabilities that may arise from the failure of Transocean to carry out its duties for the payment of payroll, costs and expenses for seconded employees or personnel providing services under a support agreement, or the provision of benefits related thereto.

RigCo Governing Documents

At the closing of this offering, we will own a 51 percent ownership interest in each of the RigCos and control their operations and activities. The Transocean Member owns a 49 percent noncontrolling interest in each of the RigCos. We and the Transocean Member have entered into governing documents for each of the RigCos that govern the ownership and management of each of the RigCos. Each of the RigCos is managed by its board of directors. Pursuant to such governing documents, we are able to control the election of these boards of directors as the majority interest owner. Subject to the approval of the board of directors of each of the RigCos, each RigCo will transfer its available cash to its equityholders each quarter. Approval of the conflicts committee of our board of directors will be required to amend the RigCos’ governing documents.

Contribution Agreement

On or before the closing of this offering, we will enter into a contribution agreement with the Transocean Member and certain of its subsidiaries that will effect certain of the transactions described under “Summary—Formation Transactions,” including the transfer of 51 percent of the ownership interest in each of the RigCos.

Revolving Credit Facilities

In March 2014, we entered into credit agreements with a Transocean affiliate, establishing credit facilities with an aggregate borrowing capacity of $300 million that will expire on March 31, 2017. We may borrow under the credit facilities at the applicable U.S. federal rate as issued by the U.S. Internal Revenue Service. At the closing of this offering, we expect to terminate these credit agreements.

Five-Year Revolving Credit Facility

On or before the closing of this offering, we will enter into an agreement with an affiliate of Transocean establishing a five-year revolving credit facility with a committed borrowing capacity of $300 million to be used to fund working capital requirements, acquisitions and other general company purposes and that allows for uncommitted increases in amounts to be agreed upon by Transocean and us. We may borrow under the Five-Year Revolving Credit Facility at either (1) the adjusted London Interbank Offered Rate plus a margin, or the revolving credit facility margin, or (2) the base rate specified in the credit agreement plus the revolving credit facility margin, less one percent per annum. The revolving credit facility margin will fluctuate based on our leverage ratio. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

364-Day Working Capital Note Payable and Related Agreements

On or before the closing of this offering, we will issue a 364-day working capital note payable of approximately $             million to an affiliate of Transocean. We will enter into this note payable in exchange for cash proceeds of $             million, all or a portion of which we will pay to the Transocean Member for certain working capital balances. The 364-day working capital note payable is payable at maturity and bears interest at a rate equal to the rate for Eurocurrency loans under our Five-Year Revolving Credit Facility. Amounts under the 364-day working capital note payable may be repaid early without penalty, and amounts repaid cannot be reborrowed.

The proceeds from the 364-day note will be used as partial consideration for contributed working capital in connection with our acquisition of interests in the RigCos. In connection with the acquisition, an affiliate of Transocean has agreed to guarantee the payment of any receivables held by the RigCos at the closing of the acquisition. In addition, the assignment and bill of sale agreements for the acquisition will contain a true-up mechanism whereby we will pay an affiliate of Transocean for the amount by which actual net working capital as determined within 60 days after the acquisition exceeds estimated net working capital at the time of the acquisition and the Transocean affiliate will pay us if such actual net working capital is less than such estimated net working capital.

Procedures for Review, Approval and Ratification of Related Person Transactions

The board of directors will adopt a related party transactions policy in connection with the closing of this offering that will provide that the board of directors or its authorized committee will review all related person transactions that are required to be disclosed under SEC rules and, when appropriate, authorize or ratify all such transactions. In the event that the board of directors or its authorized committee considers ratification of a related person transaction and determines not to so ratify, the related party transactions policy will provide that our management will make all reasonable efforts to cancel or annul the transaction.

The related party transactions policy will provide that, in determining whether or not to recommend the approval or ratification of a related person transaction, the board of directors or its authorized committee should consider all of the relevant facts and circumstances available, including but not limited to:

•	whether there is an appropriate business justification for the transaction;

•	the benefits that accrue to us as a result of the transaction;

•	the terms available to unrelated third parties entering into similar transactions;

•	the impact of the transaction on a director’s independence (in the event the related person is a director, an immediate family member of a director or an entity in which a director or an immediate family member of a director is a partner, unitholder, member or executive officer);

•	the availability of other sources for comparable products or services;

•	whether it is a single transaction or a series of ongoing, related transactions; and

•	whether entering into the transaction would be consistent with the code of business conduct and ethics.

The related party transactions policy described above will be adopted in connection with the closing of this offering and, as a result, the related party transactions described above under “—Agreements Governing the Transactions” were not reviewed under such policy.

CONFLICTS OF INTEREST AND DUTIES

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between the Transocean Member and its affiliates, including Transocean, on the one hand, and us and our unaffiliated members, on the other hand. Our board of directors has a duty to manage us in a manner it believes is beneficial to us. We expect that certain of our executive officers and a majority of our directors will also be directors and/or officers of Transocean or its affiliates and, as such, they will owe fiduciary duties to Transocean that may cause them to pursue business strategies that disproportionately benefit Transocean or which otherwise are not in the best interests of us or our unitholders. These officers have fiduciary duties to those entities and not to us. As a result of these relationships, conflicts of interest may arise between us and our unaffiliated members on the one hand, and Transocean and its other affiliates, including the Transocean Member, on the other hand. Our directors have duties to influence, in our role as controlling owner, the decisions made by the RigCos in a manner beneficial to us. At the same time, the directors and officers of the RigCos have a duty to act for the RigCos in a manner beneficial to all of the RigCos’ owners, including Transocean. While we will have influence in our role as controlling owner of the RigCos, the directors and officers of the RigCos will exercise decisions of the RigCos and they will have a duty to act in the best interests of the RigCos. Our board of directors may resolve conflicts of interest between Transocean and us and, to the extent acting in our role as the controlling owner of the RigCos, has broad latitude to consider the interests of all parties to the conflict. The resolution of these conflicts may not be in the best interest of us or our unitholders.

Our company affairs are governed by our limited liability company agreement and the Marshall Islands Act. The provisions of the Marshall Islands Act resemble provisions of the limited liability company laws of a number of states in the United States, most notably Delaware. We are not aware of any material difference in unitholder rights between the Marshall Islands Act and the Delaware Limited Liability Company Act. The Marshall Islands Act also provides that it is to be applied and construed to make it uniform with the laws of the State of Delaware and, so long as it does not conflict with the Marshall Islands Act or decisions of the Marshall Islands courts, the non-statutory law or “case law” of the courts of the State of Delaware is adopted as the law of the Marshall Islands. There have been few, if any, court cases in the Marshall Islands interpreting the Marshall Islands Act, in contrast to Delaware, which has a fairly well-developed body of case law interpreting its limited liability company statute. Accordingly, we cannot predict whether Marshall Islands courts would reach the same conclusions as courts in Delaware. For example, the rights of our unitholders and responsibilities of the Transocean Member and its affiliates and our directors and our officers under Marshall Islands law are not as clearly established as under judicial precedent in existence in Delaware. Due to the less-developed nature of Marshall Islands law, our public unitholders may have more difficulty in protecting their interests or seeking remedies in the face of actions by the Transocean Member, its affiliates and our directors and our officers or our controlling unitholders than would unitholders of a limited liability company organized in the United States.

Our limited liability company agreement contains provisions replacing the fiduciary duties that might otherwise be owed by the Transocean Member and our directors and officers with contractual standards governing their duties and the methods of resolving conflicts of interest. Our limited liability company agreement also specifically defines the remedies available to unitholders for actions taken by the Transocean Member or our directors or officers that, without these defined liability standards, might constitute breaches of those duties.

Our board of directors will not be in breach of its obligations under the limited liability company agreement or duties to us or the unitholders if the resolution of the conflict is:

•	approved by the conflicts committee, which our limited liability company agreement defines as “special approval,” although our board of directors is not obligated to seek such approval;

•	approved by the vote of a majority of the outstanding common units, excluding any common units owned by the Transocean Member or any of its affiliates, although neither the Transocean Member nor our board of directors are obligated to seek such approval;

•	determined by our board of directors to be on terms no less favorable to us than those generally being provided to or available from unrelated third parties, but our board of directors is not required to obtain confirmation to such effect from an independent third party; or

•	determined by our board of directors to be fair and reasonable to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

If our board of directors seeks or obtains approval from the conflicts committee, then it will be presumed that, in making its decision, the conflicts committee acted in good faith, and in any proceeding brought by or on behalf of any member or the company challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. If our board of directors does not seek or obtain approval from the conflicts committee or our unitholders and our board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, our board of directors, including board members affected by the conflict, acted in good faith, and in any proceeding brought by or on behalf of any member or the company challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our limited liability company agreement, our board of directors or the conflicts committee of our board of directors may consider any factors it determines in good faith to consider when resolving a conflict. When our limited liability company agreement requires someone to act in good faith, it requires that person to subjectively believe that he is acting in a manner that is in, or not adverse to, the best interests of the company or that the determination to take or not to take action meets the specified standard, for example, a transaction on terms no less favorable to the us than those generally being provided to or available from unrelated third parties, or is “fair and reasonable” to us. In taking such action, such person may take into account the totality of the circumstances or the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us. If that person has the required subjective belief, then the decision or action will be conclusively deemed to be in good faith for all purposes under our limited liability company agreement. Please read “Management—Committees of the Board of Directors—Conflicts Committee” for information about the conflicts committee of our board of directors.

Conflicts of interest could arise in the situations described below, among others.

Actions taken by our board of directors may affect the amount of cash available for distribution to unitholders or accelerate the right to convert subordinated units.

The amount of cash that is available for distribution to unitholders is affected by decisions of our board of directors regarding such matters as:

•	the amount and timing of asset purchases and sales;

•	cash expenditures;

•	borrowings;

•	estimates of maintenance and replacement capital expenditures;

•	the issuance of additional units; and

•	the creation, reduction or increase of reserves in any quarter.

Our board of directors determines the amount and timing of any capital expenditures and whether a capital expenditure is classified as a maintenance and replacement capital expenditure, which reduces operating surplus, or an expansion capital expenditure, which does not reduce operating surplus. These determinations can affect the amount of cash that is distributed to our unitholders and to the Transocean Member and the ability of the subordinated units to convert into common units.

In addition, our board of directors may use an amount, initially equal to $     million, which would not otherwise constitute available cash from operating surplus, in order to permit the payment of cash distributions on the units and incentive distribution rights. All of these actions may affect the amount of cash distributed to our unitholders and the Transocean Member and may facilitate the conversion of subordinated units into common units.

In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by the Transocean Member or our directors or officers to our unitholders, including borrowings that have the purpose or effect of:

•	enabling the Transocean Member or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or

•	accelerating the expiration of the subordination period.

For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and our subordinated units, our limited liability company agreement permits us to borrow funds, which would enable us to make this distribution on all outstanding units. Please read “Provisions of Our Limited Liability Company Agreement Relating to Cash Distributions—Subordination Period.”

Our limited liability company agreement provides that we and our subsidiaries may borrow funds from the Transocean Member and its affiliates.

Neither our limited liability company agreement nor any other agreement requires Transocean to pursue a business strategy that favors us or utilizes our assets or dictates what markets to pursue or grow. Transocean’s directors and executive officers have a fiduciary duty to make these decisions in the best interests of Transocean, which may be contrary to our interests.

Because we expect that certain of our executive officers and a majority of our directors will also be directors and/or officers of Transocean or its affiliates, such officers and directors will have fiduciary duties to Transocean that may cause them to pursue business strategies that disproportionately benefit Transocean or which otherwise are not in our best interests.

Our officers face conflicts in the allocation of their time to our business.

Our officers, who are employed by Transocean and perform executive officer functions for us pursuant to agreements with Transocean, are not required to work full-time on our affairs and also perform services for affiliates of Transocean. Transocean conducts substantial businesses and activities of its own in which we have no economic interest. As a result, there could be material competition for the time and effort of our officers who also provide services to Transocean, which could have a material adverse effect on our business, results of operations and financial condition.

We will reimburse the Transocean Member and its affiliates for expenses.

Pursuant to our limited liability company agreement, we will reimburse the Transocean Member and its affiliates for costs and expenses they incur and payments they make on our behalf. Our limited liability company agreement provides that our board of directors will determine the expenses that are allocable to us. Please read “Certain Relationships and Related Party Transactions” and “Management—Reimbursement of Expenses.”

Common unitholders will have no right to enforce obligations of Transocean and its affiliates under agreements with us.

No agreement between us, on the one hand, and Transocean and its affiliates, on the other, will grant to the unitholders, separate and apart from us, the right to enforce the obligations of Transocean and its affiliates in our favor.

Contracts between us, on the one hand, and Transocean and its affiliates, on the other, will not be the result of arm’s-length negotiations.

Neither our limited liability company agreement nor any of the other agreements, contracts and arrangements between us and Transocean and its affiliates are or will be the result of arm’s-length negotiations. Our limited liability company agreement generally provides that any affiliated transaction, such as an agreement, contract or arrangement between us and Transocean and its affiliates that does not receive unitholder or conflicts committee approval, must be:

•	determined by our board of directors to be on terms no less favorable to us than those generally being provided to or available from unrelated third parties, but our board of directors is not required to obtain confirmation to such effect from an independent third party; or

•	determined by our board of directors to be “fair and reasonable” to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

Affiliates of Transocean, which will provide certain management and administrative services to us, may also enter into additional contractual arrangements with any of its affiliates on our behalf; however, there is no obligation of the Transocean Member and its affiliates to enter into any contracts of this kind.

Common units are subject to the Transocean Member’s limited call right.

The Transocean Member may exercise its right to purchase common units as provided in our limited liability company agreement or assign this right to one of its affiliates or to us free of any liability or obligation to us or our members. The Transocean Member is not obligated to obtain a fairness opinion, nor shall unitholders have dissenters’ rights of appraisal, regarding the value of the common units to be purchased by the Transocean Member upon the exercise of this limited call right. As a result, a common unitholder may have common units purchased from the unitholder at an undesirable time or price. Please read “The Limited Liability Company Agreement—Limited Call Right.”

We may choose not to retain separate counsel, accountants or others for ourselves or for the holders of common units.

The attorneys, independent accountants and others who perform services for us have been retained by our board of directors. Attorneys, independent accountants and others who perform services for us are selected by our board of directors or the conflicts committee and may perform services for Transocean and its affiliates. We may choose to retain separate counsel, independent accountants or other service providers for ourselves or the holders of common units in the event of a conflict of interest between Transocean and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

Except as provided in the omnibus agreement, the Transocean Member’s affiliates, including Transocean, may compete with us and neither the Transocean Member nor its affiliates nor our directors and officers have any obligation to present business opportunities to us.

Under the omnibus agreement, Transocean will agree and will cause its controlled affiliates to agree, for so long as Transocean controls us, not to engage in the businesses described above under the caption “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement—Noncompetition.” Except as provided above, affiliates of the Transocean Member are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. Furthermore, the omnibus agreement does not prohibit Transocean from forming a new publicly traded entity that will not be subject to the omnibus agreement and that may compete with us. In addition, under our limited liability company agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to the Transocean Member, its affiliates or our directors and officers. As a result, neither the Transocean Member nor any of its affiliates nor any of our directors and officers will have any obligation to present business opportunities to us other than as provided in the omnibus agreement.

Duties

The duties owed to unitholders by the Transocean Member and its affiliates and our directors and officers are generally set forth in our limited liability company agreement. The Marshall Islands Act provides that Marshall Islands limited liability companies may, in their limited liability company agreements, expand or restrict the fiduciary duties owed by members or directors to the company or another member or director.

In addition, we and our subsidiaries have entered into two master services agreements and one or more support services or secondment agreements, and may enter into additional agreements with Transocean and certain of its subsidiaries. In the performance of their obligations under these agreements, Transocean and its subsidiaries are not held to a fiduciary standard of care but rather to the standards of care specified in the relevant agreement.

As permitted by the Marshall Islands Act, our limited liability company agreement contains various provisions replacing any fiduciary duties that might otherwise be owed by the Transocean Member or by our directors and officers with contractual standards governing the duties of the Transocean Member and our directors and officers and the methods of resolving conflicts of interest. These provisions, among other things, allow the Transocean Member and our directors and officers to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because many of our directors and officers have fiduciary duties to Transocean and its affiliates, and might otherwise have fiduciary duties to our members as well. Without these provisions, the Transocean Member’s and our directors’ and officers’ ability to make decisions involving conflicts of interest would be restricted. We believe these provisions strengthen our ability to attract and retain experienced and capable directors and officers. These provisions disadvantage the common unitholders because, among other things, they restrict the rights and remedies available to members for actions that, without these provisions, might constitute breaches of fiduciary duty, as described below and permit the Transocean Member and our directors and officers to take into account the interests of third parties in addition to our interests when resolving conflicts of interest.

The following is a summary of:

•	the duties imposed on the Transocean Member and our directors and officers by the Marshall Islands Act;

•	material modifications of these duties contained in our limited liability company agreement; and

•	certain rights and remedies of unitholders contained in our limited liability company agreement and the Marshall Islands Act.

Marshall Islands law fiduciary duty standards	The Marshall Islands Act does not specifically provide that members or directors or officers of limited liability companies have any statutory fiduciary duties. Because the Marshall Islands Act provides that it is to be applied and construed to make it uniform with the laws of the State of Delaware and, so long as it does not conflict with the Marshall Islands Act or decisions of the Marshall Islands courts, the non-statutory law or “case law” of the courts of the State of Delaware is adopted as the law of the Marshall Islands, it is possible that, in the absence of provisions in the limited liability company agreement to the contrary, a Marshall Islands court could determine that certain fiduciary duties would apply to the members and directors and officers of a Marshall Islands limited liability company, in accordance with Delaware case law.

Limited liability company agreement modified standards	Our limited liability company agreement contains provisions that permit or consent to conduct by the Transocean Member and its affiliates and our directors and officers that might otherwise raise issues as to compliance with fiduciary duties under the laws of the Marshall Islands. For example, our limited liability company agreement provides that, to the extent permitted by law, when the Transocean Member takes actions provided under the limited liability company agreement, it may act without any fiduciary obligation to us or the unitholders whatsoever. These provisions may restrict the obligations to which the Transocean Member and our directors and officers might otherwise be held. Our limited liability company agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of our board of directors must be:

•	determined by our board of directors to be on terms no less favorable to us than those generally being provided to or available from unrelated third parties, but our board of directors is not required to obtain confirmation to such effect from an independent third party; or

•	determined by our board of directors to be “fair and reasonable” to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

If approval from the conflicts committee is sought, then it will be presumed that, in making its decision, the conflicts committee acted in good faith, and in any proceeding brought by or on behalf of any member or the company challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. If approval from the conflicts committee is not sought, and our board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, our board of directors acted in good faith, and in any proceeding brought by or on behalf of any member or the company, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards may reduce the obligations to which our board of directors might otherwise be held.

In addition to the other more specific provisions limiting the obligations of the Transocean Member and our directors and officers, our limited liability company agreement further provides that the Transocean Member and our officers and directors will not be liable for monetary damages to us or our members for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the Transocean Member or our officers or directors acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that conduct was unlawful. However, this limitation does not apply to any claims made under the federal securities laws.

Rights and remedies of unitholders	The provisions of the Marshall Islands Act resemble the provisions of the limited liability company act of Delaware. For example, like Delaware, the Marshall Islands Act favors the principles of freedom of contract and enforceability of limited liability company agreements and allows our limited liability company agreement to contain terms governing the rights of our unitholders. The rights of our unitholders, including voting and approval rights and the ability of the company to issue additional units, are governed by the terms of our limited liability company agreement. Please read “The Limited Liability Company Agreement.”

As to remedies of unitholders, the Marshall Islands Act generally provides that a member may institute legal action on behalf of the company to recover damages from a third party where managers have refused to institute the action or where an effort to cause those managers to do so is not likely to succeed. These actions include actions against the Transocean Member for breach of its duties or of our limited liability company agreement. In addition, the statutory or case law of some jurisdictions may permit a member to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from the board of directors for violations of its fiduciary duties to the members.

By purchasing our common units, each common unitholder will be deemed to have agreed to be bound by the provisions in our limited liability company agreement, including the provisions discussed above. Please read “Description of the Common Units—Transfer of Common Units.” This is in accordance with the policy of the Marshall Islands Act favoring the principle of freedom of contract and the enforceability of limited liability company agreements. The failure of a member to sign our limited liability company agreement does not render our limited liability company agreement unenforceable against that person.

Under the limited liability company agreement, we must indemnify the Transocean Member and our directors and officers to the fullest extent permitted by law, against liabilities, costs and expenses incurred by the Transocean Member or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We also must provide this indemnification for criminal proceedings except when the Transocean Member or these other persons acted with knowledge that their conduct was unlawful. Thus, the Transocean Member and our directors and officers could, among other things, be indemnified for their negligent acts if they met the requirements set forth above. To the extent that these provisions purport to include indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and therefore unenforceable. Please read “The Limited Liability Company Agreement—Indemnification.”

DESCRIPTION OF THE COMMON UNITS

The Units

The common units and the subordinated units represent limited liability company interests in us. The holders of units are entitled to participate in company distributions and exercise the rights and privileges available to members under our limited liability company agreement. For a description of the relative rights and privileges of holders of common units and subordinated units in and to company distributions, please read this section and “Provisions of Our Limited Liability Company Agreement Relating to Cash Distributions.” For a description of the rights and privileges of members under our limited liability company agreement, including voting rights, please read “The Limited Liability Company Agreement.”

Transfer Agent and Registrar

Duties

Computershare Trust Company, N.A. will serve as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following, which must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If a successor has not been appointed or has not accepted its appointment within 30 days after notice of the resignation or removal, the Transocean Member may, at the direction of our board of directors, act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of common units in accordance with our limited liability company agreement, each transferee of common units will be admitted as a member with respect to the common units transferred when such transfer and admission is reflected in our books and records. Each transferee, with or without executing our limited liability company agreement:

•	agrees to be bound by the terms and conditions of our limited liability company agreement;

•	represents that the transferee has the power, authority and capacity to enter into our limited liability company agreement; and

•	gives the consents, acknowledgements and waivers contained in our limited liability company agreement, such as the approval of all transactions and agreements we are entering into in connection with our formation and this offering.

We are entitled to treat the nominee holder of a common unit as the absolute owner in the event such nominee is the record holder of such common unit. In such case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing the transfer of securities. Until a common unit has been transferred on our register, we and the transfer agent are entitled to treat the record holder of the common unit as the absolute owner, except as otherwise required by law or stock exchange regulations.

THE LIMITED LIABILITY COMPANY AGREEMENT

The following is a summary of the material provisions of our limited liability company agreement. The form of our limited liability company agreement is included in this prospectus as Appendix A. We will provide prospective investors with a copy of this agreement upon request at no charge.

We summarize the following provisions of our limited liability company agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “Provisions of Our Limited Liability Company Agreement Relating to Cash Distributions”;

•	with regard to the duties of the Transocean Member and our directors and officers, please read “Conflicts of Interest and Duties”; and

•	with regard to the transfer of common units, please read “Description of the Common Units—Transfer of Common Units.”

Organization and Duration

We were organized on February 6, 2014 and have a perpetual existence.

Purpose

Our purpose under the limited liability company agreement is to engage in any business activities that may lawfully be engaged in by a limited liability company pursuant to the Marshall Islands Act.

Although our board of directors has the ability to cause us or our subsidiaries to engage in activities other than the provision of offshore drilling services, it has no current plans to do so and our limited liability company agreement provides that it may decline to do so free of any fiduciary duty or obligation whatsoever to us or the members, including any duty to act in the best interests of us or our members other than as may be required by law. Our board of directors has the authority to oversee and direct our operations, management and policies on an exclusive and irrevocable basis. Transocean will provide executive officers for our benefit pursuant to agreements that we will enter into with Transocean in connection with this offering.

Cash Distributions

Our limited liability company agreement specifies the manner in which we will make cash distributions to holders of our common units and other limited liability company interests, including to the holders of our incentive distribution rights. For a description of these cash distribution provisions, please read “Provisions of Our Limited Liability Company Agreement Relating to Cash Distributions.”

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Voting Rights

The following is a summary of the unitholder vote required for the approval of the matters specified below. Matters that require the approval of a “unit majority” require:

•	during the subordination period, the approval of (i) a number of outstanding common units equal to or exceeding the sum of (1) a majority of the outstanding common units, plus (2) 50 percent of the number of outstanding common units held by the Transocean Member and its affiliates, voting as a single class, and (ii) a majority of the subordinated units, voting as a single class; and

•	after the subordination period, the approval of a majority of the outstanding common units, voting as a single class.

In voting their common units and subordinated units the Transocean Member and its affiliates will have no duty or obligation whatsoever to us or our members, including any duty to act in good faith or in the best interests of us or our members.

Each outstanding common unit is entitled to one vote on each matter subject to a vote of common unitholders except for voting for elected directors following the effective date of a cumulative voting request, as discussed below.

We will hold a meeting of the members every year to elect one or more members of our board of directors and to vote on any other matters that are properly brought before the meeting. Prior to this offering, the Transocean Member has elected three directors to serve on our board. After completion of this offering, but prior to our first annual meeting in 2015, the three initial elected directors may elect an additional initial elected director. The Transocean Member will also have the right to appoint three additional members of our board of directors, provided that the number of elected directors must, immediately after such appointment, exceed the number of appointed directors. The initial elected directors will serve until our annual meeting in 2015, at which time they will be elected by our common unitholders, which include Transocean, for one-year terms, subject to the Transocean Member electing to classify the directors (as described below). Subordinated units will not be voted in the election of such directors.

The Transocean Member may, in its sole discretion, elect to classify the elected members of our board of directors by submitting written notice to our board of directors. Prior to the effective date of such election, which our limited liability company agreement calls the “Transocean classification election date,” each elected director will serve for a term ending on the next succeeding annual meeting of the members. Following the Transocean classification election date, the elected directors will be divided into three classes: class I, class II and class III. Each elected director will serve for a term ending on the third succeeding annual meeting following the meeting at which directors of that class were elected, except that any elected director first designated as a class I director will serve for a term ending on the first succeeding annual meeting and any elected director first designated as a class II director will serve for a term ending on the second succeeding annual meeting. The determination of which elected directors initially will serve in which class will be made by the board of directors.

At any time, non-Transocean members that own 50% or more of the outstanding common units may request that cumulative voting be in effect for the election of elected directors, referred to in our limited liability company agreement as a “cumulative voting request.” Following the effective date of a cumulative voting request, each holder of common units that are entitled to vote for elected directors will be entitled to cast as many votes as shall equal the number of votes which the holder would be entitled to cast for an election of elected directors absent cumulative voting multiplied by the number of elected directors to be elected. A holder entitled to so vote may cast all such votes for a single director, or for any two or more directors, as the holder sees fit.

Action	Unitholder Approval Required and Voting Rights

Issuance of additional units	No approval rights. Please read “—Issuance of Additional Interests.”

Amendment of the limited liability company agreement

Certain amendments may be made by our board of directors with the approval of the Transocean Member but without the approval of the unitholders. Other amendments generally require the approval of a unit majority and the approval of our board of directors and the Transocean Member. Please read “—Amendment of the Limited Liability Company Agreement.”

Amendment of the governing documents of the RigCos	No approval rights.

Action	Unitholder Approval Required and Voting Rights

Merger of our company or the sale of all or substantially all of our assets	Generally, approval of holders of at least a unit majority. Please read “—Merger, Sale, Conversion or Other Disposition of Assets.”

Combinations with interested unitholders	Generally, approval of the board of directors and the holders of at least 66 2⁄3 percent of the outstanding voting units that are not owned by the interested unitholder. Please read “—Special Vote Required for Combinations with Interested Unitholders.”

Dissolution of our company	Unit majority and approval of our board of directors. Please read “—Termination and Dissolution.”

Reconstitution of our company upon dissolution	Unit majority. Please read “—Termination and Dissolution.”

Election of four of the seven members of our board of directors	A plurality of the votes of the holders of common units.

Withdrawal of the Transocean Member	Under most circumstances, the approval of a majority of the common units, excluding common units held by the Transocean Member and its affiliates, voting as a single class, is required for the withdrawal of the Transocean Member prior to June 30, 2024. Please read “—Withdrawal or Removal of the Transocean Member.”

Removal of the Transocean Member	Not less than 66 2⁄3 percent of the outstanding units, including units held by the Transocean Member and its affiliates, voting as a single class. Any removal of the Transocean Member is also subject to the approval of a successor Transocean Member by a unit majority. Please read “—Withdrawal or Removal of the Transocean Member.”

Transfer of the Transocean Member interest in us	No approval rights. Please read “—Transfer of Transocean Member Interest.”

Transfer of incentive distribution rights	No approval right. Please read “—Transfer of Incentive Distribution Rights.”

Transfer of ownership interests in the Transocean Member	No approval rights. Please read “—Transfer of Ownership Interests in the Transocean Member.”

Applicable Law; Forum, Venue and Jurisdiction

Our limited liability company agreement is governed by Marshall Islands law. Our limited liability company agreement requires that any claims, suits, actions or proceedings:

•	arising out of or relating in any way to the limited liability company agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the limited liability company agreement or the duties, obligations or liabilities among members or of members to us, or the rights or powers of, or restrictions on, the members or us),

•	brought in a derivative manner on our behalf,

•	asserting a claim of breach of duty (including a fiduciary duty) owed by any director, officer or other employee of us or the Transocean Member, or owed by the Transocean Member, to us or the members,

•	asserting a claim arising pursuant to any provision of the Marshall Islands Act, or

•	asserting a claim governed by the internal affairs doctrine,

shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction, any other court located in the State of Delaware with subject matter jurisdiction), unless otherwise provided for by Marshall Islands law, regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a common unit, a member is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other Delaware courts) in connection with any such claims, suits, actions or proceedings. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or similar governing documents have been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our limited liability company agreement to be inapplicable or unenforceable in such action.

Limited Liability

Under the Marshall Islands Act, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the limited liability company, other than liabilities to members on account of their limited liability company interests and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the limited liability company. For the purpose of determining the fair value of the assets of a limited liability company, the Marshall Islands Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited liability company only to the extent that the fair value of that property exceeds the non-recourse liability. The Marshall Islands Act provides that a member who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Marshall Islands Act shall be liable to the limited liability company for the amount of the distribution for three years. Under the Marshall Islands Act, a purchaser of units who becomes a member of a limited liability company is liable for the obligations of the transferor to make contributions to the company, except that the transferee is not obligated for liabilities unknown to him at the time he became a member and that could not be ascertained from the limited liability company agreement.

Our subsidiaries conduct business in several jurisdictions, and we may have subsidiaries that conduct business in other jurisdictions in the future. Maintenance of our limited liability may require compliance with legal requirements in the jurisdictions in which we and our subsidiaries conduct business, which may include qualifying to do business in those jurisdictions.

Limitations on the liability of members for the obligations of a limited liability company have not been clearly established in many jurisdictions. If, by virtue of our equity interests in our subsidiaries or otherwise, it were determined that we were conducting business in any jurisdiction without compliance with the applicable limited liability company or similar statute, or that the right or exercise of the right by the members as a group to remove or replace the Transocean Member, to approve some amendments to our limited liability company agreement, or to take other action under our limited liability company agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the members could be held personally liable for our obligations under the law of that jurisdiction. We will operate in a manner that our board of directors considers reasonable and necessary or appropriate to preserve the limited liability of the members.

Issuance of Additional Interests

The limited liability company agreement authorizes us to issue an unlimited amount of additional limited liability company interests and options, rights and warrants to buy limited liability company interests for the consideration and on the terms and conditions determined by our board of directors without the approval of the unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other equity securities and the issuance of debt securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other equity securities interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Marshall Islands law and the provisions of our limited liability company agreement, we may also issue additional limited liability company interests that, as determined by our board of directors, have special voting rights to which the common units are not entitled. In addition, our limited liability agreement does not prohibit the issuance by our subsidiaries of equity interests, which may effectively rank senior to the common units.

The Transocean Member and its affiliates will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than the Transocean Member and its affiliates, to the extent necessary to maintain its and its affiliates’ percentage interest, including its interest represented by common units and subordinated units, that existed immediately prior to each issuance. The other holders of common units will not have similar preemptive rights to acquire additional common units or other limited liability company interests.

Tax Status

The limited liability company agreement provides that the company will be treated as a corporation for U.S. federal income tax purposes.

Amendment of the Limited Liability Company Agreement

General

Amendments to our limited liability company agreement may be proposed only by or with the consent of our board of directors. However, our board of directors will have no duty or obligation to propose any amendment and our limited liability company agreement provides that it may decline to do so free of any duty or obligation whatsoever to us or our members or any other person or entity, including, to the fullest extent permitted by applicable law, any duty to act in good faith or in the best interests of us or the members. In order to adopt a proposed amendment, other than the amendments discussed below, approval of our board of directors, the Transocean Member and a unit majority is required.

Prohibited Amendments

No amendment may be made that would:

(1)	enlarge the obligations of any member without its consent, unless approved by at least a majority of the type or class of limited liability company interests so affected; or

(2)	enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to the Transocean Member or any of its affiliates without the consent of the Transocean Member, which may be given or withheld at its option.

The provision of our limited liability company agreement preventing the amendments having the effects described in clauses (1) and (2) above can be amended upon the approval of the holders of at least 90 percent of the outstanding units voting together as a single class (including units owned by the Transocean Member and its affiliates). Upon completion of this offering, the owner of the Transocean Member will own              percent of our outstanding common and subordinated units, assuming no exercise of the underwriters’ option to purchase additional common units.

No Unitholder Approval

Our board of directors may generally make amendments to our limited liability company agreement with the approval of the Transocean Member but without the approval of any other member to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of members in accordance with our limited liability company agreement;

•	a change that our board of directors determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited liability company or an entity in which the members have limited liability under the laws of any jurisdiction;

•	a change in our fiscal year or taxable year and related changes;

•	an amendment that is necessary, upon the advice of our counsel, to prevent us or our officers or directors or the Transocean Member or their or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the U.S. Investment Company Act of 1940, the U.S. Investment Advisors Act of 1940, or “plan asset” regulations adopted under the U.S. Employee Retirement Income Security Act of 1974 (or ERISA) whether or not substantially similar to plan asset regulations currently applied or proposed;

•	an amendment that the board of directors determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of membership interests pursuant to our limited liability company agreement;

•	an amendment that our board of directors determines to be necessary or appropriate for the authorization of additional limited liability company interests or rights to acquire limited liability company interests, including any amendment that our board of directors determines is necessary or appropriate in connection with any modification of the incentive distribution rights made in connection with the issuance of additional limited liability company interests or rights to acquire limited liability company interests, provided that, any such modifications and related issuance of limited liability company interests have received approval by a majority of the members of the conflicts committee of our board of directors;

•	any amendment expressly permitted in the limited liability company agreement to be made by our board of directors acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the limited liability company agreement;

•	any amendment that our board of directors determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with our conduct of activities permitted by our limited liability company agreement;

•	certain conversions, mergers or conveyances as set forth in our limited liability company agreement;

•	any amendment related to most aspects of the provisions in the limited liability company agreement covering nominations of elected directors, meetings, committees, chairman, officers, member proposals brought before annual meetings and conduct of meetings; or

•	any other amendments substantially similar to any of the matters described in the preceding bullets.

In addition, our board of directors may make amendments to the limited liability company agreement with the approval of the Transocean Member but without the approval of any other member if our board of directors determines that those amendments:

•	do not adversely affect the members (or any particular class of members) in any material respect;

•	are necessary or appropriate to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling or regulation of any Marshall Islands authority;

•	are necessary or appropriate to facilitate the trading of limited liability company interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited liability company interests are or will be listed, or admitted to trading;

•	are necessary or appropriate for any action taken by our board of directors relating to splits or combinations of units under the provisions of the limited liability company agreement; or

•	are necessary or appropriate to effect the intent expressed in this prospectus or the intent of the provisions of the limited liability company agreement or are otherwise contemplated by the limited liability company agreement.

Opinion of Counsel and Unitholder Approval

Our board of directors will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the members if one of the amendments described above under “—Amendment of the Limited Liability Company Agreement—No Unitholder Approval” should occur. No other amendments to our limited liability company agreement will become effective without the approval of holders of at least 90 percent of the outstanding units voting as a single class unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our members.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the written consent or affirmative vote of members whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger, Sale, Conversion or Other Disposition of Assets

A merger, consolidation or conversion of us requires the approval of our board of directors and the Transocean Member, and in declining to consent to a merger, consolidation or conversion, our board of directors may act in its sole discretion to the fullest extent permitted by law. In addition, our limited liability company agreement generally prohibits our board of directors, without the prior approval of the holders of at least a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets, taken as a whole, in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination or sale of ownership interests in our subsidiaries. Our board of directors may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without the prior approval of a unit majority. Our board of directors may also determine to sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without the approval of a unit majority. Finally, our board of directors may consummate any merger with another limited liability entity without the prior approval of our unitholders if we are the surviving entity in the transaction, our board of directors has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in an amendment to our limited liability agreement requiring unitholder approval, each of our units will be an identical unit of our company following the transaction, and the membership interests to be issued by us in such merger do not exceed 20 percent of our outstanding membership interests (other than incentive distribution rights) immediately prior to the transaction.

If conditions specified in our limited liability company agreement are satisfied, our board of directors, may, without any vote of unitholders, convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders are not entitled to dissenters’ rights of appraisal under our limited liability company agreement or applicable law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets, or any other similar transaction or event.

Special Vote Required for Combinations with Interested Unitholders

Our limited liability company agreement includes a provision that is based upon the Delaware law regarding business combinations. This provision provides that, in general, we may not engage in a business combination with an interested unitholder for a period of three years after the time of the transaction in which the person became an interested unitholder.

The prohibition on business combinations with interested unitholders does not apply in some cases, including if:

•	our board of directors, prior to the time of the transaction in which the person became an interested unitholder, approves (1) the business combination or (2) the transaction which resulted in such person becoming an interested unitholder;

•	upon consummation of the transaction that resulted in such person becoming an interested unitholder, the interested unitholder owned at least 85 percent of the voting units of the company at the time the transaction commenced; or

•	the business combination is approved by the board of Directors and authorized at an annual meeting or special meeting of unitholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting units of the company, voting as a single class, which are not owned by the interested unitholder.

As defined in our limited liability company agreement, an interested member generally includes any person that is the owner of 15% or more of the outstanding voting units of the company or (ii) that is an affiliate or associate of the company and was the owner of 15% or more of the outstanding voting units at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested unitholder, and also the affiliates and associates of such person; provided, however, that the term interested unitholder does not include (a) the Transocean Member, any Transocean Direct Transferee (as defined below), any Transocean Indirect Transferee (as defined below) or any of their respective affiliates or successors or any “group” (as such term is used in Rule 13d-5 of the Exchange Act, or Rule 13d-5) or any member of any such “group”; (b) any person whose ownership of voting units in excess of the 15% limitation is the result of (i) action taken solely by the company or (ii) the conversion of the combined interest; provided that such person will be an interested unitholder if thereafter such person acquires additional voting units, except as a result of (x) further corporate action not caused, directly or indirectly, by such person or (y) the exercise of the limited preemptive right under our limited liability company agreement; or (c) any person to the extent its ownership is attributable to that person’s participation in as a bona fide underwriter in an offering of units. For the purpose of determining whether a person is an interested unitholder, the voting units deemed to be in issue will include voting units deemed to be owned by the person (through the application of the definition of “owner” (as defined in our limited liability company agreement)) but shall not include any other unissued voting units which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

“Transocean Direct Transferee” means any person that acquires (in a transaction in which the Transocean Member or any affiliate or successor or any “group” as such term is used in Rule 13d-5 or any member of any such “group” assigns its rights (with respect to the units transferred in the transaction) to not be deemed to be an interested unitholder) directly from either the Transocean Member or any of its affiliates or successors or any “group” (as such term is used in Rule 13d-5), or any member of any such “group,” beneficial ownership of 15% or more of the then outstanding voting units.

“Transocean Indirect Transferee” means any person that acquires (in a transaction in which a Transocean Direct Transferee or any affiliate or successor or any “group” as such term is used in Rule 13d-5 or any member of any such “group” assigns its rights (with respect to the units transferred in the transaction) to not be deemed to be an interested unitholder) directly from any Transocean Direct Transferee or any other Transocean Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting units.

“Voting Units” means, with respect to the company or any other entity that is not a corporation, any equity interest entitled to vote generally in the election of directors or any other governing body of such entity, but with respect to the company, does not include the Transocean Member Interest, and means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors. Every reference above to a percentage of voting units refers to such percentage of the votes of such voting units.

Although our limited liability company agreement contains the provisions described above, under Marshall Islands law there is generally no prohibition on business combinations with interested unitholders.

Termination and Dissolution

We will continue as a limited liability company until terminated or converted under our limited liability company agreement. We will dissolve:

(1)	upon the election of our board of directors to dissolve us, if approved by the holders of units representing a unit majority;

(2)	except as otherwise permitted by our limited liability company agreement or the Marshall Islands Act, at any time there are no members;

(3)	upon the entry of a decree of judicial dissolution of us pursuant to the Marshall Islands Act; or

(4)	upon the withdrawal or removal of the Transocean Member or any successor to the Transocean Member interest or any other event that results in its ceasing to be the Transocean Member other than by reason of a transfer of the Transocean Member interest in accordance with the limited liability company agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under clause (4), the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in the limited liability company agreement by appointing an entity to hold the Transocean Member interest that is approved by the holders of units representing a unit majority.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited liability company, the liquidator authorized to wind up our affairs, acting with all of the powers of our board of directors that are necessary or appropriate, will liquidate our assets and apply the proceeds of the liquidation as provided in “Provisions of Our Limited Liability Company Agreement Cash Distributions—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period or distribute assets to members in kind if it determines that a sale would be impractical or would cause undue loss to our members.

Withdrawal or Removal of the Transocean Member

The initial holder of the Transocean Member interest is Transocean Partners Holdings Limited. When we refer in this prospectus to “removal” or “withdrawal” of the Transocean Member, technically, we are referring to the termination of the rights of the Transocean Member. For example, if at the time of any such removal or withdrawal, the Transocean Member owns common units, following any such removal or withdrawal, the Transocean Member would technically continue to be a member owning common units. It would not, however, continue to be the Transocean Member we refer to in this prospectus, since it would no longer have the rights that make it the Transocean Member.

Except as described below, the Transocean Member has agreed not to withdraw voluntarily prior to June 30, 2024, without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the Transocean Member and its affiliates, and furnishing an opinion of counsel regarding limited liability. On or after June 30, 2024, the Transocean Member may withdraw without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the limited liability company agreement. Notwithstanding the information above, the Transocean Member may withdraw without unitholder approval upon 90 days’ notice to the members if at least 50 percent of the outstanding units are held or controlled by one person and its affiliates other than the Transocean Member and its affiliates. In addition, the limited liability company agreement permits the Transocean Member to sell or otherwise transfer all of its Transocean Member interest in us without the approval of the unitholders. Please read “—Transfer of Transocean Member Interest” and “—Transfer of Incentive Distribution Rights.”

Upon withdrawal of the Transocean Member under any circumstances, other than as a result of a transfer by the Transocean Member of all or a part of its Transocean Member interest in us, the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, may select a successor to that withdrawing member. If a successor is not elected, we will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor member that will have the rights held by the Transocean Member. Please read “—Termination and Dissolution.”

The Transocean Member may not be removed unless that removal is approved by the vote of the holders of not less than 66 2⁄3 percent of the outstanding common and subordinated units, including units held by the Transocean Member and its affiliates, voting together as a single class. The ownership of more than 33 1⁄3 percent of the outstanding units by the Transocean Member and its affiliates or controlling our board of directors would provide the practical ability to prevent the Transocean Member’s removal. At the closing of this offering, the Transocean Member and its affiliates will own                  percent of the outstanding common and subordinated units, assuming no exercise of the option to purchase additional common units. Any removal of the Transocean Member is also subject to the successor to the Transocean Member being approved by a unit majority.

Our limited liability company agreement also provides that if the Transocean Member is removed under circumstances where cause does not exist and units held by the Transocean Member and its affiliates are not voted in favor of that removal:

•	the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished;

•	the Transocean Member will have the right to convert its Transocean Member interest into common units or to receive cash in exchange for such interest in accordance with the procedures set forth in our limited liability company agreement; and

•	the holders of the incentive distribution rights (initially, the Transocean Member) will have the right to convert the incentive distribution rights it owns into common units or to receive cash in exchange for those interests.

In the event of removal of the Transocean Member under circumstances where cause exists or withdrawal of the Transocean Member where that withdrawal violates the limited liability company agreement, a successor member that will own the Transocean Member interest will have the option to purchase the Transocean Member interest and incentive distribution rights owned by such departing member that owned the Transocean Member interest for a cash payment equal to the fair market value of those interests. Under all other circumstances where the member that has the rights of the Transocean Member withdraws or is removed by the members, such departing member that owned the Transocean Member interest will have the option to require the successor member to purchase the Transocean Member interest of such departing member that owned the Transocean Member interest and its incentive distribution rights for their fair market value. In each case, this fair market value will be determined by agreement between the departing member that owned the Transocean Member interest and the successor member that will own the Transocean Member interest. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing member that owned the Transocean Member interest and the successor member that will own the Transocean Member interest will determine the fair market value. Or, if the departing member that owned the Transocean Member interest and the successor member that will own the Transocean Member interest cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing member that owned the Transocean Member interest or the successor member that will own the Transocean Member interest, the departing member’s Transocean Member interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing member that owned the Transocean Member interest for all amounts due to such departing member, including, without limitation, any employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by such departing member or its affiliates for our benefit.

Transfer of Transocean Member Interest

The Transocean Member and its affiliates may at any time transfer its Transocean Member interest and all or any portion of common units or subordinated units to one or more persons, without unitholder approval.

Transfer of Ownership Interests in the Transocean Member

At any time, the members of the Transocean Member may sell or transfer all or part of their respective limited liability company interests in the Transocean Member to an affiliate or a third party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

At any time, the Transocean Member may sell or transfer its incentive distribution rights to an affiliate or third party without the approval of our unitholders.

Change of Management Provisions

Our limited liability company agreement contains specific provisions that are intended to discourage a person or group from attempting to remove the Transocean Member or otherwise change management. For example, the limited liability company agreement provides that if the Transocean Member is removed under circumstances where cause does not exist and units held by the Transocean Member and its affiliates are not voted in favor of that removal:

•	the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished;

•	the Transocean Member will have the right to convert its Transocean Member interest into common units or to receive cash in exchange for such interest in accordance with the procedures set forth in our limited liability company agreement; and

•	the holders of the incentive distribution rights (initially, the Transocean Member) will have the right to convert its incentive distribution rights into common units or to receive cash in exchange for those interests.

Limited Call Right

If at any time the Transocean Member and its affiliates hold more than 80 percent of the then-issued and outstanding limited liability company interests of any class, the Transocean Member will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited liability company interests of the class held by unaffiliated persons as of a record date to be selected by the Transocean Member, on at least 10 but not more than 60 days’ notice, at a price equal to the greater of (x) the average of the daily closing prices of the limited liability company interests of such class over the 20 trading days preceding the date three days before the notice of exercise of the call right is first mailed and (y) the highest price paid by the Transocean Member or any of its affiliates for limited liability company interests of such class during the 90-day period preceding the date such notice is first mailed. The Transocean Member is not obligated to obtain a fairness opinion, nor will the unitholders be entitled to dissenter’s rights of appraisal, regarding the value of the common units to be repurchased by it upon the exercise of this limited call right and has no fiduciary duty in determining whether to exercise this limited call right.

As a result of the Transocean Member’s right to purchase outstanding limited liability company interests, a holder of limited liability company interests may have the holder’s limited liability company interests purchased at an undesirable time or price. Please read “Risk Factors—Risks Inherent in an Investment in Us—The Transocean Member has a limited call right that may require you to sell your common units at an undesirable time or price.” The tax consequences of the exercise of this call right to a unitholder are the same as a sale by that unitholder of common units in the market. Please read “Material U.S. Federal Income Tax Considerations—U.S. Holders—Sale, Exchange or Other Disposition of Common Units” and “Material U.S. Federal Income Tax Considerations—Non-U.S. Holders—Sale, Exchange or Other Disposition of Common Units.”

Board of Directors

Under our limited liability company agreement, our board of directors has the authority to oversee and direct our operations, policies and management on an exclusive and irrevocable basis. Our board of directors also has the authority to construe and interpret our limited liability company agreement and to act upon any such construction or interpretation. Any such construction or interpretation of our limited liability company agreement by our board of directors and any action taken pursuant thereto and any determination made by our board of directors in good faith will, in each case, be conclusive and binding for all purposes. As of the closing of this offering, our board of directors consists of the directors named in “Management,” each of whom is an elected director and all of whom shall serve a term extending until the 2015 annual meeting. Prior to our first annual meeting of unitholders in 2015, the elected directors may elect an additional elected director and the Transocean Member intends to appoint three additional directors to serve on our board, provided that the number of elected directors must, immediately after such appointment, exceed the number of appointed directors. Following our annual meeting in 2015, our board of directors will consist of seven individuals, three of whom will be appointed by the Transocean Member and four of whom will be elected by our common unitholders, which includes the Transocean Member.

Nominations for persons for election as elected directors may only be made at a meeting at which elected directors are to be elected. Such nominations can only be made by or at the direction of our board of directors or (if our board of directors has determined that elected directors will be elected at the meeting) by any member or group of members other than the Transocean member or its affiliates, that holds beneficially 10 percent or more of the outstanding common units, provided written notice is supplied and subject to certain timing requirements set forth in our limited liability company agreement. The notice must set forth for each person nominated for election:

•	the person’s name, age, business address and residential address;

•	the person’s occupation or employment;

•	a certification that such person meets the qualifications of an elected director;

•	a certification as to whether such person is, and intends to remain, a U.K. tax resident;

•	a certification as to whether such person meets the criteria for service on the conflicts committee;

•	certain information about the person required to be disclosed under Section 14 of the Exchange Act; and

•	a description of certain relationships and compensation arrangements between the nominee and the nominating member or group of members.

The notice must set forth for each member or group giving the notice, or the beneficial owner on whose behalf the nomination is made:

•	the member’s, group’s or beneficial owner’s name and address;

•	certain information regarding the member’s, group’s or beneficial owner’s or their immediate families’, direct or indirect interest in us, including, among others, any voting agreements, derivative instruments, pledges, rights to distributions or performance-related fees;

•	a representation that such member, group or beneficial owner is a record holder, is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person;

•	a description of all agreements between such member, group or beneficial owner and each proposed nominee;

•	a representation whether such member, group or beneficial owner intends to deliver a form of proxy to holders of outstanding interests or otherwise solicit proxies or votes; and

•	any other information relating to such member, group or beneficial owner that would be required under Section 14 of the Exchange Act.

The Transocean Member may remove an appointed board member with or without cause at any time. “Cause,” with respect to a director, generally means a court’s finding such director or officer liable for actual fraud or willful misconduct and with respect to the Transocean Member. Any and all of the board members appointed by the Transocean Member may be removed for cause at a properly called meeting of the members by a majority vote of the outstanding units, voting as a single class. If any appointed board member is removed, resigns or is otherwise unable to serve as a board member, the Transocean Member may fill the vacancy. Any and all of the board members elected by the common unitholders may be removed at any time for cause by the affirmative vote of a majority of the other board members or at a properly called meeting of the members by a majority vote of the outstanding common units. If any elected board member is removed, resigns or is otherwise unable to serve as a board member, the vacancy may be filled by a majority of the other elected board members then serving.

Meetings; Voting

Unitholders who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our members and to act upon matters for which approvals may be solicited.

We are required to hold a meeting of the members every year to elect one or more members of our board of directors and to vote on any other matters that are properly brought before the meeting. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or, if authorized by the board, without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our board of directors or by unitholders owning at least 20 percent of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of 33 1⁄3 percent of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit may vote according to the holder’s percentage interest in us, although additional limited liability company interests having special voting rights could be issued. Please read “—Issuance of Additional Interests.” Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as the limited liability company agreement otherwise provides, subordinated units will vote together with common units as a single class.

Any notice, demand, request report, or proxy material required or permitted to be given or made to record holders of common units under the limited liability company agreement will be delivered to the record holder by us or by the transfer agent.

Voting Rights of Incentive Distribution Rights

For so long as a majority of the incentive distribution rights are held by the Transocean Member, the holders of the incentive distribution rights will not be entitled to vote such incentive distribution rights except as may otherwise be required by law. The holders of the incentive distribution rights, in their capacity as such, will be deemed to have approved any matter approved by the Transocean Member.

If less than a majority of the incentive distribution rights are held by the Transocean Member, the incentive distribution rights will be entitled to vote on all matters submitted to a vote of unitholders, other than (i) the election of elected directors and (ii) amendments and other matters that our board of directors determines do not adversely affect the holders of the incentive distribution rights as a whole in any material respect. On any matter in which the holders of incentive distribution rights are entitled to vote, such holders will vote together with the subordinated units, prior to the end of the subordination period, or together with the common units, thereafter, in either case as a single class. The incentive distribution rights will be treated in all respects as subordinated units or common units, as applicable, when sending notices of a meeting, calculating required votes, determining the presence of a quorum or for other similar purposes under the limited liability company agreement. The relative voting power of the incentive distribution rights and the subordinated units or common units, as applicable, will be set in the same proportion as cumulative cash distributions, if any, in respect of the incentive distribution rights for the four consecutive quarters prior to the record date for the vote bears to the cumulative cash distributions in respect of such class of units for such four quarters.

Status as Member

Except as described above under “—Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions. By transfer of common units in accordance with our limited liability company agreement, each transferee of common units will be admitted as a member with respect to the common units transferred when such transfer and admission is reflected in our books and records.

Indemnification

Under the limited liability company agreement, in most circumstances, we will indemnify each of the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events arising by reason of such person’s status as such:

(1)	the Transocean Member or any successor owning the Transocean Member interest;

(2)	any departing member owning the Transocean Member interest;

(3)	any person who is or was an affiliate of the Transocean Member or any departing member owning the Transocean Member interest;

(4)	any person who is or was an officer, director, member, fiduciary or trustee of any entity described in (1), (2) or (3) above;

(5)	any person who is or was serving as a director, officer, member, fiduciary or trustee of another person at the request of our board of directors, the Transocean Member or any departing member owning the Transocean Member interest;

(6)	any person designated by our board of directors; and

(7)	the members of our board of directors and our officers.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, the Transocean Member or any departing member owning the Transocean Member interest will not be personally liable for or have any obligation to contribute or lend funds or assets to us to enable us to effectuate indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the limited liability company agreement.

Reimbursement of Expenses

Our limited liability company agreement requires us to reimburse the members of our board of directors for their out-of-pocket costs and expenses incurred in the course of their service to us. Our limited liability company agreement also requires us to reimburse the Transocean Member or any departing member owning the Transocean Member interest for all expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by such member in connection with acting in its role as the Transocean Member. These expenses include expenses allocated to us or such member by our board of directors.

Books and Reports

We will keep appropriate books and records of our business. The books will be maintained for financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We are required to furnish or make available to record holders of common units, within 105 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent registered public accounting firm. Except for our fourth quarter, we are required to also furnish or make available summary financial information within 50 days after the close of each quarter.

Right to Inspect Our Books and Records

The limited liability company agreement provides that a member can, for a purpose reasonably related to his interest as a member, upon reasonable written demand stating the purpose of such demand and at the member’s own expense, have furnished to the member:

•	a current list of the name and last known address of each member;

•	copies of the limited liability company agreement, the certificate of formation of the company and related amendments; and

•	certain information regarding the status of our business and financial condition.

Our board of directors may, and intends to, keep confidential from the members trade secrets or other information the disclosure of which our board of directors believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under the limited liability company agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other limited liability company interests proposed to be sold by any holder or holders of at least 25% of the outstanding interests, other than the Transocean Member interest. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions and fees and expenses of counsel and advisors of any selling unitholders. Please read “Units Eligible for Future Sale.”

UNITS ELIGIBLE FOR FUTURE SALE

After the sale of the common units offered by this prospectus and assuming that the underwriters do not exercise their option to purchase additional common units, the Transocean Member and its affiliates will hold an aggregate of          common units and          subordinated units. All of the subordinated units will convert into common units at the end of the subordination period. The sale of these common and subordinated units could have an adverse impact on the price of the common units or on any trading market that may develop.

Rule 144

The common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act. None of our directors or officers owned any common units prior to this offering; however, they may purchase common units. Additionally, any common units owned by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption, such as Rule 144. Rule 144 permits securities acquired by affiliates of the issuer to be sold into the public market in an amount that does not exceed, during any three-month period, the greater of:

•	one percent of the total number of the common units outstanding, which will equal approximately common units immediately after this offering; or

•	the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned his common units for at least six months (provided we are in compliance with the current public information requirement) or one year (regardless of whether we are in compliance with the current public information requirement), would be entitled to sell those common units under Rule 144 without regard to the volume limitations, manner of sale provisions and notice requirements of Rule 144.

Our Limited Liability Company Agreement and Registration Rights

Our limited liability company agreement provides that we may issue an unlimited number of limited liability company interests of any type without a vote of the unitholders. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read “The Limited Liability Company Agreement—Issuance of Additional Interests.”

Under our limited liability company agreement, the Transocean Member and its affiliates have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any common units that they hold. Subject to the terms and conditions of the limited liability company agreement, these registration rights allow the Transocean Member and its affiliates or their assignees holding any common units or other equity securities to require registration of any of these common units or other equity securities and to include any of these common units in a registration by us of other common units, including common units offered by us or by any unitholder. The Transocean Member and its affiliates will continue to have these registration rights for two years following its withdrawal or removal as the Transocean Member. In connection with any registration of this kind, we have agreed to indemnify each unitholder participating in the registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and commissions. Except as described below, the Transocean Member and its affiliates may sell their common units in private transactions at any time, subject to compliance with applicable laws.

Lock-Up Agreements

We, our directors and executive officers, our subsidiaries and the Transocean Member and its affiliates, including Transocean, have agreed not to sell any common units for a period of 180 days from the date of this prospectus, subject to certain exceptions and extensions. Please read “Underwriting.”

Registration Statement on Form S-8

We intend to file a registration statement on Form S-8 under the Securities Act following this offering to register all common units issued or reserved for issuance under our long-term incentive plan. We expect to file this registration statement as soon as practicable after this offering. Common units covered by the registration statement on Form S-8 will be eligible for sale in the public market, subject to applicable vesting requirements and the terms of applicable lock-up agreements described above.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations that may be relevant to prospective unitholders and, unless otherwise noted in the following discussion, is the opinion of Baker Botts L.L.P., our U.S. counsel, insofar as it contains legal conclusions with respect to matters of U.S. federal income tax law. The opinion of our U.S. counsel is dependent on the accuracy of factual representations made by us to them, including descriptions of our operations contained herein. This discussion is based upon provisions of the U.S. Internal Revenue Code of 1986, or the Code, Treasury Regulations promulgated thereunder, administrative rulings and court decisions, all as in effect or existence on the date of this prospectus and all of which are subject to change or differing interpretations, possibly with retroactive effect.

The following discussion applies only to beneficial owners of common units that own the common units as “capital assets” within the meaning of Section 1221 of the Code (generally, for investment purposes) and is not intended to be applicable to all categories of investors, such as unitholders subject to special tax rules (such as financial institutions, insurance companies, dealers in securities, regulated investment companies, real estate investment trusts, traders in securities that elect the mark-to-market method of accounting for their securities, S corporations, entities or arrangements treated as partnerships or any other pass-through entities for U.S. federal income tax purposes, tax-exempt organizations, retirement plans or individual retirement accounts or former citizens or long-term residents of the United States), persons who will hold the units as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, persons that own (actually or under applicable constructive ownership rules) 10 percent or more of the total combined voting power of all classes of our equity that is entitled to vote, or persons that have a functional currency other than the U.S. dollar, each of whom may be subject to tax rules that differ significantly from those summarized below. If a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes is a beneficial owner of our common units, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common units, you are urged to consult your tax advisor regarding the tax consequences to you of the partnership’s ownership and disposition of our common units.

No ruling has been or will be requested from the IRS regarding any matter affecting us or our prospective unitholders. The opinions and statements made herein may be challenged by the IRS and, if so challenged, may not be sustained upon review in a court. This discussion does not contain information regarding any aspect of non-income taxation or state, local or foreign taxation.

THIS SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON UNITS. WE URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON UNITS IN LIGHT OF YOUR OWN SITUATION.

Treatment as a Corporation

We are treated as a corporation for U.S. federal income tax purposes. Consequently, among other things, U.S. Holders (as defined below) will not be directly subject to U.S. federal income tax on our income, but rather will be subject to U.S. federal income tax on certain distributions received from us and dispositions of units as described below.

U.S. Holders

The following is a discussion of the material U.S. federal income tax consequences that will apply to U.S. Holders of our common units. As used herein, the term “U.S. Holder” means a beneficial owner of our common units that, for U.S. federal income tax purposes, is:

•	an individual U.S. citizen or resident,

•	a corporation (or other entity that is classified as a corporation) organized under the laws of the United States or any of its political subdivisions,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust if (i) a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

Distributions

Subject to the discussion under “—U.S. Holders—PFIC Status and Significant Tax Consequences” below, the gross amount of any distributions to a U.S. Holder made by us with respect to our common units will constitute dividends to the extent of our current-year or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current-year and accumulated earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in its common units and will reduce (but not below zero) such basis. A distribution in excess of our current-year and accumulated earnings and profits and the U.S. Holder’s tax basis in our common units will be treated as capital gain. U.S. Holders that are corporations generally will not be entitled to claim a dividends received deduction with respect to distributions they receive from us because we are not a U.S. corporation. Dividends received with respect to our common units generally will be treated as “passive category income” for purposes of computing allowable foreign tax credits for U.S. federal income tax purposes.

Generally, dividends paid with respect to our common units to a U.S. Holder that is an individual, trust or estate, or Non-Corporate U.S. Holder, will be treated as “qualified dividend income,” which is taxable to such Non-Corporate U.S. Holder at preferential capital gain tax rates provided that: (i) the common units are readily tradable on an established securities market in the United States (such as The New York Stock Exchange) or we are eligible for the benefits of a comprehensive income tax treaty with the United States that the IRS has determined is satisfactory and which includes an exchange of information program; (ii) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be, as discussed below under “—U.S. Holders—PFIC Status and Significant Tax Consequences”); (iii) the Non-Corporate U.S. Holder has owned the common units on which such dividends are paid for more than 60 days during the 121-day period beginning 60 days before the date on which the common units become ex-dividend (and has not entered into certain risk limiting transactions with respect to such common units); and (iv) the Non-Corporate U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. The preferential tax rate on dividends will not apply to dividends received to the extent that the Non-Corporate U.S. Holder elects to treat such dividends as “investment income,” which may be offset by investment expense.

Special rules may apply to any dividends paid to a Non-Corporate U.S. Holder if such dividends are (i) treated as qualified dividend income eligible for the preferential tax rates described above and (ii) “extraordinary dividends.” In general, an extraordinary dividend is any dividend with respect to a common unit if the amount of such dividend is equal to or in excess of 10 percent of a Non-Corporate U.S. Holder’s adjusted tax basis (or fair market value upon such holder’s election) in such common unit. In addition, extraordinary dividends include dividends that (i) have ex-dividend dates during the same period of 365 consecutive days and (ii) in the aggregate, equal or exceed 20 percent of a Non-Corporate U.S. Holder’s adjusted tax basis (or fair market value upon such holder’s election). If we pay an extraordinary dividend on our common units that is treated as qualified dividend income, then any loss recognized by a Non-Corporate U.S. Holder from the sale or exchange of such common units will be treated as long-term capital loss to the extent of the amount of such dividend.

Ratio of Dividend Income to Distributions

We will compute our earnings and profits for each taxable year in accordance with U.S. federal income tax principles. We estimate that less than          percent of the total cash distributions received by a purchaser of common units in this offering that holds such common units through December 31, 2016 will constitute dividend income (which is subject to U.S. taxation in the manner described under “—U.S. Holders—Distributions” above). The remaining portion of these distributions, determined on a cumulative basis, will be treated first as a nontaxable return of capital to the extent of the purchaser’s tax basis in its common units and thereafter as capital gain. These estimates are based upon the assumption that we will pay the minimum quarterly distribution of $         per unit on our common units during the referenced period and on other assumptions with respect to our earnings, capital expenditures and cash flow for this period. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties that are beyond our control. Further, these estimates are based on current U.S. federal income tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual percentage of total cash distributions that will constitute dividend income could be higher or lower, and any differences could be material or could materially affect the value of the common units.

Sale, Exchange or Other Disposition of Common Units

Subject to the discussion under “—U.S. Holders—PFIC Status and Significant Tax Consequences” below, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of our units in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s adjusted tax basis in such units. The U.S. Holder’s initial tax basis in its units generally will be the U.S. Holder’s purchase price for the units, and that tax basis will be reduced (but not below zero) by the amount of any distributions on the units that are treated as non-taxable returns of capital (as discussed above under “—U.S. Holders—Distributions”). Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Non-Corporate U.S. Holders may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to limitations. Such capital gain or loss generally will be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes.

PFIC Status and Significant Tax Consequences

The treatment of U.S. Holders could differ materially and adversely from that described above if, at any relevant time, we were a PFIC. For U.S. federal income tax purposes, we will be treated as a PFIC for any taxable year in which either:

•	at least 75 percent of our gross income for such taxable year consists of passive income (generally, dividends, interest, gains from the sale or exchange of investment property and certain rents and royalties); or

•	the average percentage (based on quarterly measurements) of the value of the assets held by us that produce, or are held for the production of, passive income is at least 50 percent.

For this purpose, we are deemed to own our proportionate share of the assets and to receive directly our proportionate share of the income of any other corporation (such as our drilling rig owning subsidiaries) in which we own, directly, or indirectly, at least 25 percent of the value of the stock. In addition, income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income.

Based on our current and projected methods of operation, and an opinion of our U.S. counsel, Baker Botts L.L.P., we do not believe that we are or will be a PFIC with respect to any taxable year. We have received the opinion of our U.S. counsel in support of this position that concludes that the income our subsidiaries earn from our present drilling contracts should not constitute passive income for purposes of determining whether we are a PFIC. In addition, we have represented to our U.S. counsel that we expect that more than 25 percent of our gross income for our 2014 taxable year and each future year will arise from such drilling contracts or other income our U.S. counsel has opined does not constitute passive income, and more than 50 percent of the average value of our assets for each such year will be held for the production of such non-passive income. Assuming the composition of our income and assets is consistent with these expectations, and assuming the accuracy of other representations we have made to our U.S. counsel for purposes of their opinion, our U.S. counsel is of the opinion that we should not be a PFIC for our 2014 taxable year or any future year.

Distinguishing between contractual arrangements treated as generating rental income, which may constitute passive income for purposes of determining our PFIC status, and those treated as generating services income involves weighing and balancing competing factual considerations, and there is no legal authority under the PFIC rules addressing our specific method of operation. Conclusions in this area therefore remain matters of interpretation. We are not seeking a ruling from the IRS on the treatment of income generated from our drilling contracts or charters, and the opinion of our counsel is not binding on the IRS or any court. Thus, while we have received an opinion of counsel in support of our position, it is possible that the IRS or a court could disagree with this position. Moreover, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future and that we will not become a PFIC in any future year.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether or not the U.S. Holder makes (i) an election to treat us as a “qualified electing fund,” which we refer to as a “QEF election” or (ii) a “mark-to-market” election with respect to our common units, as discussed below. If we are a PFIC, a U.S. Holder will be subject to the PFIC rules described herein with respect to any of our subsidiaries that are PFICs. However, the mark-to-market election discussed below will likely not be available with respect to shares of such PFIC subsidiaries. In addition, if a U.S. Holder owns our common units during any taxable year that we are a PFIC, such holder must file an annual report with the IRS.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF election, or an Electing Holder, in a taxable year, then for that and for all subsequent taxable years in which such holder has held the common units and we are a PFIC, the Electing Holder must include in income for such holder’s taxable year its pro rata share of our ordinary earnings and net capital gain, if any, for our taxable years that end with or within the taxable year for which that holder is reporting, regardless of whether or not the Electing Holder received distributions from us in that year. The Electing Holder’s adjusted tax basis in the common units will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that were previously taxed will result in a corresponding reduction in the Electing Holder’s adjusted tax basis in common units and will not be taxed again once distributed. An Electing Holder generally will recognize capital gain or loss on the sale, exchange or other disposition of our common units. A U.S. Holder makes a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with its U.S. federal income tax return. If contrary to our expectations, we determine that we are treated as a PFIC for any taxable year, we will endeavor (but will not be required) to provide each U.S. Holder with the information necessary to make the QEF election described above.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

If we were to be treated as a PFIC for any taxable year and, as we anticipate, our units were treated as “marketable stock,” then, as an alternative to making a QEF election, a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common units, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the U.S. Holder’s common units at the end of the taxable year over the holder’s adjusted tax basis in the common units. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common units over the fair market value of the common units at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in its common units would be adjusted to reflect any such income or loss recognized. Gain recognized on the sale, exchange or other disposition of our common units would be treated as ordinary income, and any loss recognized on the sale, exchange or other disposition of the common units would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. Because the mark-to-market election only applies to marketable stock, however, it would not apply to a U.S. Holder’s indirect interest in any of our subsidiaries that were determined to be PFICs.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

If we were to be treated as a PFIC for any taxable year, a U.S. Holder that does not make either a QEF election or a mark-to-market election for that year or a Non-Electing Holder, would be subject to adverse tax rules with respect to (1) any excess distribution (generally, the portion of any distributions received by the Non-Electing Holder on our common units in a taxable year in excess of 125 percent of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years or, if shorter, the Non-Electing Holder’s holding period for the common units), and (2) any gain realized on the sale, exchange or other disposition of the units. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common units;

•	the amount allocated to the current taxable year and any taxable year prior to the taxable year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income in the current year; and

•	the amount allocated to each of the other taxable years would be subject to U.S. federal income tax at the highest rate of tax on ordinary income in effect for the applicable class of taxpayers for that year, and an interest charge for the deemed tax deferral benefit would be imposed with respect to the resulting tax liability as if that tax liability had been due for each such other taxable year.

Unless a Non-Electing Holder makes a QEF election or a mark-to-market election with respect to the common units, a Non-Electing Holder that holds common units during a period in which we are a PFIC will be subject to the rules described above for that period and all subsequent taxable years in which the Non-Electing Holder holds common units, even if we cease to be a PFIC. Classification as a PFIC may have other adverse tax consequences, including in the case of individual U.S. Holders, the denial of a step-up in the basis of the common units at death.

The PFIC rules are complex. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to their investment in the common units and the advisability of choosing to make a QEF election or a mark-to-market election in the event we were to be treated as a PFIC.

Non-U.S. Holders

The following is a discussion of the material U.S. federal income tax consequences that will apply to Non-U.S. Holders of our common units. As used herein, a “Non-U.S. Holder” means a beneficial owner of our common units (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

Distributions

Distributions we pay to a Non-U.S. Holder with respect to the common units will not be subject to U.S. federal income tax or withholding tax unless the distributions are effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, such distributions are attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder). Except to the extent otherwise provided under an applicable income tax treaty, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder on distributions that are effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business. Effectively connected distributions received by a corporate Non-U.S. Holder may also be subject to an additional U.S. branch profits tax at a 30 percent rate (or, if applicable, a lower treaty rate).

Sale, Exchange or Other Disposition of Common Units

In general, a Non-U.S. Holder is not subject to U.S. federal income tax or withholding tax on any gain resulting from the sale, exchange or other disposition of our common units unless (i) the gain from the disposition of units is effectively connected with the Non-U.S. Holder’s conduct of such U.S. trade or business (and, if an income tax treaty applies, such gain is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder) or (ii) the Non-U.S. Holder is an individual present in the United States for 183 days or more during the taxable year in which the gain is recognized and certain other conditions are met. Except to the extent otherwise provided under an applicable income tax treaty, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder on gains recognized that are effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business. Effectively connected gains recognized by a corporate Non-U.S. Holder may also be subject to an additional U.S. branch profits tax at a 30 percent rate (or, if applicable, a lower treaty rate).

Medicare Tax

Certain U.S. Holders that are individuals, estates or trusts will be subject to an additional 3.8 percent tax, or the Medicare Tax, on all or a portion of their “net investment income,” which may include all or a portion of the dividends on our common units and net capital gains from the disposition of our common units. U.S. Holders that are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of the Medicare Tax to their income and gains in respect of their investment in our common units.

Information Reporting Regarding Foreign Financial Assets

Individual U.S. Holders that hold certain “foreign financial assets” (which generally includes stock and other securities issued by a foreign person unless held in account maintained by a financial institution) that exceed certain thresholds are required to report to the IRS information relating to such assets. Under certain circumstances, an entity may be treated as an individual for purposes of these rules. Significant penalties may apply for failure to satisfy these reporting obligations. Individual U.S. Holders are urged to consult their tax advisors regarding the effect of these reporting obligations, if any, on their investment in our units.

Backup Withholding and Information Reporting

In general, payments to a non-corporate U.S. Holder of distributions or the proceeds of a disposition of common units will be subject to information reporting. These payments to a non-corporate U.S. Holder also may be subject to backup withholding if the non-corporate U.S. Holder:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that it has failed to report all interest or corporate distributions required to be reported on its U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-ECI or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a unitholder generally may obtain a credit for any amount withheld against its liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by timely filing a U.S. federal income tax return with the IRS.

NON-UNITED STATES TAX CONSIDERATIONS

Unless the context otherwise requires, references in this section to “we,” “our” or “us” are references to Transocean Partners LLC.

Marshall Islands Tax Consequences

The following is the opinion of Watson, Farley & Williams LLP, our counsel as to matters of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

Because we and our subsidiaries do not and do not expect to conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon distribution treated as a return of capital, we make to you as a unitholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of common units, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to your ownership of common units.

United Kingdom Tax Consequences

The following is a discussion of the material U.K. tax consequences that may be relevant to prospective unitholders who are persons not resident or individuals not resident for tax purposes in the United Kingdom (and who are persons who have not been resident for tax purposes in the United Kingdom), or “non-U.K. Holders.”

Prospective unitholders who are, or have been, resident in the United Kingdom are urged to consult their own tax advisors regarding the potential U.K. tax consequences to them of an investment in our common units. For this purpose, a company incorporated outside of the U.K. will be treated as resident in the United Kingdom in the event its central management and control is carried out in the United Kingdom.

The discussion that follows is based upon existing U.K. legislation and current H.M. Revenue & Customs practice as of the date of this prospectus, both of which may change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences of unit ownership described below.

We are not required to withhold U.K. tax when paying distributions to unitholders.

Under U.K. taxation legislation, non-U.K. holders will not be subject to tax in the United Kingdom on income or profits, including chargeable (capital) gains, in respect of the acquisition, holding, disposition or redemption of the common units, provided that:

•	such holders do not use or hold and are not deemed or considered to use or hold their common units in the course of carrying on a trade, profession or vocation in the United Kingdom; and

•	such holders do not have a branch or agency or permanent establishment in the United Kingdom to which such common units are used, held or acquired.

A non-U.K. resident company or an individual not resident in the United Kingdom that carries on a business in the United Kingdom through a partnership is subject to United Kingdom tax on income derived from the business carried on by the partnership in the United Kingdom. Nonetheless, because we are organized as a limited liability company (and not a partnership), we expect that non-U.K. Holders will not be considered to be carrying on business in the United Kingdom for the purposes of U.K. taxation solely by reason of the acquisition, holding, disposition or redemption of their common units.

EACH PROSPECTIVE UNITHOLDER IS URGED TO CONSULT HIS OWN TAX COUNSEL OR OTHER ADVISOR WITH REGARD TO THE LEGAL AND TAX CONSEQUENCES OF UNIT OWNERSHIP UNDER HIS PARTICULAR CIRCUMSTANCES.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC and Barclays Capital Inc. are acting as representatives, have severally agreed to purchase, and the selling unitholder has agreed to sell to them, severally, the number of common units indicated below:

Name	Number of Common Units
Morgan Stanley & Co. LLC
Barclays Capital Inc.
Citigroup Global Markets Inc
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
DNB Markets, Inc.
Mitsubishi UFJ Securities (USA) Inc.
Credit Agricole Securities (USA) Inc.
Standard Chartered Securities (Hong Kong) Limited

Total

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the common units subject to their acceptance of the common units from the selling unitholder and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the common units offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common units offered by this prospectus if any such common units are taken. However, the underwriters are not required to take or pay for the common units covered by the underwriters’ option to purchase additional common units described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters initially propose to offer part of the common units directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at the public offering price less a concession not to exceed $         per common unit. After the initial offering of the common units, the offering price and other selling terms may from time to time be varied by the representatives. The offering of the units by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. Sales of units made outside of the United States may be made by affiliates of the underwriters.

The selling unitholder has granted the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of                      additional common units at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering their option to purchase additional units, if any, made in connection with the offering of the common units offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional common units as the number listed next to the underwriter’s name in the preceding table bears to the total number of common units listed next to the names of all underwriters in the preceding table.

The following table shows the underwriting discounts and commissions that the selling unitholder will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional                 common units.

Paid by the Selling Unitholder(1)
	No Exercise	Full Exercise
Per Unit	$	$
Total	$	$

(1)	Excludes an aggregate structuring fee equal to 0.5% of the gross proceeds of this offering payable by the selling unitholder to Morgan Stanley & Co. LLC and Barclays Capital Inc.

The selling unitholder will pay to Morgan Stanley & Co. LLC and Barclays Capital Inc. an aggregate structuring fee equal to 0.5% of the gross proceeds from this offering, or $         ($         if the underwriters exercise the option to purchase additional common units in full) for providing advice regarding the capital structure of our company, the terms of the offering, the terms of our limited liability company agreement and the terms of certain other agreements between us and our affiliates.

We estimate that the total expenses of this offering, excluding underwriting discounts and commissions and structuring fees, will be approximately $6.9 million, all of which will be paid by the selling unitholder.

The underwriters have informed us and the selling unitholder that they do not intend sales to discretionary accounts to exceed 5% of the total number of common units offered by them.

Our common units have been approved, subject to official notice of issuance, on the NYSE under the symbol “RIGP.”

We, all of our directors and executive officers, the Transocean Member and certain of its affiliates have agreed that, without the prior written consent of Morgan Stanley & Co. LLC and Barclays Capital Inc., on behalf of the underwriters, and subject to specified exceptions, we and they will not, during the period ending 180 days after the date of this prospectus, or the restricted period:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any common units or any securities convertible into or exercisable or exchangeable for common units;

•	file any registration statement with the SEC relating to the offering of any common units or any securities convertible into or exercisable or exchangeable for common units; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common units;

whether any such transaction described above is to be settled by delivery of common units or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC and Barclays Capital Inc., on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any common units or any security convertible into or exercisable or exchangeable for common units.

The restrictions described in the immediately preceding paragraph to do not apply to:

•	the sale of common units to the underwriters; or

•	the issuance by us of common units upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

•	transactions by any person other than us relating to common units or other securities acquired in open market transactions after the completion of the offering of the common units; provided that no filing under Section 16(a) of the Exchange Act, is required or voluntarily made in connection with subsequent sales of the common units or other securities acquired in such open market transactions; or

•	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of common units, provided that (i) such plan does not provide for the transfer of common units during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common units may be made under such plan during the restricted period.

Morgan Stanley & Co. LLC and Barclays Capital Inc., in their sole discretion, on behalf of the underwriters, may release the common units and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

In order to facilitate the offering of the common units, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common units. Specifically, the underwriters may sell more common units than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of common units available for purchase by the underwriters under the option to purchase additional units. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing common units in the open market. In determining the source of common units to close out a covered short sale, the underwriters will consider, among other things, the open market price of common units compared to the price available under the over-allotment option. The underwriters may also sell common units in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, common units in the open market to stabilize the price of the common units. These activities may raise or maintain the market price of the common units above independent market levels or prevent or retard a decline in the market price of the common units. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We, the Transocean Member and certain of its affiliates, including Transocean Inc. and Transocean Ltd., have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking and other services for us and our affiliates, for which they received or will receive customary fees and expenses. Affiliates of certain of the underwriters are lenders under Transocean’s credit facilities.

Furthermore, certain of the underwriters and their respective affiliates may, from time to time, enter into arms-length transactions with us in the ordinary course of their business. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities or instruments of the company. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Standard Chartered Bank will not effect any offers or sales of the common units in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of common units to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to the underwriters that may make Internet distributions on the same basis as other allocations.

Pricing of the Offering

Prior to this offering, there has been no public market for our common units. The initial public offering price will be determined by negotiations between us, the selling unitholder and the representatives. Among the factors that will be considered in determining the initial public offering price will be our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours. The estimated initial public offering price range set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State) an offer to the public of any common units may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any common units may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of common units shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any common units in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any common units to be offered so as to enable an investor to decide to purchase any common units, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the common units in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the common units in, from or otherwise involving the United Kingdom.

Hong Kong

The common units may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the common units may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common units which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common units may not be circulated or distributed, nor may the common units be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the common units are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire common unit capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, common units, debentures and units of common units and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the common units under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The common units have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any common units, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Switzerland

This prospectus is being communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. Our common units are not being offered to the public in Switzerland, and neither this prospectus, nor any other offering materials relating to our common units may be distributed in connection with any such public offering. We have not been registered with the Swiss Financial Market Supervisory Authority FINMA as a foreign collective investment scheme pursuant to Article 120 of the Collective Investment Schemes Act of June 23, 2006 (CISA). Accordingly, our common units may not be offered to the public in or from Switzerland, and neither this prospectus, nor any other offering materials relating to our common units may be made available through a public offering in or from Switzerland. Our common units may only be offered and this prospectus may only be distributed in or from Switzerland by way of private placement exclusively to qualified investors (as this term is defined in the CISA and its implementing ordinance).

Germany

This document has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht–BaFin) nor any other German authority has been notified of the intention to distribute our common units in Germany. Consequently, our common units may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this document and any other document relating to the offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of our common units to the public in Germany or any other means of public marketing. Our common units are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2, no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f, paragraph 2, no. 4 of the German Sales Prospectus Act, and in Section 2, paragraph 11, sentence 2, no. 1 of the German Investment Act. This document is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

The offering does not constitute an offer to sell or the solicitation or an offer to buy our common units in any circumstances in which such offer or solicitation is unlawful.

ENFORCEMENT OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

We are organized under the laws of the Marshall Islands as a limited liability company. The Transocean Member is organized under the laws of the Cayman Islands as an exempted company. The Marshall Islands and the Cayman Islands have a less developed body of securities laws as compared to the United States and provide protections for investors to a significantly lesser extent.

Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. A substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers, the Transocean Member or our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. The Transocean Member has agreed to be served with process with respect to actions based on the offering and sale of the common units. To bring a claim against the Transocean Member, you may serve the Transocean Member’s Corporate Secretary, c/o Transocean Offshore Deepwater Drilling Inc., 4 Greenway Plaza, Houston, Texas 77046, the U.S. agent appointed for that purpose.

Watson, Farley & Williams LLP, our counsel as to Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us or our directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us or our directors and officers in original actions brought in the Marshall Islands, based on these laws.

Harney Westwood & Riegels, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (1) recognize or enforce against the Transocean Member judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against the Transocean Member in original actions brought in the Cayman Islands, based on these laws.

LEGAL MATTERS

The validity of the common units and certain other legal matters, including tax matters, with respect to the laws of the Republic of the Marshall Islands will be passed upon for us by our counsel as to Marshall Islands law, Watson, Farley & Williams LLP, New York, New York. Certain other legal matters, including tax matters with respect to U.S. law, will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Certain matters with respect to this offering will be passed upon for the underwriters by Vinson & Elkins L.L.P., Washington, D.C.

EXPERTS

The combined financial statements of Transocean Partners LLC Predecessor at December 31, 2013 and 2012, and for each of the two years in the period ended December 31, 2013, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The balance sheet of Transocean Partners LLC as of April 25, 2014 appearing in this prospectus and registration statement has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The section in this prospectus entitled “Industry” has been reviewed by Wood Mackenzie Limited, who has confirmed to us that such section accurately describes the offshore exploration and production industry and the contract drilling services industry, as indicated in the consent of Wood Mackenzie Limited filed as an exhibit to the registration statement on Form S-1 under the Securities Act of which this prospectus is a part.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 regarding the common units. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common units offered by this prospectus, you may wish to review the full registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates or from the SEC’s web site on the internet at www.sec.gov free of charge. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

The SEC maintains a web site on the internet at www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC’s web site and can also be inspected and copied at the offices of the NYSE Euronext, 11 Wall Street, New York, New York 10005.

Upon completion of this offering, we will file with or furnish to the SEC periodic reports and other information. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided above. Our website on the internet is located at www.transoceanpartners.com and we will make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

We intend to furnish or make available to our unitholders annual reports containing our audited financial statements and furnish or make available to our unitholders quarterly reports containing our unaudited interim financial information, including the information required by Form 10-Q, for the first three fiscal quarters of each fiscal year.

INDUSTRY AND MARKET DATA

Wood Mackenzie has provided us certain statistical and graphical information contained in this prospectus. Wood Mackenzie has advised that the statistical and graphical information contained herein is drawn from its database and other sources. We do not have any knowledge that the information provided by Wood Mackenzie is inaccurate in any material respect. In connection therewith, Wood Mackenzie has advised that: (i) certain of the information provided is based on estimates or subjective judgments, (ii) the information in the databases of other offshore drilling data collection agencies may differ from the information in Wood Mackenzie’s database and (iii) while Wood Mackenzie has taken reasonable care in the compilation of the statistical and graphical information and believes it to be accurate and correct, data collection is subject to limited audit and validation procedures. Such data involve risks and uncertainties and is subject to change based on various factors, including those discussed under the headings “Forward-Looking Statements” and “Risk Factors” in this prospectus.

TRANSOCEAN PARTNERS LLC

INTRODUCTION TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

Overview

The unaudited pro forma combined balance sheet and the notes thereto present the combined financial position of Transocean Partners LLC (“Transocean Partners”) after giving effect to the transactions described below. The unaudited pro forma combined balance sheet has been derived from the unaudited condensed combined balance sheet of Transocean Partners LLC Predecessor, Transocean Partners’ predecessor for accounting purposes (the “Predecessor”), as of March 31, 2014. The unaudited pro forma combined balance sheet and notes thereto should be read together with the Predecessor’s historical unaudited condensed combined financial statements and the notes thereto, as of and for the three months ended March 31, 2014 and 2013, and audited historical combined financial statements and the notes thereto, as of and for the years ended December 31, 2013 and 2012.

Transocean Partners will own the controlling interests in rig-owning companies and rig-operating companies (collectively, the “RigCos”) that will own and operate the assets and operations associated with the ultra-deepwater drillships Discoverer Inspiration and Discoverer Clear Leader and the ultra-deepwater semisubmersible Development Driller III (collectively, the “Predecessor Business”), effective upon closing of the initial public offering of Transocean Partners (the “IPO”). The contribution of the assets and liabilities of the Predecessor Business to Transocean Partners Holdings Limited (the “Transocean Member”) and the subsequent contribution of the assets and liabilities of the Predecessor Business by the Transocean Member to Transocean Partners will be recorded at historical cost, as each such transaction is a reorganization under common control.

The adjustments reflected in the unaudited pro forma combined balance sheet are based on currently available information and certain estimates and assumptions. However, management believes the assumptions are reasonable for presenting the significant effects of the contemplated transactions and that the pro forma adjustments give appropriate effect to those assumptions, which are directly attributable to the offering transactions and are factually supportable, in the unaudited pro forma combined balance sheet.

The pro forma adjustments have been prepared as if the transactions to be effected in connection with the closing of this offering had taken place on March 31, 2014. The unaudited pro forma balance sheet may not be indicative of the financial position that actually would have resulted if Transocean Partners had completed the transactions on the date indicated or Transocean Partners’ financial position at any future date.

Transactions

The unaudited pro forma combined balance sheet gives effect to the following transactions:

•

the Transocean Member will contribute to Transocean Partners a 51 percent ownership interest in each of the holding companies that owns one of the RigCos, and in exchange, Transocean Partners will issue to the Transocean Member of             common units and subordinated units, representing a 60 percent and a 40 percent, respectively, limited liability company interest in Transocean Partners, the non-economic Transocean Member interest and all of the incentive distribution rights, which entitle the Transocean Member to increasing percentages of the cash that Transocean Partners distributes in excess of $     per unit per quarter;

•

Transocean Partners will issue a 364-day working capital note payable to a Transocean subsidiary for cash proceeds, all or a portion of which Transocean Partners will pay to the Transocean Member for certain working capital balances;

•	the Transocean Member will sell to the public common units in the IPO, representing a percent limited liability company interest in Transocean Partners; and

•	Transocean Partners will establish a $300 million revolving credit facility under a credit agreement with a Transocean affiliate (the “Five-Year Revolving Credit Facility”).

The effect on the unaudited pro forma combined balance sheet of certain of the transactions described above is more fully described in the notes to the unaudited pro forma combined balance sheet.

TRANSOCEAN PARTNERS LLC

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

(In millions)

	March 31, 2014
	Historical	Pro forma adjustments		As adjusted
Assets
Cash and cash equivalents	$—	$15	a	$15
Accounts receivable, net	108	—		108
Materials and supplies, net	39	—		39
Deferred income taxes, net	14	—		14
Prepaid assets	3	—		3

Total current assets	164	15		179

Property and equipment	2,290	—		2,290
Less accumulated depreciation	285	—		285

Property and equipment, net	2,005	—		2,005

Goodwill	213	—		213
Deferred income taxes, net	25	(2)	b	23
Other assets	25	—		25

Total assets	$2,432	$13		$2,445

Liabilities and equity
Five-Year Revolving Credit Facility	$—	$—	c	$—
364-day working capital note payable	—	144	d	144
Deferred revenues	34	—		34

Total current liabilities	34	144		178

Long-term debt	—	—		—
Long-term tax liability	14	(14)	e	—
Deferred revenues	23	—		23
Drilling contract intangible liability	41	—		41

Total long-term liabilities	78	(14)		64

Commitments and contingencies
Members’ equity
Net investment	2,320	(1,196)	f	1,124
Common units—public	—		g
Common units—Transocean Member	—		h
Subordinated units—Transocean Member	—		i

Total members’ equity	2,320

Noncontrolling interest	—	1,079	j	1,079

Total equity	2,320	(117)		2,203

Total liabilities and equity	$2,432	$13		$2,445

See accompanying notes.

TRANSOCEAN PARTNERS LLC

NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

Pro Forma Adjustments and Assumptions

A summary of the pro forma adjustments to effect the transactions is as follows:

a.	Cash and cash equivalents

Pro forma cash proceeds from the 364-day working capital note payable	$144
Pro forma cash payment to Transocean for certain working capital balances	(129)

Pro forma adjustment to cash and cash equivalents	$15

In connection with the transactions, we expect to issue notes payable to an affiliate of Transocean in exchange for cash proceeds, all or a portion of which we will pay to the Transocean Member for certain working capital balances.

b.	Deferred income taxes, net

Pro forma adjustment to deferred income tax current asset not acquired by Transocean Partners	$(2)

Pro forma adjustment to deferred income taxes, net	$(2)

The deferred tax asset was related to assets that were reported in the Predecessor’s historical combined financial statements that will be retained by a Transocean U.S. subsidiary.

c.	Five-Year Revolving Credit Facility

Pro forma borrowings under the Five-Year Revolving Credit Facility	$—

Pro forma adjustment to Five-Year Revolving Credit Facility	$—

In connection with the proposed transactions, we will enter into a credit agreement to establish a $300 million five-year revolving credit facility (the “Five-Year Revolving Credit Facility”). We may borrow under the Five-Year Revolving Credit Facility at either (1) the adjusted London Interbank Offered Rate (“LIBOR”) plus a margin that will fluctuate based on our leverage ratio (the “Five-Year Revolving Credit Facility Margin”) or (2) the base rate specified in the credit agreement plus the Five-Year Revolving Credit Facility Margin, less one percent per annum. Throughout the term of the Five-Year Revolving Credit Facility, we expect to pay a commitment fee on the daily unused amount of the underlying commitment, which ranges from 0.225 percent to 0.325 percent. At March 31, 2014, based on our unaudited pro forma combined balance sheet, we would have had no letters of credit issued and outstanding, no borrowings outstanding, and $300 million of available borrowing capacity under the Five-Year Revolving Credit Facility.

d.	364-day working capital note payable

Pro forma issuance of 364-day working capital note payable to Transocean	$144

Pro forma adjustment to 364-day working capital note payable	$144

We intend to issue a working capital note payable that will mature 364 days following its issuance to an affiliate of Transocean for cash proceeds and certain initial working capital balances of the

TRANSOCEAN PARTNERS LLC

NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET—continued

Predecessor. At March 31, 2014, the pro forma initial working capital balances included accounts receivable, excluding a contributed balance of $21 million, materials and supplies and prepaid assets. The 364-day working capital note payable is payable at maturity and bears interest at a rate equal to the rate for Eurocurrency loans under our Five-Year Revolving Credit Facility. Amounts under the 364-day working capital note payable may be repaid early without penalty, and amounts repaid cannot be reborrowed.

e.	Long-term tax liability

Pro forma elimination of income tax liability not assumed by Transocean Partners	$(14)

Pro forma adjustment to long-term tax liability	$(14)

The long-term tax liability was related to uncertain tax benefits that were reported in the Predecessor’s historical combined financial statements that will be retained by a Transocean U.S. subsidiary.

f.	Members’ equity—net investment

Pro forma adjustment for cash payment to Transocean for certain working capital balances		$(129)
Pro forma adjustment for income tax assets and liabilities not acquired or assumed, net		12
Pro forma recognition of noncontrolling interest in each of the RigCo holding companies		(1,079)
Pro forma issuance of common units to Transocean Member
Pro forma issuance of subordinated units to Transocean Member

Pro forma adjustment to Members’ equity—net investment	$

In exchange for the contribution by the Transocean Member to Transocean Partners of a 51 percent ownership interest in each of its holding company subsidiaries that owns each of the RigCos, Transocean Partners will issue to the Transocean Member         common units and         subordinated units representing a 100 percent limited liability company interest in Transocean Partners, the non-economic Transocean Member interest and all of the Transocean Partners’ incentive distribution rights.

g.	Members’ equity—common units—public

Pro forma sale of common units in public offering by Transocean Member	$

Pro forma adjustment to Members’ equity—common units—public, net	$

After the transactions, the members’ equity amounts of the common unit holders and the subordinated unit holders would be 60 percent and 40 percent of total members’ equity. Common units accrue cumulative cash distributions for any quarter during the subordination period in which they do not receive the minimum quarterly distribution of $            per unit.

Transocean Partners will not receive any proceeds from the sale by the Transocean Member of common units in the offering, including any proceeds from the sale of common units pursuant to the underwriters’ option to purchase additional common units.

TRANSOCEAN PARTNERS LLC

NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET—continued

h.	Members’ equity—common units—Transocean Member

Pro forma issuance of common units to Transocean Member	$
Pro forma sale of common units in public offering by Transocean Member

Pro forma adjustment to Members’ equity—common units—Transocean Member, net	$

The Transocean Member also owns the non-economic Transocean Member interest in Transocean Partners, which does not entitle it to receive cash distributions in respect of such interest. The Transocean Member will also hold the incentive distribution rights following the completion of this offering, which entitle it to receive an increasing percentage of the Transocean Partners’ cash distributions in excess of $    per unit per quarter.

i.	Members’ equity—subordinated units—Transocean Member

Pro forma issuance of subordinated units to Transocean Member	$

Pro forma adjustment to Members’ equity—subordinated units—Transocean Member, net	$

The subordinated units may convert to common units if Transocean Partners has earned and paid at least the minimum quarterly distribution on each outstanding common and subordinated unit for any three consecutive non-overlapping four quarter periods ending on or after June 30, 2019, provided there are no arrearages in the common units at such time. The subordination period also will end upon the removal of the Transocean Member, other than for cause, if the units held by the Transocean Member and its affiliates are not voted in favor of such removal. When the subordination period ends, all remaining subordinated units will convert into common units on a one-for-one basis, and the common units will no longer be entitled to arrearages. See “Provisions of Our Limited Liability Company Agreement Related to Cash Distributions—Subordination Period” elsewhere in this prospectus.

j.	Noncontrolling interest

Pro forma recognition of noncontrolling interest in each of the RigCo holding companies	$1,079

Pro forma adjustment to noncontrolling interest	$1,079

The Transocean Member will contribute to Transocean Partners a 51 percent ownership interest, representing a controlling interest, in each of its holding company subsidiaries that owns each of the RigCos. The Transocean Member will own the remaining 49 percent ownership interest in each of the holding company subsidiaries that owns each of the RigCos, which will be presented as noncontrolling interest.

TRANSOCEAN PARTNERS LLC PREDECESSOR

CONDENSED COMBINED STATEMENTS OF OPERATIONS

(In millions)

(Unaudited)

	Three months ended March 31,
	2014	2013
Operating revenues
Contract drilling revenues	$146	$114
Other revenues	2	2

	148	116

Costs and expenses
Operating and maintenance	61	58
Depreciation	16	16
General and administrative	2	2

	79	76

Operating income	69	40
Interest income	—	—

Income before income tax expense	69	40
Income tax expense	6	4

Net income	$63	$36

See accompanying notes.

TRANSOCEAN PARTNERS LLC PREDECESSOR

CONDENSED COMBINED BALANCE SHEETS

(In millions)

(Unaudited)

	March 31, 2014	December 31, 2013
Assets
Cash and cash equivalents	$—	$—
Accounts receivable	108	103
Materials and supplies, net	39	34
Deferred income taxes, net	14	15
Prepaid assets	3	7

Total current assets	164	159

Property and equipment	2,290	2,309
Less accumulated depreciation	285	271

Property and equipment, net	2,005	2,038

Goodwill	213	213
Deferred income taxes, net	25	29
Other assets	25	29

Total assets	$2,432	$2,468

Liabilities and net investment
Deferred revenues	$34	$37

Total current liabilities	34	37

Long-term debt	—	—
Long-term tax liability	14	13
Deferred revenues	23	30
Drilling contract intangible liability	41	44

Total long-term liabilities	78	87

Commitments and contingencies

Net investment	2,320	2,344

Total net investment	2,320	2,344

Total liabilities and net investment	$2,432	$2,468

See accompanying notes.

TRANSOCEAN PARTNERS LLC PREDECESSOR

CONDENSED COMBINED STATEMENTS OF NET INVESTMENT

(In millions)

(Unaudited)

	Three months ended March 31,
	2014	2013
Total net investment
Balance, beginning of period	$2,344	$2,388
Net income	63	36
Distributions to parent, net	(87)	(73)

Balance, end of period	$2,320	$2,351

See accompanying notes.

TRANSOCEAN PARTNERS LLC PREDECESSOR

CONDENSED COMBINED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three months ended March 31,
	2014	2013
Cash flows from operating activities
Net income	$63	$36
Adjustments to reconcile to net cash provided by operating activities:
Amortization of drilling contract intangible	(4)	(4)
Depreciation	16	16
Deferred income taxes	5	3
Changes in deferred revenues, net	(10)	(9)
Changes in deferred costs, net	1	1
Changes in operating assets and liabilities
(Increase) decrease in accounts receivable, net	(1)	29
Increase in materials and supplies, net	(4)	(2)
Decrease in prepaid assets, net	3	3
Increase in income tax liability, net	1	—

Net cash provided by operating activities	70	73

Cash flows from investing activities
Capital expenditures	(1)	—

Net cash used in investing activities	(1)	—

Cash flows from financing activities
Distributions to parent, net	(69)	(73)

Net cash used in financing activities	(69)	(73)

Net increase in cash and cash equivalents	—	—

Cash and cash equivalents at beginning of period	—	—

Cash and cash equivalents at end of period	$—	$—

See accompanying notes.

TRANSOCEAN PARTNERS LLC PREDECESSOR

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

(Unaudited)

Note 1—Business

Transocean Partners LLC (“Transocean Partners”), a Marshall Islands limited liability company, was formed on February 6, 2014, by Transocean Partners Holdings Limited, a wholly owned subsidiary of Transocean Ltd. (together with its affiliates, unless the context requires otherwise, “Transocean” or “Parent”), to own, operate and acquire modern, technologically advanced offshore drilling rigs. The drilling units in the fleet are currently located in the United States (“U.S.”) Gulf of Mexico. The condensed combined financial statements of Transocean Partners LLC Predecessor (“we”, “us”, “our” or the “Predecessor”) include 100 percent of the combined results of operations, assets and liabilities of the ultra-deepwater drillships Discoverer Inspiration and Discoverer Clear Leader and the ultra-deepwater semisubmersible Development Driller III (collectively, the “Predecessor Business”).

Note 2—Significant Accounting Policies

Presentation—The condensed combined financial statements of the Predecessor have been prepared from Transocean’s accounting records. The condensed combined financial statements reflect the combined historical results of operations, financial position and cash flows of the Predecessor Business as if such operations and assets had been combined for all periods presented. All transactions among the Predecessor Business within the Predecessor have been eliminated. We have prepared the accompanying unaudited condensed combined financial statements in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”) for interim financial information and with the instructions to Article 10 of Regulation S-X of the U.S. Securities and Exchange Commission (“SEC”). Pursuant to such rules and regulations, these financial statements do not include all disclosures required by U.S. GAAP for complete financial statements. The condensed combined financial statements reflect all adjustments, which are, in the opinion of management, necessary for a fair presentation of financial position, results of operations and cash flows for the interim periods. Such adjustments are considered to be of a normal recurring nature unless otherwise noted. Operating results for the three months ended March 31, 2014 are not necessarily indicative of the results that may be expected for the year ending December 31, 2014 or for any future period. The accompanying condensed combined financial statements and notes thereto should be read in conjunction with the audited combined financial statements and notes thereto as of December 31, 2013 and 2012 and for each of the two years in the period ended December 31, 2013.

Transocean uses a centralized approach to treasury services to perform cash management for the operations of its affiliates. The cash generated and used by our operations is transferred to Transocean, and Transocean funds our operating and investing activities as needed. We had no bank accounts, and Transocean’s cash and cash equivalents were not allocated to us for any period presented. Accordingly, we have presented the transfers of cash to and from Transocean’s treasury as adjustments to our net investment on our condensed combined balance sheets and as net distributions to Parent in our financing activities on our condensed combined statements of cash flows. We have not included any interest expense for intercompany cash advances from Transocean, since Transocean has not historically allocated interest expense for intercompany advances to us.

Accounting estimates—To prepare financial statements in accordance with accounting principles generally accepted in the U.S., we are required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosures of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and assumptions, including those related to our materials and supplies obsolescence, property and equipment, goodwill and drilling contract intangible liability, income taxes, allocated costs and related party transactions. We base our estimates and assumptions on historical experience and on various other factors we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results could differ from such estimates.

TRANSOCEAN PARTNERS LLC PREDECESSOR

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS—continued

(Unaudited)

Allocated indirect and overhead costs—The condensed combined statements of operations include allocated indirect and overhead costs for certain functions historically performed by Transocean and not previously allocated to the Predecessor Business, including allocations of indirect operating and maintenance costs and expenses for onshore operational support services such as engineering, procurement and logistics and general and administrative costs and expenses related to executive oversight, accounting, treasury, tax, legal, and information technology. In the three months ended March 31, 2014 and 2013, we recognized such allocated operating and maintenance costs of $6 million and $7 million, respectively, including $5 million in each three month period for personnel costs. In the three months ended March 31, 2014 and 2013, we recognized such allocated general and administrative costs of $2 million, including $2 million and $1 million, respectively, for personnel costs.

Accounts receivable—We record long-term accounts receivable at their present value and recognize interest income using the effective interest method through the date of payment. At March 31, 2014 and December 31, 2013, the aggregate carrying amount of our long-term accounts receivable was $18 million and $22 million, respectively, recorded in other assets on our condensed combined balance sheets, which had weighted average effective interest rates of 11 percent and 10 percent, respectively.

Subsequent events—We have evaluated subsequent events through June 20, 2014, the date on which our financial statements were available to be issued.

Note 3—New Accounting Pronouncements

Recently adopted accounting standards

Income taxes—Effective January 1, 2014, we adopted the accounting standards update that requires an unrecognized tax benefit to be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss or a tax credit carryforward if net settlement is required or expected. The update is effective for interim and annual periods beginning on or after December 15, 2013. Our adoption did not have a material effect on our condensed combined balance sheets or the disclosures contained in our notes to condensed combined financial statements.

Recently issued accounting standards

Presentation of financial statements—Effective January 1, 2015, we will adopt the accounting standards update that changes the criteria for reporting discontinued operations. The update expands the disclosures for discontinued operations and requires new disclosures related to the disposal of individually significant components of an entity that do not qualify for discontinued operations. The update is effective for interim and annual periods beginning on or after December 15, 2014. We do not expect that our adoption will have a material effect on our condensed combined balance sheets or the disclosures contained in our notes to condensed combined financial statements.

Revenue from contracts with customers—Effective January 1, 2017, we will adopt the accounting standards update that requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The update is effective for interim and annual periods beginning on or after December 15, 2016. We are evaluating the requirements to determine the effect such requirements may have on our revenue recognition policies; however, we do not expect that our adoption will have a material effect on our condensed combined balance sheets or the disclosures contained in our notes to condensed combined financial statements.

TRANSOCEAN PARTNERS LLC PREDECESSOR

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS—continued

(Unaudited)

Note 4—Income Taxes

Tax rate—Transocean Ltd., a holding company and Swiss resident, is exempt from cantonal and communal income tax in Switzerland, but is subject to Swiss federal income tax. At the federal level, qualifying net dividend income and net capital gains on the sale of qualifying investments in subsidiaries are exempt from Swiss federal income tax. Consequently, Transocean Ltd.’s dividends from its subsidiaries and capital gains from sales of investments in its subsidiaries are exempt from Swiss federal income tax.

Our provision for income taxes was prepared on a separate return basis with consideration to the laws and rates applicable in the jurisdictions in which we operated and earned income.

In the three months ended March 31, 2014 and 2013, our estimated annual effective tax rates were 8.5 percent and 10 percent, respectively. These rates were based on estimated annual income before income taxes for each period after adjusting for various discrete items, including certain immaterial adjustments to prior period tax expense.

Unrecognized tax benefits—The liabilities related to the unrecognized tax benefits, including related interest and penalties that were recognized as a component of income tax expense, were as follows (in millions):

	March 31, 2014	December 31, 2013
Unrecognized tax benefits, excluding interest and penalties	$13	$12
Interest and penalties	1	1

Unrecognized tax benefits, including interest and penalties	$14	$13

In the year ending December 31, 2014, it is reasonably possible that the existing liabilities for unrecognized tax benefits could increase or decrease primarily due to the progression of open audits. However, we cannot reasonably estimate a range of potential changes in our existing liabilities for unrecognized tax benefits due to various uncertainties, such as the unresolved nature of various audits.

Tax returns—Our results are reported in federal and local tax returns filed in the U.S. and Switzerland. With few exceptions, we are no longer subject to examinations of our tax matters for years prior to 2010.

Note 5—Credit Agreements

In March 2014, we entered into credit agreements with a Transocean affiliate, establishing three credit facilities with an aggregate borrowing capacity of $300 million that will expire on March 31, 2017. We may borrow under the credit facilities at the applicable U.S. federal rate as issued by the U.S. Internal Revenue Service. As of March 31, 2014, we had no borrowings outstanding under the credit agreements.

Note 6—Commitments and Contingencies

Retained risk—Transocean has a hull and machinery and excess liability insurance program that is comprised of commercial market and captive insurance policies that Transocean renews annually on May 1. As of March 31, 2014, the insured value of the Predecessor’s drilling units under this program was approximately $1.8 billion. Transocean does not generally carry commercial market insurance coverage for loss of revenues or for losses resulting from physical damage to our fleet caused by named windstorms in the U.S. Gulf of Mexico, including liability for wreck removal costs.

TRANSOCEAN PARTNERS LLC PREDECESSOR

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS—continued

(Unaudited)

Hull and machinery coverage—Transocean has hull and machinery insurance for physical damage to its drilling rigs, which also covers the rigs in our fleet, and allocates to us the costs attributed to our fleet. We retain the risk for the deductibles relating to physical damage insurance for our fleet. At March 31, 2014, under Transocean’s hull and machinery program, we generally maintained a $125 million per occurrence deductible, limited to a maximum of $200 million per policy period. Of such $125 million per occurrence deductible, Transocean has retained the risk of $115 million in excess of $10 million through Transocean’s wholly-owned captive insurance company. Subject to the same shared deductible, we also have coverage for an amount equal to 50 percent of a rig’s insured value for combined costs incurred to mitigate damage to a rig and wreck removal. Any excess wreck removal costs are generally covered to the extent of our remaining excess liability coverage.

Excess liability coverage—Transocean has excess liability coverage insurance, which also covers the rigs in our fleet, and allocates to us the costs attributed to our fleet. At March 31, 2014, Transocean carried $820 million of commercial market excess liability coverage, exclusive of deductibles and self-insured retention, noted below, which generally covers offshore risks such as personal injury, third-party property claims, and third-party non-crew claims, including wreck removal and pollution. Our excess liability coverage has (1) separate $10 million per occurrence deductibles on collision liability claims and (2) separate $5 million per occurrence deductibles on crew personal injury claims and on other third-party non-crew claims. Through Transocean’s wholly owned captive insurance company, Transocean has retained the risk of the primary $50 million excess liability coverage. In addition, Transocean generally has retained the risk for any liability losses in excess of $870 million.

Other insurance coverage—Transocean carries additional insurance, which it extends to our operations. At March 31, 2014, Transocean carried $100 million of additional insurance that generally covers expenses that would otherwise be assumed by the well owner, such as costs to control the well, redrill expenses and pollution from the well. This additional insurance provides coverage for such expenses in circumstances in which we have legal or contractual liability arising from our gross negligence or willful misconduct.

Note 7—Related Party Transactions

Transocean Offshore Deepwater Drilling Inc.—Under an existing master services agreement with Transocean Offshore Deepwater Drilling, Inc. (“TODDI”), a wholly owned subsidiary of Transocean, the Predecessor obtained services and assistance for certain activities, including accounting, legal, finance, marketing, treasury, insurance, global procurement, and technical services. In the three months ended March 31, 2014 and 2013, we recognized costs of $8 million and $9 million, respectively, recorded in operating and maintenance costs and expenses, for such services and assistance. In the three months ended March 31, 2014 and 2013, we paid $13 million and $8 million, respectively, settled through our net investment, for materials and supplies purchased through TODDI’s procurement services.

Also under the existing master services agreement, TODDI administered insurance coverage with and processed claims through Transocean’s commercial market and captive insurance policies (see Note 6—Commitments and Contingencies). In the three months ended March 31, 2014 and 2013, we recognized $3 million, recorded in operating and maintenance costs and expenses, for the insurance costs allocated to us for our drilling rigs.

TODDI and its affiliates charged to us under the existing master services agreement for crew personnel provided to us to operate our drilling rigs. In the three months ended March 31, 2014 and 2013, we recognized costs of $24 million and $22 million, respectively, recorded in operating and maintenance costs and expenses, for such personnel costs. In the three months ended March 31, 2014 and 2013, we recognized costs of $1 million and

TRANSOCEAN PARTNERS LLC PREDECESSOR

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS—continued

(Unaudited)

$2 million, respectively, recorded in operating and maintenance costs and expenses, for the proportion of the benefit costs that covered the personnel supporting our operations.

All three of our drilling units are equipped with Transocean’s patented dual-activity technology. Dual-activity technology employs structures, equipment and techniques using two drilling stations within a dual derrick to perform drilling tasks. Dual-activity technology allows our rigs to perform simultaneous drilling tasks in a parallel rather than sequential manner and reduces critical path activity, improving efficiency in both exploration and development drilling. We entered into license agreements with TODDI for the use of the patented technology through the expiration of the patents in May 2016. Under the license agreements, we paid to TODDI an aggregate original license cost of $20 million, recorded in other assets. In the three months ended March 31, 2014 and 2013, we recognized amortization of the license costs of $1 million, recorded in operating and maintenance costs and expenses. At March 31, 2014 and December 31, 2013, the carrying amount of the deferred license cost was $6 million and $7 million, respectively. Under the license agreements, we also pay to TODDI quarterly royalty fees of between 3 percent and 5 percent of revenues. In the three months ended March 31, 2014 and 2013, we recognized royalty fees of $5 million, recorded in operating and maintenance costs and expenses.

In March 2014, we entered into credit agreements with a Transocean affiliate, establishing three credit facilities with an aggregate borrowing capacity of $300 million that will expire on March 31, 2017. See Note—5 Credit Agreements.

Note 8—Supplemental Cash Flow Information

In the three months ended March 31, 2014, we transferred to the Parent’s other drilling units certain equipment with an aggregate net carrying amount of $18 million, primarily all of which was from Development Driller III, and we recorded the non-cash investing activity with a corresponding entry to our net investment.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Member of Transocean Partners LLC

We have audited the accompanying combined balance sheets of Transocean Partners LLC Predecessor (the Predecessor) as of December 31, 2013 and 2012, and the related combined statements of operations, net investment, and cash flows for each of the two years in the period ended December 31, 2013. These financial statements are the responsibility of the Predecessor’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Predecessor’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Predecessor’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Transocean Partners LLC Predecessor at December 31, 2013 and 2012, and the combined results of its operations and its cash flows for each of the two years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Houston, Texas

May 7, 2014

TRANSOCEAN PARTNERS LLC PREDECESSOR

COMBINED STATEMENTS OF OPERATIONS

(In millions)

	Years ended December 31,
	2013	2012
Operating revenues
Contract drilling revenues	$517	$558
Other revenues	9	11

	526	569

Costs and expenses
Operating and maintenance	242	219
Depreciation	66	65
General and administrative	10	9

	318	293

Operating income	208	276
Interest income	4	3

Income before income tax expense	212	279
Income tax expense	23	24

Net income	$189	$255

See accompanying notes.

TRANSOCEAN PARTNERS LLC PREDECESSOR

COMBINED BALANCE SHEETS

(In millions)

	December 31,
	2013	2012
Assets
Cash and cash equivalents	$—	$—
Accounts receivable	103	113
Materials and supplies, net	34	22
Deferred income taxes, net	15	15
Prepaid assets	7	7

Total current assets	159	157

Property and equipment	2,309	2,303
Less accumulated depreciation	271	205

Property and equipment, net	2,038	2,098

Goodwill	213	213
Deferred income taxes, net	29	44
Other assets	29	45

Total assets	$2,468	$2,557

Liabilities and net investment
Deferred revenues	$37	$38

Total current liabilities	37	38

Long-term debt	—	—
Long-term tax liability	13	11
Deferred revenues	30	58
Drilling contract intangible liability	44	62

Total long-term liabilities	87	131

Commitments and contingencies

Net investment	2,344	2,388

Total net investment	2,344	2,388

Total liabilities and net investment	$2,468	$2,557

See accompanying notes.

TRANSOCEAN PARTNERS LLC PREDECESSOR

COMBINED STATEMENTS OF NET INVESTMENT

(In millions)

	Years ended December 31,
	2013	2012
Total net investment
Balance, beginning of period	$2,388	$2,443
Net income	189	255
Distributions to parent, net	(233)	(310)

Balance, end of period	$2,344	$2,388

See accompanying notes.

TRANSOCEAN PARTNERS LLC PREDECESSOR

COMBINED STATEMENTS OF CASH FLOWS

(In millions)

	Years ended December 31,
	2013	2012
Cash flows from operating activities
Net income	$189	$255
Adjustments to reconcile to net cash provided by operating activities:
Amortization of drilling contract intangible	(18)	(19)
Depreciation	66	65
Deferred income taxes	15	21
Changes in deferred revenues, net	(29)	(38)
Changes in deferred expenses, net	4	3
Changes in operating assets and liabilities
Decrease in accounts receivable, net	22	55
Increase in materials and supplies, net	(12)	(4)
Increase in income tax liability, net	2	2

Net cash provided by operating activities	239	340

Cash flows from investing activities
Capital expenditures	(4)	(15)

Net cash used in investing activities	(4)	(15)

Cash flows from financing activities
Distributions to parent, net	(235)	(325)

Net cash used in financing activities	(235)	(325)

Net increase in cash and cash equivalents	—	—

Cash and cash equivalents at beginning of period	—	—

Cash and cash equivalents at end of period	$—	$—

See accompanying notes.

TRANSOCEAN PARTNERS LLC PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1—Business

Transocean Partners LLC (“Transocean Partners”), a Marshall Islands limited liability company, was formed on February 6, 2014, by Transocean Partners Holdings Limited, a wholly owned subsidiary of Transocean Ltd. (together with its affiliates, unless the context requires otherwise, “Transocean” or “Parent”), to own, operate and acquire modern, technologically advanced offshore drilling rigs. The drilling units in the fleet are currently located in the United States (“U.S.”) Gulf of Mexico. The combined financial statements of Transocean Partners LLC Predecessor (“we”, “us”, “our” or the “Predecessor”) include 100 percent of the combined results of operations, assets and liabilities of the ultra-deepwater drillships Discoverer Inspiration and Discoverer Clear Leader and the ultra-deepwater semisubmersible Development Driller III (collectively, the “Predecessor Business”).

Note 2—Significant Accounting Policies

Presentation—The combined financial statements of the Predecessor have been prepared from Transocean’s accounting records. The combined financial statements reflect the combined historical results of operations, financial position and cash flows of the Predecessor Business as if such operations and assets had been combined for all periods presented. All transactions among the Predecessor Business within the Predecessor have been eliminated.

Transocean uses a centralized approach to treasury services to perform cash management for the operations of its affiliates. The cash generated and used by our operations is transferred to Transocean, and Transocean funds our operating and investing activities as needed. We had no bank accounts, and Transocean’s cash and cash equivalents were not allocated to us for any period presented. Accordingly, we have presented the transfers of cash to and from Transocean’s treasury as adjustments to our net investment on our combined balance sheets and as net distributions to parent in our financing activities on our combined statements of cash flows. We have not included any interest expense for intercompany cash advances from Transocean, since Transocean has not historically allocated interest expense for intercompany advances to us.

Accounting estimates—To prepare financial statements in accordance with accounting principles generally accepted in the U.S., we are required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosures of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and assumptions, including those related to our materials and supplies obsolescence, property and equipment, goodwill and drilling contract intangible liability, income taxes, allocated costs and related party transactions. We base our estimates and assumptions on historical experience and on various other factors we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results could differ from such estimates.

Operating revenues and expenses—We recognize operating revenues as they are realized and earned and can be reasonably measured, based on contractual dayrates, and when collectability is reasonably assured. In connection with drilling contracts, we may receive revenues for preparation and mobilization of equipment and personnel or for capital improvements to rigs. We defer the revenues earned and incremental costs incurred that are directly related to contract preparation and mobilization and recognize such revenues and costs over the primary contract term of the drilling project using the straight-line method. We amortize, in operating and maintenance costs and expenses, the fees related to contract preparation, mobilization and capital upgrades on a straight-line basis over the estimated firm period of drilling, which is consistent with the general pace of activity, level of services being provided and dayrates being earned over the life of the contract. For contractual daily rate contracts, we recognize the losses for loss contracts as such losses are incurred. We recognize the costs of relocating drilling units without contracts as such costs are incurred. Upon completion of drilling contracts, we

TRANSOCEAN PARTNERS LLC PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—continued

recognize in earnings any demobilization fees received and expenses incurred. We defer capital upgrade revenues received and recognize such revenues over the primary contract term of the drilling project. We depreciate the actual costs incurred for the capital upgrade on a straight-line basis over the estimated useful life of the asset. We defer the periodic survey and drydock costs incurred in connection with obtaining regulatory certification to operate our rigs and well control systems on an ongoing basis, and we recognize such costs over the period until the next survey using the straight-line method. We defer costs associated with the license fee that we paid for the use of Transocean’s patented dual-activity and recognize such amortized costs using the straight-line method through the license and patent expiration in May 2016 (see Note 10—Related Party Transactions).

Included in our contract drilling revenues, we recognize amortization associated with our drilling contract intangible liability attributed to the drilling contract for Development Driller III. We amortize drilling contract intangible revenues based on the cash flows projected over the contract period and include such revenues in contract drilling revenues on our combined statements of operations. See Note 5—Goodwill and Intangible Liability.

Our other revenues represent those derived from customer reimbursable revenues. We recognize customer reimbursable revenues as we bill our customers for reimbursement of costs associated with certain equipment, materials and supplies, subcontracted services, employee bonuses and other expenditures, resulting in little or no net effect on operating income since such recognition is concurrent with the recognition of the respective reimbursable costs in operating and maintenance expense.

Allocated indirect and overhead costs—The combined statements of operations include allocated indirect and overhead costs for certain functions historically performed by Transocean and not previously allocated to the Predecessor Business, including allocations of indirect operating and maintenance costs and expenses for onshore operational support services such as engineering, procurement and logistics and general and administrative costs and expenses related to executive oversight, accounting, treasury, tax, legal, and information technology. We have applied these allocations based on relative values of net property and equipment and operating and maintenance expenses. We believe the assumptions underlying the combined financial statements, including the assumptions regarding allocation of costs from Transocean, are reasonable. Nevertheless, the combined financial statements do not include all of the costs that we would have incurred had we been a stand-alone company during the periods presented and may not reflect the combined results of operations, financial position and cash flows had we been a stand-alone company during the periods presented. In the years ended December 31, 2013 and 2012, we recognized such allocated operating and maintenance costs of $28 million and $22 million, including $21 million and $17 million, respectively, for personnel costs. In the years ended December 31, 2013 and 2012, we recognized such allocated general and administrative costs of $10 million and $9 million, respectively, including $6 million in each year for personnel costs.

Income taxes—We provide for income taxes based upon the tax laws and rates in effect in the countries in which operations are conducted and income is earned. We recognize deferred tax assets and liabilities for the anticipated future tax effects of temporary differences between the financial statement basis and the tax basis of our assets and liabilities using the applicable jurisdictional tax rates in effect at year end. We record a valuation allowance for deferred tax assets when it is more likely than not that some or all of the benefit from the deferred tax asset will not be realized. We also record a valuation allowance for deferred tax assets resulting from net operating losses incurred during the year in certain jurisdictions and for other deferred tax assets where, in our opinion, it is more likely than not that the financial statement benefit of these losses will not be realized. Additionally, we record a valuation allowance for foreign tax credit carryforwards to reflect the possible expiration of these benefits prior to their utilization.

We maintain liabilities for estimated tax exposures in our jurisdictions of operation, and we recognize the provisions and benefits resulting from changes to those liabilities in our income tax expense or benefit along with

TRANSOCEAN PARTNERS LLC PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—continued

related interest and penalties. Tax exposure items may include potential challenges to qualification for treaty benefits, intercompany pricing, disposition transactions, and withholding tax rates and their applicability. These tax exposures are resolved primarily through the settlement of audits within these tax jurisdictions or by judicial means, but can also be affected by changes in applicable tax law or other factors, which could cause us to revise past estimates. The U.S. Internal Revenue Service (the “IRS”) has previously challenged and is currently challenging our transfer pricing relating to certain bareboat charters. If the IRS successfully challenged our transfer pricing policies, it could result in a material increase in our U.S. federal income tax expense. See Note 4—Income Taxes.

Accounts receivable—We derive a majority of our revenues from services to international oil companies. We evaluate the credit quality of our customers on an ongoing basis, and we do not generally require collateral or other security to support customer receivables. We establish an allowance for doubtful accounts on a case-by-case basis, considering changes in the financial position of a customer, when we believe the required payment of specific amounts owed to us is unlikely to occur. At December 31, 2013 and 2012, we had no allowance for doubtful accounts.

We record long-term accounts receivable at their present value and recognize interest income using the effective interest method through the date of payment. At December 31, 2013 and 2012, the aggregate carrying amount of our long-term accounts receivable was $22 million and $33 million, respectively, recorded in other assets on our combined balance sheets, which had weighted average effective interest rates of approximately 10 percent and seven percent, respectively.

Materials and supplies—We record materials and supplies at their average cost less an allowance for obsolescence. We estimate the allowance for obsolescence based on historical experience and expectations for future use of the materials and supplies. At December 31, 2013 and 2012, the allowance for obsolescence was $2 million and $1 million, respectively.

Property and equipment—The carrying amounts of our property and equipment, consisting primarily of offshore drilling rigs and related equipment, are based on our estimates, assumptions and judgments relative to capitalized costs, useful lives and salvage values of our rigs. These estimates, assumptions and judgments reflect both historical experience and expectations regarding future industry conditions and operations. At December 31, 2013, the aggregate carrying amount of our property and equipment represented approximately 83 percent of our total assets.

We compute depreciation using the straight-line method after allowing for salvage values. We capitalize expenditures for newbuilds, renewals, replacements and improvements, including capitalized interest, if applicable, and we recognize the expense for maintenance and repair costs as incurred. For newbuild construction projects, we also capitalize the initial preparation, mobilization and commissioning costs incurred until the drilling unit is placed into service. Upon sale or other disposition of an asset, we recognize a net gain or loss on disposal of the asset, which is measured as the difference between the net carrying amount of the asset and the net proceeds received.

The estimated original useful lives of our drilling units was 35 years. From time to time, we may review the estimated remaining useful lives of our drilling units when events occur or circumstances change, and we may extend the useful life when such events and circumstances indicate that a drilling unit can operate beyond its remaining useful life.

Long-lived assets—We review the aggregate carrying amount of our long-lived assets, principally property and equipment, for potential impairment when events occur or circumstances change that indicate that the aggregate carrying amount of our drilling units and related equipment may not be recoverable. We determine

TRANSOCEAN PARTNERS LLC PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—continued

recoverability by evaluating the aggregate estimated undiscounted future net cash flows based on projected dayrates and utilization of our drilling units. When an impairment of our assets is indicated, we measure the impairment as the amount by which the aggregate carrying amount of our drilling units and related equipment exceeds the aggregate estimated fair value. We measure the fair value of our drilling units and related equipment by applying a variety of valuation methods, incorporating a combination of cost, income and market approaches, using projected discounted cash flows and estimates of the exchange price that would be received for the assets in the principal or most advantageous market for the assets in an orderly transaction between market participants as of the measurement date. In the years ended December 31, 2013 and 2012, we did not identify any events or circumstances that indicated that the carrying amount of our long-lived assets was unrecoverable.

Goodwill—We conduct impairment testing for our goodwill annually as of October 1 and more frequently, on an interim basis, when an event occurs or circumstances change that indicate that the fair value of a reporting unit may have declined below its carrying value. We test goodwill at the reporting unit level, which is defined as an operating segment or one level below an operating segment that constitutes a business for which financial information is available and is regularly reviewed by management. We have determined that we have a single reporting unit for this purpose. Before testing goodwill, we consider whether or not to first assess qualitative factors to determine whether the existence of events or circumstances lead to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount and whether the two-step impairment test is required. If, as the result of our qualitative assessment, we determine that the two-step impairment test is required, or, alternatively, if we elect to forgo the qualitative assessment, we test goodwill for impairment by comparing the carrying amount of the reporting unit, including goodwill, to the fair value of the reporting unit.

We estimate the fair value of our reporting unit using projected discounted cash flows, publicly traded company multiples and acquisition multiples. To develop the projected cash flows associated with our reporting unit, which are based on estimated future dayrates and rig utilization, we consider key factors that include assumptions regarding future commodity prices, credit market conditions and the effect these factors may have on our contract drilling operations and the capital expenditure budgets of our customers. We discount the projected cash flows using a long-term, risk-adjusted weighted-average cost of capital, which is based on our estimate of the investment returns that market participants would require for each of our reporting units. We derive publicly traded company multiples for companies with operations similar to our reporting units using observable information related to shares traded on stock exchanges and, when available, observable information related to recent acquisitions. If the reporting unit’s carrying amount exceeds its fair value, we consider goodwill impaired and perform a second step to measure the amount of the impairment loss, if any. In the years ended December 31, 2013 and 2012, as a result of our annual impairment testing, we concluded that our goodwill was not impaired.

Contingencies—We perform assessments of our contingencies on an ongoing basis to evaluate the appropriateness of our liabilities and disclosures for such contingencies. We establish liabilities for estimated loss contingencies when we believe a loss is probable and the amount of the probable loss can be reasonably estimated. We recognize corresponding assets for those loss contingencies that we believe are probable of being recovered through insurance. Once established, we adjust the carrying amount of a contingent liability upon the occurrence of a recognizable event when facts and circumstances change, altering our previous assumptions with respect to the likelihood or amount of loss. We recognize expense for legal costs as they are incurred, and we recognize a corresponding asset for those legal costs only if we expect such legal costs to be recovered through insurance.

Net investment—Net investment on our combined balance sheets represents Transocean’s historical investment in us, our accumulated earnings and the net effect of cash transactions with, and allocations from, Transocean.

Subsequent events—We have evaluated subsequent events through May 7, 2014, the date on which our financial statements were available to be issued. See Note 11—Subsequent Events.

TRANSOCEAN PARTNERS LLC PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—continued

Note 3—New Accounting Pronouncements

Recently issued accounting standards

Income taxes—Effective January 1, 2014, we will adopt the accounting standards update that requires an unrecognized tax benefit to be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss or a tax credit carryforward if net settlement is required or expected. The update is effective for interim and annual periods beginning on or after December 15, 2013. We do not expect that our adoption will have a material effect on our combined balance sheets or the disclosures contained in our notes to combined financial statements.

Presentation of financial statements—Effective January 1, 2015, we will adopt the accounting standards update that changes the criteria for reporting discontinued operations. The update expands the disclosures for discontinued operations and requires new disclosures related to the disposal of individually significant components of an entity that do not qualify for discontinued operations. The update is effective for interim and annual periods beginning on or after December 15, 2014. We do not expect that our adoption will have a material effect on our condensed consolidated balance sheets or the disclosures contained in our notes to consolidated financial statements.

Note 4—Income Taxes

Tax rate—Transocean Ltd., a holding company and Swiss resident, is exempt from cantonal and communal income tax in Switzerland, but is subject to Swiss federal income tax. At the federal level, qualifying net dividend income and net capital gains on the sale of qualifying investments in subsidiaries are exempt from Swiss federal income tax. Consequently, Transocean Ltd.’s dividends from its subsidiaries and capital gains from sales of investments in its subsidiaries are exempt from Swiss federal income tax.

Our provision for income taxes was prepared on a separate return basis with consideration to the tax laws and rates applicable in the jurisdictions in which we operated and earned income. The components of our provision for income taxes were as follows (in millions):

	Years ended December 31,
	2013	2012
Current tax expense	$8	$3
Deferred tax expense	15	21

Income tax expense	$23	$24

We considered the earnings of the Predecessor to be indefinitely reinvested. As such, we have not provided for taxes on these unremitted earnings. If there were to be a distribution of these unremitted earnings, such distribution would be subject to withholding taxes in the U.S. At December 31, 2013, the amount of indefinitely reinvested earnings related to our activities was approximately $135 million. If all of these indefinitely reinvested earnings related to the Predecessor were distributed, the earnings would be subject to estimated taxes of between $6 million and $8 million.

TRANSOCEAN PARTNERS LLC PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—continued

The following is a reconciliation of the differences between the income tax expense computed at the Swiss holding company federal statutory rate of 7.83 percent and the reported provision for income taxes (in millions):

	Years ended December 31,
	2013	2012
Income tax expense at the Swiss federal statutory rate	$17	$22
Taxes on earnings subject to rates different than the Swiss federal statutory rate	4	—
Changes in unrecognized tax benefits, net	2	2

Income tax expense	$23	$24

Deferred taxes—The significant components of our deferred tax assets were as follows (in millions):

	December 31,
	2013	2012
Deferred tax assets
Deferred revenues and drilling contract intangible	$39	$55
Other	5	4

Total deferred tax assets	$44	$59

Unrecognized tax benefits—The changes to liabilities related to unrecognized tax benefits, excluding interest and penalties that we recognize as a component of income tax expense, were as follows (in millions):

	Years ended December 31,
	2013	2012
Balance, beginning of period	$11	$9
Additions for current year tax positions	1	4
Settlements	—	(2)

Balance, end of period	$12	$11

The liabilities related to the unrecognized tax benefits, including related interest and penalties that were recognized as a component of income tax expense, were as follows (in millions):

	December 31,
	2013	2012
Unrecognized tax benefits, excluding interest and penalties	$12	$11
Interest and penalties	1	—

Unrecognized tax benefits, including interest and penalties	$13	$11

In the years ended December 31, 2013 and, 2012, we recognized interest and penalties of less than $1 million associated with the unrecognized tax benefits and recorded as a component of income tax expense. As of December 31, 2013, if recognized, $13 million of the unrecognized tax benefits, including interest and penalties, would favorably impact the effective tax rate.

It is reasonably possible that the existing liabilities for unrecognized tax benefits could increase or decrease in the year ending December 31, 2014, primarily due to the progression of open audits. However, we cannot reasonably estimate a range of potential changes in our existing liabilities for unrecognized tax benefits due to various uncertainties, such as the unresolved nature of various audits.

TRANSOCEAN PARTNERS LLC PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—continued

Tax returns—Our results are reported in federal and local tax returns filed in the U.S. and Switzerland. With few exceptions, we are no longer subject to examinations of our tax matters for years prior to 2010.

Note 5—Goodwill and Intangible Liability

Goodwill—The Parent allocated to us a portion of the carrying amount of its goodwill, measured as of January 1, 2012, based on the fair market value of our net property and equipment relative to the fair market value of the Parent’s reporting unit, including our net property and equipment. The allocated goodwill was $213 million. At December 31, 2013 and 2012, our goodwill was $213 million. We have not recognized any impairments of the originally allocated carrying amount of goodwill.

Intangible liability—In connection with Transocean’s business combination with GlobalSantaFe Corporation in November 2007, Transocean acquired Development Driller III, which had a drilling contract that included fixed dayrates for future contract drilling services that were below the then-existing market dayrates available for similar contracts as of the date of the business combination. Accordingly, Transocean recognized a contract intangible liability, representing the estimated fair value of the Development Driller III drilling contract, which is expected to be completed in November 2016. The gross carrying amounts of our drilling contract intangible liability and accumulated amortization were as follows (in millions):

	Year ended December 31, 2013			Year ended December 31, 2012
	Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount
Drilling contract intangible liability
Balance, beginning of period	$126	$(64)	$62	$126	$(45)	$81
Amortization	—	(18)	(18)	—	(19)	(19)

Balance, end of period	$126	$(82)	$44	$126	$(64)	$62

At December 31, 2013, the estimated future amortization of our drilling contract intangible liability was as follows (in millions):

Drilling contract intangible liability
Years ending December 31,
2014	$15
2015	15
2016	14

Total drilling contract intangible liability	$44

Note 6—Commitments and Contingencies

Purchase obligations—At December 31, 2013, the aggregate future payments required under our purchase obligations for equipment, which are due in the year ending December 31, 2014, were $31 million.

Retained risk—Transocean has a hull and machinery and excess liability insurance program that is comprised of commercial market and captive insurance policies that Transocean renews annually on May 1. As of December 31, 2013, the insured value of the Predecessor’s drilling units under this program was approximately

TRANSOCEAN PARTNERS LLC PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—continued

$1.8 billion. Transocean does not generally carry commercial market insurance coverage for loss of revenues or for losses resulting from physical damage to our fleet caused by named windstorms in the U.S. Gulf of Mexico, including liability for wreck removal costs.

Hull and machinery coverage—Transocean has hull and machinery insurance for physical damage to its drilling rigs, which also covers the rigs in our fleet, and allocates to us the costs attributed to our fleet. We retain the risk for the deductibles relating to physical damage insurance for our fleet. At December 31, 2013, under Transocean’s hull and machinery program, we generally maintained a $125 million per occurrence deductible, limited to a maximum of $200 million per policy period. Of such $125 million per occurrence deductible, Transocean has retained the risk of $115 million in excess of $10 million through Transocean’s wholly-owned captive insurance company. Subject to the same shared deductible, we also have coverage for an amount equal to 50 percent of a rig’s insured value for combined costs incurred to mitigate damage to a rig and wreck removal. Any excess wreck removal costs are generally covered to the extent of our remaining excess liability coverage.

Excess liability coverage—Transocean has excess liability coverage insurance, which also covers the rigs in our fleet, and allocates to us the costs attributed to our fleet. At December 31, 2013, Transocean carried $820 million of commercial market excess liability coverage, exclusive of deductibles and self-insured retention, noted below, which generally covers offshore risks such as personal injury, third-party property claims, and third-party non-crew claims, including wreck removal and pollution. Our excess liability coverage has (1) separate $10 million per occurrence deductibles on collision liability claims and (2) separate $5 million per occurrence deductibles on crew personal injury claims and on other third-party non-crew claims. Through Transocean’s wholly owned captive insurance company, Transocean has retained the risk of the primary $50 million excess liability coverage. In addition, Transocean generally has retained the risk for any liability losses in excess of $870 million.

Other insurance coverage—Transocean carries additional insurance, which it extends to our operations. At December 31, 2013, Transocean carried $100 million of additional insurance that generally covers expenses that would otherwise be assumed by the well owner, such as costs to control the well, redrill expenses and pollution from the well. This additional insurance provides coverage for such expenses in circumstances in which we have legal or contractual liability arising from our gross negligence or willful misconduct.

Guarantees, letters of credit and surety bonds—At December 31, 2013 and 2012, we had no guarantees, letters of credit or surety bonds issued or outstanding.

Encumbered assets—Transocean has a $900 million three-year secured revolving credit facility established under a bank credit agreement dated October 25, 2012, that is scheduled to expire on October 25, 2015 (the “Transocean Three-Year Secured Revolving Credit Facility”). Transocean’s borrowings under the Transocean Three-Year Secured Revolving Credit Facility are secured by three of its ultra-deepwater floaters, including the ultra-deepwater drillship Discoverer Inspiration. At December 31, 2013 and 2012, Transocean had no borrowings outstanding under the Transocean Three-Year Secured Revolving Credit Facility. At December 31, 2013 and 2012, the aggregate carrying amount of the ultra-deepwater drillship Discoverer Inspiration was $706 million and $726 million, respectively.

Note 7—Operating Segments, Geographic Analysis and Major Customers

Operating segments—We operate in a single operating segment for the provision of contract drilling services to our customers. The location of our rigs and the allocation of our resources to build or upgrade rigs are determined by the activities and needs of our customers.

TRANSOCEAN PARTNERS LLC PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—continued

Geographic analysis—For the years ended December 31, 2013 and 2012, we earned 100 percent of our combined operating revenues in the U.S. Gulf of Mexico. At December 31, 2013 and 2012, 100 percent of our assets were in the U.S.

Major customers—For the year ended December 31, 2013, Chevron Corporation and BP plc accounted for approximately 67 percent and 33 percent, respectively, of our combined operating revenues. For the year ended December 31, 2012, Chevron Corporation and BP accounted for approximately 68 percent and 32 percent, respectively, of our combined operating revenues.

Note 8—Supplemental Cash Flow Information

Additional cash flow information was as follows (in millions):

	Years ended December 31,
	2013	2012
Certain cash operating activities
Cash disbursements for income taxes	$6	$1

Non-cash investing and financing activities
Capital expenditures, accrued at end of period (a)	$1	$—
Capital additions, transferred to us from the Parent (b)	1	21

(a)	These amounts represent additions to property and equipment for which we had accrued a corresponding liability for settlement with the Parent through our net investment.
(b)

In the year ended December 31, 2012, the Parent transferred certain equipment to Development Driller III from another of its drilling units, and we recorded the non-cash capital addition with a corresponding entry to our net investment.

Note 9—Risk Concentration

Credit risk—Financial instruments that potentially subject us to concentrations of credit risk are primarily trade receivables. We derive all of our revenues from services to two international oil companies. We are not aware of any significant credit risks related to our customer base and do not generally require collateral or other security to support customer receivables.

Note 10—Related Party Transactions

Transocean Offshore Deepwater Drilling Inc.—Under an existing master services agreement with Transocean Offshore Deepwater Drilling, Inc. (“TODDI”), a wholly owned subsidiary of Transocean, the Predecessor obtained services and assistance for certain activities, including accounting, legal, finance, marketing, treasury, insurance, global procurement, and technical services. In the years ended December 31, 2013 and 2012, we recognized costs of $35 million and $28 million, respectively, recorded in operating and maintenance costs and expenses, for such services and assistance. In the years ended December 31, 2013 and 2012, we paid $38 million and $29 million, respectively, settled through our net investment, for materials and supplies purchased through TODDI’s procurement services.

Also under the existing master services agreement, TODDI administered insurance coverage with and processed claims through Transocean’s commercial market and captive insurance policies (see Note 6—Commitments and Contingencies). In the years ended December 31, 2013 and 2012, we recognized $13 million and $14 million, respectively, recorded in operating and maintenance costs and expenses, for the insurance costs allocated to us for our drilling rigs.

TRANSOCEAN PARTNERS LLC PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—continued

TODDI and its affiliates charged to us under the existing master services agreement for crew personnel provided to us to operate our drilling rigs. In the years ended December 31, 2013 and 2012, we recognized costs of $91 million and $81 million, respectively, recorded in operating and maintenance costs and expenses, for such personnel costs. In the years ended December 31, 2013 and 2012, we recognized costs of $9 million and $8 million, respectively, recorded in operating and maintenance costs and expenses, for the proportion of the benefit costs that covered the personnel supporting our operations.

All three of our drilling units are equipped with Transocean’s patented dual-activity technology. Dual-activity technology employs structures, equipment and techniques using two drilling stations within a dual derrick to perform drilling tasks. Dual-activity technology allows our rigs to perform simultaneous drilling tasks in a parallel rather than sequential manner and reduces critical path activity, improving efficiency in both exploration and development drilling. We entered into license agreements with TODDI for the use of the patented technology through the expiration of the patents in May 2016. Under the license agreements, we paid to TODDI an aggregate original license cost of $20 million, recorded in other assets. In the years ended December 31, 2013 and 2012, we recognized amortization of the license costs of $3 million, recorded in operating and maintenance costs and expenses. At December 31, 2013 and 2012, the carrying amount of the deferred license cost was $7 million and $10 million, respectively. Under the license agreements, we also pay to TODDI quarterly royalty fees of between 3 percent and 5 percent of revenues. In the years ended December 31, 2013 and 2012, we recognized royalty fees of $19 million and $21 million, respectively, recorded in operating and maintenance costs and expenses.

Note 11—Subsequent Events

Subsequent to December 31, 2013, we entered into credit agreements with a Transocean affiliate, establishing credit facilities with an aggregate borrowing capacity of $300 million that will expire on March 31, 2017. We may borrow under the credit facilities at the applicable U.S. federal rate as issued by the U.S. Internal Revenue Service. As of May 7, 2014, we had no borrowings outstanding under the credit facilities.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Member of Transocean Partners LLC

We have audited the accompanying balance sheet of Transocean Partners LLC (the Company) as of April 25, 2014. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Transocean Partners LLC at April 25, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Houston, Texas

May 7, 2014

TRANSOCEAN PARTNERS LLC

BALANCE SHEET

April 25, 2014
Assets
Cash and cash equivalents	$1,000

Total current assets	1,000

Total assets	$1,000

Member’s equity
Member’s equity	1,000

Total member’s equity	$1,000

See accompanying note.

TRANSOCEAN PARTNERS LLC

NOTE TO BALANCE SHEET

Note 1—Business

Transocean Partners LLC (“Transocean Partners”), a Marshall Islands exempted company, was formed on February 6, 2014, by Transocean Partners Holding Limited, a Cayman Islands limited liability company, to own, operate and acquire modern, technologically advanced offshore drilling rigs that are currently located in the United States (“U.S.”) Gulf of Mexico.

On April 25, 2014, Transocean Partners Holdings Limited contributed $1,000 to Transocean Partners in exchange for a 100 percent ownership interest. Transocean Partners has not entered into any other transactions or engaged in any other activities since its formation through May 7, 2014, the date the balance sheet was available to be issued.

Appendix A

FORM OF

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TRANSOCEAN PARTNERS LLC

ARTICLE I

DEFINITIONS

Section 1.1	Definitions	A-1
Section 1.2	Construction	A-16

ARTICLE II

ORGANIZATION

Section 2.1	Formation	A-16
Section 2.2	Name	A-16
Section 2.3	Registered Office; Registered Agent; Principal Office; Other Offices	A-16
Section 2.4	Purpose and Business	A-17
Section 2.5	Powers	A-17
Section 2.6	Term	A-17
Section 2.7	Title to Company Assets	A-17

ARTICLE III

RIGHTS OF MEMBERS

Section 3.1	Limitation of Liability	A-17
Section 3.2	Management of Business	A-17
Section 3.3	Outside Activities of the Members	A-17
Section 3.4	Rights of Members	A-18

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF MEMBERSHIP INTERESTS

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF MEMBERSHIP INTERESTS

Section 5.1	Contributions Prior to the Closing Date	A-22
Section 5.2	Initial Unit Issuances and Transfers; Tax Election; Payment of Consideration for Initial Contribution and Redemption of Common Units from Transocean Ltd.	A-22

A-i

ARTICLE VI

DISTRIBUTIONS

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1	Records and Accounting	A-46
Section 8.2	Fiscal Year	A-46
Section 8.3	Reports	A-46

A-ii

ARTICLE IX

TAX MATTERS

Section 9.1	Tax Elections and Information	A-46
Section 9.2	Tax Withholding	A-47
Section 9.3	Conduct of Operations	A-47

ARTICLE X

ADMISSION OF MEMBERS

Section 10.1	Admission of Initial Non-Transocean Members	A-47
Section 10.2	Admission of Additional Non-Transocean Members	A-47
Section 10.3	Admission of Successor Transocean Member	A-48
Section 10.4	Amendment of Agreement and Certificate of Formation	A-48

ARTICLE XI

WITHDRAWAL OR REMOVAL OF MEMBERS

ARTICLE XII

DISSOLUTION AND LIQUIDATION

ARTICLE XIII

AMENDMENT OF LIMITED LIABILITY COMPANY AGREEMENT; MEETINGS; RECORD DATE

A-iii

ARTICLE XIV

MERGER, CONSOLIDATION OR CONVERSION

ARTICLE XV

RIGHT TO ACQUIRE NON-TRANSOCEAN MEMBER INTERESTS

Section 15.1	Right to Acquire Non-Transocean Member Interests	A-69

ARTICLE XVI

GENERAL PROVISIONS

A-iv

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

TRANSOCEAN PARTNERS LLC

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF TRANSOCEAN PARTNERS LLC, dated as of                     , 2014, is entered into by Transocean Partners Holdings Limited, a Cayman Islands exempted company, together with any other Persons who become Members in the Company or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Adjusted Operating Surplus” means, with respect to any period, Operating Surplus generated with respect to such period: (a) less (i) the amount of any net increase in Working Capital Borrowings (or the Company’s proportionate share of any net increase in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned) with respect to such period and (ii) the amount of any net decrease in cash reserves for Operating Expenditures (or the Company’s proportionate share of any net decrease in cash reserves for Operating Expenditures in the case of Subsidiaries that are not wholly owned) with respect to such period not relating to an Operating Expenditure made with respect to such period, and (b) plus (i) the amount of any net decrease in Working Capital Borrowings (or the Company’s proportionate share of any net decrease in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned) with respect to such period; (ii) the amount of any net increase in cash reserves (or the Company’s proportionate share of any net increase in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures required by any debt instrument for the repayment of principal, interest or premium; and (iii) the amount of any net decrease made in subsequent periods to cash reserves for Operating Expenditures initially established with respect to such period to the extent such decrease results in a reduction in Adjusted Operating Surplus in subsequent periods pursuant to clause (a)(ii) above. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus. To the extent that disbursements made, cash received or cash reserves established, increased or reduced after the end of a period are included in the determination of Operating Surplus for such period (as contemplated by the proviso in the definition of “Operating Surplus”) such disbursements, cash receipts and changes in cash reserves shall be deemed to have occurred in such period (and not in any future period) for purposes of calculating increases or decreases in Working Capital Borrowings or cash reserves during such period.

“Affiliate” means (except with respect to Section 14.7), with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreed Value” means the fair market value of the applicable property or other consideration at the time of contribution or distribution, as the case may be, as determined by the Board of Directors. The Board of Directors shall use such methods as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Company Group in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this Second Amended and Restated Limited Liability Company Agreement of Transocean Partners LLC, as it may be amended, supplemented or restated from time to time.

“Annual Meeting” means the meeting of Members to be held every year, commencing in 2015, to elect the Elected Directors as provided in Section 7.2 and to vote on any other matters brought before the meeting in accordance with this Agreement.

“Appointed Directors” means the members of the Board of Directors appointed by the Transocean Member in accordance with the provisions of Article VII.

“Associate” means, when used to indicate a relationship with any Person: (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest entitled to vote generally in the election of directors or other governing body of such entity; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Audit Committee” means the audit committee of the Board of Directors, which shall be composed of a minimum of three members of the Board of Directors then serving who meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the Commission thereunder and meet the standards for audit committee composition established by the National Securities Exchange on which the Common Units are listed or admitted to trading.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a) the sum of (i) all cash and cash equivalents of the Company Group (or the Company’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter, (ii) if the Board of Directors so determines, all or any portion of additional cash and cash equivalents of the Company Group (or the Company’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, and (iii) all cash and cash equivalents on hand on the date of determination of Available Cash resulting from cash distributions received after the end of such Quarter from any Group Member’s equity interest in any Person (other than a Subsidiary), which distributions are paid by such Person in respect of operations conducted by such Person during such Quarter, less

(b) the amount of any cash reserves (or the Company’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) established by the Board of Directors to (i) provide for the proper conduct of the business of the Company Group (including reserves for future capital expenditures and for anticipated future debt service requirements of the Company Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject and (iii) provide funds for distributions under Sections 6.2 or 6.3 in respect of any one or more of the next four Quarters; provided, however, that the Board of Directors may not establish cash reserves pursuant to (iii) above if the effect of establishing such reserves would be that the Company is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the Board of Directors so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Board of Directors” means the board of directors of the Company, composed of Appointed Directors and Elected Directors appointed or elected, as the case may be, in accordance with the provisions of Article VII, a majority of whom are U.K. Tax Residents, which pursuant to Section 7.1 oversees and directs the operations, management and policies of the Company.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.

“Capital Contribution” means (a) any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Member contributes to the Company or that is contributed, directly or indirectly, to the Company on behalf of a Member (including in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions) or (b) the current distributions that a Member is entitled to receive but otherwise waives.

“Capital Improvement” means (a) the acquisition (through an asset acquisition, merger, stock acquisition or other form of investment) by any Group Member of existing assets or assets under construction, (b) the construction or development of new capital assets by a Group Member, (c) the replacement or expansion of, or addition or improvement to, existing capital assets by a Group Member or (d) a capital contribution by a Group Member to a Person that is not a Subsidiary in which a Group Member has, or after such capital contribution will have, directly or indirectly, an equity interest, to fund such Group Member’s pro rata share of the cost of the acquisition, construction, development, replacement or expansion of, or addition or improvement to, capital assets by such Person, in each case if and to the extent such acquisition, construction, development, replacement, expansion, addition or improvement is made to increase, over the long term, the operating capacity, asset base or operating income of the Company Group, in the case of clauses (a), (b) and (c), or such Person, in the case of clause (d), from the operating capacity, asset base or operating income of the Company Group or such Person, as the case may be, existing immediately prior to such acquisition, construction, development, replacement, expansion, addition, improvement or Capital Contribution. For purposes of this definition, “long term” generally refers to a period of not less than 12 months.

“Capital Surplus” has the meaning assigned to such term in Section 6.1(a).

“Cause” means, with respect to a director or officer, a court of competent jurisdiction has entered a final, non-appealable judgment finding such director or officer, as the case may be, liable for actual fraud or willful misconduct in such director’s or officer’s capacity as a director or officer and with respect to the Transocean Member, a court of competent jurisdiction has entered a final, non-appealable judgment finding the Transocean Member liable for actual fraud or willful misconduct against the Company or its Members, in their capacity as such.

“Certificate” means a certificate in such form (including global form if permitted by applicable rules and regulations) as may be adopted by the Board of Directors, issued by the Company evidencing ownership of one or more Membership Interests. The initial form of certificate approved by the Board of Directors for Common Units is attached as Exhibit A to this Agreement.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Registrar of Corporations of the Marshall Islands, as such Certificate of Formation may be amended, supplemented or restated from time to time.

“Claim” (as used in Section 7.20(g)(i)) has the meaning assigned to such term in Section 7.20(g)(i).

“Closing Date” means the first date on which Common Units are sold by the Transocean Member to the Underwriters pursuant to the provisions of the Underwriting Agreement.

“Closing Price” means, in respect of any class of Membership Interests, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal National Securities Exchange on which the respective Membership Interests are listed or admitted to trading or, if such Membership Interests are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by any quotation system then in use with respect to such Membership Interests, or, if on any such day such Membership Interests of such class are not quoted by any such system, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Membership Interests of such class selected by the Board of Directors, or if on any such day no market maker is making a market in such Membership Interests of such class, the fair value of such Membership Interests on such day as determined by the Board of Directors.

“Combined Interest” has the meaning assigned to such term in Section 11.3(a).

“Commences Commercial Service” and “Commenced Commercial Service” shall mean the date upon which a Capital Improvement is first put into commercial service by a Group Member (or other Person that is not a Subsidiary of a Group Member, as contemplated in the definition of “Capital Improvement”) following completion of acquisition, construction, development, replacement, expansion, addition, improvement and testing, as applicable.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Membership Interest having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not include any Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

“Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, as to any Quarter wholly within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.2(a)(i).

“Company” means Transocean Partners LLC, a Marshall Islands limited liability company, and any successors thereto.

“Company Group” means the Company and its Subsidiaries, treated as a single consolidated entity.

“Conflicts Committee” means a committee of the Board of Directors composed entirely of two or more members of the Board of Directors, a majority of whom are U.K. Tax Residents, each of whom: (a) is not an officer, director (other than a director of any Group Member), manager or employee of the Transocean Member or any Affiliate of the Transocean Member, (b) is not a holder of any ownership interest in the Company Group (other than Common Units or awards granted to such director under any long-term incentive plan of any Group Member) or in the Transocean Member or any Affiliate of the Transocean Member and (c) meets the independence standards required of directors who serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which any class of Membership Interests is listed or admitted to trading (or if the Common Units are not listed or admitted to trading, the New York Stock Exchange).

“Construction Debt” means debt incurred to fund (a) all or a portion of a Capital Improvement or replacement asset, (b) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on other Construction Debt or (c) distributions paid in respect of Construction Equity, and incremental Incentive Distributions in respect thereof.

“Construction Equity” means equity issued to fund (a) all or a portion of a Capital Improvement or replacement asset, (b) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on Construction Debt or (c) distributions paid in respect of Construction Equity, and incremental Incentive Distributions in respect thereof.

“Construction Period” means the period beginning on the date that a Group Member (or other Person that is not a Subsidiary of a Group Member, as contemplated in the definition of “Capital Improvement”) enters into a binding obligation to commence a Capital Improvement or replacement asset and ending on the earlier to occur of the date that such Capital Improvement or replacement asset Commences Commercial Service and the date that the Group Member (or other Person that is not a Subsidiary of a Group Member, as contemplated in the definition of “Capital Improvement”) abandons or disposes of such Capital Improvement or replacement asset.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Marshall Islands Act, but excluding cash, contributed to the Company.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of                     , 2014, among the Transocean Member and the Company, together with the additional conveyance documents and instruments contemplated or referenced thereunder or entered into in connection therewith, as such may be amended, supplemented or restated from time to time.

“Credit Agreement” means that certain Credit Agreement, dated as of the Closing Date, between the Company, as borrower, and Transocean Financing GmbH, as lender.

“Cumulative Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum of the Common Unit Arrearage as to an Initial Common Unit for each of the Quarters within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.2(a)(ii) and Section 6.3(b) with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

“Cumulative Voting Request” has the meaning assigned to such term in Section 7.2(d)(ii).

“Current Market Price” means, in respect of any class of Membership Interests, as of the date of determination, the average of the daily Closing Prices per Membership Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

“Departing Transocean Member” means a former Transocean Member from and after the effective date of any withdrawal or removal of such former Transocean Member pursuant to Sections 11.1 or 11.2.

“Derivative Instrument” has the meaning assigned to such term in Section 13.9(b)(iii).

“Derivative Membership Interests” means any options, rights, warrants, appreciation rights, tracking, profit and phantom interests and other derivative securities relating to, convertible into or exchangeable for Membership Interests.

“Elected Directors” means the members of the Board of Directors who are elected as such in accordance with the provisions of Article VII, subject to the terms and conditions of this Agreement.

“Estimated Maintenance Capital Expenditures” means an estimate made in good faith by the Board of Directors (with the concurrence of the Conflicts Committee) of the average quarterly Maintenance Capital Expenditures that the Company will need to incur to maintain, over the long term, the operating capacity, asset base or operating income of the Company Group (including the Company’s proportionate share of the average quarterly Maintenance Capital Expenditures of its Subsidiaries that are not wholly owned, including the Rig Companies) existing at the time the estimate is made. The Board of Directors (with the concurrence of the Conflicts Committee) will be permitted to make such estimate in any manner it determines reasonable. The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of future Estimated Maintenance Capital Expenditures. The Company shall disclose to its Members any change in the amount of Estimated Maintenance Capital Expenditures in its reports made in accordance with Section 8.3 to the extent not previously disclosed. Any adjustments to Estimated Maintenance Capital Expenditures shall be prospective only. For purposes of this definition, “long term” generally refers to a period of not less than 12 months.

“Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expansion Capital Expenditures” means cash expenditures (including transaction expenses) for Capital Improvements and shall not include Maintenance Capital Expenditures or Investment Capital Expenditures. Expansion Capital Expenditures shall include interest payments (including periodic net payments under related interest rate swap agreements) and related fees on Construction Debt to fund Expansion Capital Expenditures and paid in respect of the Construction Period. Where cash expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the Board of Directors shall determine the allocation between the amounts paid for each.

“First Target Distribution” means $         per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on September 30, 2014, it means the product of $         multiplied by a fraction of which the numerator is the number of days in such period, and of which the denominator is the total number of days in the Quarter in which the Closing Date occurs), subject to adjustment in accordance with Section 6.4.

“Fully Diluted Weighted Average Basis” means, when calculating the number of Outstanding Units for any period, the sum of (1) the weighted-average number of Outstanding Units during such period plus (2) all Membership Interests and Derivative Membership Interests (a) that are convertible into or exercisable or exchangeable for Units or for which Units are issuable, in each case that are senior to or pari passu with the Subordinated Units, (b) whose conversion, exercise or exchange price is less than the Current Market Price on the date of such calculation, (c) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter immediately following the end of the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange and (d) that were not converted into or exercised or exchanged for such Units during the period for which the calculation is being made; provided, however, that for purposes of determining the number of Outstanding Units on a Fully Diluted Weighted Average Basis when calculating whether the Subordination Period has ended, such Membership Interests and Derivative Membership Interests shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period; and provided, further, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of Units to be included in such calculation shall be that number equal to the difference between (i) the number of Units issuable upon such conversion, exercise or exchange and (ii) the number of Units that such consideration would purchase at the Current Market Price.

“Group” means two or more Persons that with or through any of their respective Affiliates or Associates have any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Membership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Membership Interests

“Group Member” means a member of the Company Group.

“Group Member Agreement” means the partnership agreement of any Group Member that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, other than the Company, the certificate of incorporation and bylaws (or similar organizational documents) of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, in each case as such may be amended, supplemented or restated from time to time.

“Hedge Contract” means any exchange, swap, forward, future, cap, floor, collar or other similar agreement or arrangement entered into for the purpose of hedging the Company Group’s exposure to fluctuations in the price of interest rates, currencies or commodities in their operations or financing activities, in each case other than not for speculative purposes.

“Holder” means any of the following:

(a) the Transocean Member who is the Record Holder of Registrable Securities;

(b) any Affiliate of the Transocean Member who is the Record Holder of Registrable Securities (other than natural persons who are Affiliates of the Transocean Member by virtue of being officers, directors or employees of the Transocean Member or any of its Affiliates);

(c) any Person who has been the Transocean Member within the prior two years and who is the Record Holder of Registrable Securities;

(d) any Person who has been an Affiliate of the Transocean Member within the prior two years and who is the Record Holder of Registrable Securities (other than natural persons who were Affiliates of the Transocean Member by virtue of being officers, directors or employees of the Transocean Member or any of its Affiliates); and

(e) a transferee and current Record Holder of Registrable Securities to whom the transferor of such Registrable Securities, who was a Holder at the time of such transfer, assigns its rights and obligations under this Agreement; provided such transferee agrees in writing to comply with all applicable requirements and obligations in connection with the registration and disposition of such Registrable Securities pursuant to Section 7.20.

“Holding Companies” means, collectively, Triton RIGP DIN Holdings Ltd., Triton RIGP DCL Holdings Ltd., Triton RIGP DD3 Holdings Ltd., Transocean RIGP DIN Opco Ltd., Transocean RIGP DCL Opco Ltd., Transocean RIGP DD3 Opco Ltd. and any successor thereto

“Incentive Distribution Right” means a Membership Interest having the rights and obligations specified with respect to Incentive Distribution Rights in this Agreement.

“Incentive Distributions” means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Section 6.2.

“Indemnified Persons” has the meaning assigned to such term in Section 7.20(g)(i).

“Indemnitee” means (a) the Transocean Member, (b) any Departing Transocean Member, (c) any Person who is or was an Affiliate of the Transocean Member or any Departing Transocean Member, (d) any Person who is or was a managing member, manager, general partner, director, officer, fiduciary or trustee of any Group Member, the Transocean Member, any Departing Transocean Member or any of their respective Affiliates, (e) any Person who is or was serving at the request of the Board of Directors, the Transocean Member or any Departing Transocean Member or any Affiliate of the Transocean Member or any Departing Transocean Member as a managing member, manager, general partner, director, officer, fiduciary or trustee of another Person owing a fiduciary or similar duty to any Group Member (provided, however, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services), and (f) any other Person the Board of Directors designates as an “Indemnitee” for purposes of this Agreement because such Person’s service, status or relationship exposes such Person to potential claims, demands, actions, suits or proceedings relating to the Company Group’s business and affairs.

“Initial Common Unit” means a Common Unit sold in the Initial Public Offering.

“Initial Non-Transocean Members” means the Transocean Member (with respect to the Common Units, Subordinated Units and Incentive Distribution Rights received by the Transocean Member) and the Underwriters, in each case upon being admitted as Members to the Company in accordance with Section 10.1.

“Initial Public Offering” means the initial public offering and sale of Common Units to the public, as described in the IPO Registration Statement, including any Common Units sold pursuant to the exercise of the Underwriters’ Option.

“Initial Transocean Member” means Transocean Partners Holdings Limited.

“Initial Unit Price” means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the IPO Registration Statement and first issued at or after the time the IPO Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Company, as determined by the Board of Directors, in each case adjusted as the Board of Directors determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account or for a deferred purchase price in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) issuances of equity interests of any Group Member to anyone other than the Company Group; (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member (including assets acquired using Investment Capital Expenditures) other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and (ii) sales or other dispositions of assets as part of normal retirements or replacements; and (d) capital contributions received.

“Investment Capital Expenditures” means capital expenditures other than Maintenance Capital Expenditures and Expansion Capital Expenditures.

“IPO Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-196958) as it has been or as it may be amended or supplemented from time to time, filed by the Company with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Public Offering.

“Liquidator” means one or more Persons selected by the Board of Directors to perform the functions described in Section 12.4.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Company of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Company has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Company, the date on which such event occurs.

“Maintenance Capital Expenditures” means cash expenditures (including expenditures for (a) the acquisition (through an asset acquisition, merger, stock acquisition or other form of investment) by any Group Member of existing assets or assets under construction, (b) the construction or development of new capital assets by a Group Member, (c) the replacement or expansion of, or addition or improvement to, existing capital assets by a Group Member or (d) a capital contribution by a Group Member to a Person that is not a Subsidiary in which a Group Member has, or after such capital contribution will have, directly or indirectly, an equity interest, to fund such Group Member’s pro rata share of the cost of the acquisition, construction, development, replacement or expansion of, or addition or improvement to, capital assets by such Person), in each case if and to the extent such acquisition, construction, development, expansion, addition or improvement is made to maintain, over the long term, the operating capacity, asset base or operating income of the Company Group, in the case of clauses (a), (b) and (c), or such Person, in the case of clause (d). Maintenance Capital Expenditures shall include interest payments (including periodic net payments under related interest rate swap agreements) and related fees on Construction Debt to fund replacement assets and paid in respect of the Construction Period and the amount of cash distributions paid in respect of Construction Equity to fund replacement assets (and incremental Incentive Distributions in respect thereof) and paid in respect of the Construction Period. For purposes of this definition, “long term” generally refers to a period of not less than 12 months.

“Marshall Islands Act” means the Limited Liability Company Act of 1996 of the Republic of the Marshall Islands, as amended, supplemented or restated from time to time, and any successor to such statute.

“Master Services Agreements” means the Master Services Agreements, dated as of the Closing Date, among the Company, certain of its Subsidiaries and certain Affiliates of Transocean.

“Members” means the Transocean Member and the Non-Transocean Members.

“Membership Interest” means any class or series of equity interest in the Company (but excluding Derivative Membership Interests), including Common Units, Subordinated Units, the Transocean Member Interest and Incentive Distribution Rights.

“Merger Agreement” has the meaning assigned to such term in Section 14.1.

“Minimum Quarterly Distribution” means $         per Unit per Quarter (or with respect to the period commencing on the Closing Date and ending on September 30, 2014, it means the product of $         multiplied by a fraction of which the numerator is the number of days in such period and of which the denominator is the total number of days in the Quarter in which the Closing Date occurs), subject to adjustment in accordance with Section 6.4.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Member by the Company, the Agreed Value of such property, reduced by any indebtedness either assumed by such Member upon such distribution or to which such property is subject at the time of distribution.

“Non-Transocean Member” means, unless the context otherwise requires, each Initial Non-Transocean Member, each Person that becomes a Non-Transocean Member pursuant to the terms of this Agreement and any Departing Transocean Member upon the change of its status from Transocean Member to Non-Transocean

Member pursuant to Section 11.3, in each case, in such Person’s capacity as a Non-Transocean Member. Non-Transocean Members may include custodians, nominees or any other individual or entity in its own or any representative capacity. For the avoidance of doubt, the Transocean Member shall be a Non-Transocean Member for all purposes of this Agreement with respect to any Non-Transocean Member Interest.

“Non-Transocean Member Interest” means the ownership interest of a Member in the Company, which may be evidenced by Common Units, Subordinated Units, Incentive Distribution Rights or other Membership Interests or a combination thereof or interest therein, and includes any and all benefits to which such Member is entitled as provided in this Agreement, together with all obligations of such Member to comply with the terms and provisions of this Agreement, but in each case shall not include the Transocean Member Interest.

“Notice” means a written request from a Holder pursuant to Section 7.20 which shall (i) specify the Registrable Securities intended to be registered, offered and sold by such Holder, (ii) describe the nature or method of the proposed offer and sale of Registrable Securities, and (iii) contain the undertaking of such Holder to provide all such information and materials and take all action as may be required or appropriate in order to permit the Company to comply with all applicable requirements and obligations in connection with the registration and disposition of such Registrable Securities pursuant to Section 7.20.

“Notice of Election to Purchase” has the meaning assigned to such term in Section 15.1(b).

“Officers” has the meaning assigned to such term in Section 7.8(a).

“Omnibus Agreement” means that Omnibus Agreement, dated as of the Closing Date, among Transocean Ltd., Transocean Inc., the Company, the Transocean Member and the Rig Companies.

“Operating Expenditures” means all Company Group expenditures (or the Company’s proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including taxes; officer, employee and director compensation; reimbursements of expenses of the Transocean Member and its Affiliates; repayment of Working Capital Borrowings; interest payments on indebtedness; Estimated Maintenance Capital Expenditures; and payments made in the ordinary course of business under any Hedge Contracts, subject to the following:

(a) repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of Operating Surplus shall not constitute Operating Expenditures when actually repaid;

(b) payments (including prepayments and prepayment penalties and the purchase price of indebtedness that is repurchased and cancelled) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures;

(c) Operating Expenditures shall not include any of (i) Expansion Capital Expenditures, Investment Capital Expenditures or actual Maintenance Capital Expenditures, (ii) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (iii) distributions to Members or (iv) repurchases of Membership Interests, other than repurchases of Membership Interests by the Company to satisfy obligations under employee benefit plans; and

(d) (i) payments made in connection with the initial purchase of any Hedge Contract shall be amortized over the life of such Hedge Contract and (ii) payments made in connection with the termination of any Hedge Contract prior to its stipulated settlement or termination date shall be included in equal quarterly installments over what would have been the remaining schedule term of such Hedge Contract had it not been so terminated.

Where capital expenditures consist of both (x) Maintenance Capital Expenditures and (y) Expansion Capital Expenditures and/or Investment Capital Expenditures, the Board of Directors shall determine the allocation between the amounts paid for each.

“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication:

(a) the sum of: (i) $         million, (ii) all cash receipts of the Company Group (or the Company’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions and provided that cash receipts from the termination of any Hedge Contract prior to its stipulated settlement or termination date shall be included in equal quarterly installments over what would have been the remaining scheduled life of such Hedge Contract had it not been so terminated, (iii) all cash receipts of the Company Group (or the Company’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings, (iv) cash and cash equivalents on hand on the date of determination of Available Cash resulting from cash distributions received after the end of such Quarter from any Group Member’s equity interest in any Person (other than a Subsidiary), which distributions are paid by such Person in respect of operations conducted by such Person during such Quarter and not from sources that would constitute Interim Capital Transactions if paid by a Group Member and (v) the amount of cash distributions paid in respect of Construction Equity to fund Expansion Capital Expenditures (including incremental Incentive Distributions) and paid in respect of the Construction Period, less

(b) the sum of: (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period, (ii) the amount of cash reserves (or the Company’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) established by the Board of Directors to provide funds for future Operating Expenditures, (iii) all Working Capital Borrowings not repaid within 12 months after having been incurred or repaid within such 12-month period with the proceeds of additional Working Capital Borrowings, and (iv) any cash loss realized on disposition of an Investment Capital Expenditure;

provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member), cash received or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the Board of Directors so determines.

Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero. Cash receipts from Investment Capital Expenditures shall be treated as cash receipts only to the extent they are a return on capital, and not a return of capital.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Company or the Transocean Member or any of its Affiliates) acceptable to the Board of Directors.

“Option Closing Date” means the date or dates on which any Common Units are sold by the Transocean Member to the Underwriters upon exercise of the Underwriters’ Option.

“Outstanding” means, with respect to Membership Interests, all Membership Interests that are issued by the Company and reflected as outstanding on the Company’s books and records as of the date of determination.

“Percentage Interest” means as of any date of determination (a) as to any Unitholder with respect to Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder, by (B) the total number of all Outstanding Units, and (b) as to the holders of other Membership Interests issued by the Company in accordance with Section 5.4, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right and the Transocean Member Interest shall at all times be zero.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.

“Plan of Conversion” has the meaning assigned to such term in Section 14.1.

“Pro Rata” means (a) when used with respect to Units or any class thereof, apportioned among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Members or Record Holders, apportioned among all Members or Record Holders in accordance with their relative Percentage Interests, (c) when used with respect to holders of Incentive Distribution Rights, apportioned among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder and (d) when used with respect to holders who have requested to include Registrable Securities in a Registration Statement pursuant to Section 7.20(a) or 7.20(b), apportioned among all such Holders in accordance with the relative number of Registrable Securities held by each such holder and included in the Notice relating to such request.

“Purchase Date” means the date determined by the Transocean Member as the date for purchase of all Outstanding Non-Transocean Member Interests of a certain class (other than Non-Transocean Member Interests owned by the Transocean Member and its Affiliates) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a fiscal quarter, or, with respect to the first fiscal quarter including the Closing Date, the portion of such fiscal quarter after the Closing Date, of the Company.

“Record Date” means the date established by the Board of Directors or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Non-Transocean Members or entitled to vote by ballot or give approval of Company action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Non-Transocean Members or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means (a) with respect to Membership Interests of any class of Membership Interests for which a Transfer Agent has been appointed, the Person in whose name a Membership Interest of such class is registered on the books of the Transfer Agent as of the closing of business on a particular Business Day, or (b) with respect to other classes of Membership Interests, the Person in whose name any such other Membership Interest is registered on the books that the Board of Directors has caused to be kept as of the closing of business on such Business Day (which books may be kept, at the Board of Directors’ option, by the Transfer Agent).

“Register” has the meaning assigned to such term in Section 4.5(a).

“Registrable Security” means any Membership Interest other than the Transocean Member Interest; provided, however, that any Registrable Security shall cease to be a Registrable Security (a) at the time a Registration Statement covering such Registrable Security is declared effective by the Commission or otherwise becomes effective under the Securities Act, and such Registrable Security has been sold or disposed of pursuant to such Registration Statement; (b) at the time such Registrable Security has been disposed of pursuant to Rule 144 (or any successor or similar rule or regulation under the Securities Act); (c) when such Registrable Security is held by a Group Member; and (d) at the time such Registrable Security has been sold in a private transaction in which the transferor’s rights under Section 7.20 have not been assigned to the transferee of such securities.

“Registration Statement” has the meaning assigned to such term in Section 7.20(a).

“Rig Companies” means, collectively, the Holding Companies, the Rig Operating Companies and the Rig Owning Companies and any successors thereto.

“Rig Operating Companies” means, collectively, Transocean RIGP DIN LLC, Transocean RIGP DCL LLC, Transocean RIGP DD3 LLC and any successor thereto.

“Rig Owning Companies” means, collectively, Triton RIGP DIN Holdco Ltd., Triton RIGP DCL Holdco Ltd., Triton RIGP DD3 Holdco Ltd. and any successor thereto.

“Second Target Distribution” means $         per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on September 30, 2014, it means the product of $         multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is the total number of days in the Quarter in which the Closing Date occurs), subject to adjustment in accordance with Section 6.4.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Selling Unitholder” means a Holder who is selling Registrable Securities pursuant to the procedures in Section 7.20.

“Special Approval” means approval by a majority of the members of the Conflicts Committee.

“Subordinated Unit” means a Membership Interest having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term “Subordinated Unit” does not include a Common Unit. A Subordinated Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

“Subordination Period” means the period commencing on the Closing Date and ending on the first to occur of the following dates:

(a) the first Business Day following the distribution of Available Cash from Operating Surplus to Members pursuant to Section 6.1(a) in respect of any Quarter ending on or after June 30, 2019, in respect of which (i)(A) aggregate distributions of Available Cash from Operating Surplus on the Outstanding Common Units, Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case in respect of such periods and (B) the Adjusted Operating Surplus for each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such periods on a Fully Diluted Weighted Average Basis and (ii) there are no Cumulative Common Unit Arrearages; and

(b) the date on which the Transocean Member is removed pursuant to Section 11.2 upon the requisite vote by holders of Outstanding Units under circumstances where Cause does not exist and no Units held by the Transocean Member and its Affiliates are voted in favor of such removal.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary (as defined, but excluding subsection (d) of this definition) of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, directly or by one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person, or a combination thereof, controls such partnership on the date of determination, (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person, or a combination thereof, directly or indirectly, at the date of determination, has the power to elect or direct the election of a majority of the directors or other governing body of such Person, or (d) any other Person in which such Person, one or more Subsidiaries (as defined, but excluding this subsection (d) of this definition) of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) less than a majority ownership interest or (ii) less than the power to elect or direct the election of a majority of the directors or other governing body of such Person, provided, that (A) such Person, one or more Subsidiaries (as defined, but excluding this subsection (d) of this definition) of such Person, or a combination thereof, directly or indirectly, at the date of the determination, has at least a 20% ownership interest in such other Person, (B) such Person accounts for such other Person (under U.S. GAAP, as in effect on the later of the date of investment in such other Person or material expansion of the operations of such other Person) on a consolidated or equity accounting basis, (C) such Person has directly or indirectly material negative control rights regarding such other Person including over such other Person’s ability to materially expand its operations beyond that contemplated at the date of investment in such other Person, and (D) such other Person is (i) formed and maintained for the sole purpose of owning or leasing, operating and chartering drilling rigs, and (ii) obligated under its constituent documents, or as a result of a unanimous agreement of its owners, to distribute to its owners all of its income on at least an annual basis (less any cash reserves that are approved by such Person).

“Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b).

“Target Distribution” means each of the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution.

“Third Target Distribution” means $         per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on September 30, 2014, it means the product of $         multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is the total number of days in the Quarter in which the Closing Date occurs), subject to adjustment in accordance with Section 6.4.

“Trading Day” means, for the purpose of determining the Current Market Price of any class of Membership Interests, a day on which the principal National Securities Exchange on which such class of Membership Interests is listed or admitted to trading is open for the transaction of business or, if Membership Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

“transfer” has the meaning assigned to such term in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the Transocean Member or one of its Affiliates) as shall be appointed from time to time by the Company to act as registrar and transfer agent for any class of Membership Interests; provided, however, that if no Transfer Agent is specifically designated for any class of Membership Interests, the Company shall act in such capacity.

“Transocean Classification Election Date” has the meaning assigned to such term in Section 7.2(b).

“Transocean Ltd.” means Transocean Ltd., a Swiss corporation.

“Transocean Member” means Transocean Partners Holdings Limited, a Cayman Islands exempted company, and any successor or permitted assign that is admitted to the Company as the Transocean Member (except as the context otherwise requires). For the avoidance of doubt, such Person shall be the Transocean Member solely with respect to the Transocean Member Interest and shall be a Non-Transocean Member with respect to any Non-Transocean Member Interests of such Person.

“Transocean Member Interest” means the non-economic ownership interest of the Transocean Member in the Company, which includes any and all rights, powers and benefits to which the Transocean Member is entitled as provided in this Agreement, together with all obligations of the Transocean Member to comply with the terms and provisions of this Agreement, but does not include the Incentive Distribution Rights or any other Non-Transocean Member Interest that may be owned by the Transocean Member.

“Underwriter” means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.

“Underwriters’ Option” means the option granted to the Underwriters pursuant to the Underwriting Agreement to purchase additional Common Units.

“Underwriting Agreement” means the Underwriting Agreement dated                     , 2014 among the Underwriters, the Company, the Transocean Member, the Rig Companies and Transocean Inc., providing for the purchase of Common Units from the Transocean Member by such Underwriters in connection with the Initial Public Offering.

“Underwritten Offering” means (a) an offering pursuant to a Registration Statement in which Membership Interests are sold to an underwriter on a firm commitment basis for reoffering to the public (other than the Initial Public Offering), (b) an offering of Membership Interests pursuant to a Registration Statement that is a “bought deal” with one or more investment banks, and (c) an “at-the-market” offering pursuant to a Registration Statement in which Membership Interests are sold to the public through one or more investment banks or managers on a best efforts basis.

“Unit” means a Membership Interest that is designated as a “Unit” and shall include Common Units and Subordinated Units, but shall not include (a) the Transocean Member Interest or (b) the Incentive Distribution Rights.

“Unitholders” means the holders of Units.

“Unit Majority” means (a) during the Subordination Period, (i) a number of Outstanding Common Units equal to or exceeding the sum of (x) a majority of the Outstanding Common Units plus (y) 50% of the number of Outstanding Common Units owned by the Transocean Member and its Affiliates, voting as a single class and (ii) a majority of the Outstanding Subordinated Units, voting as a single class, and (b) after the end of the Subordination Period, at least a majority of the Outstanding Common Units, voting as a single class.

“Unrecovered Capital” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Company theretofore made in respect of an Initial Common Unit, adjusted as the Board of Directors determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

“Unrestricted Person” means (a) each Indemnitee, (b) each Member, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a Transocean Member or any Departing Transocean Member or any Affiliate of (i) any Group Member, (ii) a Transocean Member or (iii) any Departing Transocean Member and (d) any Person the Board of Directors designates as an “Unrestricted Person” for purposes of this Agreement from time to time.

“U.K. Tax Resident” means any person who, under the laws of the United Kingdom, is liable to tax therein by reason of his or her domicile, residence, citizenship or any other criterion of a similar nature.

“U.S. GAAP” means United States generally accepted accounting principles consistently applied.

“Volume-Weighted Average Market Price” means, for a specified period of consecutive Trading Days for the Common Units, an amount equal to (i) the cumulative sum of the products of (x) the sale price for each trade of Common Units occurring during such period multiplied by (y) the number of Common Units sold at such price, divided by (ii) the total number of Common Units so traded during such period.

“Voting Commitment” has the meaning assigned to such term in Section 7.3(b).

“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to Members made pursuant to a credit facility, commercial paper facility or similar financing arrangement, provided that when such borrowings are incurred it is the intent of the borrower to repay such borrowings within 12 months from the date of such borrowings other than from additional Working Capital Borrowings.

“Working Capital Note Payable” means that certain Working Capital Promissory Note issued by the Company on                 , 2014 in favor of Transocean Financing GmbH.

Section 1.2 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof”, “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The Board of Directors has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. Any construction or interpretation of this Agreement by the Board of Directors and any action taken pursuant thereto and any determination made by the Board of Directors in good faith shall, in each case, be conclusive and binding on all Record Holders and all other Persons for all purposes.

ARTICLE II

ORGANIZATION

Section 2.1 Formation. The Initial Transocean Member has previously formed the Company as a limited liability company pursuant to the provisions of the Marshall Islands Act and hereby amends and restates the First Amended and Restated Limited Liability Company Agreement of Transocean Partners LLC in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties, liabilities and obligations of the Members and the administration, dissolution and termination of the Company shall be governed by the Marshall Islands Act. All Membership Interests shall constitute personal property of the owner thereof for all purposes and a Member has no interest in specific Company property.

Section 2.2 Name. The name of the Company shall be “Transocean Partners LLC.” Subject to applicable law, the Company’s business may be conducted under any other name or names as determined by the Board of Directors. The words “limited liability company” or the letters “LLC” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Board of Directors may change the name of the Company at any time and from time to time in compliance with the requirements of the Marshall Islands Act and shall notify the Members of such change in the next regular communication to the Members.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company in the Marshall Islands shall be located at Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH 96960, and the registered agent for service of process on the Company in the Marshall Islands at such registered office shall be The Trust Company of the Marshall Islands, Inc., unless and until changed by the Board of Directors and provided that applicable law permits a different registered agent for service of process. The principal office of the Company shall be located at Deepwater House, Kingswells Causeway, Prime Four Business Park, Aberdeen AB15 8PU, Scotland, U.K., or such other place as the Board of Directors may from time to time designate by notice to the Members. The Company may maintain offices at such other place or places within or outside the Marshall Islands as the Board of Directors determines to be necessary or appropriate.

Section 2.4 Purpose and Business. The purpose and nature of the business to be conducted by the Company shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the Board of Directors and that lawfully may be conducted by a limited liability company organized pursuant to the Marshall Islands Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member. The Board of Directors has no obligation or duty to the Company or the Members to propose or approve, and may decline to propose or approve, the conduct by the Company of any business in its sole and absolute discretion.

Section 2.5 Powers. The Company shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Company.

Section 2.6 Term. The term of the Company commenced upon the filing of the Certificate of Formation in accordance with the Marshall Islands Act and shall continue in existence until the dissolution of the Company in accordance with the provisions of Article XII. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Marshall Islands Act.

Section 2.7 Title to Company Assets. Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. Title to any or all of the Company assets may be held in the name of the Company, one or more of its Affiliates or one or more nominees, as the Board of Directors may determine. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such Company assets is held.

ARTICLE III

RIGHTS OF MEMBERS

Section 3.1 Limitation of Liability. The Members shall have no liability under this Agreement except as expressly provided in this Agreement or the Marshall Islands Act.

Section 3.2 Management of Business. No Member, in its capacity as such, shall participate in the operation, management or control of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company.

Section 3.3 Outside Activities of the Members. Subject to the provisions of Section 7.13 and the Omnibus Agreement, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Members, each Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities in direct competition with the Company Group. Neither the Company nor any of the other Members shall have any rights by virtue of this Agreement in any business ventures of any Member.

Section 3.4 Rights of Members.

(a) In addition to other rights provided by this Agreement or by non-waived provisions of the Marshall Islands Act, each Member shall have the right, for a purpose reasonably related to such Member’s interest as a Member in the Company, upon reasonable written demand stating the purpose of such demand, and at such Member’s own expense, to:

(i) to obtain from the Company either (A) the Company’s most recent filings with the Commission on Form 10-K and any subsequent filings on Form 10-Q and 8-K or (B) if the Company is no longer subject to the reporting requirements of the Exchange Act, the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act or any successor or similar rule or regulation under the Securities Act (provided that the foregoing materials shall be deemed to be available to a Member in satisfaction of the requirements of this Section 3.4(a)(i) if posted on or accessible through the Company’s or the Commission’s website);

(ii) to obtain a current list of the name and last known business, residence or mailing address of each Member; and

(iii) to obtain a copy of this Agreement and the Certificate of Formation and all amendments thereto.

(b) The Board of Directors may keep confidential from the Members, other than the Transocean Member or its Affiliates, for such period of time as the Board of Directors deems reasonable, (i) any information that the Board of Directors reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the Board of Directors in good faith believes (A) is not in the best interests of the Company Group, (B) could damage the Company Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Company the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF MEMBERSHIP INTERESTS

Section 4.1 Certificates. Record Holders of Membership Interests and, where appropriate, Derivative Membership Interests, shall be recorded in the Register and ownership of such interests shall be evidenced by a physical certificate. Notwithstanding the prior sentence, Common Units held by or through The Depositary Trust Company or its nominee shall not be required to be evidenced by Certificates. Certificates shall be executed on behalf of the Company by the Chief Executive Officer, President, Chief Financial Officer or any Senior Vice President or Vice President and the Secretary, any Assistant Secretary, or other authorized officer of the Company. The signatures of such officers upon a certificate may, to the extent permitted by law, be facsimiles. In case any officer who has signed or whose signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Company with the same effect as if he were such officer at the date of its issuance. If a Transfer Agent has been appointed for a class of Membership Interests, no Certificate for such class of Membership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that, if the Board of Directors elects to cause the Company to issue Membership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Membership Interests have been duly registered in accordance with the directions of the Company. On or after the date on which Subordinated Units are converted into Common Units pursuant to the terms of Section 5.5, the Record Holders of such Subordinated Units shall exchange such Certificates for Certificates evidencing the Common Units into which such Record Holder’s Subordinated Units converted. With respect to any Membership Interests that are represented by physical certificates, the Board of Directors may determine that such Membership Interests will no longer be represented by physical certificates and may, upon written notice to the holders of such Membership Interests and subject to applicable law, take whatever actions it deems necessary or appropriate to cause such Membership Interests to be registered in book entry or global form and may cause such physical certificates to be cancelled or deemed cancelled. The Board of Directors shall have the power and authority to make all such other rules and regulations as it may deem expedient concerning the issue, transfer and registration or the replacement of Certificates.

Section 4.2 Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate Officers on behalf of the Company shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Membership Interests or Derivative Membership Interests as the Certificate so surrendered.

(b) The appropriate Officers on behalf of the Company shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued, if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the Company, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate before the Company has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the Company, delivers to the Company a bond or indemnity agreement, in form and substance satisfactory to the Company, with surety or sureties and with fixed or open penalty as the Company may direct to indemnify the Company, the Members, and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the Board of Directors.

If a Member fails to notify the Company within a reasonable period of time after such Member has notice of the loss, destruction or theft of a Certificate, and a transfer of the Membership Interests represented by the Certificate is registered before the Company or the Transfer Agent receives such notification, the Member shall be precluded from making any claim against the Company, or the Transfer Agent for such transfer or for a new Certificate.

(c) As a condition to the issuance of any new Certificate under this Section 4.2, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3 Record Holders. The names and addresses of Unitholders as they appear in the Register shall be the official list of Record Holders of the Membership Interests for all purposes. The Company shall be entitled to recognize the Record Holder as the Member with respect to any Membership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Membership Interest on the part of any other Person, regardless of whether the Company shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Membership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Membership Interests, as between the Company on the one hand, and such other Persons on the other, such representative Person (a) shall be the Record Holder of such Membership Interest and (b) shall be bound by this Agreement and shall have the rights and obligations of a Member hereunder and as, and to the extent, provided for herein.

Section 4.4 Transfer Generally.

(a) The term “transfer,” when used in this Agreement with respect to a Membership Interest, shall mean a transaction by which the holder of a Membership Interest assigns such Membership Interest to another Person who is or becomes a Member, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b) No Membership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Membership Interest not made in accordance with this Article IV shall be null and void.

(c) Nothing contained in this Agreement shall be construed to prevent or limit a disposition by any stockholder, member, partner or other owner of the Transocean Member or any other Member of any or all of such Person’s shares of stock, membership or limited liability company interests, partnership interests or other ownership interests in the Transocean Member or any other Member, and the term “transfer” shall not include any such disposition.

Section 4.5 Registration and Transfer of Non-Transocean Member Interests.

(a) The Company shall keep, or cause to be kept by the Transfer Agent on its behalf, one or more registers in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the registration and transfer of Non-Transocean Member Interests, and any Derivative Membership Interests as applicable, shall be recorded (the “Register”). The Register shall be kept and maintained outside the United Kingdom.

(b) The Company shall not recognize any transfer of Non-Transocean Member Interests evidenced by Certificates until the Certificates evidencing such Non-Transocean Member Interests are surrendered for registration of transfer. No charge shall be imposed by the Company for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith. Upon surrender of a Certificate for registration of transfer of any Non-Transocean Member Interests evidenced by a Certificate, and subject to the provisions of this Section 4.5(b), the appropriate Officers on behalf of the Company shall execute and deliver, and in the case of Certificates evidencing Non-Transocean Member Interests for which a Transfer Agent has been appointed, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Non-Transocean Member Interests as was evidenced by the Certificate so surrendered. Upon the proper surrender of a Certificate, such transfer shall be recorded in the Register.

(c) Upon the receipt by the Company of proper transfer instructions from the Record Holder of uncertificated Non-Transocean Member Interests, such transfer shall be recorded in the Register.

(d) By acceptance of any Non-Transocean Member Interests pursuant to a transfer in accordance with this Article IV, each transferee of a Non-Transocean Member Interest (including any nominee, or agent or representative acquiring such Non-Transocean Member Interests for the account of another Person or Group) (i) shall be admitted to the Company as a Non-Transocean Member with respect to the Non-Transocean Member Interests so transferred to such Person when any such transfer or admission is reflected in the Register and such Person becomes the Record Holder of the Non-Transocean Member Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) shall be deemed to represent that the transferee has the capacity, power and authority to enter into this Agreement and (iv) shall be deemed to make any consents, acknowledgements or waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Non-Transocean Member Interests and the admission of any new Non-Transocean Member shall not constitute an amendment to this Agreement.

(e) Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.8, (iv) with respect to any class or series of Non-Transocean Member Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Non-Transocean Member and (vi) provisions of applicable law, including the Securities Act, Non-Transocean Member Interests shall be freely transferable.

(f) The Transocean Member and its Affiliates shall have the right at any time to transfer their Subordinated Units and Common Units (whether issued upon conversion of the Subordinated Units or otherwise) to one or more Persons.

Section 4.6 Transfer of the Transocean Member Interest.

(a) Subject to Section 4.6(b) below, the Transocean Member may transfer all or any part of its Transocean Member Interest without consent of any Member, the Board of Directors or any other Person.

(b) Notwithstanding anything herein to the contrary, no transfer by the Transocean Member of all or any part of its Transocean Member Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the Transocean Member under this Agreement and to be bound by the provisions of this Agreement, (ii) the Company receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Non-Transocean Member or any limited partner or member of any other Group Member under the laws of any such entity’s jurisdiction of formation and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership or limited liability company interest of the Transocean Member as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.3, be admitted to the Company as the Transocean Member immediately prior to the transfer of the Transocean Member Interest, and the business of the Company shall continue without dissolution.

Section 4.7 Transfer of Incentive Distribution Rights. The Transocean Member or any other holder of Incentive Distribution Rights may transfer any or all of the Incentive Distribution Rights held by such holder without the consent of any Member, the Board of Directors or any other Person.

Section 4.8 Restrictions on Transfers.

(a) Notwithstanding the other provisions of this Article IV, no transfer of any Membership Interests shall be made if such transfer would (i) violate the then applicable U.S. federal or state securities laws, laws of the Republic of the Marshall Islands or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer or (ii) terminate the existence or qualification of the Company or any Group Member under the laws of the jurisdiction of its formation. The Company may issue stop transfer instructions to any Transfer Agent in order to implement any restriction on transfer contemplated by this Agreement.

(b) Nothing in this Agreement, other than Section 4.8(a), shall preclude the settlement of any transactions involving Membership Interests entered into through the facilities of any National Securities Exchange on which such Membership Interests are listed or admitted to trading.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF MEMBERSHIP INTERESTS

Section 5.1 Contributions Prior to the Closing Date.

(a) In connection with the formation of the Company under the Marshall Islands Act, Transocean Partners Holdings Limited made an initial Capital Contribution in the amount of $1,000, for 100% of the Membership Interests in the Company and has been admitted as a Member of the Company. Concurrent with the issuance of Membership Interests described in Section 5.2(a), the Membership Interests issued in exchange for the initial Capital Contribution described in the previous sentence were canceled for no consideration.

(b) Pursuant to the Contribution Agreement, the Initial Transocean Member transferred or assigned 51% interests in each of the Holding Companies to the Company. In this regard, the Initial Transocean Member will be treated as having made Capital Contributions to the Company to the extent of the excess of (i) the Net Agreed Value of the Company’s proportionate share of the assets so transferred or assigned, over (ii) the consideration paid by the Company to the Initial Transocean Member in connection with this initial contribution. In exchange for these Capital Contributions by the Initial Transocean Member to the Company, the Company issued additional Membership Interests in the Company to the Initial Transocean Member.

Section 5.2 Initial Unit Issuances and Transfers; Tax Election; Payment of Consideration for Initial Contribution and Redemption of Common Units from Transocean Ltd.

(a) As described in the Contribution Agreement, on the date of this Agreement, the Company issued to the Initial Transocean Member, in exchange for the Capital Contributions described in Section 5.1(b), (i)          Common Units, (ii)          Subordinated Units (iii) all of the Incentive Distribution Rights, (iv) the Transocean Member Interest and (v) $         in cash.

(b) On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter shall pay cash to the Initial Transocean Member in exchange for the acquisition of Common Units by each Underwriter from the Initial Transocean Member, all as set forth in the Underwriting Agreement.

(c) Upon the exercise, if any, of the Underwriters’ Option, each Underwriter shall pay cash to the Initial Transocean Member on the Option Closing Date in exchange for the acquisition of Common Units by each Underwriter from the Initial Transocean Member, all as set forth in the Underwriting Agreement.

(d) Effective on or before the Closing Date, the Company shall, in accordance with Section 9.1(a), make a protective election to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

(e) No Member will be required to make any additional Capital Contributions to the Company pursuant to this Agreement.

Section 5.3 Interest and Withdrawal. No interest shall be paid by the Company on Capital Contributions. No Member shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon liquidation of the Company may be considered and permitted as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Member shall have priority over any other Member either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 5.4 Issuances of Additional Membership Interests.

(a) The Company may issue additional Membership Interests and Derivative Membership Interests for any Company purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the Board of Directors shall determine, all without the approval of any Members.

(b) Each additional Membership Interest authorized to be issued by the Company pursuant to Section 5.4(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Membership Interests), as shall be fixed by the Board of Directors, including (i) the right to share in Company distributions; (ii) the rights upon dissolution and liquidation of the Company; (iii) whether, and the terms and conditions upon which, the Company may or shall be required to redeem the Membership Interest (including sinking fund provisions); (iv) whether such Membership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (v) the terms and conditions upon which each Membership Interest will be issued, evidenced by certificates and assigned or transferred; (vi) the method for determining the Percentage Interest as to such Membership Interest; and (vii) the right, if any, of each such Membership Interest to vote on Company matters, including matters relating to the relative rights, preferences and privileges of such Membership Interest.

(c) The Board of Directors shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Membership Interests and Derivative Membership Interests pursuant to this Section 5.4, (ii) the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, (iii) reflecting the admission of such additional Members in the books and records of the Company as the Record Holder of such Membership Interest, and (iv) all additional issuances of Membership Interests and Derivative Membership Interests. The Board of Directors shall determine the relative rights, powers and duties of the holders of the Units or other Membership Interests or Derivative Membership Interests being so issued. The Board of Directors shall do all things necessary to comply with the Marshall Islands Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Membership Interests or Derivative Membership Interests or in connection with the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Membership Interests are listed or admitted to trading.

(d) No fractional Units shall be issued by the Company.

Section 5.5 Conversion of Subordinated Units to Common Units.

(a) All of the Subordinated Units shall convert into Common Units on a one-for-one basis upon the expiration of the Subordination Period.

(b) Notwithstanding any other provision of this Agreement, the Subordinated Units will automatically convert into Common Units on a one-for-one basis as set forth in, and pursuant to the terms of, Section 11.4.

(c) A Subordinated Unit that has converted into a Common Unit shall be subject to the provisions of Section 6.5.

Section 5.6 Limited Preemptive Right. Except as provided in this Section 5.6 or as otherwise provided in a separate agreement by the Company, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Membership Interest, whether unissued, held in the treasury or hereafter created. The Transocean Member shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Membership Interests from the Company whenever, and on the same terms that, the Company issues Membership Interests to Persons other than the Transocean Member and its Affiliates, to the extent necessary to maintain the Percentage Interests of the Transocean Member and its Affiliates equal to that which existed immediately prior to the issuance of such Membership Interests.

Section 5.7 Splits and Combinations.

(a) Subject to Sections 5.7(d) and 6.4 (dealing with adjustments of distribution levels), the Company may make a Pro Rata distribution of Membership Interests to all Record Holders or may effect a subdivision or combination of Membership Interests so long as, after any such event, each Member shall have the same

Percentage Interest in the Company as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units are proportionately adjusted.

(b) Whenever such a Pro Rata distribution, subdivision or combination of Membership Interests is declared, the Board of Directors shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The Board of Directors also may cause a firm of independent public accountants selected by it to calculate the number of Membership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The Board of Directors shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c) Promptly following any such distribution, subdivision or combination, the Company shall issue Certificates to the Record Holders of Membership Interests as of the applicable Record Date representing the new number of Membership Interests held by such Record Holders, or the Board of Directors may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Membership Interests Outstanding, the Company shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d) The Company shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of this Section 5.7(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

Section 5.8 Fully Paid and Non-Assessable Nature of Membership Interests. All Membership Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Membership Interests in the Company, except as such non-assessability may be affected by the Marshall Islands Act.

ARTICLE VI

DISTRIBUTIONS

Section 6.1 Requirement and Characterization of Distributions; Distributions to Record Holders.

(a) Within 60 days following the end of each Quarter commencing with the Quarter ending on September 30, 2014, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 40 of the Marshall Islands Act, be distributed in accordance with this Article VI by the Company to the Members as of the Record Date selected by the Board of Directors. All amounts of Available Cash distributed by the Company on any date following the Closing Date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Company to the Members following the Closing Date pursuant to Section 6.2 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Company on such date shall, except as otherwise provided in Section 6.3, be deemed to be “Capital Surplus.” Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate the Marshall Islands Act or any other applicable law.

(b) Notwithstanding the first three sentences of Section 6.1(a), in the event of the dissolution and liquidation of the Company, all receipts received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings described in (a)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c) Each distribution in respect of a Membership Interest shall be paid by the Company, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Membership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Company’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.2 Distributions of Available Cash from Operating Surplus.

(a) During the Subordination Period. Available Cash with respect to any Quarter or portion thereof wholly within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Sections 6.1 or 6.3 shall, subject to Section 40 of the Marshall Islands Act, be distributed as follows, except as otherwise contemplated by Section 5.4 in respect of other Membership Interests issued pursuant thereto:

(i) First, 100% to all the Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, 100% to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

(iii) Third, 100% to all Unitholders holding Subordinated Units, Pro Rata, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(iv) Fourth, 100% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(v) Fifth, (A) 15% to the holders of the Incentive Distribution Rights, Pro Rata, and (B) 85% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(vi) Sixth, (A) 25% to the holders of the Incentive Distribution Rights, Pro Rata, and (B) 75% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(vii) Thereafter, (A) 50% to the holders of the Incentive Distribution Rights, Pro Rata, and (B) 50% to all Unitholders, Pro Rata;

provided, however, that if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.4, the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.2(a)(vii); provided, further, that for any Quarter in which the application of the formula in this Section 6.2(a) would result in the holders of the Common Units receiving, in the aggregate, less than a majority of the aggregate distribution of Available Cash for such Quarter, then the distribution to the holders of the Incentive Distribution Rights shall be reduced, Pro Rata, to the extent necessary to cause the aggregate distribution to the holders of the Common Units to represent a majority of the aggregate distribution of Available Cash for such Quarter.

(b) After the Subordination Period. Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Sections 6.1 or 6.3 shall, subject to Section 40 of the Marshall Islands Act, be distributed as follows, except as otherwise contemplated by Section 5.4 in respect of other Membership Interests issued pursuant thereto:

(i) First, 100% to the Unitholders Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, 100% to the Unitholders Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(iii) Third, (A) 15% to the holders of the Incentive Distribution Rights, Pro Rata, and (B) 85% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(iv) Fourth, (A) 25% to the holders of the Incentive Distribution Rights, Pro Rata, and (B) 75% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(v) Thereafter, (A) 50% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 50% to all Unitholders, Pro Rata;

provided, however, that if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.4, the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.2(b)(v); provided, further, that for any Quarter in which the application of the formula in this Section 6.2(b) would result in the holders of the Common Units receiving, in the aggregate, less than a majority of the aggregate distribution of Available Cash for such Quarter, then the distribution to the holders of the Incentive Distribution Rights shall be reduced, Pro Rata, to the extent necessary to cause the aggregate distribution to the holders of the Common Units to represent a majority of the aggregate distribution of Available Cash for such Quarter.

Section 6.3 Distributions of Available Cash from Capital Surplus. Available Cash that is distributed and deemed to be Capital Surplus pursuant to the provisions of Section 6.1(a) shall, subject to Section 40 of the Marshall Islands Act, be distributed, unless the provisions of Section 6.1 require otherwise:

(a) First, 100% to the Unitholders, Pro Rata, until the Minimum Quarterly Distribution has been reduced to zero pursuant to the second sentence of Section 6.4;

(b) Second, 100% to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage; and

(c) Thereafter, all cash and cash equivalents that are distributed shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.2;

provided, however, that for any Quarter in which the application of the formula in this Section 6.3 would result in the holders of the Common Units receiving, in the aggregate, less than a majority of the aggregate distribution of Available Cash for such Quarter, then the distribution to the holders of the Incentive Distribution Rights shall be reduced, Pro Rata, to the extent necessary to cause the aggregate distribution to the holders of the Common Units to represent a majority of the aggregate distribution of Available Cash for such Quarter.

Section 6.4 Adjustment of Target Distribution Levels. The Target Distributions, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Membership Interests in accordance with Section 5.7. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Target Distributions shall be reduced in the same proportion that the distribution had to the fair market value of the Common Units prior to the announcement of the distribution. If the Common Units are publicly traded on a National Securities Exchange, the fair market value will be the Current Market Price before the announcement of the distribution. If the Common Units are not publicly traded, the fair market value will be determined by the Board of Directors.

Section 6.5 Special Provisions Relating to the Holders of Subordinated Units. Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units, the Unitholder holding a Subordinated Unit shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in distributions made with respect to Common Units.

Section 6.6 Special Provisions Relating to the Holders of Incentive Distribution Rights. Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (a) shall possess the rights and obligations provided in this Agreement with respect to a Non-Transocean Member pursuant to Articles III and VII and (b) shall not (i) be entitled to vote on the election of Elected Directors or (ii) be entitled to any distributions other than as provided in Sections 6.2(a)(v), 6.2(a)(vi) and 6.2(a)(vii), 6.2(b)(iii), 6.2(b)(iv) and 6.2(b)(v), and 12.4.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1 Management.

(a) Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Company shall be vested exclusively and irrevocably in the members of the Board of Directors and, subject to the direction of the Board of Directors and in accordance with the provisions of Section 7.8, the Officers. Neither the Transocean Member (except as otherwise expressly provided in this Agreement) nor any Non-Transocean Member shall have any management power over the business and affairs of the Company. Thus, except as expressly provided in this Agreement, the business and affairs of the Company shall be managed by or under the direction of the members of the Board of Directors, and the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officers. The Transocean Member shall not be a “manager” as defined in the Marshall Islands Act. Each of the members of the Board of Directors shall be a “manager” as defined in the Marshall Islands Act and shall have all powers of a manager under the Marshall Islands Act; provided, however, that the members of the Board of Directors may only act in such capacity through the Board of Directors or a duly authorized committee thereof and in accordance with Section 7.2(f). In addition to the powers that now or hereafter can be granted to managers under the Marshall Islands Act and to all other powers granted under any other provision of this Agreement, subject to Section 7.11, the Board of Directors shall have full power and authority to do, and to direct the Officers to do, all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Company, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company;

(ii) the acquisition, disposition or exchange of any or all of the assets of the Company or the merger or other combination of the Company with or into another Person (the matters described in this clause (ii) being subject, however, to any prior approval that may be required by Section 7.11 and the requirements of Article XIV);

(iii) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Company under contractual arrangements to all or particular assets of the Company);

(iv) the use of the assets of the Company (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Company Group; subject to Section 7.14, the lending of funds to other Persons (including other Group Members); the repayment of obligations of the Company Group and the making of capital contributions to any member of the Company Group;

(v) the selection and dismissal of officers, employees, agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring, the creation and operation of employee benefit plans, employee programs and employee practices;

(vi) the maintenance of insurance for the benefit of the Company and the Members;

(vii) the control of any matters affecting the rights and obligations of the Company, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or remediation, and the incurring of legal expense and the settlement of claims and litigation;

(viii) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(ix) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Membership Interests from, or requesting that trading be suspended on, any such exchange;

(x) unless restricted or prohibited by Section 5.4, the purchase, sale or other acquisition or disposition of Membership Interests, or the issuance of Derivative Membership Interests;

(xi) the undertaking of any action in connection with the Company’s participation in any Group Member; and

(xii) the entering into of agreements with any of its Affiliates to render services to a Group Member.

(b) Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Marshall Islands Act or any applicable law, rule or regulation, each of the Members and each other Person who may acquire an interest in Membership Interests hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement, the Underwriting Agreement, the Omnibus Agreement, the Contribution Agreement, Master Services Agreements, the Credit Agreement, the Working Capital Note Payable any Group Member Agreement of any other Group Member and the other agreements described in or filed as exhibits to the IPO Registration Statement that are related to the transactions contemplated by the IPO Registration Statement; and (ii) agrees that the execution, delivery or performance by the Company, the Board of Directors, the Transocean Member, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the Transocean Member or any Affiliate of the Transocean Member of the rights accorded pursuant to Article XV) shall not constitute a breach by the Board of Directors or the Transocean Member of any duty that the Board of Directors or the Transocean Member may owe the Company or the Non-Transocean Members or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

Section 7.2 The Board of Directors; Election and Appointment; Term; Manner of Acting.

(a) As of the Closing Date, the Board of Directors consists of the following three individuals, all of whom shall serve until the 2015 Annual Meeting and each of whom is an Elected Director: Esa Ikäheimonen, Kathleen S. McAllister and Glyn A. Barker. After the Closing Date and prior to the 2015 Annual Meeting, (i) such Elected Directors may elect an additional Elected Director and (ii) the Transocean Member may appoint three additional directors as Appointed Directors; provided, that the number of Elected Directors must, immediately after such appointment, exceed the number of Appointed Directors. Following the 2015 Annual Meeting, the Board of Directors shall consist of seven individuals, three of whom shall be Appointed Directors and four of whom shall be Elected Directors.

(b) Prior to the Transocean Classification Election Date, each director shall serve for a term ending on the next succeeding Annual Meeting and, notwithstanding the foregoing, shall serve until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal. The “Transocean Classification Election Date” shall occur upon the effectiveness of the notice by the Transocean Member that it has elected to cause the Board of Directors to become a classified board as specified in this Section 7.2(b). Such date shall be the date of receipt of such notice unless otherwise specified by the Transocean Member in such notice to be a different date within 180 days following the date of receipt of such notice. Solely upon the written consent of the Transocean Member, the following provisions set forth in this paragraph to classify the Board of Directors shall take place effective upon and commencing as of the Transocean Classification Election Date. The Elected Directors shall be divided into three classes: Class I, Class II and Class III. Each Elected Director shall serve for a term ending on the third succeeding Annual Meeting following the Annual Meeting at which directors of that class were elected; provided, however, that the Elected Directors first designated as Class I directors shall serve for a term expiring at the Annual Meeting next following the date of their designation as Class I directors, the Elected Directors first designated as Class II directors shall serve for a term expiring at the second Annual Meeting next following the date of their designation as Class II directors, and the Elected Directors first designated as Class III directors shall serve for a term expiring at the third Annual Meeting next following the date of their designation as Class III directors. Each such Elected Director shall hold office until the Annual Meeting at which that director’s term expires and, notwithstanding the foregoing, shall serve until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal. To the extent practicable, the determination of which directors shall initially serve in which class shall be made by the Board of Directors prior to the Transocean Classification Election Date and such determination shall be made promptly upon the Transocean Member’s notice to the Board of Directors that it intends to deliver a notice of election causing a Transocean Classification Election Date; however, if no such determination has been made by such date, the determination will be made by the Board of Directors as soon as practicable after the Transocean Classification Election Date. Without limiting the generality of the foregoing, the Board of Directors is authorized to assign Elected Directors already in office to Class I, Class II and Class III.

(c) Any vacancy on the Board of Directors shall be filled in accordance with Section 7.6.

(d) The successors of the initial members of the Board of Directors shall be appointed or elected, as the case may be, as follows:

(i) the Appointed Directors shall be appointed by the Transocean Member; and

(ii) the Elected Directors shall be elected at an Annual Meeting, beginning with the 2015 Annual Meeting, by a plurality of the votes of the Outstanding Common Units present in person or represented by proxy at the Annual Meeting. From and after the effective date of a request to the Company made by Non-Transocean Members owning 50% or more of the Outstanding Common Units (a “Cumulative Voting Request”) that cumulative voting be in effect for the election of Elected Directors as described in this Section 7.2(d)(ii), all the holders of Common Units that are entitled to vote for Elected Directors shall be entitled at all elections of Elected Directors to as many votes as shall equal the number of votes which (absent this provision as to cumulative voting) such holder would be entitled to cast for the election of Elected Directors with respect to such holder’s Common Units multiplied by the number of Elected Directors to be elected, and such holder may cast all of such votes for a single candidate for Elected Director or may distribute them among the number to be voted for, or for any two or more of them as such holder may see fit. The effective date of a Cumulative Voting Request shall be the date of its receipt by the Company unless otherwise specified in such Cumulative Voting Request to be a different date within 180 days following the date of receipt of such Cumulative Voting Request. At any election of Elected Directors prior to the effective date of a Cumulative Voting Request, holders of Common Units receive one vote for each Common Unit.

(e) Each member of the Board of Directors appointed or elected, as the case may be, at an Annual Meeting shall hold office until the next succeeding Annual Meeting (or after the Transocean Classification Election Date and following the division of the Elected Directors into classes pursuant to Section 7.2(b), until the third succeeding Annual Meeting) and until his successor is duly elected or appointed, as the case may be, and qualified, or until his earlier death, resignation or removal.

(f) Each member of the Board of Directors shall have one vote. The vote of the majority of the members of the Board of Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. A majority of the members of the Board of Directors then in office shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but if less than a quorum is present at a meeting, a majority of the members of the Board of Directors present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 7.3 Nominations of Elected Directors.

(a) Only persons who are nominated in accordance with the procedures set forth in this Section 7.3 shall be eligible for election as, and to serve as, Elected Directors.

(i) Nominations of persons for election as Elected Directors may be made only at a meeting of the Members at which Elected Directors are to be elected (A) by or at the direction of the Board of Directors or (B) (if but only if the Board of Directors has determined that Elected Directors shall be elected at such meeting) by any Non-Transocean Member or Group of Non-Transocean Members that beneficially owns 10% or more of the Outstanding Common Units at the time of the giving of such Member’s or Group’s notice provided for in this Section 7.3 and on the record date for the determination of Common Unitholders entitled to vote at such meeting, who shall be entitled to vote at such meeting in the election of Elected Directors and who complies with the requirements of this Section 7.3. Clause (B) of the immediately preceding sentence shall be the exclusive means for a Non-Transocean Member or Group of Non-Transocean Members to make any nomination of a person or persons for election as an Elected Director at an Annual Meeting or special meeting. Any such nomination by a Non-Transocean Member or Group of Non-Transocean Members shall be preceded by timely advance notice in writing to the Secretary of the Company.

(ii) To be timely with respect to an Annual Meeting, such Non-Transocean Member’s or Group’s notice must be delivered to, or mailed and received at, the principal executive offices of the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the meeting date of the immediately preceding Annual Meeting; provided, however, that (1) if the scheduled Annual Meeting is called for a date that is more than 30 days before or more than 70 days after such anniversary date, notice by such Non-Transocean Member or Group, to be timely, must be so delivered or received not earlier than the close of business on the 120th day and not later than the close of business on the later of the 90th day prior to the date of such Annual Meeting or, if less than 100 days’ prior notice or public disclosure of the scheduled meeting date is given or made, the 10th day following the earlier of the day on which the notice of such meeting was sent to Members of the class entitled to vote at such meeting or the day on which such public disclosure was made; and (2) if the number of Elected Directors to be elected at such Annual Meeting is increased and there is no prior notice or public disclosure by the Company naming all of the nominees for Elected Director or specifying the increased number of Elected Directors at least 100 days prior to such anniversary date, a Non-Transocean Member’s or Group’s notice required by this Section 7.3(a) shall also be considered timely, but only with respect to nominees for any new Elected Director positions created by such increase, if it shall be delivered to the principal executive offices of the Company not later than the close of business on the 10th day following the earlier of the day on which the notice of such meeting was sent to Members of the class entitled to vote at such meeting or the day on which such public disclosure was made. To be timely with respect to a special meeting, such Non-Transocean Member’s or Group’s notice must be delivered to, or mailed and received at, the principal executive offices of the Company not earlier than the close of business on the 60th day and not later than the close of business on the 40th day prior to the scheduled special meeting date; provided, however, that if less than 47 days’ prior notice or public disclosure of the scheduled meeting date is given or made, notice by such Non-Transocean Member or Group, to be timely, must be so delivered or received not later than the close of business on the seventh day following the earlier of the day on which the notice of such meeting was mailed to Members or the day on which such public disclosure was made. In no event shall any adjournment, postponement or deferral of an Annual Meeting or special meeting or the announcement thereof commence a new time period for the giving of a Non-Transocean Member’s or Group’s notice as described in this Section 7.3(a)(ii).

(iii) Any such Non-Transocean Member’s or Group’s notice to the Secretary of the Company shall set forth (A) as to each person whom such Non-Transocean Member or Group proposes to nominate for election or re-election as an Elected Director, (1) the name, age, business address and residence address of such person, (2) the principal occupation or employment of such person, (3) a certification that such person meets the qualifications of an Elected Director, (4) a certification as to whether or not such person is a U.K. Tax Resident and such person intends to remain a U.K. Tax Resident throughout such person’s term of office, (5) a certification as to whether such person meets the criteria for service on the Conflicts Committee, (6) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors of the Company in a contested election, or would otherwise be required, in each case pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including the written consent of such person to having such person’s name placed in nomination at the meeting and to serve as an Elected Director if elected), and (7) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such Non-Transocean Member or Group giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, and their respective Affiliates and Associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective Affiliates and Associates, or others acting in concert therewith, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if such Non-Transocean Member or Group and such beneficial owner(s), or any Affiliate or Associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and (B) as to such Non-Transocean Member or Group giving the notice, the beneficial owner, if any, on whose behalf the nomination is made and the proposed nominee, (1) the name and address of such Non-Transocean Member or Group, as they appear on the Company’s books, and of such beneficial owner, if any, and the name and address of any other Non-Transocean Members known by such Non-Transocean Member or Group to be supporting such nomination, (2) (I) the class or series and number of Membership Interests which are, directly or indirectly, owned beneficially and of record by such Non-Transocean Member or Group, such beneficial owner and such nominee, (II) any Derivative Instrument directly or indirectly owned beneficially by such Non-Transocean Member or Group, such beneficial owner and such nominee and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of the Membership Interests of any class, (III) any proxy, contract, arrangement, understanding or relationship the effect or intent of which is to increase or decrease the voting power of such Non-Transocean Member, Group, beneficial owner or nominee with respect to any Membership Interests, (IV) any pledge by such Non-Transocean Member, Group, beneficial owner or nominee of any security of the Company or any short interest of such Non-Transocean Member, Group, beneficial owner or nominee in any security of the Company, (V) any rights to distributions or dividends on the Membership Interests owned beneficially by such Non-Transocean Member or Group, beneficial owner and nominee that are separated or separable from the underlying shares of capital stock of the Company, (VI) any proportionate interest in Membership Interests or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such Non-Transocean Member, Group, beneficial owner or nominee is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (VII) any performance-related fees (other than an asset-based fee) that such Non-Transocean Member, Group, beneficial owner or nominee is entitled to based on any increase or decrease in the value of the Membership Interests or Derivative Instruments, if any, as of the date of such notice, including for purposes of clauses (2)(I) through (2)(VII) above, any of the foregoing held by members of such Non-Transocean Member’s or Group’s, beneficial owner’s or nominee’s immediate family sharing the same household (which information shall be supplemented by such Non-Transocean Member or Group, beneficial owner, if any, and nominee not later than 10 days after the record date for the meeting to disclose such ownership as of the record date), (3) a representation that such Non-Transocean Member or Group is a Record Holder of Membership Interests entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, (4) a description of all agreements, arrangements and understandings between such Non-Transocean Member, Group and beneficial owner, if any, and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such Non-Transocean Member or Group, (5) a representation whether the Non-Transocean Member, Group or the beneficial owner, if any, intends or is part of a group which intends (I) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s Outstanding Membership Interests required to approve or adopt the proposal or elect the nominee and/or (II) otherwise to solicit proxies or votes from Non-Transocean Members in support of such proposal or nomination, and (6) any other information relating to such Non-Transocean Member, Group, beneficial owner, if any, and nominee that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors of the Company in a contested election, or would otherwise be required, in each case pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Any such Non-Transocean Member’s or Group’s notice to the Secretary of the Company shall also include or be accompanied by, with respect to each nominee for election or reelection to as an Elected Director, a completed and signed questionnaire, representation and agreement required by Section 7.3(b). The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable Member’s understanding of the independence, or lack thereof, of such nominee.

(iv) A Non-Transocean Member or Group providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 7.3(a) shall be true and correct as of the record date for the meeting and as of the date that is ten Business Days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received at, the principal executive offices of the Company not later than five Business Days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight Business Days prior to the date for the meeting, if practicable (or, if not practicable, on the first practicable date prior to the date for the meeting) or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of ten Business Days prior to the meeting or any adjournment or postponement thereof). In addition, a Non-Transocean Member providing notice of any nomination proposed to be made at a meeting shall update and supplement such notice, and deliver such update and supplement to the principal executive offices of the Company, promptly following the occurrence of any event that materially changes the information provided or required to be provided in such notice pursuant to this Section 7.3(a).

(b) To be eligible to be a nominee for election or reelection as an Elected Director, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 7.3(a)) to the Secretary at the principal executive offices of the Company a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be in the form provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as an Elected Director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as an Elected Director, with such person’s duties under this Agreement or applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as an Elected Director that has not been disclosed therein, and (iii) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as an Elected Director, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and unit ownership and trading policies and guidelines of the Company.

Section 7.4 Removal of Members of Board of Directors. Members of the Board of Directors may only be removed as follows:

(a) Any Appointed Director may be removed at any time, (i) without Cause, only by the Transocean Member and, (ii) with Cause, by (x) the Transocean Member or (y) by the affirmative vote of the holders of a majority of the Outstanding Units at a properly called meeting of the Non-Transocean Members.

(b) Any Elected Director may be removed at any time, with Cause, only by the affirmative vote of a majority of the other members of the Board of Directors or at a properly called meeting of the Non-Transocean Members only by the affirmative vote of the holders of a majority of the Outstanding Common Units.

Section 7.5 Resignations of Members of the Board of Directors. Any member of the Board of Directors may resign at any time by giving written notice to the Board of Directors. Such resignation shall take effect at the time specified therein.

Section 7.6 Vacancies on the Board of Directors. Vacancies on the Board of Directors may be filled only as follows:

(a) If any Appointed Director is removed, resigns or is otherwise unable to serve as a member of the Board of Directors, or a vacancy otherwise exists, the Transocean Member shall appoint an individual to fill the vacancy.

(b) If any Elected Director is removed, resigns or is unable to serve as a member of the Board of Directors, or a vacancy otherwise exists, the vacancy shall be filled by an individual who meets the criteria for service as an Elected Director and is elected by a majority of the Elected Directors then serving.

(c) A director appointed or elected pursuant to this Section 7.6 to fill a vacancy shall be appointed or elected, as the case may be, for not longer than the unexpired term of his predecessor in office and notwithstanding the foregoing shall serve until his successor shall have been duly elected and qualified, or until his earlier death, resignation or removal.

Section 7.7 Meetings; Committees; Chairman.

(a) Regular meetings of the Board of Directors shall be held at such times as shall be designated from time to time by resolution of the Board of Directors. Notice of such regular meetings shall not be required. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors or the Chief Executive Officer and shall be called by the Secretary upon the written request of two members of the Board of Directors, on at least 48 hours prior written notice to the other members. Regular and special meetings shall be held in the U.K. unless due to the limited advance notice of such meeting or other circumstances, it would be impractical for the meeting to be held in the U.K. Any notice of a special meeting, or waiver thereof, need not state the purpose of such meeting except as may otherwise be required by law. Attendance of a member of the Board of Directors at a meeting (including pursuant to the penultimate sentence of this Section 7.7(a)) shall constitute a waiver of notice of such meeting, except where such member attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, are executed by not less than the minimum number of members of the Board of Directors required to approve such action, provided, that a majority of the Board of Directors executing such consent or consents must be physically present in the U.K. at the time of his or her execution of such consent or consents. Members of the Board of Directors may participate in and hold meetings by means of conference telephone, videoconference or similar communications equipment by means of which all Persons participating in the meeting can hear and speak to each other, and participation in such meetings shall constitute presence in person at the meeting, provided that, any such meeting shall be initiated from (and a plurality of the participating members of the Board of Directors shall be physically located at) the location described in the third sentence of this Section 7.7(a). The Board of Directors may establish any additional rules governing the conduct of its meetings that are not inconsistent with the provisions of this Agreement.

(b) The Board of Directors shall appoint the members of the Audit Committee and the Conflicts Committee. The Audit Committee and the Conflicts Committee shall, in each case, perform the functions delegated to it pursuant to the terms of this Agreement and such other matters as may be delegated to it from time to time by resolution of the Board of Directors. The Board of Directors, by a majority of the whole Board of Directors, may appoint one or more additional committees of the Board of Directors to consist of one or more members of the Board of Directors, which committee(s) shall have and may exercise such of the powers and authority of the Board of Directors (including in respect of Section 7.1) with respect to the management of the business and affairs of the Company as may be provided in a resolution of the Board of Directors. Any committee designated pursuant to this Section 7.7(b) shall choose its own chairman, shall keep regular minutes of its proceedings and report the same to the Board of Directors when requested, shall fix its own rules or procedures and shall meet at such times and at such place or places, consistent with the requirements as to the location of meetings of the Board, as may be provided by such rules or by resolution of such committee or resolution of the Board of Directors. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum and the affirmative vote of a majority of the members present shall be necessary for the taking of any action. Any action required or permitted to be taken at a meeting of any such committee may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, are executed by not less than the minimum number of members of such committee required to approve such action, provided, that a majority of the members of such committee executing such consents or consents must be physically present in the U.K. at the time of his or her execution of such consent or consents. Subject to the first sentence of this Section 7.7(b), the Board of Directors may designate one or more members of the Board of Directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of such committee. Subject to the first sentence of this Section 7.7(b), in the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

(c) The Appointed Directors may designate one of the members of the Board of Directors as Chairman of the Board of Directors. The initial Chairman of the Board of Directors shall be Esa Ikäheimonen. The Chairman of the Board of Directors, if any, and if present and acting, shall preside at all meetings of the Board of Directors. In the absence of the Chairman of the Board of Directors, another member of the Board of Directors designated by the Appointed Directors shall preside. If, at any time, in accordance with Section 7.2(a), the Board of Directors consists solely of Elected Directors, the Board of Directors may designate one of its members as Chairman of the Board of Directors and shall, in the absence of the Chairman of the Board of Directors at a meeting of the Board of Directors, designate another member of the Board of Directors to preside at the meeting.

Section 7.8 Officers.

(a) The Board of Directors, as set forth below, shall appoint or designate agents of the Company, referred to as “Officers” of the Company as described in this Section 7.8. Such Officers may be employed by any Group

Member directly or may be employed by one or more third parties, including Transocean Ltd. and its Affiliates, and designated by the Board of Directors to perform officer functions for the benefit of the Company.

(b) The Board of Directors shall appoint or designate such Officers and agents as may from time to time appear to be necessary or advisable in the conduct of the affairs of the Company, who shall hold such titles as shall be determined from time to time by the Board of Directors. Such officers shall exercise such powers and authority and perform such duties as generally pertain to their offices, except as modified herein or as shall be determined from time to time by resolution of the Board of Directors. The Officers may include an Executive Chairman or Chairman of the Board of Directors, an Executive Vice Chairman or Vice Chairman of the Board of Directors, a Chief Executive Officer, a President, a Chief Financial Officer, any and all Vice Presidents, a Secretary, any and all Assistant Secretaries, a Treasurer, any and all Assistant Treasurers and any other Officers appointed or designated by the Board of Directors pursuant to this Section 7.8. Any person may hold two or more offices.

(c) The Officers, including any Officer employed by a third party and designated by the Board of Directors to perform officer services for the benefit of the Company, shall be appointed by the Board of Directors at such time and for such terms as the Board of Directors shall determine. Any Officer may be removed, with or without Cause, only by the Board of Directors. Vacancies in any office may be filled only by the Board of Directors.

(d) The Board of Directors may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other Persons.

(e) Unless otherwise provided by resolution of the Board of Directors, no Officer shall have the power or authority to delegate to any Person such Officer’s rights and powers as an Officer to manage the business and affairs of the Company.

Section 7.9 Compensation of Directors. The members of the Board of Directors who are not employees of the Company Group, the Transocean Member or its Affiliates shall receive such compensation for their services as members of the Board of Directors or members of a committee of the Board of Directors shall determine. In addition, the members of the Board of Directors shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in the course of their service hereunder.

Section 7.10 Certificate of Formation. The Initial Transocean Member has caused the Certificate of Formation to be filed with the Registrar of Corporations of the Marshall Islands as required by the Marshall Islands Act. The Board of Directors shall use all commercially reasonable efforts to cause to be filed such other certificates or documents that the Board of Directors determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited liability company in the Marshall Islands or any other jurisdiction in which the Company may elect to do business or own property. To the extent the Board of Directors determines such action to be necessary or appropriate, the Board of Directors shall cause to be filed amendments to and restatements of the Certificate of Formation and cause to be done all things to maintain the Company as a limited liability company under the laws of the Marshall Islands or of any other jurisdiction in which the Company may elect to do business or own property. Subject to the terms of Section 3.4(a), the Company shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Formation, any qualification document or any amendment thereto to any Member.

Section 7.11 Restrictions on the Authority of the Board of Directors. Except as provided in Articles XII and XIV, the Board of Directors may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Company Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation, other combination or sale of ownership interests in the Company’s Subsidiaries) without the approval of a Unit Majority; provided, however, that this provision shall not preclude or limit the ability of the Board of Directors to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Company Group and shall not apply to any forced sale of any or all of the assets of the Company Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

Section 7.12 Reimbursement of the Transocean Member.

(a) Except as provided in this Section 7.12, elsewhere in this Agreement and in the Master Services Agreements, the Transocean Member shall not be compensated for its services.

(b) The Transocean Member shall be reimbursed on a monthly basis, or such other basis as the Board of Directors may determine, for any direct and indirect expenses it incurs that are allocable to the Company Group or payments it makes on behalf of the Company Group. The Board of Directors shall determine the expenses that are allocable to the Company Group. Reimbursements pursuant to this Section 7.12 shall be in addition to any reimbursement to the Transocean Member as a result of indemnification pursuant to Section 7.15.

(c) Subject to the applicable rules and regulations of the National Securities Exchange on which the Common Units are listed, the Board of Directors, without the approval of the Members (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Company employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Membership Interests or Derivative Membership Interests), or cause the Company to issue Membership Interests or Derivative Membership Interests in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the Company, the Transocean Member or any of its Affiliates, in each case for the benefit of employees and directors of the Company, the Transocean Member, any Group Member or any Affiliate thereof, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Company Group. The Company agrees to issue and sell to the Transocean Member or any of its Affiliates any Membership Interests or Derivative Membership Interests that the Transocean Member or such Affiliates are obligated to provide to any employees and directors pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the Transocean Member or its Affiliates in connection with any such plans, programs and practices (including the net cost to the Transocean Member or such Affiliates of Membership Interests or Derivative Membership Interests purchased by the Transocean Member or such Affiliates from the Company or otherwise to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.12(b). Any and all obligations of the Transocean Member or its Affiliates under any employee benefit plans, employee programs or employee practices adopted by the Transocean Member as permitted by this Section 7.12(c) shall constitute obligations of the Transocean Member hereunder and shall be assumed by any successor Transocean Member approved pursuant to Sections 11.1 or 11.2 or the transferee of or successor to all of the Transocean Member’s Transocean Member Interest pursuant to Section 4.6.

Section 7.13 Outside Activities.

(a) Except as specifically restricted by the Omnibus Agreement, each Unrestricted Person shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member or any Member. No such business interest or activity shall constitute a breach of this Agreement, the Omnibus Agreement or any related agreement or any fiduciary duty or other duty existing at law, in equity or otherwise, or obligation of any type whatsoever to any Group Member, any Member, or any other Persons who have acquired an interest in a Membership Interest or are otherwise bound by this Agreement. Notwithstanding anything to the contrary in this Agreement, (i) the possessing of competitive interests and engaging in competitive activities by any Unrestricted Person in accordance with the provisions of this Section 7.13 is hereby approved by the Company and all Members and any other Persons who have acquired an interest in a Membership Interest or are otherwise bound by this Agreement and (ii) it shall be deemed not to be a breach of any duty (including any fiduciary duties that may be applicable) or any other obligation of any type whatsoever by any Unrestricted Person for the Unrestricted Persons to engage in such business interests and activities in preference to or to the exclusion of the Company.

(b) Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to an Unrestricted Person (including the Transocean Member) and, subject to the terms of Section 7.13(a) and the Omnibus Agreement, no Unrestricted Person (including the Transocean Member) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company shall have any duty to communicate or offer such opportunity to the Company, and, subject to the terms of Section 7.13(a) and the Omnibus Agreement, such Unrestricted Person (including the Transocean Member) shall not be liable to the Company or other Group Member, to another Member or any other Persons who have acquired an interest in a Membership Interest or are otherwise bound by this Agreement for breach of any fiduciary or other duty existing at law, in equity or otherwise by reason of the fact that such Unrestricted Person (including the Transocean Member) pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Company; provided, that such Unrestricted Person does not engage in such business or activity as a result of using confidential or proprietary information provided by or on behalf of the Company to such Unrestricted Person which confidential or proprietary information was designated in writing as confidential or proprietary and solely for the use of the Company Group.

(c) The Transocean Member and each of its Affiliates may own and acquire Units or other Membership Interests in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units or other Membership Interests acquired by them. The term “Affiliates” as used in this Section 7.13(c) with respect to the Transocean Member shall not include any Group Member.

Section 7.14 Loans from the Transocean Member; Loans or Contributions from the Company or Group Members.

(a) The Transocean Member or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the Transocean Member or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the Transocean Member and the Board of Directors may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees), all as determined by the Transocean Member and the Board of Directors. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.14(a) and Section 7.14(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.

(b) The Company may lend or contribute to any Group Member, and any Group Member may borrow from the Company, funds on terms and conditions determined by the Board of Directors.

(c) No borrowing by any Group Member or the approval thereof by the Transocean Member or the Board of Directors shall be deemed to constitute a breach of any duty, expressed or implied, of the Transocean Member or its Affiliates or the Board of Directors to the Company or the Non-Transocean Members by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (i) enable distributions to the Transocean Member or its Affiliates (including in their capacities as Non-Transocean Members) to exceed the Transocean Member’s Percentage Interest of the total amount distributed to all members or (ii) hasten the expiration of the Subordination Period or the conversion of any Subordinated Units into Common Units.

Section 7.15 Indemnification.

(a) To the fullest extent permitted by the Marshall Islands Act but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, however, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.15, the Indemnitee acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, that no indemnification pursuant to this Section 7.15 shall be available to the Transocean Member or its Affiliates (other than a Group Member) with respect to its or their obligations incurred pursuant to the Underwriting Agreement, the Omnibus Agreement or the Contribution Agreement. Any indemnification pursuant to this Section 7.15 shall be made only out of the assets of the Company, it being agreed that the Transocean Member shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by the Marshall Islands Act, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.15(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a final and non-appealable determination that the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.15.

(c) The indemnification provided by this Section 7.15 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Non-Transocean Member Interests, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Company may purchase and maintain (or reimburse the Transocean Member or its Affiliates for the cost of) insurance, on behalf of the Board of Directors and the Transocean Member, its Affiliates and such other Persons as the Board of Directors shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement or law.

(e) For purposes of this Section 7.15, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by the Indemnitee of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.15(a); and action taken or omitted by the Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(f) In no event may an Indemnitee subject the Non-Transocean Members to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.15 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.15 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.15 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.15 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.16 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, any Group Member Agreement, under the Marshall Islands Act or any other law, rule or regulation or at equity, to the fullest extent allowed by law, no Indemnitee or any of its employees or Persons acting on its behalf shall be liable for monetary damages to the Company, the Members or any other Persons who have acquired an interest in a Membership Interest or are otherwise bound by this Agreement, for losses sustained or liabilities incurred, of any kind or character, as a result of any act or omission of an Indemnitee or any of its employees or Persons acting on its behalf unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee or any of its employees or Persons acting on its behalf acted in bad faith or engaged in fraud or willful misconduct and, in the case of a criminal matter, acted with knowledge that conduct was unlawful.

(b) Subject to their obligations and duties as members of the Board of Directors set forth in Section 7.1(a), members of the Board of Directors may exercise any of the powers granted to them and perform any of the duties imposed upon them hereunder either directly or by or through its agents, and the members of the Board of Directors shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the Board of Directors if such appointment was not made in bad faith.

(c) To the extent that, at law or in equity, an Indemnitee or any of its employees or Persons acting on its behalf has duties (including fiduciary duties) and liabilities relating thereto to the Company, to the Members, or to any other Persons who have acquired an interest in a Membership Interest or are otherwise bound by this Agreement, the Transocean Member and any other Indemnitee or any of its employees or Persons acting on its behalf acting in connection with the Company’s business or affairs shall not be liable to the Company, to any Member or to any other Persons who have acquired an interest in a Membership Interest or are otherwise bound by this Agreement for its good faith reliance on the provisions of this Agreement.

(d) Any amendment, modification or repeal of this Section 7.16 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of an Indemnitee or any of its employees or Persons acting on its behalf under this Section 7.16 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.17 Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

(a) Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the Transocean Member or any of its Affiliates or Associates, or any Indemnitee, on the one hand, and the Company, any Group Member or any Member, on the other, any resolution or course of action in respect of such conflict of interest shall be permitted and deemed approved by all Members, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Outstanding Common Units (excluding Common Units owned by the Transocean Member and its Affiliates), (iii) determined by the Board of Directors to be on terms no less favorable to the Company than those generally being provided to or available from unrelated third parties or (iv) determined by the Board of Directors to be fair and reasonable to the Company, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Company). The Board of Directors may but shall not be required in connection with the resolution of such conflict of interest to seek Special Approval or Unitholder approval of such resolution, and the Board of Directors may also adopt a resolution or course of action that has not received Special Approval or Unitholder approval. Whenever the Board of Directors makes a determination to refer or not to refer any potential conflict of interest to the Conflicts Committee for Special Approval or to seek or not to seek Unitholder approval, then the Board of Directors shall be entitled, to the fullest extent permitted by law, to make such determination free of any duty (including any fiduciary duty) or obligation whatsoever to the Company or any Member, and the Board of Directors shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard or duty imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under Marshall Islands law or any other law, rule or regulation or at equity, and the Board of Directors in making such determination shall be permitted to do so in its sole and absolute discretion. If Special Approval is sought or obtained, then, it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith, and if neither Special Approval nor Unitholder approval is sought or obtained and the Board of Directors determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above or that a director satisfies the eligibility requirements to be a member of the Conflicts Committee, then it shall be presumed that, in making its decision, the Board of Directors, acted in good faith. In any proceeding brought by any Member or by or on behalf of such Member or any other Member or the Company challenging any action by the Conflicts Committee with respect to any matter referred to the Conflicts Committee for Special Approval by the Board of Directors, any action by the Board of Directors in determining whether the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the IPO Registration Statement and any actions of the Transocean Member or any of its Affiliates or Associates or any other Indemnitee taken in connection therewith are hereby approved by all Members and shall not constitute a breach of this Agreement or of any duty.

(b) Whenever the Board of Directors or any committee thereof (including the Conflicts Committee) or any of the Company’s Officers makes a determination or takes or declines to take any other action, or any Affiliate or Associate of the Company or any other Indemnitee causes the Board of Directors, or any committee thereof, or any Officer to do so, whether under this Agreement, any Group Member Agreement or any other agreement, then, unless another express standard is provided for in this Agreement, the Board of Directors, such committee or such Officer, or such Affiliate, Associate or Indemnitee causing the Board of Directors, such committee or such Officer to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different duties or standards (including fiduciary duties or standards) imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under Marshall Islands law or any other law, rule or regulation or at equity. A determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of this Agreement if the Person or Persons making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction is in, or not adverse to, the best interests of the Company Group; provided, however, that if the Board of Directors is making a determination or taking or declining to take an action pursuant to clause (iii) or clause (iv) of the first sentence of Section 7.17(a), then in lieu thereof, such determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of this Agreement if the members of the Board of Directors making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction meets the standard set forth in clause (iii) or clause (iv) of the first sentence of Section 7.17(a), as applicable. Further, the Company’s Officers and Directors shall be deemed to be acting in good faith if they decline to cause the Company to undertake a transaction that the Company’s Officers and Directors believe is a transaction that would likely have a material adverse effect on the ability of the Transocean Member or its Affiliates to comply with the terms of the debt of the Transocean Member or its Affiliates.

(c) Whenever the Transocean Member makes a determination or takes or declines to take any other action in its capacity as a Member, or any of its Affiliates causes it to do so, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the Transocean Member, or such Affiliates causing it to do so, are entitled to make such determination or to take or decline to take such other action free of any duty (including any fiduciary duty) or obligation existing at law, in equity or otherwise whatsoever to the Company or any Member, any Record Holder, any Person who acquires an interest in a Membership Interest or any Person otherwise bound by this Agreement, and to the fullest extent permitted by law, the Transocean Member, or such Affiliates causing it to do so, shall not be required to act in good faith or in the best interests of the Company or any Member, any Record Holder, any Person who acquires an interest in a Membership Interest or any other Person or pursuant to any other standard or duty imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Marshall Islands Act or any other law, rule or regulation or at equity.

(d) Notwithstanding anything to the contrary in this Agreement, the Transocean Member and its Affiliates shall have no duty or obligation, express or implied, to (i) approve the sale or other disposition of any asset of the Company Group (if such approval is required pursuant to Section 7.11) or (ii) permit any Group Member to use any facilities or assets of the Transocean Member and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the Transocean Member or any of its Affiliates to enter into such contracts shall, in each case, be at its option.

(e) Except as expressly set forth in this Agreement or expressly required by Marshall Islands law, neither the Board of Directors nor any other Indemnitee shall have any duties (including fiduciary duties), obligations or liabilities existing at law, in equity or otherwise whatsoever to the Company, any Member, any Person who acquires an interest in a Membership Interest or any other Person who becomes bound by this Agreement. The provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities, including fiduciary duties, of the Board of Directors or any other Indemnitee otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of the Board of Directors or such other Indemnitee.

(f) The Unitholders hereby authorize the Board of Directors, on behalf of the Company as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the Board of Directors pursuant to this Section 7.17.

Section 7.18 Other Matters Concerning the Board of Directors.

(a) The Board of Directors may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The Board of Directors may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the Board of Directors reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

(c) The Transocean Member shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Company.

Section 7.19 Purchase or Sale of Membership Interests. The Board of Directors may cause the Company to purchase or otherwise acquire Membership Interests or Derivative Membership Interests; provided, however, that the Board of Directors may not cause any Group Member to purchase Subordinated Units during the Subordination Period. As long as Membership Interests are held by any Group Member, such Membership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The Transocean Member or any Affiliate of the Transocean Member may purchase or otherwise acquire and sell or otherwise dispose of Membership Interests for its own account, subject to the provisions of Articles IV and X.

Section 7.20 Registration Rights of the Transocean Member and its Affiliates.

(a) Demand Registration. Upon receipt of a Notice from any Holder or Holders that hold at least 25% of the then Outstanding Registrable Securities at any time after the 180th day after the Closing Date, the Company shall file with the Commission as promptly as reasonably practicable a registration statement under the Securities Act (each, a “Registration Statement”) providing for the resale of the Registrable Securities identified in such Notice, which may, at the option of the Holder giving such Notice, be a Registration Statement that provides for the resale of the Registrable Securities from time to time pursuant to Rule 415 under the Securities Act. The Company shall notify all Holders of such Notice at least 15 days prior to the filing date. The Company shall not be required pursuant to this Section 7.20(a) to file more than one Registration Statement in any 12-month period nor to file more than six Registration Statements in the aggregate. The Company shall use commercially reasonable efforts to cause such Registration Statement to become effective as soon as reasonably practicable after the initial filing of the Registration Statement and to remain effective and available for the resale of the Registrable Securities by the Selling Holders named therein until the earlier of (i) six months following such Registration Statement’s effective date and (ii) the date on which all Registrable Securities covered by such Registration Statement have been sold. In the event one or more Holders request in a Notice to dispose of Registrable Securities pursuant to a Registration Statement in an Underwritten Offering and such Holder or Holders reasonably anticipate gross proceeds from such Underwritten Offering of at least $30.0 million in the aggregate, the Company shall retain underwriters that are reasonably acceptable to such Selling Holders in order to permit such Selling Holders to effect such disposition through an Underwritten Offering; provided the Company shall have the exclusive right to select the bookrunning managers. The Company and such Selling Holders shall enter into an underwriting agreement in customary form that is reasonably acceptable to the Company and take all reasonable actions as are requested by the managing underwriters to facilitate the Underwritten Offering and sale of Registrable Securities therein, including indemnification of the underwriters and representations and covenants, in each case upon customary terms. No Holder may participate in the Underwritten Offering unless it agrees to sell its Registrable Securities covered by the Registration Statement on the terms and conditions of the underwriting agreement and completes and delivers all necessary documents and information reasonably required under the terms of such underwriting agreement. In the event that the managing underwriter of such Underwritten Offering advises the Company and the Holder in writing that in its opinion the inclusion of all or some Registrable Securities would adversely and materially affect the timing or success of the Underwritten Offering, the amount of Registrable Securities that each Selling Holder requested be included in such Underwritten Offering shall be reduced on a Pro Rata basis to the aggregate amount that the managing underwriter deems will not have such material and adverse effect. Any Holder may withdraw from such Underwritten Offering by notice to the Company and the managing underwriter; provided such notice is delivered prior to the launch of such Underwritten Offering.

(b) Piggyback Registration. At any time after the 180th day after the Closing Date, if the Company shall propose to file a Registration Statement (other than pursuant to a demand made pursuant to Section 7.20(a)) for an offering of Membership Interests for cash (other than an offering relating solely to an employee benefit plan, an offering relating to a transaction on Form S-4 or an offering on any registration statement that does not permit secondary sales), the Company shall notify all Holders of such proposal at least five Business Days before the proposed filing date. The Company shall use commercially reasonable efforts to include such number of Registrable Securities held by any Holder in such Registration Statement as each Holder shall request in a Notice received by the Company within two Business Days of such Holder’s receipt of the notice from the Company. If the Registration Statement about which the Company gives notice under this Section 7.20(b) is for an Underwritten Offering, then any Holder’s ability to include its desired amount of Registrable Securities in such Registration Statement shall be conditioned on such Holder’s inclusion of all such Registrable Securities in the Underwritten Offering; provided, however, that, in the event that the managing underwriter of such Underwritten Offering advises the Company and the Holder in writing that in its opinion the inclusion of all or some Registrable Securities would adversely and materially affect the timing or success of the Underwritten Offering, the amount of Registrable Securities that each Selling Holder requested be included in such Underwritten Offering shall be reduced on a Pro Rata basis to the aggregate amount that the managing underwriter deems will not have such material and adverse effect. In connection with any such Underwritten Offering, the Company and the Selling Holders involved shall enter into an underwriting agreement in customary form that is reasonably acceptable to the Company and take all reasonable actions as are requested by the managing underwriters to facilitate the Underwritten Offering and sale of Membership Interests therein, including indemnification of the underwriters and representations and covenants, in each case upon customary terms. No Holder may participate in the Underwritten Offering unless it agrees to sell its Registrable Securities covered by the Registration Statement on the terms and conditions of the underwriting agreement and completes and delivers all necessary documents and information reasonably required under the terms of such underwriting agreement. Any Holder may withdraw from such Underwritten Offering by notice to the Company and the managing underwriter; provided such notice is delivered prior to the launch of such Underwritten Offering. The Company shall have the right to terminate or withdraw any Registration Statement or Underwritten Offering initiated by it under this Section 7.20(b) prior to the effective date of the Registration Statement or the pricing date of the Underwritten Offering, as applicable.

(c) Sale Procedures. In connection with its obligations under this Section 7.20, the Company shall:

(i) furnish to each Selling Holder (A) as far in advance as reasonably practicable before filing a Registration Statement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing a Registration Statement or supplement or amendment thereto, and (B) such number of copies of such Registration Statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Registration Statement; provided, however, that the Company will not have any obligation to provide any document pursuant to clause (B) hereof that is available on the Commission’s website;

(ii) if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by a Registration Statement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the managing underwriter, shall reasonably request; provided, however, that the Company will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action that would subject it to general service of process in any jurisdiction where it is not then so subject;

(iii) promptly notify each Selling Holder and each underwriter, at any time when a prospectus is required to be delivered under the Securities Act, of (A) the filing of a Registration Statement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Registration Statement or any post-effective amendment thereto, when the same has become effective; and (B) any written comments from the Commission with respect to any Registration Statement or any document incorporated by reference therein and any written request by the Commission for amendments or supplements to a Registration Statement or any prospectus or prospectus supplement thereto;

(iv) immediately notify each Selling Holder and each underwriter, at any time when a prospectus is required to be delivered under the Securities Act, of (A) the occurrence of any event or existence of any fact (but not a description of such event or fact) as a result of which the prospectus or prospectus supplement contained in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of the prospectus contained therein, in the light of the circumstances under which a statement is made); (B) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement, or the initiation of any proceedings for that purpose; or (C) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, subject to Section 7.20(f), the Company agrees to, as promptly as practicable, amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other reasonable action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto; and

(v) enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of the Registrable Securities or is otherwise customary in connection with the registration, underwriting or sale of securities, including the provision of comfort letters, legal opinions, lock-up agreements by the Company and its officers and directors and assistance in road shows, marketing and due diligence sessions, as are customary in such securities offerings.

(d) Suspension. Each Selling Holder, upon receipt of notice from the Company of the happening of any event of the kind described in Section 7.20(c)(iv), shall forthwith discontinue disposition of the Registrable Securities by means of a prospectus or prospectus supplement until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by such subsection or until it is advised in writing by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus.

(e) Expenses. Except as set forth in an underwriting agreement for the applicable Underwritten Offering or as otherwise agreed between a Selling Holder and the Company, all costs and expenses of a Registration Statement filed or an Underwritten Offering that includes Registrable Securities pursuant to this Section 7.20 (other than underwriting discounts and commissions on Registrable Securities and fees and expenses of counsel and advisors to Selling Holders) shall be paid by the Company.

(f) Delay Right. Notwithstanding anything to the contrary herein, if the Board of Directors determines that the Company’s compliance with its obligations in this Section 7.20 would be detrimental to the Company because such registration would (x) materially interfere with a significant acquisition, merger, disposition, reorganization or other similar transaction involving the Company, (y) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential or (z) render the Company unable to comply with requirements under applicable securities laws, then the Company shall have the right to postpone compliance with such obligations for a period of not more than six months; provided, however, that such right may not be exercised more than twice in any 24-month period.

(g) Indemnification.

(i) In addition to and not in limitation of the Company’s obligation under Section 7.15, the Company shall, to the fullest extent permitted by law but subject to the limitations expressly provided in this

Agreement, indemnify and hold harmless each Selling Holder, its officers, directors and each Person who controls the Selling Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.20(g) as a “Claim” and in the plural as “Claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, preliminary prospectus, final prospectus or issuer free writing prospectus under which any Registrable Securities were registered or sold by such Selling Holder under the Securities Act, or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company shall not be liable to any Indemnified Person to the extent that any such Claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus or issuer free writing prospectus in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Selling Holder specifically for use in the preparation thereof.

(ii) Each Selling Holder shall, to the fullest extent permitted by law, indemnify and hold harmless the Company, the Transocean Member, the Officers and Directors and each Person who controls the Company or the Transocean Member (within the meaning of the Securities Act) and any agent thereof to the same extent as the foregoing indemnity from the Company to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in such Registration Statement, preliminary prospectus, final prospectus or free writing prospectus.

(iii) The provisions of this Section 7.20(g) shall be in addition to any other rights to which an Indemnified Person may be entitled under law, equity, contract or otherwise.

(h) Specific Performance. Damages in the event of breach of Section 7.20 by the Company or any Holder may be difficult, if not impossible, to ascertain, and it is therefore agreed that the Company and each Holder, in addition to and without limiting any other remedy or right it may have, will have the right to seek an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and the Company and each Holder hereby waives, to the fullest extent permitted by law, any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity that such Person may have.

Section 7.21 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Company shall be entitled to assume that the Board of Directors and any Officer authorized by the Board of Directors to act on behalf of and in the name of the Company has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any authorized contracts on behalf of the Company, and such Person shall be entitled to deal with the Board of Directors or any such Officer as if it were the Company’s sole party in interest, both legally and beneficially. Each Member, each other Person who acquires an interest in a Membership Interest and each other Person who becomes bound by this Agreement hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the Board of Directors or any such Officer in connection with any such dealing. In no event shall any Person dealing with the Board of Directors or any such Officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the Board of Directors or any such Officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Company by the Board of Directors, the Officers or representatives of the Company authorized by the Board of Directors shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Company and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1 Records and Accounting. The Company shall keep or cause to be kept appropriate books and records with respect to the Company’s business, including all books and records necessary to provide to the Non-Transocean Members any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Company in the regular course of its business, including the record of the Record Holders of Units or other Membership Interests, books of account and records of Company proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, however, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Company shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. The Company shall not be required to keep books maintained on a cash basis and the Company shall be permitted to calculate cash-based measures, including Operating Surplus and Adjusted Operating Surplus, by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the Company determines to be necessary or appropriate.

Section 8.2 Fiscal Year. The fiscal year of the Company shall be a fiscal year ending December 31.

Section 8.3 Reports.

(a) As soon as practicable, but in no event later than 105 days after the close of each fiscal year of the Company, the Company shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Company’s or the Commission’s website), to each Record Holder of a Unit as of a date selected by the Board of Directors, an annual report containing financial statements of the Company for such fiscal year of the Company, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Company equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the Board of Directors.

(b) As soon as practicable, but in no event later than 50 days after the close of each Quarter except the last Quarter of each fiscal year, the Company shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Company’s or the Commission’s website), to each Record Holder of a Unit, as of a date selected by the Board of Directors, a report containing unaudited financial statements of the Company and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the Board of Directors determines to be necessary or appropriate.

ARTICLE IX

TAX MATTERS

Section 9.1 Tax Elections and Information.

(a) The Company is authorized and shall make a protective election to be treated as an association taxable as a corporation for United States federal income tax purposes, effective on or before the Closing Date. Except as otherwise provided herein, the Board of Directors or their designees shall determine whether the Company should make any other elections permitted by any applicable tax law.

(b) The tax information reasonably required by Record Holders generally for United States federal income tax reporting purposes with respect to a calendar taxable year shall be furnished to them within the time prescribed by applicable governmental requirements.

Section 9.2 Tax Withholding. Notwithstanding any other provision of this Agreement, the Board of Directors is authorized to take any action that may be required or advisable to cause the Company and other Group Members to comply with any withholding requirements with respect to any tax established under any applicable law or administrative practice. To the extent that the Company is required or elects to withhold and pay over to any taxing authority any amount with respect to a distribution or payment to or for the benefit of any Member, the Board of Directors may treat the amount withheld as a distribution of cash to such Member in the amount of such withholding from such Member.

Section 9.3 Conduct of Operations. The Board of Directors shall conduct the affairs of the Company such that the Company shall be resident in the U.K. for tax purposes.

ARTICLE X

ADMISSION OF MEMBERS

Section 10.1 Admission of Initial Non-Transocean Members. Upon the issuance by the Company of Common Units, Subordinated Units and Incentive Distribution Rights to the Transocean Member and the Underwriters as described in Sections 5.1 and 5.2, the Board of Directors shall admit such parties to the Company as Initial Non-Transocean Members in respect of the Common Units, Subordinated Units or Incentive Distribution Rights issued to them.

Section 10.2 Admission of Additional Non-Transocean Members.

(a) From and after the Closing Date, by acceptance of the transfer of any Non-Transocean Member Interests in accordance with Article IV or the acceptance of any Non-Transocean Member Interests issued pursuant to Article V or pursuant to a merger, consolidation or conversion pursuant to Article XIV, each transferee of, or other such Person acquiring, a Non-Transocean Member Interest (including any nominee holder or an agent or representative acquiring such Non-Transocean Member Interests for the account of another Person) (i) shall be admitted to the Company as a Non-Transocean Member with respect to the Non-Transocean Member Interests so transferred or issued to such Person when any such transfer, issuance or admission is reflected in the books and records of the Company and such Non-Transocean Member becomes the Record Holder of the Non-Transocean Member Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee or other recipient has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Non-Transocean Member Interests and the admission of any new Non-Transocean Member shall not constitute an amendment to this Agreement. A Person may become a Non-Transocean Member or Record Holder of a Non-Transocean Member Interest without the consent or approval of any of the Members. A Person may not become a Non-Transocean Member until such Person acquires a Non-Transocean Member Interest and until such Person is reflected in the books and records of the Company as the Record Holder of such Non-Transocean Member Interest.

(b) The name and mailing address of each Member shall be listed on the books and records of the Company maintained for such purpose by the Company or the Transfer Agent. The Company shall update its books and records from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable).

(c) Any transfer of a Non-Transocean Member Interest shall not entitle the transferee to receive distributions or to any other rights to which the transferor was entitled until the transferee becomes a Non-Transocean Member pursuant to Section 10.2(a).

Section 10.3 Admission of Successor Transocean Member. A successor Transocean Member approved pursuant to Sections 11.1 or 11.2 or the transferee of or successor to all or part of the Transocean Member Interest pursuant to Section 4.6 who is proposed to be admitted as a successor Transocean Member shall be admitted to the Company as the Transocean Member, effective immediately prior to the withdrawal or removal of the predecessor or transferring Transocean Member, pursuant to Sections 11.1 or 11.2 or the transfer of the Transocean Member Interest pursuant to Section 4.6; provided, however, that no such Person shall be admitted to the Company as a successor or additional Transocean Member until compliance with the terms of Section 4.6 has occurred and such Person has executed and delivered such other documents or instruments as may be required to effect such admission.

Section 10.4 Amendment of Agreement and Certificate of Formation. To effect the admission to the Company of any Member, the Board of Directors shall take all steps necessary or appropriate under the Marshall Islands Act to amend the records of the Company to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the Board of Directors shall prepare and file an amendment to the Certificate of Formation.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF MEMBERS

Section 11.1 Withdrawal of the Transocean Member.

(a) The Transocean Member shall be deemed to have withdrawn from the Company upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”):

(i) The Transocean Member voluntarily withdraws from the Company by giving written notice to the other Members;

(ii) The Transocean Member transfers all of its Transocean Member Interest pursuant to Section 4.6;

(iii) The Transocean Member is removed pursuant to Section 11.2;

(iv) The Transocean Member (A) makes a general assignment for the benefit of creditors; (B) files a voluntary petition in bankruptcy; (C) files a voluntary petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Transocean Member in a proceeding of the type described in clauses (A), (B) or (C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor in possession), receiver or liquidating trustee of the Transocean Member or of all or any substantial part of its properties;

(v) The Transocean Member is adjudged bankrupt or insolvent, or has entered against it an order for relief in any bankruptcy or insolvency proceeding; or

(vi) (A) in the event the Transocean Member is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter and the expiration of 90 days after the date of notice to the Transocean Member of revocation without a reinstatement of its charter; (B) in the event the Transocean Member is a partnership or a limited liability company, the dissolution and commencement of winding up of the Transocean Member; (C) in the event the Transocean Member is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the Transocean Member is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the Transocean Member.

If an Event of Withdrawal specified in Sections 11.1(a)(iv), 11.1(a)(v), 11.1(a)(vi)(A), 11.1(a)(vi)(B), 11.1(a)(vi)(C) or 11.1(a)(vi)(E) occurs, the withdrawing Transocean Member shall give notice to the Non-Transocean Members within 30 days after such occurrence. The Members hereby agree that only the Events of

Withdrawal described in this Section 11.1 shall result in the withdrawal of the Transocean Member from the Company. When used in this Agreement, “withdrawal” has the same meaning as “resignation” as established in the Marshall Islands Act.

(b) Withdrawal of the Transocean Member from the Company upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances:

(i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, prevailing Eastern Time, on June 30, 2024, the Transocean Member voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Non-Transocean Members, such withdrawal to take effect on the date specified in the notice; provided, however, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the Transocean Member and its Affiliates);

(ii) at any time after 12:00 midnight, prevailing Eastern Time, on June 30, 2024, the Transocean Member voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice;

(iii) at any time that the Transocean Member ceases to be the Transocean Member pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or

(iv) notwithstanding clause (i) of this Section 11.1(b), at any time that the Transocean Member voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Non- Transocean Members, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the Transocean Member and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. If the Transocean Member gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor Transocean Member. If, prior to the effective date of the Transocean Member’s withdrawal, a successor is not selected by the Unitholders as provided herein, the Company shall be dissolved in accordance with Section 12.1 unless the business of the Company is continued pursuant to Section 12.2. Any successor Transocean Member elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.

Section 11.2 Removal of the Transocean Member. The Transocean Member may be removed as the Transocean Member if such removal is approved by the Unitholders holding at least 66 2⁄3% of the Outstanding Units (including Units held by the Transocean Member and its Affiliates), voting as a single class. Any such action by such holders or the Board of Directors for removal of the Transocean Member must also provide for the election of a successor Transocean Member by a Unit Majority. Such removal shall be effective immediately following the admission of a successor Transocean Member pursuant to Section 10.3. Any successor Transocean Member elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.3.

Section 11.3 Interest of Departing Transocean Member and Successor Transocean Member.

(a) In the event of (i) withdrawal of the Transocean Member under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the Transocean Member by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor Transocean Member is elected in accordance with the terms of Sections 11.1 or 11.2, (A) the Departing Transocean Member shall have the option, exercisable prior to the effective date of the departure of such Departing Transocean Member, to require its successor to purchase its Transocean Member Interest and its Incentive Distribution Rights (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure and (B) the other holders of the Incentive Distribution Rights, if any, shall have the option, exercisable prior to the effective date of the departure of such Departing Transocean Member, to require such successor to purchase such holders’ Incentive

Distribution Rights in exchange for an amount in cash equal to the fair market value of such Incentive Distribution Rights, such amount to be determined and payable as of the effective date of the Departing Transocean Member’s departure. If the Transocean Member is removed by the Unitholders under circumstances where Cause exists or if the Transocean Member withdraws under circumstances where such withdrawal violates this Agreement, and if a successor Transocean Member is elected in accordance with the terms of Sections 11.1 or 11.2 (or if the business of the Company is continued pursuant to Section 12.2 and the successor Transocean Member is not the former Transocean Member), such successor shall have the option, exercisable prior to the effective date of the departure of such Departing Transocean Member (or, in the event the business of the Company is continued, prior to the date the business of the Company is continued), to purchase the Combined Interest in exchange for an amount in cash equal to such fair market value of such Combined Interest of the Departing Transocean Member. In either event, the Departing Transocean Member shall be entitled to receive all reimbursements due such Departing Transocean Member pursuant to Section 7.12, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing Transocean Member or its Affiliates (other than any Group Member) for the benefit of the Company or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Departing Transocean Member’s Combined Interest and the value of the Incentive Distribution Rights held by holders other than the Departing Transocean Member shall be determined by agreement between the Departing Transocean Member and its successor or, failing agreement within 30 days after the effective date of such Departing Transocean Member’s departure, by an independent investment banking firm or other independent expert selected by the Departing Transocean Member and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing Transocean Member shall designate an independent investment banking firm or other independent expert, the Departing Transocean Member’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing Transocean Member and the value of the Incentive Distribution Rights held by holders other than the Departing Transocean Member. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Company’s assets, the rights and obligations of the Departing Transocean Member and other factors it may deem relevant.

(b) If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing Transocean Member (or its transferee) shall become a Non-Transocean Member and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Membership Interest (but subject to proportionate dilution by reason of the admission of its successor). For purposes of this Agreement, conversion of the Combined Interest of the Departing Transocean Member to Common Units will be characterized as if the Departing Transocean Member (or its transferee) contributed its Combined Interest to the Company in exchange for the newly issued Common Units.

Section 11.4 Termination of Subordination Period, Conversion of Subordinated Units and Extinguishment of Cumulative Common Unit Arrearages. Notwithstanding any provision of this Agreement, if the Transocean Member is removed as a member of the Company under circumstances where Cause does not exist and no Units held by the Transocean Member and its Affiliates are voted in favor of such removal, (i) the Subordination Period will end and all Subordinated Units will immediately and automatically convert into Common Units on a one-for-one basis, (ii) all Cumulative Common Unit Arrearages on the Common Units will be extinguished, (iii) the Transocean Member will have the right to convert its Transocean Member Interest and its Incentive Distribution Rights into Common Units or to receive cash in exchange therefor, as provided in Section 11.3 and

(iv) the other holders of the Incentive Distribution Rights, if any, will have the right to convert their Incentive Distribution Rights into Common Units or to receive cash in exchange therefor, as provided in Section 11.3.

Section 11.5 Withdrawal of Non-Transocean Members. No Non-Transocean Member shall have any right to withdraw from the Company; provided, however, that when a transferee of a Member’s Non-Transocean Member Interest becomes a Record Holder of the Non-Transocean Member Interest so transferred, such transferring Non-Transocean Member shall cease to be a Member with respect to the Non-Transocean Member Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1 Dissolution. The Company shall not be dissolved by the admission of additional Non-Transocean Members or by the admission of a successor or additional Transocean Member in accordance with the terms of this Agreement. Upon the removal or withdrawal of the Transocean Member, if a successor Transocean Member is elected pursuant to Sections 11.1 or 11.2, the Company shall not be dissolved and the Board of Directors shall continue the business of the Company. Subject to Section 12.2, the Company shall dissolve and its affairs shall be wound up, upon:

(a) an election to dissolve the Company by the Board of Directors that is approved by a Unit Majority;

(b) at any time there are no Non-Transocean Members, unless the Company is continued without dissolution in accordance with the Marshall Islands Act and Section 12.2;

(c) the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Marshall Islands Act; or

(d) an Event of Withdrawal of the Transocean Member as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) or unless a successor is elected as provided in Section 11.2 and such successor is admitted to the Company pursuant to Section 10.3.

Section 12.2 Continuation of the Business of the Company After Dissolution. Upon (a) dissolution of the Company following an Event of Withdrawal caused by the withdrawal or removal of the Transocean Member as provided in Sections 11.1(a)(i) or 11.1(a)(iii) and the failure of the Members to select a successor to such Departing Transocean Member pursuant to Sections 11.1 or 11.2, then within 90 days thereafter, or (b) dissolution of the Company upon an event constituting an Event of Withdrawal as defined in Sections 11.1(a)(iv), 11.1(a)(v) or 11.1(a)(vi), then, to the maximum extent permitted by the Marshall Islands Act, within 180 days thereafter, the holders of a Unit Majority may elect in writing to continue the business of the Company on the same terms and conditions set forth in this Agreement by appointing, effective as of the date of the Event of Withdrawal, as a successor Transocean Member a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Company shall dissolve and conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i) the Company shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii) if the successor Transocean Member is not the former Transocean Member, then the interest of the former Transocean Member shall be treated in the manner provided in Section 11.3; and

(iii) the successor Transocean Member shall be admitted to the Company as Transocean Member, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement.

Section 12.3 Liquidator. Upon dissolution of the Company, unless the business of the Company is continued pursuant to Section 12.2, the Board of Directors shall select one or more Persons to act as Liquidator. The Liquidator (if other than the Transocean Member) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units, voting as a single class. The Liquidator (if other than the Transocean Member) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units, voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by the holders of at least a majority of the Outstanding Common Units and Subordinated Units, voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the Board of Directors and the Transocean Member under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.11) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Company as provided for herein.

Section 12.4 Liquidation. The Liquidator shall proceed to dispose of the assets of the Company, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to the Marshall Islands Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Members on such terms as the Liquidator and such Member or Members may agree. If any property is distributed in kind, the Member receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value, and contemporaneously therewith, appropriate cash distributions must be made to the other Members. The Liquidator may defer liquidation or distribution of the Company’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Company’s assets would be impractical or would cause undue loss to the Members. The Liquidator may distribute the Company’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Members.

(b) The Liquidator shall first satisfy the liabilities of the Company. Liabilities of the Company include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Members otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it deems appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) All property and all cash in excess of that required to discharge liabilities as provided in this Section 12.4 shall be distributed as follows:

(i) If the Current Market Price of the Common Units as of the date three trading days prior to the announcement of the proposed liquidation exceeds the Unrecovered Capital for a Common Unit plus the Cumulative Common Unit Arrearage:

(A) First, to all the Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to such Current Market Price of a Common Unit;

(B) Second, to all Unitholders holding Subordinated Units, Pro Rata, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to such Current Market Price of a Common Unit; and

(C) Thereafter, (x) 50% to the holders of the Incentive Distribution Rights, Pro Rata; and (y) 50% to all Unitholders, Pro Rata;

(ii) If the Current Market Price of the Common Units as of the date three trading days prior to the announcement of the proposed liquidation is equal to or less than the Unrecovered Capital for a Common Unit plus the Cumulative Common Unit Arrearage:

(A) First, to all the Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Unrecovered Capital for a Common Unit;

(B) Second, to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage;

(C) Third, to all Unitholders holding Subordinated Units, Pro Rata, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Unrecovered Capital for a Common Unit (as calculated prior to the distribution specified in clause (ii)(A) above); and

(D) Thereafter, (x) 50% to the holders of the Incentive Distribution Rights, Pro Rata; and (y) 50% to all Unitholders, Pro Rata.

(iii) Notwithstanding the foregoing, if the application of the formula in Sections 12.4(c)(i) or 12.4(c)(ii) would result in the holders of Common Units receiving, in the aggregate, less than a majority of the aggregate proceeds of liquidation, then the application of the proceeds of liquidation to the holders of the Incentive Distribution Rights shall be reduced, Pro Rata, to the extent necessary to cause the aggregate distribution to the holders of Common Units to represent a majority of the aggregate distribution of liquidation proceeds.

Section 12.5 Cancellation of Certificate of Formation. Upon the completion of the distribution of Company cash and property as provided in Section 12.4 in connection with the liquidation of the Company, the Certificate of Formation and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the Marshall Islands shall be canceled and such other actions as may be necessary to terminate the Company shall be taken.

Section 12.6 Return of Contributions. The Transocean Member shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate, the return of the Capital Contributions of the Non-Transocean Members or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Company assets.

Section 12.7 Waiver of Partition. To the maximum extent permitted by law, each Member hereby waives any right to partition of the Company property.

ARTICLE XIII

AMENDMENT OF LIMITED LIABILITY COMPANY AGREEMENT; MEETINGS;

RECORD DATE

Section 13.1 Amendments to be Adopted Without Approval of the Non-Transocean Members. The Transocean Member and each Non-Transocean Member agree that the Board of Directors, with the approval of the Transocean Member but without the approval of any Non-Transocean Member, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company;

(b) admission, substitution, withdrawal or removal of Members in accordance with this Agreement;

(c) a change that the Board of Directors determines to be necessary or appropriate to qualify or continue the qualification of the Company as a limited liability company or other entity in which the Non-Transocean Members have limited liability under the laws of any jurisdiction;

(d) a change that the Board of Directors determines (i) does not adversely affect the Non-Transocean Members (including any particular class of Membership Interests as compared to other classes of Membership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any Marshall Islands authority (including the Marshall Islands Act) or (B) facilitate the trading of the Units or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed, or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the Board of Directors pursuant to Section 5.7 or (iv) is required to effect the intent expressed in the IPO Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e) a change in the fiscal year or taxable year of the Company and any other changes that the Board of Directors determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Company including, if the Board of Directors shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Company;

(f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Company, the members of the Board of Directors, or the Transocean Member or its or their directors, officers, trustees or agents from in any manner being subjected to the provisions of the U.S. Investment Company Act of 1940, as amended, the U.S. Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, as amended, regardless of whether such regulations are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g) an amendment that the Board of Directors determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Membership Interests pursuant to Section 5.4;

(h) an amendment that the Board of Directors determines to be necessary or appropriate for the authorization of additional Membership Interests or rights to acquire Membership Interests, including any amendment that the Board of Directors determines is necessary or appropriate in connection with any modification of the Incentive Distribution Rights made in connection with the issuance of additional Membership Interests or rights to acquire Membership Interests, provided, that any such modifications to the Incentive Distribution Rights and the related issuance of Membership Interests have received Special Approval;

(i) any amendment expressly permitted in this Agreement to be made by the Board of Directors acting alone;

(j) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(k) an amendment that the Board of Directors determines to be necessary or appropriate to reflect and account for the formation by the Company of, or investment by the Company in, any corporation, partnership, joint venture, limited liability company or other Person, in connection with the conduct by the Company of activities permitted by the terms of Section 2.4;

(l) a conversion, merger or conveyance pursuant to Section 14.3(d);

(m) any amendment to Section 7.3 (other than the first sentence of Section 7.3(a)(i)), Section 7.7, Section 7.8, Section 13.9(b) or Section 13.10; or

(n) any other amendments substantially similar to the foregoing.

Section 13.2 Amendment Procedures. Except as provided in Sections 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by, or with the written consent of, the Board of Directors; provided, however, without limiting the generality of Section 2.4, that the Board of Directors shall have no duty or obligation to propose any amendment to this Agreement and may decline to do so free of any fiduciary duty or obligation whatsoever to the Company or any Member, any Record Holder or any other Person and, in declining to propose an amendment, to the fullest extent permitted by applicable law shall not be required to act in good faith or in the best interests of the Company or any Member, any Record Holder or any other Person or pursuant to any other standard imposed by this Agreement (including pursuant to Section 7.17(b)), any Group Member Agreement, any other agreement contemplated hereby or under the Marshall Islands Act or any other law, rule or regulation. A proposed amendment shall be effective upon its approval by the Board of Directors, the Transocean Member and the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by the Marshall Islands Act. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the Board of Directors shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The Board of Directors shall notify all Record Holders upon final adoption of any such proposed amendments. The Board of Directors shall be deemed to have notified all Record Holders as required hereby if it has either (i) filed such amendment with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such amendment is publicly available on such system or (ii) made such amendment available on any publicly available website maintained by the Company.

Section 13.3 Amendment Requirements.

(a) Notwithstanding the provisions of Section 13.1 (other than Section 13.1(d)(iv)) and Section 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the Transocean Member and its Affiliates) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of (i) in the case of any provision of this Agreement other than Section 11.2 or Section 13.4, reducing such percentage or (ii) in the case of Section 11.2 or Section 13.4, increasing such percentage, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced or increased, as applicable.

(b) Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Non-Transocean Member without its consent, unless such enlargement shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the Transocean Member or any of its Affiliates without its consent, which consent may be given or withheld at its option.

(c) Except as provided in Section 13.1 or Section 14.3, any amendment that would have a material adverse effect on the rights or preferences of any type or class of Membership Interests in relation to other classes of Membership Interests must be approved by the holders of not less than a majority of the Outstanding Membership Interests of the type or class affected. If the Board of Directors determines an amendment does not satisfy the requirements of Section 13.1(d)(i) because it adversely affects one or more classes of Membership Interests, as compared to other classes of Membership Interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class or classes.

(d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Company obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Non-Transocean Member under applicable law.

(e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units voting as a single class.

Section 13.4 Meetings. All acts of Non-Transocean Members to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII.

(a) Annual Meetings shall be held on such date and at such time as shall be designated from time to time by the Board of Directors or as may otherwise be stated in the notice of the meeting.

(b) Special meetings of the Members may be called by (i) the Transocean Member, (ii) the Board of Directors or (iii) by the President or the Secretary upon the written request of Non-Transocean Members owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed.

(c) A request pursuant to Section 13.4(b)(iii) shall set forth as to each matter such Non-Transocean Member proposes to bring before the special meeting (i) a brief description of the proposal desired to be brought before the special meeting and the reasons for conducting such business at the special meeting, together with the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend this Agreement, the language of the proposed amendment), (ii) as to such Non-Transocean Member proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, (A) the name and address of such Non-Transocean Member, as they appear on the Company’s books, and of such beneficial owner, if any, and the name and address of any other Non-Transocean Members known by such Non-Transocean Member to be supporting such business or proposal, (B)(1) the number of Membership Interests of any class which are, directly or indirectly, owned beneficially and of record by such Non-Transocean Member and such beneficial owner, (2) any Derivative Instrument directly or indirectly owned beneficially by such Non-Transocean Member and by such beneficial owner and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of the Membership Interests, (3) any proxy, contract, arrangement, understanding or relationship the effect or intent of which is to increase or decrease the voting power of such Non-Transocean Member or beneficial owner with respect to any shares of any security of the Company, (4) any pledge by such Non-Transocean Member or beneficial owner of any security of the Company or any short interest of such Non-Transocean Member or beneficial owner in any security of the Company (for purposes of this Section 13.9(b) and Section 7.3, a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (5) any rights to distributions or dividends on the Non-Transocean Member owned beneficially by such Non-Transocean Member and by such beneficial owner that are separated or separable from the underlying Membership Interests, (6) any proportionate interest in Membership Interests or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such Non-Transocean Member or beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (7) any performance-related fees (other than an asset-based fee) that such Non-Transocean Member or beneficial owner is entitled to based on any increase or decrease in the value of the Membership Interests or Derivative Instruments, if any, as of the date of such notice, including, without limitation, for purposes of clauses (B)(1) through (B)(7) above, any of the foregoing held by members of such Non-Transocean Member’s or beneficial owner’s immediate family sharing the same household, and (C) any other information relating to such Non-Transocean Member and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for the proposal, or would otherwise be required, in each case pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; (iii) any material interest of such Non-Transocean Member and beneficial owner, if any, in such business or proposal, (iv) a representation that the Non-Transocean Member is a Record Holder entitled to vote at such meeting and that such Non-Transocean Member intends to appear in person or by proxy at the special meeting to bring such business before the meeting, (v) a description of all agreements, arrangements and understandings between such Non-Transocean Member and beneficial owner, if any, and any other person or persons (including their names) in connection with such business or proposal by such Non-Transocean Member and (vi) a representation whether the Non-Transocean Member or the beneficial owner, if any, intends or is part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Outstanding Membership Interests required to approve or adopt the proposal and/or (B) otherwise to solicit proxies or votes from Non-Transocean Members in support of such proposal. Upon receipt of such request and any related notice required by this Agreement, the Board of Directors shall set a date for the special meeting, set a record date in accordance with this Agreement, and shall cause an appropriate Officer to give the notice required under this Agreement. A meeting or special meeting shall be held at a time and place determined by the Board of Directors on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Non-Transocean Members shall not vote on matters that would cause the Non-Transocean Members to be deemed to be taking part in the management and control of the business and affairs of the Company so as to jeopardize the Non-Transocean Members’ limited liability under the Marshall Islands Act or the law of any other jurisdiction in which the Company is qualified to do business.

Section 13.5 Notice of a Meeting. Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1 at least 10 days in advance of such meeting. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6 Record Date. For purposes of determining the Non-Transocean Members entitled to notice of or to vote at a meeting of the Non-Transocean Members or to give approvals without a meeting as provided in Section 13.11, the Board of Directors may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Non-Transocean Members are requested in writing by the Board of Directors to give such approvals. If the Board of Directors does not set a Record Date, then (a) the Record Date for determining the Non-Transocean Members entitled to notice of or to vote at a meeting of the Non-Transocean Members shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Non-Transocean Members entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Company in care of the Board of Directors in accordance with Section 13.11.

Section 13.7 Postponement and Adjournment. Prior to the date upon which any meeting of Members is to be held, the Board of Directors may postpone such meeting one or more times for any reason by giving notice to each Member entitled to vote at the meeting so postponed of the place, date and hour at which such meeting would be held. Such notice shall be given not fewer than two days before the date of such meeting and otherwise in accordance with this Article XIII. When a meeting is postponed, a new Record Date need not be fixed unless the aggregate amount of such postponement shall be for more than 45 days after the original meeting date. Any meeting of Members may be adjourned by the Board of Directors one or more times for any reason, including the failure of a quorum to be present at the meeting with respect to any proposal or the failure of any proposal to receive sufficient votes for approval. No vote of the Members shall be required for any adjournment. A meeting of Members may be adjourned by the Board of Directors as to one or more proposals regardless of whether action has been taken on other matters. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8 Waiver of Notice; Approval of Meeting; Approval of Minutes. The transactions of any meeting of Non-Transocean Members, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Non-Transocean Member at a meeting shall constitute a waiver of notice of the meeting, except when the Non-Transocean Member attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.9 Quorum and Voting.

(a) The holders of 33 1/3% of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the Transocean Member) represented in person or by proxy shall constitute a quorum at a meeting of Non-Transocean Members of such class or classes unless any such action by the Non-Transocean Members requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Non-Transocean Members duly called and held in accordance with this Agreement at which a quorum is present, the act of Non-Transocean Members holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and present in person or by proxy at such meeting shall be deemed to constitute the act of the Non-Transocean Members, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, or the rules or regulations of any stock exchange applicable to the Company, or applicable law or pursuant to any regulation applicable to the Company or its securities, in which case the act of the Non-Transocean Members holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. Broker non-votes shall not be considered as Outstanding Units present and entitled to vote as to matters with respect to which no authority has been granted. The Non-Transocean Members present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Non-Transocean Members to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement (including Outstanding Units deemed owned by the Transocean Member).

(b) At an Annual Meeting, only such business shall be conducted, and only such proposals shall be acted upon, as shall have been properly brought before such Annual Meeting. At a special meeting of Members of the Company, only such business shall be conducted, and only such proposals shall be acted upon, as shall have been properly brought before such special meeting.

(i) To be properly brought before an Annual Meeting, business or proposals (other than any nomination of Elected Directors, which is governed by Section 7.3) must (A) be specified in the notice relating to the meeting (or any supplement thereto) given by or at the direction of the Board of Directors in accordance with Section 13.5, (B) otherwise be properly brought before the Annual Meeting by or at the direction of the Board of Directors or (C) be properly brought before the meeting by a Non-Transocean Member notice provided for in this Section 13.9(b) who (1) is a Record Holder at the time of the giving of such notice and on the record date for the determination of Members entitled to vote at such Annual Meeting, (2) shall be entitled to vote at the Annual Meeting and (3) complies with the requirements of this Section 13.9(b), and otherwise be proper subjects for Member action and be properly introduced at the Annual Meeting. Clause (C) of the immediately preceding sentence shall be the exclusive means for a Non-Transocean Member to submit business or proposals (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the notice relating to the meeting (or any supplement thereto) given by or at the direction of the Board of Directors in accordance with Section 13.5) before an Annual Meeting.

(ii) For a proposal to be properly brought before an Annual Meeting by a Non-Transocean Member pursuant to this Section 13.9(b), in addition to any other applicable requirements, such Non-Transocean Member must have given timely advance notice thereof in writing to the Secretary of the Company and any such proposed business must constitute a proper matter for Member action. To be timely, such Non-Transocean Member’s notice must be delivered to, or mailed and received at, the principal executive offices of the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the meeting date of the immediately preceding Annual Meeting; provided, however, that if the scheduled Annual Meeting date is called for a date that is more than 30 days before or more than 70 days after such anniversary date, notice by such Non-Transocean Member, to be timely, must be so delivered or received not earlier than the close of business on the 120th day and not later than the close of business on the later of the 90th day prior to the date of such Annual Meeting or, if less than 100 days’ prior notice or public disclosure of the scheduled meeting date is given or made, the 10th day following the earlier of the day on which the notice of such meeting was mailed to Record Holders or the day on which such public disclosure was made. With respect to proposals and nominations brought before the 2015 Annual Meeting, for purposes of this Section 13.9(b) and Section 7.3, “the first anniversary of the meeting date of the immediately preceding Annual Meeting” shall be deemed to be                     , 2015. In no event shall any adjournment, postponement or deferral of an Annual Meeting or the announcement thereof commence a new time period for the giving of a timely notice as described above.

(iii) Any such Non-Transocean Member’s notice to the Secretary of the Company shall set forth as to each matter such Non-Transocean Member proposes to bring before the Annual Meeting (A) a brief description of the proposal desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, together with the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend this Agreement, the language of the proposed amendment), (B) as to such Non-Transocean Member proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, (x) the name and address of such Non-Transocean Member, as they appear on the Company’s books, and of such beneficial owner, if any, and the name and address of any other Non-Transocean Members known by such Non-Transocean Member to be supporting such business or proposal, (y)(1) the number of Membership Interests of any class which are, directly or indirectly, owned beneficially and of record by such Non-Transocean Member and such beneficial owner, (2) any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class Membership Interests or with a value derived in whole or in part from the price, value or volatility of any class of Membership Interests or any derivative or synthetic arrangement having characteristics of a long position in any class of Membership Interests, whether or not such instrument or right shall be subject to settlement in the underlying class Membership Interests or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such Non-Transocean Member and by such beneficial owner and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of the Membership Interests, (3) any proxy, contract, arrangement, understanding or relationship the effect or intent of which is to increase or decrease the voting power of such Non-Transocean Member or beneficial owner with respect to any shares of any security of the Company, (4) any pledge by such Non-Transocean Member or beneficial owner of any security of the Company or any short interest of such Non-Transocean Member or beneficial owner in any security of the Company (for purposes of this Section 13.9(b) and Section 7.3, a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (5) any rights to distributions or dividends on the Non-Transocean Member owned beneficially by such Non-Transocean Member and by such beneficial owner that are separated or separable from the underlying Membership Interests, (6) any proportionate interest in Membership Interests or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such Non-Transocean Member or beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (7) any performance-related fees (other than an asset-based fee) that such Non-Transocean Member or beneficial owner is entitled to based on any increase or decrease in the value of the Membership Interests or Derivative Instruments, if any, as of the date of such notice, including, without limitation, for purposes of clauses (y)(1) through (y)(7) above, any of the foregoing held by members of such Non-Transocean Member’s or beneficial owner’s immediate family sharing the same household, and (z) any other information relating to such Non-Transocean Member and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for the proposal, or would otherwise be required, in each case pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; (C) any material interest of such Non-Transocean Member and beneficial owner, if any, in such business or proposal, (D) a representation that the Non-Transocean Member is a Record Holder entitled to vote at such meeting and that such Non-Transocean Member intends to appear in person or by proxy at the Annual Meeting to bring such business before the meeting, (E) a description of all agreements, arrangements and understandings between such Non-Transocean Member and beneficial owner, if any, and any other person or persons (including their names) in connection with such business or proposal by such Non-Transocean Member and (F) a representation whether the Non-Transocean Member or the beneficial owner, if any, intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s Outstanding Membership Interests required to approve or adopt the proposal and/or (2) otherwise to solicit proxies or votes from Non-Transocean Members in support of such proposal.

(iv) A Non-Transocean Member providing notice of business proposed to be brought before an Annual Meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 13.9(b) shall be true and correct as of the record date for the meeting and as of the date that is ten Business Days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received at, the principal executive offices of the Company not later than five Business Days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight Business Days prior to the date for the meeting, if practicable (or, if not practicable, on the first practicable date prior to the date for the meeting) or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of ten Business Days prior to the meeting or any adjournment or postponement thereof). In addition, a Non-Transocean Member providing notice of business proposed to be brought before an Annual Meeting shall update and supplement such notice, and deliver such update and supplement to the principal executive offices of the Company, promptly following the occurrence of any event that materially changes the information provided or required to be provided in such notice pursuant to this Section 13.9(b).

(v) For purposes of this Section 13.9(b) and Section 7.3, “public disclosure” shall mean disclosure in a press release reported by the Dow Jones News Services, The Associated Press or a comparable national news service or in a document publicly filed or furnished by the Company with the Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(vi) To be properly brought before a special meeting of Members of the Company, business or proposals (other than any nomination of directors of the Company, which is governed by Section 7.3) by Non-Transocean Members must be specified in the notice relating to the meeting (or any supplement thereto) given by or at the direction of the Board of Directors in accordance with Section 13.5. Members shall not be permitted to propose business to be brought before a special meeting of the Members.

(vii) This Section 13.9(b) is expressly intended to apply to any business proposed to be brought before an Annual Meeting or special meeting of the Members, including the presenting at an Annual Meeting of any proposal properly made pursuant to Rule 14a-8 under the Exchange Act and included in the notice of meeting given by or at the direction of the Board of Directors. In addition to the foregoing provisions of this Section 13.9(b), a Non-Transocean Member shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 13.9(b); provided, however, that any references in this Agreement to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to proposals as to any other business to be considered pursuant to this Section 13.9(b). Nothing in this Section 13.9(b) shall be deemed to affect any rights of Members to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Section 13.10 Conduct of a Meeting. The Board of Directors shall have full power and authority concerning the manner of conducting any meeting of the Non-Transocean Members or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Sections 7.4, 13.4 and 13.9, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The Chairman of the Board of Directors, or in the absence of the Chairman of the Board of Directors, the Chief Executive Officer, shall serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Company maintained by the Board of Directors. The Board of Directors may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Non-Transocean Members or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing. Notwithstanding the foregoing provisions of Section 7.3, Section 13.9(b) or this Section 13.10, unless otherwise required by law, if the Non-Transocean Member (or a qualified representative of the Non-Transocean Member) does not appear at the Annual Meeting or special meeting to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Company. For purposes of Section 7.3, Section 13.9(b) or this Section 13.10, to be considered a qualified representative of the Non-Transocean Member, a person must be a duly authorized officer, manager or partner of such Non-Transocean Member or must be authorized by a writing executed by such Non-Transocean Member or an electronic transmission delivered by such Non-Transocean Member to act for such Non-Transocean Member as proxy at the meeting of Non-Transocean Members and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Members.

Section 13.11 Action Without a Meeting. If authorized by the Board of Directors or requested by the Transocean Member, any action that may be taken at a meeting of the Non-Transocean Members may be taken without a meeting, without a vote and without prior notice, if an approval in writing setting forth the action so taken is signed by Non-Transocean Members owning not less than the minimum percentage, by Percentage Interest, of Membership Interests of the class or classes (including Membership Interests deemed owned by the Transocean Member) that would be necessary to authorize or take such action at a meeting at which all the Non-Transocean Members entitled to vote at such meeting were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Non-Transocean Members who have not approved the action in writing. The Board of Directors may specify that any written ballot submitted to Non-Transocean Members for the purpose of taking any action without a meeting shall be returned to the Company within the time period, which shall be not less than 20 days, specified by the Board of Directors. If a ballot returned to the Company does not vote all of the Units held by the Non-Transocean Members, the Company shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Non-Transocean Members is solicited by any Person other than by or on behalf of the Board of Directors, the written approvals shall have no force and effect unless and until (a) they are deposited with the Company in care of the Board of Directors, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Company and (c) an Opinion of Counsel is delivered to the Board of Directors to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Non-Transocean Members to be deemed to be taking part in the management and control of the business and affairs of the Company so as to jeopardize the Non-Transocean Members’ limited liability, and (ii) is otherwise permissible under the applicable statutes then governing the rights, duties and liabilities of the Company and the Members. Nothing contained in this Section 13.11 shall be deemed to require the Board of Directors to solicit all Non-Transocean Members in connection with a matter approved by the holders of the requisite percentage of Units acting by written consent without a meeting.

Section 13.12 Right to Vote and Related Matters.

(a) Only those Record Holders of the Units on the Record Date set pursuant to Section 13.6 shall be entitled to notice of, and to vote at, a meeting of Non-Transocean Members or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b) With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Company shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

(c) Except as otherwise provided in Section 7.2(d)(ii), each Outstanding Common Unit is entitled to one vote on matters subject to a vote of Unitholders holding Common Units.

Section 13.13 Voting of Incentive Distribution Rights.

(a) For so long as a majority of the Incentive Distribution Rights are held by the Transocean Member and its Affiliates, the holders of the Incentive Distribution Rights shall not be entitled to vote such Incentive Distribution Rights on any Company matter except as may otherwise be required by law and the holders of the Incentive Distribution Rights, in their capacity as such, shall be deemed to have approved any matter approved by the Transocean Member.

(b) If less than a majority of the Incentive Distribution Rights are held by the Transocean Member and its Affiliates, the Incentive Distribution Rights will be entitled to vote on all matters submitted to a vote of Unitholders, other than (i) the election of Elected Directors and (ii) amendments and other matters that the Board of Directors determines do not adversely affect the holders of the Incentive Distribution Rights as a whole in any material respect. On any matter in which the holders of Incentive Distribution Rights are entitled to vote, such holders will vote together with the Subordinated Units, prior to the end of the Subordination Period, or together with the Common Units, thereafter, in either case as a single class except as otherwise required by Section 13.3(c), and such Incentive Distribution Rights shall be treated in all respects as Subordinated Units or Common Units, as applicable, when sending notices of a meeting of Non-Transocean Members to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement. The relative voting power of the Incentive Distribution Rights and the Subordinated Units or Common Units, as applicable, will be set in the same proportion as cumulative cash distributions, if any, in respect of the Incentive Distribution Rights for the four consecutive Quarters prior to the record date for the vote bears to the cumulative cash distributions in respect of such class of Units for such four Quarters. If the holders of the Incentive Distribution Rights received no cash distributions in the previous four Quarters, then such holders shall have no right to vote on the particular matter.

(c) In connection with any equity financing, or anticipated equity financing, by the Company of an Expansion Capital Expenditure, the Transocean Member may, without the approval of the holders of the

Incentive Distribution Rights, temporarily or permanently reduce the amount of Incentive Distributions that would otherwise be distributed to such holders, provided that in the judgment of the Transocean Member, such reduction will be in the long-term best interest of such holders.

ARTICLE XIV

MERGER, CONSOLIDATION OR CONVERSION

Section 14.1 Authority. The Company may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.

Section 14.2 Procedure for Merger, Consolidation or Conversion.

(a) Merger, consolidation or conversion of the Company pursuant to this Article XIV requires the approval of the Board of Directors and the Transocean Member; provided, however, that, to the fullest extent permitted by law, the Board of Directors, in declining to consent to a merger, consolidation or conversion, may act in its sole discretion.

(b) If the Board of Directors shall determine to consent to the merger, consolidation or conversion, the Board of Directors shall approve the Merger Agreement, which shall set forth:

(i) the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

(ii) the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii) the terms and conditions of the proposed merger or consolidation;

(iv) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other Person (other than the Surviving Business Entity) which the holders of such interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other Person (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

(vii) such other provisions with respect to the proposed merger or consolidation that the Board of Directors determine to be necessary or appropriate.

(c) If the Board of Directors shall determine to consent to the conversion the Board of Directors shall approve the Plan of Conversion, which shall set forth:

(i) the name of the converting entity and the converted entity;

(ii) a statement that the Company is continuing its existence in the organizational form of the converted entity;

(iii) a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

(iv) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity or another entity, or for the cancellation of such equity securities;

(v) in an attachment or exhibit, the certificate of formation of the Company;

(vi) in an attachment or exhibit, the certificate of formation, certificate of limited partnership, articles of incorporation, or other organizational documents of the converted entity;

(vii) the effective time of the conversion, which may be the date of the filing of the articles of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such articles of conversion, the effective time shall be fixed at a date or time certain and stated in such articles of conversion); and

(viii) such other provisions with respect to the proposed conversion the Board of Directors may determine to be necessary or appropriate.

Section 14.3 Approval by Non-Transocean Members of Merger, Consolidation or Conversion.

(a) Except as provided in Sections 14.3(d), 14.3(e) and 14.3(f), the Board of Directors, upon its and the Transocean Member’s approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion and the merger, consolidation or conversion contemplated thereby, as applicable, be submitted to a vote of Non-Transocean Members, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent.

(b) Except as provided in Sections 14.3(d), 14.3(e) and 14.3(f), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon by Non-Transocean Members receiving the affirmative vote or consent of the holders of a Unit Majority, unless the Merger Agreement or Plan of Conversion, as the case may be, effects an amendment to any provision of this Agreement that, if contained in an amendment to this Agreement adopted pursuant to Article XIII, would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Membership Interests, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement or the Plan of Conversion, as the case may be.

(c) Except as provided in Sections 14.3(d), 14.3(e) and 14.3(f), after such approval by vote or consent of the Non-Transocean Members, and at any time prior to the filing of the certificate of merger or certificate of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.

(d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the Board of Directors is permitted, without Non-Transocean Member and Transocean Member approval, to convert the Company or any Group Member into a new limited liability entity, to merge the Company or any Group Member into, or convey all of the Company’s assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Company or other Group Member if (i) the Board of Directors has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Non-Transocean Member, (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Company into another limited liability entity and (iii) the governing instruments of the new entity provide the Non-Transocean Members, the Transocean Member and the Board of Directors with the same rights and obligations as are herein contained.

(e) Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the Board of Directors is permitted, without Non-Transocean Member approval, to merge or consolidate the Company with or into another entity if (i) the Board of Directors has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Non-Transocean Member, (ii) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Company is the Surviving Business Entity in such merger or consolidation, (iv) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Company after the effective date of the merger or consolidation, and (v) the number of Membership Interests to be issued by the Company in such merger or consolidation does not exceed 20% of the Membership Interests (other than the Incentive Distribution Rights) Outstanding immediately prior to the effective date of such merger or consolidation.

(f) Notwithstanding any other provision of this Article XIV, if the Merger Agreement or the Plan of Conversion relates to a Business Combination with an Interested Unitholder that requires a higher or different vote under Section 14.7, then the affirmative vote set forth in Section 14.7 shall be required in addition to the vote in this Section 14.3.

Section 14.4 Certificate of Merger or Conversion. Upon the required approval by the Board of Directors, the Transocean Member and the Unitholders of a Merger Agreement or Plan of Conversion, as the case may be, a certificate of merger or conversion, as applicable, shall be executed and filed in conformity with the requirements of the Marshall Islands Act.

Section 14.5 Amendment of Limited Liability Company Agreement. Pursuant to Section 17(6) of the Marshall Islands Act, an agreement of merger or consolidation approved in accordance with Section 17(6) of the Marshall Islands Act may (a) effect any amendment to this Agreement or (b) effect the adoption of a new limited liability company agreement for a limited liability company if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.5 shall be effective at the effective time or date of the merger or consolidation.

Section 14.6 Effect of Merger, Consolidation or Conversion.

(a) At the effective time of the certificate of merger:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b) At the effective time of the certificate of conversion, for all purposes of the laws of the Marshall Islands:

(i) the Company shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

(ii) all rights, title, and interests to all real estate and other property owned by the Company shall remain vested in the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(iii) all liabilities and obligations of the Company shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(iv) all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Company in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and are enforceable against the converted entity by such creditors and obligees to the same extent as if the liabilities and obligations had originally been incurred or contracted by the converted entity; and

(v) the Membership Interests that are to be converted into partnership interests, shares, evidences of ownership, or other rights or securities in the converted entity or cash as provided in the Plan of Conversion shall be so converted, and Members shall be entitled only to the rights provided in the Plan of Conversion.

Section 14.7 Business Combinations with Interested Unitholders.

(a) The Company shall not (1) engage in any Business Combination, at any point in time at which the Common Units are registered under Section 12(b) or 12(g) of the Exchange Act, with any Interested Unitholder for a period of three years following the time that such Unitholder became an Interested Unitholder or (2) amend this Section 14.7 (including any of the definitions pertaining thereto), unless:

(i) prior to such time that such Person became an Interested Unitholder, the Board of Directors approved either the Business Combination or the transaction which resulted in such Person becoming an Interested Unitholder;

(ii) upon consummation of the transaction which resulted in such Person becoming an Interested Unitholder, the Interested Unitholder Owned at least 85% of the Voting Units of the Company Outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Units Outstanding (but not the Outstanding Voting Units Owned by the Interested Unitholder), those Units Owned (x) by Persons who are members of the Board of Directors and also officers of the Company and (y) by employee share plans in which employee participants do not have the right to determine confidentially whether Units held subject to the plan will be tendered in a tender or exchange offer; or

(iii) at or subsequent to such time, the Business Combination is approved by the Board of Directors and authorized at an Annual Meeting or special meeting of Unitholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the Outstanding Voting Units of the Company, voting as a single class, which are not Owned by the Interested Unitholder.

(b) Notwithstanding the foregoing, the restrictions contained in Section 14.7(a) shall not apply if a Person becomes an Interested Unitholder inadvertently and (i) as soon as practicable divests itself of Ownership of sufficient Units so that such Person ceases to be an Interested Unitholder and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Company and such Person, have been an Interested Unitholder but for the inadvertent acquisition of Ownership.

(c) The following definitions shall be used for purposes of this Section 14.7:

(i) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used in this Section 14.7, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Solely for purposes of this Section 14.7, a Person who is the owner of 20% or more of the outstanding Voting Units of a corporation, partnership, limited liability company, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary, and (ii) notwithstanding the foregoing, a presumption of control shall not apply where such Person holds Voting Units, in good faith and not for the purpose of circumventing this Section 14.7, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(ii) “Business Combination” when used in reference to the Company and any Interested Unitholder, means:

(A) any merger or consolidation of the Company or any direct or indirect majority-Owned Subsidiary of the Company with (1) the Interested Unitholder or (2) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Unitholder and as a result of such merger or consolidation Section 14.3(f) and this Section 14.7 are not applicable to the surviving entity;

(B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a Unitholder, to or with the Interested Unitholder, whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority-Owned Subsidiary of the Company which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis or the aggregate market value of all the Units then Outstanding;

(C) any transaction which results in the issuance or transfer by the Company or by any direct or indirect majority-Owned Subsidiary of the Company of any Units or securities of such Subsidiary to the Interested Unitholder, except (1) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Units or the securities of a direct or indirect majority-Owned Subsidiary of the Company which securities were in issue prior to the time that the Interested Unitholder became such; (2) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Units or the shares or other equity interests of a direct or indirect majority-Owned Subsidiary of the Company which security is distributed, Pro Rata, to all Unitholders subsequent to the time the Interested Unitholder became such; (3) pursuant to an exchange offer by the Company to purchase Units made on the same terms to all holders of said Units; or (4) any issuance or transfer of Units by the Company; provided, however, that in no case under clauses (2) through (4) above shall there be an increase in the Interested Unitholder’s proportionate interest in the Membership Interests of any class or of the Voting Units of the Company (except as a result of immaterial changes due to fractional share or unit ownership);

(D) any transaction involving the Company or any direct or indirect majority-Owned Subsidiary of the Company which has the effect, directly or indirectly, of increasing the proportionate interest in the Membership Interests of any class, or securities convertible into the Membership Interests of any class, or in the shares or other equity interests of any such Subsidiary which is Owned by the Interested Unitholder, except as a result of immaterial changes due to fractional share or unit adjustments or as a result of any purchase or redemption of any Membership not caused, directly or indirectly, by the Interested Unitholder; or

(E) any receipt by the Interested Unitholder of the benefit, directly or indirectly (except proportionately as a Unitholder), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in clauses (A) through (D) of this definition) provided by or through the Company or any direct or indirect majority-Owned Subsidiary of the Company.

(iii) “Interested Unitholder” means any Person (other than the Company or any direct or indirect majority-Owned Subsidiary of the Company) (i) that is the Owner of 15% or more of the Outstanding Voting Units of the Company or (ii) that is an Affiliate or Associate of the Company and was the Owner of 15% or more of the Outstanding Voting Units at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Unitholder, and also the Affiliates and Associates of such Person; provided, however, that the term Interested Unitholder shall not include (a) the Transocean Member, any Transocean Direct Transferee, any Transocean Indirect Transferee or any of their respective Affiliates or successors or any “group” (as such term is used in Rule 13d-5 of the Exchange Act) or any member of any such group, of which such Persons are a party under Rule 13d-5 of the Exchange Act; (b) any Person whose Ownership of Voting Units in excess of the 15% limitation is the result of (i) action taken solely by the Company or (ii) the application of Section 11.3(b); provided that such Person shall be an Interested Unitholder if thereafter such Person acquires additional Voting Units, except as a result of (x) further corporate action not caused, directly or indirectly, by such Person or (y) the exercise of the limited preemptive right in Section 5.6; or (c) any Person to the extent its ownership is attributable to that Person’s participation as a bona fide underwriter in an offering of Units. For the purpose of determining whether a Person is an Interested Unitholder, the Voting Units deemed to be in issue shall include Voting Units deemed to be Owned by the Person (through the application of the definition of “Owner”) but shall not include any other unissued Voting Units which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(iv) “Owner,” including the terms “Own,” “Owned” and “Ownership” when used with respect to any Units means a Person that individually or with or through any of its Affiliates or Associates: (a) beneficially Owns such Units, directly or indirectly; (b) has (i) the right to acquire such Units (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Owner of Units tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered Units are accepted for purchase or exchange; or (ii) the right to vote such Units pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Owner of any Units because of such Person’s right to vote such Units if the agreement, arrangement or understanding to vote such Units arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Persons; or (c) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in clause (b)(ii)), or disposing of such Units with any other Person that beneficially Owns, or whose Affiliates or Associates beneficially Own, directly or indirectly, such Units. For purposes of this definition, unless otherwise provided in this Section 14.7, beneficial ownership of securities shall be determined in accordance with Rule 13d-3 promulgated under the Exchange Act.

(v) “Transocean Direct Transferee” means any Person that acquires (in a transaction in which the Transocean Member or any Affiliate or successor or any “group” as such term is used in Rule 13d-5 of the Exchange Act or any member of any such group, of which such Persons are a party under Rule 13d-5 of the Exchange Act, assigns its rights (with respect to the Units transferred in the transaction) to not be deemed to be an Interested Unitholder) directly from either the Transocean Member or any of its Affiliates or successors or any “group” (as such term is used in Rule 13d-5 of the Exchange Act), or any member of any such group, of which such Persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then Outstanding Voting Units.

(vi) “Transocean Indirect Transferee” means any Person that acquires (in a transaction in which a Transocean Direct Transferee or any Affiliate or successor or any “group” as such term is used in Rule 13d-5 of the Exchange Act or any member of any such group, of which such Persons are a party under Rule 13d-5 of the Exchange Act, assigns its rights (with respect to the Units transferred in the transaction) to not be deemed to be an Interested Unitholder) directly from any Transocean Direct Transferee or any other Transocean Indirect Transferee beneficial ownership of 15% or more of the then Outstanding Voting Units.

(vii) “Voting Units” means, with respect to the Company or any other entity that is not a corporation, any equity interest entitled to vote generally in the election of directors or any other governing body of such entity, but with respect to the Company, does not include the Transocean Member Interest, and means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors. Every reference to a percentage of Voting Units shall refer to such percentage of the votes of such Voting Units.

ARTICLE XV

RIGHT TO ACQUIRE NON-TRANSOCEAN MEMBER INTERESTS

Section 15.1 Right to Acquire Non-Transocean Member Interests.

(a) Notwithstanding any other provision of this Agreement, if at any time from and after the Closing Date the Transocean Member and its Affiliates hold more than 80% of the total Membership Interests of any class then Outstanding, the Transocean Member shall then have the right, which right it may assign and transfer in whole or in part to the Company or any Affiliate of the Transocean Member, exercisable at its option, to purchase all, but not less than all, of the remaining Membership Interests of such class then Outstanding held by Persons other than the Transocean Member and its Affiliates, at the greater of (x) the Current Market Price as of the date three Business Days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the Transocean Member or any of its Affiliates for any such Membership Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

(b) If the Transocean Member, any Affiliate of the Transocean Member or the Company elects to exercise the right to purchase Membership Interests granted pursuant to Section 15.1(a), the Transocean Member shall deliver to the applicable Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Membership Interests of such class or classes (as of a Record Date selected by the Transocean Member) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be filed and distributed as may be required by the Commission or any National Securities Exchange on which such Membership Interests are listed. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Membership Interests will be purchased and state that the Transocean Member, its Affiliate or the Company, as the case may be, elects to purchase such Membership Interests, upon surrender of Certificates representing such Membership Interests, in the case of Membership Interests evidenced by Certificates, in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Membership Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Membership Interests at his address as reflected in the Register shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the Transocean Member, its Affiliate or the Company, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Membership Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Membership Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any

Certificate shall not have been surrendered for purchase, all rights of the holders of such Membership Interests (including any rights pursuant to Articles IV, V, VI and XII) shall thereupon cease, except the right to receive the applicable purchase price (determined in accordance with Section 15.1(a)) for Membership Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Membership Interests, in the case of Membership Interests evidenced by Certificates, and such Membership Interests shall thereupon be deemed to be transferred to the Transocean Member, its Affiliate or the Company, as the case may be, in the Register, and the Company, and the Transocean Member or any Affiliate of the Transocean Member, or the Company, as the case may be, shall be deemed to be the owner of all such Membership Interests from and after the Purchase Date and shall have all rights as the owner of such Membership Interests (including all rights as owner of such Membership Interests pursuant to Articles IV, V, VI and XII).

(c) In the case of Membership Interests evidenced by Certificates, at any time from and after the Purchase Date, a holder of an Outstanding Membership Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Membership Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), without interest thereon.

(d) The Transocean Member is not obligated to obtain a fairness opinion regarding the value of the Outstanding Common Units to be repurchased pursuant to this Section 15.1. Holders of such Outstanding Common Units subject to purchase as provide in this Section 15.1 will not have dissenters’ rights of appraisal.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.1 Addresses and Notices.

(a) Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Member under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Member at the address described below. Any notice, payment or report to be given or made to a Member hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Membership Interests at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Company, regardless of any claim of any Person who may have an interest in such Membership Interests by reason of any assignment or otherwise. Notwithstanding the foregoing, if (i) a Member shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by a member of the Board of Directors, any Officer, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report given or made in accordance with the provisions of this Section 16.1 is returned marked to indicate that such notice, payment or report was unable to be delivered, such notice, payment or report and, in the case of notice, payments or reports returned by the United States Postal Service (or other physical mail delivery service outside of the United States of America), any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Company of a change in his address) or other delivery if they are available for the Member at the principal office of the Company for a period of one year from the date of the giving or making of such notice, payment or report to the other Members. Any notice to the Company shall be deemed given if received by the Board of Directors at the principal office of the Company designated pursuant to Section 2.3. The Board of Directors may rely and shall be protected in relying on any notice or other document from a Member or other Person if believed by it to be genuine.

(b) The terms “in writing,” “written communications,” “written notice,” “written request” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail, facsimile and other forms of electronic communication.

Section 16.2 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5 Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

Section 16.6 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Non-Transocean Member Interest, pursuant to Section 10.2(a), immediately upon the acquisition of such Non-Transocean Member Interests without execution hereof.

Section 16.8 Applicable Law; Forum, Venue and Jurisdiction.

(a) This Agreement shall be construed in accordance with and governed by the laws of the Republic of the Marshall Islands, without regard to the principles of conflicts of law.

(b) Each of the Members and each Person holding any beneficial interest in the Company (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

(i) irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Members or of Members to the Company, or the rights or powers of, or restrictions on, the Members or the Company), (B) brought in a derivative manner on behalf of the Company, (C) asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Company or the Transocean Member, or owed by the Transocean Member, to the Company or the Members, (D) asserting a claim arising pursuant to any provision of the Marshall Islands Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), unless otherwise provided for by Marshall Islands law, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

(ii) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), unless otherwise provided for by Marshall Islands law, in connection with any such claim, suit, action or proceeding;

(iii) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and

(v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in this clause (v) shall affect or limit any right to serve process in any other manner permitted by law.

Section 16.9 Invalidity of Provisions. If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions or parts thereof contained herein shall not be affected thereby and such invalid, illegal or unenforceable provision or part of a provision of this Agreement shall be, to the fullest extent permitted by law, reformed, modified or construed so that it would be valid, legal and enforceable to the maximum extent possible, and then substituted for such invalid, illegal or unenforceable provision, or part of a provision, as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein. For the sake of clarity, and without limiting the preceding sentence, the provisions in this Agreement purporting to limit the rights or remedies of any Member or providing for exculpation or indemnification of any Person, or allowing or providing for distributions, have been included herein with the intent, purpose and understanding that such provisions shall be enforced only to the fullest extent permitted by applicable law.

Section 16.10 Consent of Members. Each Member hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Members (including any amendment to this Agreement), such action may be so taken upon the concurrence of less than all of the Members and each Member shall be bound by the results of such action (including any amendment to this Agreement).

Section 16.11 Facsimile Signatures. The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Company on Certificates representing Units is expressly permitted by this Agreement.

Section 16.12 Third-Party Beneficiaries. Each Member agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Limited Liability Company Agreement as of the date first written above.

TRANSOCEAN PARTNERS HOLDINGS LIMITED

By:
Name:
Title:

Signature Page

EXHIBIT A

to the Second Amended and Restated

Limited Liability Company Agreement of

Transocean Partners LLC

Certificate Evidencing Common Units

Representing Membership Interests in

TRANSOCEAN PARTNERS LLC

No.	Common Units

In accordance with Section 4.1 of the Second Amended and Restated Limited Liability Company Agreement of Transocean Partners LLC, as amended, supplemented or restated from time to time (the “LLC Agreement”), Transocean Partners LLC, a Marshall Islands limited liability company (the “Company”), hereby certifies that                     (the “Holder”) is the registered owner of the above designated number of Common Units representing membership interests in the Company (the “Common Units”) transferable on the books of the Company, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the LLC Agreement. Copies of the LLC Agreement are on file at, and will be furnished without charge on delivery of written request to the Company at, the principal office of the Company located at Deepwater House, Kingswells Causeway, Prime Four Business Park, Aberdeen AB15 8PU, Scotland, U.K. Capitalized terms used herein but not defined shall have the meanings given them in the LLC Agreement.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Non-Transocean Member and to have agreed to comply with and be bound by and to have executed the LLC Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the LLC Agreement and (iii) made the consents, acknowledgments or waivers contained in the LLC Agreement.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar. This Certificate shall be governed by and construed in accordance with the laws of the Marshall Islands.

Dated:

Countersigned and Registered by:	TRANSOCEAN PARTNERS LLC

By:
as Transfer Agent and Registrar		Title:

By:	By:
Authorized Signature		Secretary

1

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM	—	as tenants in common	UNIF GIFT/TRANSFERS MIN ACT Custodian (Cust) (Minor)
TEN ENT	—	as tenants by the entireties
JT TEN	—	as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts /Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS

in

TRANSOCEAN PARTNERS LLC

FOR VALUE RECEIVED,                      hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of Assignee)	(Please insert Social Security or other identifying number of Assignee)

             Common Units representing membership interests evidenced by this Certificate, subject to the LLC Agreement, and does hereby irrevocably constitute and appoint                     as its attorney-in-fact with full power of substitution to transfer the same on the books of Transocean Partners LLC.

Date:	NOTE:	The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.
THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15		(Signature) (Signature)

No transfer of the Common Units evidenced hereby will be registered on the books of the Company, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer.

2

Appendix B

GLOSSARY

Adjusted EBITDA: Earnings before interest expense net of interest income, taxes, depreciation and amortization, as adjusted for amortization of prior certification costs and license fees, non-cash recognition of royalty fees, amortization of the drilling contract intangible and amortization of pre-operating revenues.

adjusted operating surplus: Adjusted operating surplus for any period consists of:

•	operating surplus generated with respect to that period (excluding any amounts attributable to the item described in the first bullet point in the definition of operating surplus); less

•	any net increase in working capital borrowings with respect to that period; less

•	any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to that period; plus

•	any net increase in cash reserves for operating expenditures required by any debt instrument for the repayment of principal, interest or premium; plus

•	any net decrease made in subsequent periods to cash reserves for operating expenditures initially established with respect to that period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods.

available cash: Available cash generally means, for each fiscal quarter, all cash on hand at the end of that quarter (including our proportionate share of cash on hand of certain subsidiaries we do not wholly own, including the RigCos):

•	less, the amount of cash reserves (including our proportionate share of cash reserves of certain subsidiaries we do not wholly own, including the RigCos) established by our board of directors to:

•	provide for the proper conduct of our business (including reserves for future capital expenditures and for anticipated future debt service requirements) subsequent to that quarter;

•	comply with applicable law, any debt instruments or other agreements; and

•	provide funds for distributions to our unitholders for any one or more of the next four quarters (provided that our board of directors may not establish cash reserves for distributions if the effect of the establishment of such reserves will prevent us from paying the minimum quarterly distribution on all common units and any cumulative arrearages on such common units for the current quarter);

•	plus, cash on hand on the date of determination of available cash resulting from cash distributions received after the end of such quarter on equity interests in any person other than a subsidiary held by us or any of our subsidiaries, which distributions are paid by such person in respect of operations conducted by such person during such quarter;

•	plus, if our board of directors so determines, all or any portion of the cash on hand (including our proportionate share of cash on hand of certain subsidiaries we do not wholly own, including the RigCos) on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

average daily revenue: Contract drilling revenues earned per operating day.

bbl: One stock tank barrel, of 42 U.S. gallons liquid volume, used in reference to crude oil, condensate or natural gas liquids.

bnboe: One billion barrels of oil equivalent.

BOEM: The U.S. Bureau of Ocean Energy Management.

BOP: Blowout preventer.

BP: BP plc, or a subsidiary thereof.

break-up costs: Any additional taxes (including tax credits used and benefits foregone), flag administration, financing, debt premium prepayment or make-whole costs, consent fees, transaction costs, financial advisory, legal and other similar costs associated with the transfer of a drilling rig pursuant to the omnibus agreement.

BSEE: The U.S. Bureau of Safety and Environmental Enforcement.

capital surplus: Capital surplus is defined in our limited liability company agreement as any distribution of available cash in excess of operating surplus. Accordingly, except as described above, capital surplus would generally be generated by:

•	borrowings other than working capital borrowings;

•	sales of our equity and debt securities;

•	sales or other dispositions of assets, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of ordinary course retirement or replacement of assets; and

•	capital contributions received.

CERCLA: The U.S. Comprehensive Environmental Response, Compensation, and Liability Act, as amended.

Chevron: Chevron Corporation or a subsidiary thereof.

Consent Decree: Transocean’s consent decree with the U.S. Department of Justice.

CWA: The U.S. Clean Water Act.

EBITDA: Earnings before interest expense net of interest income, taxes, depreciation and amortization.

EPA Agreement: Transocean’s administrative agreement with the U.S. Environmental Protection Agency.

FCPA: The U.S. Foreign Corrupt Practices Act.

IMO: International Maritime Organization.

incentive distributions: The cash distributions (as an increasing percentage of up to 50 percent of the cash distributed to unitholders from operating surplus in excess of $             per unit in a quarter) received by the holders of our incentive distribution rights.

interim capital transactions: The following transactions (i) borrowings, refinancings or refundings of indebtedness (other than working capital borrowings and items purchased on open account or for a deferred purchase price in the ordinary course of business) and sales of debt securities, (ii) issuances of equity securities, (iii) sales or other dispositions of assets, other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and sales or other dispositions of assets as part of normal asset retirements or replacements and (iv) capital contributions received.

JOBS Act: The Jumpstart Our Business Startups Act of 2012.

Macondo well incident: The spill of hydrocarbons from the Macondo well in the U.S. Gulf of Mexico in 2010.

maintenance and replacement capital expenditures: The cash expenditures required to maintain, over the long term, our operating capacity, asset base or operating income.

MMbbl/d: One million barrels of oil per day.

mmboe: One million barrels of oil equivalent.

mmboe/d: One million barrels of oil equivalent per day.

MODUs: Mobile offshore drilling units.

non-GAAP measures: Financial measures which are not in conformity with U.S. GAAP.

NISA: The U.S. National Invasive Species Act.

OCSLA: The U.S. Outer Continental Shelf Lands Act.

OFAC: The U.S. Treasury Department’s Office of Foreign Assets Control.

OPA: The U.S. Oil Pollution Act of 1990.

OPEC: The Organization of the Petroleum Exporting Countries.

operating expenditures: All of our cash expenditures, including, but not limited to, taxes, reimbursements of expenses of the Transocean Member and our board of directors, officer, director and employee compensation, interest payments, estimated maintenance capital expenditures, payments made in the ordinary course of business under interest rate hedge contracts, currency hedge contracts and commodity hedge contracts (provided that payments made in connection with the termination of any interest rate hedge contract, currency hedge contracts or commodity hedge contract prior to the stipulated settlement or termination date specified therein will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract, currency hedge contracts or commodity hedge contract and amounts paid in connection with the initial purchase of a rate hedge contract, currency hedge contracts or a commodity hedge contract will be amortized over the life of such rate hedge contract, currency hedge contracts or commodity hedge contract), maintenance and replacement capital expenditures, and repayment of working capital borrowings; provided, however, that operating expenditures will not include:

•	repayments of working capital borrowings where such borrowings have previously been deemed to have been repaid;

•	payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness, other than working capital borrowings;

•	expansion capital expenditures, investment capital expenditures or actual maintenance and replacement capital expenditures;

•	payment of transaction expenses (including taxes) relating to interim capital transactions;

•	distributions to our members; or

•	repurchases of limited liability company interests (excluding repurchases we make to satisfy obligations under employee benefit plans).

operating surplus: We define operating surplus as:

•	$ million; plus

•	all of our cash receipts (or our proportionate share of cash receipts in the case of subsidiaries that are not wholly owned) after the closing of this offering, excluding cash from interim capital transactions, provided that cash receipts from the termination of a commodity hedge, currency hedge or interest rate hedge prior to its stipulated settlement or termination date shall be included in operating surplus in equal quarterly installments over the remaining scheduled life of such commodity hedge, currency hedge or interest rate hedge; plus

•	working capital borrowings made after the end of a quarter but on or before the date of determination of operating surplus for that quarter; plus

•	cash distributions on equity interests in any entity other than subsidiaries held by us or any of our subsidiaries received after the end of the quarter but on or before the date of determination of operating surplus for that quarter in respect of operations of such person and not from sources that would constitute interim capital transactions if paid by us; plus

•	cash distributions (including incremental distributions on incentive distribution rights) paid in respect of equity issued, other than equity issued in this offering, to finance all or a portion of expansion capital expenditures in respect of the period from the date that we enter into a binding obligation to commence the construction, development, replacement, improvement or expansion of a capital asset and ending on the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; less

•	cash distributions (including incremental distributions on incentive distribution rights) paid in respect of equity issued, other than equity issued in this offering, to pay interest and related fees on debt incurred, or to pay distributions on equity issued, to finance the expansion capital expenditures referred to in the prior bullet point; less

•	all of our operating expenditures, which includes estimated maintenance and replacement capital expenditures, after the closing of this offering; less

•	the amount of cash reserves established by our board of directors to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within twelve months after having been incurred or repaid within such twelve month period with the proceeds of additional working capital borrowings; less

•	any cash loss realized on dispositions of assets acquired using investment capital expenditures.

Predecessor: The combined net assets and results of operations of 100 percent ownership in each of the two ultra-deepwater drillships (Discoverer Inspiration and Discoverer Clear Leader) and one semi-submersible drilling rig (Development Driller III).

revenue efficiency: Actual contract drilling revenues for the measurement period divided by the maximum revenue calculated for the measurement period, expressed as a percentage.

rig utilization: The total number of operating days divided by the total number of rig calendar days in the measurement period, expressed as a percentage.

RigCos: The rig-owning and rig-operating companies for our drilling rigs.

subordination period: Except as described below, the subordination period will begin on the closing date of this offering and will extend until the first business day following the distribution of available cash in respect of any quarter beginning with the quarter ending June 30, 2019, that each of the following tests are met:

•	aggregate distributions of available cash from operating surplus on the outstanding common units, subordinated units and any other outstanding units that are senior or equal in right of distribution to the subordinated units with respect to each of the three consecutive, non-overlapping four-quarter periods immediately preceding such date equaled or exceeded $ (the annualized minimum quarterly distribution) on all outstanding common units and subordinated units and any other outstanding units that are senior or equal in right of distribution to the subordinated units, in each case in respect of such periods;

•	the adjusted operating surplus for each of the three consecutive, non-overlapping four-quarter periods immediately preceding such date equaled or exceeded $ (the annualized minimum quarterly distribution) on all of the common units, subordinated units and any other units that are senior or equal in right of distribution to the subordinated units that were outstanding during such periods on a fully diluted weighted average basis; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

In addition, if the unitholders remove the Transocean Member other than for cause and no units held by the Transocean Member and its affiliates voted in favor of the removal:

•	the subordinated units held by any person will immediately and automatically convert into common units on a one-for-one basis;

•	all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end;

•	the holders of the incentive distribution rights (initially, the Transocean Member) will have the right to convert its incentive distribution rights into common units or to receive cash in exchange for those interests.

Transocean: Transocean Ltd. and/or any one or more of its direct and indirect subsidiaries, depending on context, other than Transocean Partners LLC and its subsidiaries.

Transocean Member: The owner of the Transocean Member interest, initially Transocean Partners Holdings Limited.

U.S. GAAP: U.S. generally accepted accounting principles.

             Common Units

Representing Limited Liability Company Interests

Prospectus

                    , 2014

Morgan Stanley

Barclays

Citigroup

J.P. Morgan

Wells Fargo Securities

Credit Suisse

Goldman, Sachs & Co.

BofA Merrill Lynch

DNB Markets

MUFG

Credit Agricole CIB

Standard Chartered

Until                     , 2014 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

Information Not Required in the Registration Statement

Item 13. Other expenses of issuance and distribution

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred by the selling unitholder in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the FINRA filing fee and the NYSE listing fee, the amounts set forth below are estimates.

SEC registration fee	$45,080
FINRA filing fee	53,000
NYSE listing fee	25,000
Advisory fee	1,200,000
Printing and engraving expenses	800,000
Fees and expenses of legal counsel	3,500,000
Accounting fees and expenses	1,171,000
Transfer agent and registrar fees	50,000
Miscellaneous	100,000

Total	$6,944,080

*	To be filed by amendment.

Item 14. Indemnification of directors and officers

The section of the prospectus entitled “Our Limited Liability Company Agreement—Indemnification” discloses that we will generally indemnify our officers, directors and affiliates and officers, directors and affiliates of the Transocean Member to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference.

Reference is also made to the underwriting agreement to be filed as an exhibit to this registration statement in which Transocean Partners LLC and certain of its affiliates will agree to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that may be required to be made in respect of these liabilities.

Item 15. Recent sales of unregistered securities

On February 6, 2014, in connection with the formation of the limited liability company, Transocean Partners LLC issued to Transocean Partners Holdings Limited a 100 percent membership interest for $1,000 in an offering exempt from registration under Section 4(a)(2) of the Securities Act. There have been no other sales of unregistered securities within the past three years.

Item 16. Exhibits

The following documents are filed as exhibits to this registration statement:

Exhibit Number	Description

1.1*	Form of Underwriting Agreement (including form of Lock-up Agreement)

3.1**	Certificate of Formation of Transocean Partners LLC

3.2	Form of Second Amended and Restated Limited Liability Company Agreement of Transocean Partners LLC (included as Appendix A to the Prospectus)

5.1	Form of Opinion of Watson, Farley & Williams LLP as to the legality of the securities being registered

8.1	Form of Opinion of Baker Botts L.L.P. relating to U.S. tax matters

8.2	Form of Opinion of Watson, Farley & Williams LLP relating to Marshall Islands tax matters

10.1	Form of Revolving Credit Facility Agreement between Transocean Partners LLC, as borrower, and Transocean Financing GmbH, as lender

10.2*	Form of Contribution, Conveyance and Assumption Agreement

10.3	Form of Omnibus Agreement

10.4	Form of Master Services Agreement (Transocean Offshore Deepwater Drilling Inc.)

10.5	Form of Master Services Agreement (Transocean Partners Holdings Limited)

10.6	Form of Secondment Agreement

10.7	Form of Support Agreement

10.8	Form of 2014 Long-Term Incentive Plan of Transocean Partners LLC

10.9	Form of 364-Day Working Capital Note Payable

10.10	Form of Customer Receivables Guarantee

10.11*	Form of Assignment and Bill of Sale

21.1	List of Subsidiaries of Transocean Partners LLC

23.1	Consent of Ernst & Young LLP

23.2*	Consent of Watson, Farley & Williams LLP (contained in Exhibit 5.1)

23.3*	Consent of Baker Botts L.L.P. (contained in Exhibit 8.1)

23.4*	Consent of Watson, Farley & Williams LLP (contained in Exhibit 8.2)

23.5**	Consent of Wood Mackenzie Limited

24.1	Powers of Attorney (contained on the signature page to this Registration Statement)

99.1**	Consent Decree by and among Triton Asset Leasing GmbH, Transocean Holdings LLC, Transocean Offshore Deepwater Drilling Inc., Transocean Deepwater Inc. and the United States (incorporated by reference to Exhibit 99.2 to Transocean Ltd.’s Current Report on Form 8-K (Commission File No. 000-53533) filed on January 3, 2013)

99.2**	Administrative Agreement by and among Transocean Deepwater Inc., Transocean Offshore Deepwater Drilling Inc., Triton Asset Leasing GmbH, Transocean Holdings, LLC and the United States Environmental Protection Agency dated effective as of February 25, 2013 (incorporated by reference to Exhibit 99.4 to Transocean Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2013 (Commission File No. 000-53533) filed on February 26, 2014)

*	To be filed by amendment.
**	Previously filed.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to this offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to this offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to this offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in this offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant undertakes to send to each common unitholder, at least on an annual basis, a detailed statement of any transactions with Transocean, the Transocean Member partner, or any of their affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to Transocean, the Transocean Member, or any of their affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

The registrant undertakes to provide to the common unitholders the financial statements required by Form 10-K for the first full fiscal year of operations of the registrant.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on July 14, 2014.

Transocean Partners LLC

By:	/s/ Kathleen S. McAllister
Name: Kathleen S. McAllister
Title: President and Chief Executive Officer

Each person whose signature appears below appoints Kathleen S. McAllister, Garry Taylor, Raoul F. Dias and Jill S. Greene, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on July 14, 2014.

Signature	Title

/s/ Kathleen S. McAllister Kathleen S. McAllister	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Garry Taylor Garry Taylor	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Esa Ikäheimonen Esa Ikäheimonen	Chairman of the Board of Directors

/s/ Glyn A. Barker Glyn A. Barker	Director

EXHIBIT INDEX

Exhibit Number	Description

1.1*	Form of Underwriting Agreement (including form of Lock-up Agreement)

3.1**	Certificate of Formation of Transocean Partners LLC

3.2	Form of Second Amended and Restated Limited Liability Company Agreement of Transocean Partners LLC (included as Appendix A to the Prospectus)

5.1	Form of Opinion of Watson, Farley & Williams LLP as to the legality of the securities being registered

8.1	Form of Opinion of Baker Botts L.L.P. relating to U.S. tax matters

8.2	Form of Opinion of Watson, Farley & Williams relating to Marshall Islands tax matters

10.1	Form of Revolving Credit Facility Agreement between Transocean Partners LLC, as borrower, and Transocean Financing GmbH, as lender

10.2*	Form of Contribution, Conveyance and Assumption Agreement

10.3	Form of Omnibus Agreement

10.4	Form of Master Services Agreement (Transocean Offshore Deepwater Drilling Inc.)

10.5	Form of Master Services Agreement (Transocean Partners Holdings Limited)

10.6	Form of Secondment Agreement

10.7	Form of Support Agreement

10.8	Form of 2014 Long-Term Incentive Plan of Transocean Partners LLC

10.9	Form of 364-Day Working Capital Note Payable

10.10	Form of Customer Receivables Guarantee

10.11*	Form of Assignment and Bill of Sale

21.1	List of Subsidiaries of Transocean Partners LLC

23.1	Consent of Ernst & Young LLP

23.2*	Consent of Watson, Farley & Williams LLP (contained in Exhibit 5.1)

23.3*	Consent of Baker Botts L.L.P. (contained in Exhibit 8.1)

23.4*	Consent of Watson, Farley & Williams LLP (contained in Exhibit 8.2)

23.5**	Consent of Wood Mackenzie Limited

24.1	Powers of Attorney (contained on the signature page to this Registration Statement)

99.1**	Consent Decree by and among Triton Asset Leasing GmbH, Transocean Holdings LLC, Transocean Offshore Deepwater Drilling Inc., Transocean Deepwater Inc. and the United States (incorporated by reference to Exhibit 99.2 to Transocean Ltd.’s Current Report on Form 8-K (Commission File No. 000-53533) filed on January 3, 2013)

99.2**	Administrative Agreement by and among Transocean Deepwater Inc., Transocean Offshore Deepwater Drilling Inc., Triton Asset Leasing GmbH, Transocean Holdings, LLC and the United States Environmental Protection Agency dated effective as of February 25, 2013 (incorporated by reference to Exhibit 99.4 to Transocean Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2013 (Commission File No. 000-53533) filed on February 26, 2014)

*	To be filed by amendment.
**	Previously filed.